    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 2000
                                                      REGISTRATION NO. 333-[   ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                      SECURITY CAPITAL GROUP INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       MARYLAND                        6719                         36-3692698
       (STATE OR
         OTHER
     JURISDICTION
          OF
     INCORPORATION
          OR        (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION  (I.R.S. EMPLOYER
     ORGANIZATION)                  CODE NUMBER)                IDENTIFICATION NO.)

         125 LINCOLN AVENUE, SANTA FE, NEW MEXICO 87501 (505) 982-9292 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                             JEFFREY A. KLOPF, ESQ.
                      SENIOR VICE PRESIDENT AND SECRETARY
                      SECURITY CAPITAL GROUP INCORPORATED
                               125 LINCOLN AVENUE
                           SANTA FE, NEW MEXICO 87501
                                 (505) 982-9292
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

 With copies of all communications                and to:                            and to:
                to:
      ADAM O. EMMERICH, ESQ.              RANDOLPH C. COLEY, ESQ.          EDWARD J. SCHNEIDMAN, ESQ.
  WACHTELL, LIPTON, ROSEN & KATZ              KING & SPALDING                 MAYER, BROWN & PLATT
        51 WEST 52ND STREET             1100 LOUISIANA, SUITE 3300          190 SOUTH LA SALLE STREET
     NEW YORK, NEW YORK 10019              HOUSTON, TEXAS 77002              CHICAGO, ILLINOIS 60603
          (212) 403-1000                      (713) 751-3200                     (312) 782-0600

                                ---------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                                ---------------
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended the "Securities Act") check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                        PROPOSED
                                                        MAXIMUM
 TITLE OF EACH CLASS                     PROPOSED      AGGREGATE     AMOUNT OF
 OF SECURITIES TO BE    AMOUNT TO BE  OFFERING PRICE OFFERING PRICE REGISTRATION
      REGISTERED       REGISTERED (1) PER SHARE (2)       (3)         FEE (4)
--------------------------------------------------------------------------------
 Class B Common Stock
  ($0.01 Par Value
  Per Share)             51,154,616      $19.0625     $975,134,868    $257,436

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Based upon an estimate of the maximum number of shares of Class B Common Stock, $0.01 par value (the "Class B common stock") of Security Capital Group Incorporated ("Security Capital") which will be publicly issued in connection with the transaction described herein.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) and 457(c) of the Securities Act, based on the average of the high and low prices of Class B common stock on October 10, 2000, as reported on the New York Stock Exchange, Inc.
(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act, based on the product of the estimated maximum number of shares of Class B common stock to be issued in the transaction multiplied by the proposed maximum offering price per share calculated as described in (2) above.
(4) The registration fee of $257,436 was calculated pursuant to Rule 457(f) under the Securities Act, as follows: 0.000264 by the proposed maximum aggregate offering price.
                                ---------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

           PRELIMINARY--SUBJECT TO COMPLETION--DATED OCTOBER 13, 2000

  THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE, NOR UNTIL NECESSARY CLEARANCE IS OBTAINED FROM THE LUXEMBOURG REGULATORY AUTHORITIES. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  [LETTERHEAD OF SECURITY CAPITAL U.S. REALTY]

Dear Fellow Shareholder:

   You are cordially invited to attend an extraordinary meeting of shareholders of Security Capital U.S. Realty ("U.S. Realty") at Hotel Le Royal 12, boulevard
Royal, L--2449 Luxembourg, at 3:30 p.m., local time, on          ,            ,
200  .

   The extraordinary meeting relates to our previously announced transaction agreement with Security Capital Group Incorporated ("Security Capital") to combine the businesses of U.S. Realty and Security Capital. Under the terms of the agreement, shareholders of U.S. Realty will receive 1.15 shares of Security Capital Class B common stock for each outstanding U.S. Realty share, and Security Capital will acquire the assets and assume or provide the necessary funds to satisfy the liabilities of U.S. Realty. You will be asked at the extraordinary meeting to consider and vote upon the transaction agreement, and the transactions and matters contemplated thereby, including:

  . the sale by U.S. Realty to a subsidiary of Security Capital of all of the outstanding shares and other equity interests of Security Capital Holdings S.A. owned by U.S. Realty, U.S. Realty's interest in an agreement between U.S. Realty and Security Capital Holdings S.A. and cash on hand, all in exchange for shares of Security Capital Class B common stock and cash; and

  . the subsequent liquidation of U.S. Realty, in which (1) all of the shareholders of U.S. Realty (other than those who vote "against" the transaction and who validly elect to receive cash instead of Security Capital shares) will receive 1.15 shares of Security Capital Class B common stock for each U.S. Realty share they own and (2) shareholders of U.S. Realty who vote "against" the transaction and who validly elect to receive cash instead of Security Capital shares will receive, for each U.S. Realty share they own, an amount of cash equal to 1.15 multiplied by the average of the daily high and low per share sales prices of the Security Capital Class B common stock on the New York Stock Exchange during the fifteen trading days ending on the sixth trading day before the U.S. Realty extraordinary meeting, net of any required withholding taxes.

   We believe that the transaction should provide important benefits for our shareholders, and your board of directors has determined, having received the recommendation of a special committee of three independent directors appointed to review, evaluate and negotiate the transaction, that the terms of the transaction agreement are advisable, fair to, and in the best interests of, the shareholders of U.S. Realty (other than Security Capital and its affiliates). ACCORDINGLY, YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE TRANSACTION AGREEMENT, INCLUDING THE TRANSACTIONS AND MATTERS CONTEMPLATED THEREBY.

   The accompanying notice of meeting and proxy statement explain the proposed transaction and provide specific information concerning the extraordinary meeting, the voting of your shares and the procedures to follow to elect to receive cash. Please read these materials carefully.

   We cannot complete the transaction without the affirmative vote of at least two-thirds of the U.S. Realty shares present or represented at the extraordinary meeting, provided that at least a majority of the outstanding shares are present or represented. Whether or not you plan to be present at the extraordinary meeting, please sign and return your proxy as soon as possible in the enclosed postage-paid envelope so that your vote will be recorded. Details are outlined on the enclosed proxy card. Your vote is very important.

                                          Very truly yours,

       , 2000

   This letter, the notice of meeting and the joint proxy statement/prospectus
are dated         , 2000. We are first mailing these documents to U.S. Realty
shareholders on or about           , 2000.

 IMPORTANT INFORMATION:

    IF YOU WISH TO RECEIVE CASH INSTEAD OF SHARES OF SECURITY CAPITAL CLASS B COMMON STOCK UPON THE LIQUIDATION OF U.S. REALTY, YOU MUST RETURN THE ENCLOSED PROXY CARD CLEARLY MARKED TO INDICATE THAT (1) YOU VOTE "AGAINST" THE TRANSACTION AND (2) IF THE TRANSACTION IS APPROVED, YOU WISH TO RECEIVE CASH INSTEAD OF SECURITY CAPITAL CLASS B COMMON STOCK. IF YOU DO NOT RETURN THE PROXY CARD, YOU WILL BE DEEMED TO HAVE CONSENTED TO RECEIVE SECURITY CAPITAL CLASS B COMMON STOCK IN THE TRANSACTION. WE MUST RECEIVE THE PROXY CARD BEFORE THE EXTRAORDINARY MEETING IN ORDER FOR YOU TO HAVE MADE A VALID CASH ELECTION.

    SHAREHOLDERS WHO VOTE "FOR" THE TRANSACTION OR ABSTAIN FROM VOTING, SHAREHOLDERS WHO VOTE "AGAINST" THE TRANSACTION BUT DO NOT CHECK THE BOX TO ELECT CASH, AND SHAREHOLDERS WHO DO NOT RETURN THE PROXY CARD, WILL BE DEEMED TO HAVE CONSENTED TO RECEIVE SECURITY CAPITAL CLASS B COMMON STOCK IN THE TRANSACTION.

    SHAREHOLDERS VALIDLY ELECTING TO RECEIVE CASH WILL RECEIVE, FOR EACH U.S. REALTY SHARE, AN AMOUNT OF CASH IN U.S. DOLLARS EQUAL TO 1.15 MULTIPLIED BY THE AVERAGE OF THE DAILY HIGH AND LOW PER SHARE SALES PRICES OF THE SECURITY CAPITAL CLASS B COMMON STOCK ON THE NEW YORK STOCK EXCHANGE DURING THE FIFTEEN TRADING DAYS ENDING ON THE SIXTH TRADING DAY BEFORE THE U.S. REALTY EXTRAORDINARY MEETING, NET OF ANY REQUIRED WITHHOLDING TAXES.

    IF SHAREHOLDERS WHO VOTE "AGAINST" THE TRANSACTION ELECT TO RECEIVE CASH PAYMENTS IN AN AMOUNT EXCEEDING $200 MILLION IN THE AGGREGATE, SECURITY CAPITAL WILL HAVE THE RIGHT TO TERMINATE THE TRANSACTION AGREEMENT. IN THAT EVENT, THE TRANSACTION WOULD NOT PROCEED, AND U.S. REALTY SHAREHOLDERS WOULD CONTINUE TO OWN U.S. REALTY SHARES.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITY CAPITAL CLASS B COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    THE ARTICLES OF INCORPORATION OF SECURITY CAPITAL AND THE NOTICE GENERALE REQUIRED BY LUXEMBOURG LAW HAVE BEEN FILED WITH THE CHIEF REGISTRAR OF THE LUXEMBOURG DISTRICT COURT.

                               [U.S. REALTY LOGO]

                NOTICE OF EXTRAORDINARY MEETING OF SHAREHOLDERS

                      TO BE HELD                  , 200

   We will hold an extraordinary meeting of shareholders of Security Capital U.S. Realty ("U.S. Realty") at Hotel Le Royal, 12, boulevard Royal, L--2449
Luxembourg, at 3:30 p.m., local time, on          ,            , 200  . At the
meeting, we will ask you:

     1. To approve a transaction agreement, dated as of September 26, 2000, among U.S. Realty, Security Capital Group Incorporated ("Security Capital") and a wholly owned subsidiary of Security Capital, and the transactions and matters contemplated thereby. These transactions and matters include:

    . The sale by U.S. Realty to a subsidiary of Security Capital of all of the outstanding shares and other equity interests in Security Capital Holdings S.A. owned by U.S. Realty, U.S. Realty's interest in an agreement between U.S. Realty and Security Capital Holdings S.A. and cash on hand, in exchange for shares of Security Capital Class B common stock and cash;

    . The subsequent liquidation of U.S. Realty in accordance with the plan of liquidation attached as an exhibit to the transaction agreement, in which (1) all of the shareholders of U.S. Realty (other than those who vote "against" the transaction and who validly elect to receive cash instead of Security Capital shares) will receive 1.15 shares of Security Capital Class B common stock for each U.S. Realty share they own and (2) shareholders of U.S. Realty who vote "against" the transaction and who validly elect to receive cash instead of Security Capital shares will receive, for each U.S. Realty share they own, an amount of cash in U.S. dollars equal to
       1.15 multiplied by the average of the daily high and low per share sales prices of the Security Capital Class B common stock on the New York Stock Exchange during the fifteen trading days ending on the sixth trading day before the U.S. Realty extraordinary meeting, net of any required withholding taxes we must withhold from the payment; and

    . The appointment of SC Transaction Corporation, a subsidiary of Security Capital, as liquidator for the liquidation of U.S. Realty, subject to clearance by the Luxembourg supervisory authority.

     2. To transact any other business as may properly come before the extraordinary meeting or any adjournment or postponement of the extraordinary meeting.

   We have described the expected conduct of the extraordinary meeting and these matters, including the sequence in which they will be accomplished, more fully in the joint proxy statement/prospectus accompanying this notice. We have attached a copy of the transaction agreement, which includes as an exhibit the plan of liquidation, as Appendix A to the joint proxy statement/prospectus.

   You are entitled to notice of and to vote at the meeting or any adjournment only if you were a U.S. Realty shareholder of record at the close of business
on         , 2000.

   Whether or not you plan to attend the meeting in person, WE URGE YOU TO VOTE YOUR SHARES BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you wish to receive cash rather than Security Capital Class B common stock, you must vote "against" the transaction and indicate your election to receive cash on the proxy card. You may revoke your proxy at any time before we vote it at the meeting, and sending your proxy will not affect your right to attend the meeting and vote in person.

                                          By Order of the Board of Directors,

                                          [Signature]

                                          Laura L. Hamilton
                                          Vice President

     , 2000

              [LETTERHEAD OF SECURITY CAPITAL GROUP INCORPORATED]


Dear Fellow Shareholder:

   You are cordially invited to attend a special meeting of shareholders of Security Capital Group Incorporated ("Security Capital") at
                                              , at 9:00 a.m., local time, on
         ,            , 200  .

   The special meeting relates to our previously announced agreement with Security Capital U.S. Realty ("U.S. Realty") to combine the businesses of Security Capital and U.S. Realty. Under the terms of the agreement, Security Capital will issue and shareholders of U.S. Realty will receive 1.15 shares of Security Capital Class B common stock for each outstanding U.S. Realty share, and Security Capital will acquire the assets and assume or provide the necessary funds to satisfy the liabilities of U.S. Realty. In order to effect the transaction, you will be asked at the special meeting to consider and vote upon a proposal to approve the issuance of shares of Security Capital Class B common stock in accordance with the terms of the transaction agreement.

   We believe that the transaction should provide important benefits for you, our shareholders, and your Board of Directors has determined that the terms of the transaction agreement are advisable, fair to, and in the best interests of, Security Capital and its shareholders. ACCORDINGLY, YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO ISSUE SHARES OF SECURITY CAPITAL CLASS B COMMON STOCK IN THE TRANSACTION.

   The accompanying notice of meeting and proxy statement explain the proposed transaction and provide specific information concerning the special meeting and the voting of your shares. Please read these materials carefully.

   We cannot complete the transaction without the affirmative vote of at least a majority of the votes cast by holders of Security Capital Class A common stock, Security Capital Class B common stock and Security Capital Series B preferred stock, voting as a single class, provided that the total vote cast represents over 50% of the voting power of all shares entitled to vote on the proposal. Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. You can also authorize a proxy to vote your shares of Security Capital stock through the Internet or by telephone.

                                          Very truly yours,

                                          [Signature]

                                          William D. Sanders
                                          Chairman and Chief Executive Officer

This letter, the notice of meeting and the joint proxy statement/prospectus are
dated         , 2000. We are first mailing these documents to shareholders on
or about           , 2000.

                            [SECURITY CAPITAL LOGO]


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                      TO BE HELD                  , 200

   We will hold a special meeting of shareholders of Security Capital Group Incorporated, a Maryland corporation ("Security Capital"), at the
                                                    , at 9:00 a.m., local time,
on          ,            , 200  . At the meeting, we will ask you:

     1. To approve the issuance of up to 86,116,552 shares of Security Capital Class B common stock to Security Capital U.S. Realty ("U.S. Realty") in accordance with the terms of the transaction agreement, dated as of September 26, 2000, among U.S. Realty, Security Capital and a wholly owned subsidiary of Security Capital (resulting in up to 51,154,616 new shares being issued, since U.S. Realty would distribute 34,961,936 of the shares it receives to subsidiaries of Security Capital that are U.S. Realty shareholders, which shares will be cancelled upon receipt); and

     2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

   We describe these matters more fully in the joint proxy statement/prospectus accompanying this notice. We have attached a copy of the transaction agreement as Appendix A to the joint proxy statement/prospectus.

   You are entitled to notice of and to vote at the meeting or any adjournment
only if you were a shareholder of record at the close of business on         ,
2000. If you are a registered owner and plan to attend the meeting in person, you may request an admission ticket by marking the attendance box on your attached proxy card. Beneficial owners whose ownership is registered under another party's name and who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Lucinda G. Marker, Vice President and Assistant Secretary, Security Capital Group Incorporated, 125 Lincoln Avenue, Santa Fe, New Mexico 87501. We will admit registered owners and beneficial owners who do not present valid admission tickets at the meeting or who have not pre-registered only upon verification of ownership at the registration counter at the meeting.

   Whether or not you plan to attend the meeting in person, WE URGE YOU TO VOTE YOUR SHARES BY MARKING, SIGNING, DATING AND RETURNING THE ATTACHED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. You may revoke your proxy at any time before we vote it at the meeting, and sending your proxy will not affect your right to attend the meeting and vote in person.

                                          By Order of the Board of Directors,

                                          [Signature]

                                          Jeffrey A. Klopf
                                          Senior Vice President and Secretary

       , 2000

YOUR VOTE IS IMPORTANT, PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, OR SUBMIT YOUR VOTE BY TELEPHONE OR THE INTERNET.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION..............................   1

SUMMARY..................................................................   5
  The Companies..........................................................   5
  Shareholder Approvals..................................................   6
  Recommendations to Shareholders; Fairness of the Transaction...........   7
  Opinions of Financial Advisors.........................................   7
  The Transaction........................................................   8
  Interests of Certain Persons in the Transaction........................   9
  Conditions to the Transaction..........................................  10
  Termination of the Transaction Agreement...............................  10
  Regulatory Matters.....................................................  10
  Appraisal Rights.......................................................  11
  Income Tax Consequences to U.S. Realty Shareholders....................  11
  Accounting Treatment...................................................  11

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION..................  12
  Summary Selected Historical Financial Information......................  12
  Unaudited Selected Pro Forma Condensed Consolidated Financial
   Information...........................................................  18

COMPARATIVE PER SHARE INFORMATION........................................  19
  Historical and Pro Forma Per Share Data................................  19
  Comparative Per Share Market Price and Dividend Information............  19

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS................  22

RISK FACTORS.............................................................  23
  Risk Factors Relating to the Transaction...............................  23
  Risk Factors Relating to the Business of Security Capital and to the
   Ownership of Security Capital Stock...................................  24

THE TRANSACTION..........................................................  26
  Background of the Transaction..........................................  26
  Recommendations of the U.S. Realty Special Committee and of the Full
   U.S. Realty Board; Fairness of the Transaction........................  30
  U.S. Realty's Reasons for the Transaction..............................  31
  Opinion of Merrill Lynch, Financial Advisor to the U.S. Realty Special
   Committee.............................................................  33
  Recommendation of the Security Capital Board of Directors..............  37
  Security Capital's Reasons for the Transaction; Alternatives
   Considered............................................................  38
  Factors Considered by the Security Capital Board of Directors..........  39
  Opinion of Security Capital's Financial Advisor........................  40
  Certain U.S. Realty Projections........................................  48
  Interests of Certain Persons in the Transaction........................  49
  Certain Agreements between Security Capital and U.S. Realty............  50
  Transaction Financing..................................................  50

SECURITY CAPITAL SPECIAL MEETING.........................................  52
  Date, Time and Place of the Security Capital Special Meeting...........  52
  What You Will Vote On..................................................  52
  Shareholder Record Date for the Special Meeting........................  52
  Quorum.................................................................  52
  Vote Required for Approval.............................................  52
  Voting Your Shares.....................................................  53

                                                                          PAGE
                                                                          ----
  How to Revoke a Proxy..................................................  53
  Cost of Solicitation...................................................  54

U.S. REALTY EXTRAORDINARY MEETING........................................  55
  Date, Time and Place of the U.S. Realty Extraordinary Meeting..........  55
  What You Will Vote On..................................................  55
  Shareholder Record Date for the Extraordinary Meeting..................  56
  Quorum.................................................................  56
  Vote Required for Approval.............................................  56
  Voting Your Shares.....................................................  56
  What Do You Do to Receive Cash Instead of Security Capital Class B
   Common Stock..........................................................  57
  How to Revoke a Proxy..................................................  57
  Cost of Solicitation...................................................  57

THE TRANSACTION AGREEMENT................................................  58
  General................................................................  58
  The Purchase and Sale of U.S. Realty's Assets..........................  58
  The Liquidation of U.S. Realty.........................................  59
  Treatment of U.S. Realty Debt..........................................  59
  Proxy Statement and Registration Statement.............................  60
  Board Recommendations and Actions; Voting of Shares....................  60
  Representations and Warranties.........................................  61
  Interim Business Operations............................................  62
  No Solicitation by U.S. Realty.........................................  63
  Public Announcements...................................................  63
  Efforts................................................................  63
  Indemnification; Directors' and Officers' Insurance....................  63
  Certain Litigation.....................................................  64
  Listing of Security Capital Stock......................................  64
  Additional Covenants of U.S. Realty....................................  64
  Additional Covenants of Security Capital...............................  64
  Treatment of Incentive Arrangements....................................  65
  Conditions to Completion of the Transaction............................  65
  Termination............................................................  66
  Expenses...............................................................  66
  Governing Law..........................................................  67
  Amendment and Waiver...................................................  67

REGULATORY MATTERS.......................................................  68
  United States Antitrust Compliance.....................................  68
  Certain Netherlands Matters............................................  68
  Luxembourg Supervisory Authority.......................................  68

CERTAIN TAX CONSEQUENCES OF THE TRANSACTION..............................  69
  United States Federal Income Tax Considerations........................  69
  Luxembourg Income Tax Considerations...................................  72
  German Tax Considerations..............................................  75

ACCOUNTING TREATMENT.....................................................  77

DESCRIPTION OF BUSINESS OF SECURITY CAPITAL..............................  78
  General................................................................  78
  Policies With Respect to Certain Activities............................  78


                                                                          PAGE
                                                                          ----
  Properties.............................................................  80
  Tax Treatment of Security Capital and Its Security Holders.............  80

DESCRIPTION OF BUSINESS OF U.S. REALTY...................................  81
  General................................................................  81
  Strategy...............................................................  81
  Overview and Company Objective.........................................  81
  Competition............................................................  81
  Overview of Strategic Investment Positions.............................  82
  Operating Advisor......................................................  84
  Quarterly Financial Information (unaudited)............................  85
  Management's Discussion and Analysis of Financial Condition and
   Results of Operations of U.S. Realty..................................  85
  Quantitative and Qualitative Disclosures About Market Risks............  96
  Sensitivity Analysis...................................................  97
  Agreements with Strategic Investee Companies...........................  99
  Certain Legal Information.............................................. 103

NO DISSENTERS' RIGHTS OF APPRAISAL....................................... 103
  Security Capital....................................................... 103
  U.S. Realty............................................................ 103

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION......... 104

OWNERSHIP OF U.S. REALTY SHARES.......................................... 114

DESCRIPTION OF SECURITY CAPITAL STOCK.................................... 115
  General................................................................ 115
  Authorized Capital Stock............................................... 115
  Security Capital Class A Common Stock.................................. 115
  Security Capital Class B Common Stock.................................. 115
  Security Capital Series B Cumulative Convertible Redeemable Voting
   Preferred Stock....................................................... 115
  Preferred Share Purchase Rights and Series A Junior Participating
   Preferred Stock....................................................... 117

COMPARISON OF RIGHTS OF SHAREHOLDERS..................................... 120
  General................................................................ 120
  Board of Directors..................................................... 120
  Number of Directors.................................................... 120
  Removal of Directors................................................... 120
  Vacancies.............................................................. 121
  Standard of Conduct for Directors...................................... 121
  Power to Issue Additional Stock........................................ 121
  Dividends and Distributions............................................ 121
  Shareholder Rights Plan................................................ 122
  Special Meetings....................................................... 122
  Advance Notice Provisions for Shareholder Nominations and Shareholder
   Proposals............................................................. 122
  Inspection Rights of Stockholders...................................... 123
  Amendments to Charter Documents........................................ 123
  Amendments to Bylaws................................................... 123
  Mergers, Acquisitions and Other Transactions........................... 123
  Extraordinary Transactions With Interested Shareholders................ 124
  Control Share Acquisitions............................................. 125
  Liability Exculpation and Indemnification of Directors and Officers.... 126

                                                                          PAGE
                                                                          ----
  Stock Ownership Limitations............................................ 127
  Anti-takeover Effect of Certain Provisions of Maryland Law and Security
   Capital Charter and Bylaws............................................ 127

STOCK EXCHANGE LISTING AND DELISTING..................................... 128

EXPERTS.................................................................. 129

LEGAL MATTERS............................................................ 131

SUBMISSION OF SHAREHOLDER PROPOSALS...................................... 131
  Security Capital....................................................... 131
  U.S. Realty............................................................ 131

WHERE YOU CAN FIND MORE INFORMATION...................................... 131

INDEX TO FINANCIAL STATEMENTS............................................ F-1

APPENDIX A The Transaction Agreement..................................... A-1
APPENDIX B Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.................................................. B-1
APPENDIX C Fairness Opinion of Goldman, Sachs & Co....................... C-1

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q: WHY ARE THE COMPANIES PROPOSING TO COMBINE THEIR BUSINESSES?

A: We believe that the transaction between Security Capital Group Incorporated
   (which we refer to in this document as Security Capital) and Security Capital U.S. Realty (which we refer to in this document as U.S. Realty) will increase value for both Security Capital shareholders and U.S. Realty shareholders through:

  . the creation of a company with a simplified structure and a stronger market profile for investors;

  . the elimination of the complex structural relationship that exists between the two companies and the transfer of all assets into a single company, which should make it easier for investors to understand the company;

  . increased financial and operational flexibility for the combined businesses and enhanced liquidity for the shareholders; and

  . the enhancement of opportunities to improve shareholder value through additional stock repurchases or future transactions that monetize or consolidate existing businesses.

Q: WHAT ARE THE POSSIBLE DETRIMENTS TO THE TRANSACTION?

A. The number of shares of Security Capital stock that U.S. Realty shareholders will receive for their U.S. Realty shares is fixed at 1.15. As a result, the shares of Security Capital Class B common stock that U.S. Realty shareholders may receive in the transaction may have a greater or lesser value than the value contemplated at the time the transaction agreement was signed because of fluctuations in the market price of shares of Security Capital Class B common stock. Also, there is a risk that the benefits sought in the transaction will not be obtained.

Q: WHAT WILL U.S. REALTY SHAREHOLDERS RECEIVE IF THE TRANSACTION IS APPROVED?

A: Unless you, as a U.S. Realty shareholder, vote AGAINST the transaction and validly elect to receive cash instead of Security Capital shares, if the transaction is approved and consummated, you will receive 1.15 shares of Security Capital Class B common stock for each U.S. Realty share you own. We will pay cash in U.S. dollars in lieu of any fractional shares of Security Capital Class B common stock. If you, as a U.S. Realty shareholder, vote AGAINST the transaction and validly elect to receive cash instead of shares of Security Capital Class B common stock, if the transaction is approved and consummated, you will receive an amount of cash in U.S. dollars equal to
   1.15 multiplied by the average of the daily high and low per share sales prices of the Security Capital Class B common stock on the New York Stock Exchange during the fifteen trading days ending on the sixth trading day before the U.S. Realty extraordinary meeting for each U.S. Realty share you own. We will subtract from the cash payment any taxes that we must withhold under applicable laws. Your U.S. Realty shares will be cancelled as part of the liquidation of U.S. Realty under the plan of liquidation, as described below. Depending on your election, you will receive either Security Capital Class B common stock or cash in the transaction. You will not receive both.

  If the total amount of cash required for distribution to U.S. Realty shareholders who vote against the transaction and validly elect to receive cash instead of Security Capital shares exceeds $200 million in the aggregate, Security Capital will not be required to complete the transaction and may abandon the transaction entirely.

Q: WHAT IF I HOLD U.S. REALTY AMERICAN DEPOSITARY SHARES INSTEAD OF DIRECTLY
   OWNING U.S. REALTY SHARES?

A: If you hold American depositary shares, each of which represents one U.S.
   Realty Share, you will receive the same transaction consideration as holders that hold U.S. Realty shares directly.

  Except where we specifically state otherwise in this joint proxy statement/prospectus, our discussion of matters relating to U.S. Realty shares also applies to U.S. Realty American depositary shares.

Q: WHAT DO I NEED TO DO TO RECEIVE CASH INSTEAD OF SECURITY CAPITAL SHARES?

A: If you are a U.S. Realty shareholder, your proxy card contains a special box that you must check if you wish to receive cash instead of Security Capital shares. To make a valid election to receive cash, you must also vote AGAINST the transaction in the portion of the proxy card where you specify your vote.

Q: WHEN DO YOU EXPECT TO COMPLETE THE TRANSACTION?

A: We are working to complete the transaction as quickly as possible. We expect to complete the transaction promptly following the required shareholder approvals. However, we cannot assure you that we will then complete the transaction.

Q: WHO IS ENTITLED TO VOTE AT THE SHAREHOLDER MEETINGS?

A: For Security Capital, only holders of record of Security Capital voting
   stock at the close of business on        , 2000 may vote at the special
   meeting. For U.S. Realty, only holders of record of U.S. Realty shares at
   the close of business on         , 2000 may vote at the extraordinary
   meeting. In either case, if you own shares on the record date through a bank, broker or other record holder, including if you hold U.S. Realty American depositary shares, you may vote in person at your shareholder meeting only if you obtain a proxy from the record holder with respect to your shares (which in the case of the American depositary shares would not be your bank or broker, but the depositary).

  If you are a participant in Security Capital's 401(k) Plan, the trustee for the plan has sent you instructions asking you how the trustee should vote the Security Capital common stock held by the 401(k) Plan for your account. Please complete and return the voting instructions you received from the trustee. If the trustee does not receive voting instructions from you, the trustee will vote your Security Capital stock in proportion to the instructions the trustee receives from other participants.

Q: WHEN AND WHERE IS THE MEETING?

A: Security Capital will hold its special meeting on          ,           ,
   200  , at 9:00 a.m., local time, at                   .

  U.S. Realty will hold its extraordinary meeting on          ,           ,
  200 , at 3:30 p.m., local time, at Hotel Le Royal, 12, boulevard Royal, L-2449 Luxembourg.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope. If you are a Security Capital shareholder, you may authorize a proxy to vote your shares instead via the internet or by telephone by following the instructions set forth on your proxy card.

Q: WHAT IF I DON'T VOTE?

A: Security Capital Shareholders: Except as described below, if you fail to respond or if you respond and abstain from voting, it will have no effect on the proposal to issue shares of Security Capital Class B common stock in the transaction, so long as at least 50% of the votes entitled to be cast are voted at the meeting, since the vote required to approve the proposal is based on the number of votes cast. If you respond and do not indicate your voting preference on the proxy card, we will count your proxy as a vote in favor of the proposal to issue Security Capital shares in the transaction.

  If you hold your shares in an account at a brokerage firm or bank, you must instruct the firm or bank how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the procedures provided to you by your broker.

  The trustee under Security Capital's 401(k) Plan will vote Security Capital common stock held by the plan in accordance with instructions received from participants. The trustee will vote the Security Capital common stock held for the account of any participant who does not deliver voting instructions to the trustee in proportion to instructions received from all participants.

  U.S. Realty Shareholders: If you fail to respond, it will have no effect on approval or disapproval of the transaction agreement and the transactions and matters contemplated thereby, so long as a majority of the outstanding shares are otherwise present or represented at the meeting, since the vote required is based on the number of shares present or represented. IF YOU PROPERLY EXECUTE AND RETURN THE PROXY CARD AND DO NOT INDICATE YOUR VOTING PREFERENCE ON THE PROXY CARD, WE WILL ASSUME YOU APPROVE AND VOTE YOUR SHARES IN FAVOR OF APPROVAL OF THE TRANSACTION AGREEMENT AND THE TRANSACTIONS AND MATTERS CONTEMPLATED THEREBY. If you respond and abstain from voting, it will have the same effect as voting against approval of the transaction agreement and the transactions and matters contemplated thereby, since your shares will be counted as present but will not be voted in favor of approval of the transactions and matters contemplated thereby. If the transaction agreement and the transactions and matters contemplated thereby are approved, however, in each of the above circumstances, you will be deemed to have elected to receive Security Capital Class B common stock rather than cash.

Q: CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A: Yes. You can change your vote at any time before we vote your proxy at your company's shareholder meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of Security Capital or the Vice President of U.S. Realty, as appropriate, before we vote your proxy as to any matters at the shareholder meeting. If you hold your shares through an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. If you hold American depositary shares, you should contact the depositary to change your vote, at the address on the voting instruction card you have been provided by the depositary. Third, you can attend the shareholder meeting and vote in person if you are the record holder. If you are a participant in Security Capital's 401(k) Plan, you may change your instructions to the trustee at any time before the trustee votes the Security Capital stock held by the 401(k) Plan by sending notice to the trustee at least two days before the shareholder meeting.

Q: WHOM SHOULD I CALL IF I HAVE QUESTIONS?

A: If you have questions about the transaction or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

  .  if you are a Security Capital shareholder:

    Georgeson Shareholder
     Communications Inc.
    Banks & Brokers Call Collect:
     (212) 440-9800
    All Others Call Toll Free: (800) 223-2064

                                        or

     Lucinda Marker
     Vice President and Assistant Secretary
     Security Capital Group Incorporated
     125 Lincoln Avenue
     Santa Fe, New Mexico 87501
     Telephone: (505) 982-9292

  .  if you are a U.S. Realty shareholder:

    Georgeson Shareholder
     Communications Inc.
    17 State Street, 10th Floor
    New York, New York 10004
    Banks & Brokers Call Collect:
    (212) 440-9800
    All Others Call Toll Free: (800) 223-2064
                                 or (in Europe)

    Georgeson Shareholder Communications Ltd.
    In Germany call toll free: 0 800 1800 305
    All others call collect: 0 207 335 8703

                                       or
    Laura L. Hamilton
    Security Capital U.S. Realty
    25b, boulevard Royal
    L-2449 Luxembourg
    Telephone: (+352) (4637562008)

                                    SUMMARY

   This summary highlights selected information about the transaction and may not contain all of the information that is important to you. To understand the transaction better, you should read this entire document carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information." Each item in this summary refers to the page or pages where we more fully discuss that subject. References in this joint proxy statement/prospectus to "$'s" refer to U.S. dollars, unless otherwise noted.

THE COMPANIES

SECURITY CAPITAL GROUP INCORPORATED (See Page   )
125 Lincoln Avenue
Santa Fe, New Mexico 87501
Telephone: (505) 982-9292
website: http:// www.securitycapital.com

   Security Capital is an international real estate research, investment and operating management company. Security Capital operates its businesses through two divisions: the Capital Division, which invests in high-growth real estate operating companies, and the Financial Services Division, which provides capital markets and capital management services primarily to Security Capital and its affiliates. Security Capital is incorporated in the State of Maryland, United States of America.

SECURITY CAPITAL U.S. REALTY (See Page   )
25b, boulevard Royal
L-2449 Luxembourg
Telephone: (+352) (4637561)
website: http:// www.sc-usrealty.com

   U.S. Realty is a European-based real estate company that holds, through its subsidiary Security Capital Holdings S.A. (which we refer to as SC-Holdings), significant strategic positions in leading real estate operating companies based in the United States.

   U.S. Realty, which was incorporated in July 1995 in Luxembourg as a Societe d'Investissement a Capital Variable (or SICAV) and converted to a Societe d'Investissement a Capital Fixe (or SICAF) in June 1997, has the following strategic investments:

  . CarrAmerica Realty Corporation, a publicly held national U.S. company focused on providing office space to leading companies

  . City Center Retail Trust, a private start-up real estate operating company focused on shopping centers. City Center Retail Trust is evaluating strategic alternatives, which could include the sale of a portion or all of its assets.

  . CWS Communities Trust, a private start-up company focused on acquiring, developing and owning manufactured housing communities in selected target markets throughout the United States

  . Regency Realty Corporation, a publicly held national U.S. company focused on grocery-anchored neighborhood infill shopping centers

  . Storage USA, Inc., a publicly held national U.S. company focused on self-storage facilities

  . Urban Growth Property Trust, a private start-up company focused on acquiring, developing and owning strategically located parking facilities in key urban infill locations in selected target markets throughout the United States. Urban Growth Property plans to merge in early 2001 with Interparking

     Incorporated, the property manager for Urban Growth Property's operations, following which Urban Growth Property will no longer be a REIT but should have greater control over its assets and the opportunity to extend its activities into parking facility management. The combined parking company will continue to be a subsidiary of SC-Holdings.

   Security Capital U.S. Realty Management Holdings S.A., a Luxembourg corporation and a wholly owned subsidiary of Security Capital, acts as operating advisor for U.S. Realty. As operating advisor, it provides U.S. Realty with advice on all investment and operating matters and receives a fee for those services.

   Security Capital through its subsidiaries owns 40.6% of the outstanding voting securities of U.S. Realty.

SHAREHOLDER APPROVALS (See Page   )

   Approval of U.S. Realty Shareholders. U.S. Realty shareholders will vote on approval of the transaction agreement and the transactions and matters contemplated thereby, including the sale of U.S. Realty's assets described below to a subsidiary of Security Capital, and the plan of liquidation for U.S. Realty and appointment, subject to clearance by the Luxembourg supervisory authority, of SC Transaction Corporation as liquidator for the liquidation of U.S. Realty. Approval of these matters requires the affirmative vote of at least two-thirds of the U.S. Realty shares present or represented at the extraordinary meeting, provided that a quorum consisting of at least a majority of the outstanding shares is present or represented. If that majority quorum is not present at the time the extraordinary meeting is first convened, U.S. Realty will adjourn the meeting for at least 30 days and, upon resumption of the meeting, there will be no quorum requirement.

   As of the record date for the U.S. Realty extraordinary meeting, wholly owned subsidiaries of Security Capital owned 30,401,683 U.S. Realty shares (or approximately 40.6% of the total voting power of the U.S. Realty shares entitled to vote at the extraordinary meeting). Security Capital has agreed in the transaction agreement to cause its subsidiaries to vote those shares FOR the transaction agreement and the transactions and matters contemplated thereby. As of the record date for the U.S. Realty extraordinary meeting, the directors and executive officers of U.S. Realty owned and were entitled to vote [20,005] U.S. Realty shares (or approximately .02% of the total voting power of the U.S. Realty shares entitled to vote at the extraordinary meeting).

   Approval of Security Capital's Shareholders. Security Capital shareholders will vote on a proposal to approve the issuance of up to 86,116,552 shares of Security Capital Class B common stock in the transaction (51,154,616 net new shares issued, after the cancellation of 34,961,936 Security Capital Class B shares that U.S. Realty will distribute in the transaction to subsidiaries of Security Capital that are U.S. Realty shareholders). Approval of the proposal requires the affirmative vote of at least a majority of the votes cast by holders of Security Capital Class A common stock, Security Capital Class B common stock and Security Capital Series B preferred stock, voting as a single class, provided that the total vote cast represents over 50% of the voting power of all shares entitled to vote on the proposal. Each share of Security Capital Class A common stock is entitled to cast one vote. Each share of Security Capital Class B common stock is entitled to cast .005 of a vote. Each share of Security Capital Series B preferred stock is entitled to cast .0641 of a vote. Holders of Security Capital Class A common stock, Security Capital Class B common stock and Security Capital Series B preferred stock together are
entitled to cast a total of       votes at the special meeting.

   As of the record date for the Security Capital special meeting, the directors and executive officers of Security Capital and their affiliates owned
and were entitled to vote           shares of Security Capital Class A common
stock,         shares of Security Capital Class B common stock and 257,642
shares of Series B preferred stock (or    % of the total voting power of the
Security Capital shares entitled to vote on the proposal to issue Security Capital shares in the transaction).

RECOMMENDATIONS TO SHAREHOLDERS; FAIRNESS OF THE TRANSACTION (See Pages and )

   U.S. Realty. The U.S. Realty board of directors believes that the terms of the transaction agreement are advisable, fair to, and in the best interests of, the shareholders of U.S. Realty (other than Security Capital and its affiliates), and unanimously recommends that you vote FOR the transaction agreement and the transactions and matters contemplated thereby.

   In addition, because two members of the U.S. Realty board are or were affiliated with Security Capital at the time the transaction was considered by the U.S. Realty board, and because U.S. Realty's articles of incorporation require the independent directors of U.S. Realty to approve any transaction between U.S. Realty and Security Capital, the U.S. Realty board established a special committee of three independent directors to review, evaluate and negotiate the proposed transaction. See the description of the background of the transaction under "The Transaction--Background of the Transaction." None of the members of the special committee is affiliated with or employed by Security Capital or U.S. Realty (except in their positions as directors), except that each member is also a director of Security Capital European Realty, an affiliate of Security Capital, one member beneficially owns 38,900 shares of Security Capital Class B common stock, and another member beneficially owns
15.5 shares of Security Capital Class A common stock and $12,500 of Security Capital debentures. The special committee, like the full U.S. Realty board, believes that the terms of the transaction agreement are advisable, fair to, and in the best interests of, the shareholders of U.S. Realty (other than Security Capital and its affiliates). The special committee negotiated and approved the transaction agreement and recommended that the full U.S. Realty board approve the transaction agreement. You should also refer to the factors that the special committee and the U.S. Realty board of directors considered in determining whether to approve, accept and declare advisable the transaction discussed under "The Transaction--Recommendations of the U.S. Realty Special Committee and of the Full U.S. Realty Board; Fairness of the Transaction."

   Security Capital. The Security Capital board of directors believes that the terms of the transaction agreement are advisable, fair to, and in the best interests of, Security Capital and its shareholders. The Security Capital board unanimously recommends that you vote FOR the proposal to issue shares of Security Capital Class B common stock in the transaction.

OPINIONS OF FINANCIAL ADVISORS (See Pages    and   )

   Opinion of the Financial Advisor to the U.S. Realty Special Committee. In deciding to approve the transaction, the special committee of independent directors of the U.S. Realty board considered, among other matters, the oral opinion confirmed in writing as of September 26, 2000 of Merrill Lynch, Pierce, Fenner & Smith Incorporated, that, as of the date of the opinion and based on and subject to the various factors and assumptions stated in the opinion, the consideration to be received by U.S. Realty shareholders (other than Security Capital and its affiliates) pursuant to the transaction agreement was fair to such shareholders from a financial point of view. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION BY MERRILL LYNCH AS TO HOW SHAREHOLDERS SHOULD VOTE OR AS TO WHETHER A SHAREHOLDER SHOULD VOTE AGAINST APPROVAL OF THE TRANSACTION AND ELECT TO RECEIVE CASH FOR HIS SHARES. WE ATTACH THE FULL TEXT OF MERRILL LYNCH'S WRITTEN OPINION, WHICH SETS FORTH THE VARIOUS ASSUMPTIONS AND QUALIFICATIONS CONSIDERED, AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. U.S. REALTY URGES ITS SHAREHOLDERS TO READ THE OPINION OF MERRILL LYNCH IN ITS ENTIRETY.

   Opinion of Security Capital's Financial Advisor. In deciding to approve the transaction, the Security Capital board of directors considered, among other matters, the oral opinion of Goldman, Sachs & Co. (subsequently confirmed by a written opinion dated September 26, 2000), that, as of the date of the opinion and subject to the matters set forth in the opinion, the consideration to be paid by Security Capital in connection with the transactions contemplated by the transaction agreement was fair from a financial point of view to Security Capital. THE OPINION OF GOLDMAN SACHS DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY

HOLDER OF SECURITY CAPITAL VOTING STOCK SHOULD VOTE WITH RESPECT TO THE TRANSACTION. WE ATTACH THE FULL TEXT OF GOLDMAN SACHS' WRITTEN OPINION, DATED SEPTEMBER 26, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. SECURITY CAPITAL URGES ITS SHAREHOLDERS TO READ THE OPINION OF GOLDMAN SACHS IN ITS ENTIRETY.

THE TRANSACTION (See Page   )

   In light of Luxembourg legal requirements, the transaction is structured as a two-step transaction. Security Capital will first purchase assets from U.S. Realty in exchange for shares of Security Capital Class B common stock and cash. U.S. Realty will use a portion of that cash to satisfy and discharge the Indenture under which U.S. Realty issued its convertible notes. Second, U.S. Realty will be liquidated and as part of the liquidation will distribute to U.S. Realty shareholders all of the Security Capital Class B common stock and the remaining cash it received as consideration for the sale of its assets. Subject to all of the conditions to closing described below, we expect to complete both steps promptly following the required shareholder approvals.

 THE PURCHASE AND SALE OF U.S. REALTY'S ASSETS

   As the first step in the transaction, SC Realty Incorporated, a Nevada corporation and indirect wholly owned subsidiary of Security Capital, will purchase in exchange for shares of Security Capital Class B common stock and cash:

  . all of the outstanding shares of SC-Holdings (other than one share, which is owned by a subsidiary of Security Capital);

  . U.S. Realty's interest in an agreement between U.S. Realty and SC-Holdings under which U.S. Realty has made cash advances to SC-Holdings; and

  .  any cash on hand.

   The number of shares of Security Capital Class B common stock delivered to U.S. Realty will be equal to the product of 1.15 multiplied by the number of outstanding U.S. Realty shares (excluding those shares, if any, that a U.S. Realty shareholder has voted against the transaction and as to which the shareholder has made a valid election to receive cash instead of shares of Security Capital Class B common stock). The amount of cash delivered to U.S. Realty will be the cash required to pay the transaction consideration to U.S. Realty shareholders who vote against the transaction and make a valid election to receive cash, plus the cash needed to satisfy and discharge the Indenture under which U.S. Realty issued its outstanding convertible notes. Security Capital will not be obligated to proceed with the transaction if the total amount of cash required for distribution to U.S. Realty shareholders who validly elect to receive cash exceeds $200 million.

 THE LIQUIDATION OF U.S. REALTY

   As the second step in the transaction, after U.S. Realty satisfies and discharges its convertible notes Indenture, U.S. Realty shareholders will receive a distribution of either:

  .  a number of shares of Security Capital Class B common stock equal to
     1.15 multiplied by the number of U.S. Realty shares they own, rounded down to the next whole number, and shortly afterwards, a check for cash in U.S. dollars in lieu of any fractional share; or

  . if the U.S. Realty shareholder voted the shares "against" the transaction and made a valid election to receive cash instead of shares of Security Capital Class B common stock, an amount of cash in U.S. dollars equal to 1.15 multiplied by the average of the daily high and low per share sales prices of the Security Capital Class B common stock on the New York Stock Exchange during the fifteen trading days ending on the sixth trading day before the U.S. Realty extraordinary meeting, less any taxes we must withhold from the payment.

   SC Transaction Corporation, a subsidiary of Security Capital, will serve as the liquidator, subject to approval by the shareholders of U.S. Realty and by the relevant Luxembourg regulatory authorities. Under Luxembourg law, the liquidator will remain liable for any remaining liabilities of U.S. Realty following the completion of the liquidation.

   The distribution by U.S. Realty of the proceeds of the sale to U.S. Realty shareholders of record on the date of the U.S. Realty extraordinary meeting is expected to take place promptly following the approval of the transaction. In order to assure any necessary tax withholding and to verify the identity of such shareholders, U.S. Realty shareholders will be provided with a letter of transmittal by which each U.S. Realty shareholder would surrender its shares, to be held, pending any further distributions, for cancellation by the liquidator. There are not expected to be any further distributions in light of the fact that all of U.S. Realty's assets will be sold in the first step of the transaction.

   As soon as possible under Luxembourg law, after the U.S. Realty extraordinary meeting, following completion of the purchase of U.S. Realty's assets by Security Capital and the distribution to U.S. Realty shareholders of the Security Capital Class B common stock and cash as described above, U.S. Realty will hold an additional extraordinary shareholder meeting for the purpose of completing the final liquidation of U.S. Realty, including to receive the report of the auditor for the liquidation and to approve the liquidator's report. A separate notice will be sent to U.S. Realty shareholders, but we do not expect to solicit proxies with respect to the matters to be voted on at this final meeting. Approval of this final step in the liquidation of U.S. Realty will require approval only of a majority of the shareholders present, without the requirement of any quorum.

 RELATED TRANSACTIONS

   In accordance with the terms of the indenture under which U.S. Realty issued its outstanding convertible notes, at the time we complete the first step of the transaction, U.S. Realty, Security Capital and SC Realty Incorporated will enter into an agreement with the Indenture trustee providing for the satisfaction and discharge of the Indenture. At that time, U.S. Realty will deposit with the trustee funds sufficient to redeem the convertible notes on the later of May 23, 2001 (the earliest permitted redemption date under the U.S. Realty Indenture) and the thirtieth day after closing of the transaction, at their then-accreted value, and to pay any accrued and unpaid interest on the convertible notes through the date of redemption. As of September 30, 2000 there were $ 450 million in aggregate principal amount at maturity of outstanding U.S. Realty convertible notes, with an aggregate accreted value at that date of $399.4 million. SC Realty Incorporated has agreed to indemnify the trustee for liabilities the trustee may incur in connection with the satisfaction and discharge of the Indenture and the redemption of the convertible notes, and Security Capital has agreed to guarantee SC Realty Incorporated's obligations.

   In connection with the transaction, Security Capital will refinance U.S. Realty's existing bank debt (which consists of an unsecured line of credit under which SC-Holdings is the borrower) by providing SC-Holdings sufficient cash to repay any outstanding amounts under the line of credit. As of September 30, 2000, approximately $56.0 million was outstanding under SC-Holdings' line of credit.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION (See Page   )

   Some of the directors and executive officers of U.S. Realty, including the U.S. Realty directors who are members of the special committee, have interests in the transaction that are different from, and/or are in addition to, the interests of U.S. Realty's shareholders. These interests include the acceleration and receipt by U.S. Realty independent directors of cash payments under U.S. Realty's share option equivalent incentive arrangements, the right of directors and officers to continued indemnification and insurance coverage for acts or omissions occurring before the transaction, and existing ownership of securities issued by Security Capital.

CONDITIONS TO THE TRANSACTION (See Page    )

   Completion of the transaction requires:

  . approval by the shareholders of Security Capital of the issuance of shares of Security Capital Class B common stock in the transaction;

  . approval by the shareholders of U.S. Realty of the transaction agreement and the transactions it contemplates, including the sale of U.S. Realty's assets, and the plan of liquidation and the appointment of the liquidator;

  .  the absence of any law or injunction preventing the transaction;

  . approval by the New York Stock Exchange of the listing of the Security Capital Class B common stock to be issued in the transaction;

  . compliance in all material respects by Security Capital and U.S. Realty with their transaction agreement covenants;

  . the continuing accuracy of Security Capital's and U.S. Realty's representations and warranties contained in the transaction agreement;

  . receipt of authorizations, consents and approvals of governmental authorities required to be obtained under the transaction agreement;

  . the amount of cash to be distributed in the liquidation to U.S. Realty shareholders who vote "against" the transaction and who validly elect to receive cash instead of Security Capital shares totaling $200 million or less;

  . Security Capital having obtained sufficient financing for the transaction under the commitment letter it received from its lenders or otherwise on terms and conditions commercially available at the time of funding and satisfactory to Security Capital; and

  . the absence of any stop order suspending the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part or pending proceedings for that purpose.

TERMINATION OF THE TRANSACTION AGREEMENT (See Page   )

   Security Capital and U.S. Realty may by mutual agreement terminate the transaction agreement at any time. In addition, either company may terminate the transaction agreement if specified events do or do not occur. These include:

  . If a law, court order or other governmental action restrains or prohibits the sale to Security Capital of U.S. Realty's assets or the liquidation of U.S. Realty and can no longer be appealed;

  . If either Security Capital or U.S. Realty fails to obtain its required shareholder approval; and

  . If Security Capital and U.S. Realty do not complete the transaction by March 31, 2001 (which may be extended to no later than June 30, 2001 so long as Security Capital's financing commitment is extended or replaced), unless the failure to complete the transaction results from a breach of covenants contained in the transaction agreement by the party seeking to terminate.

   In addition, Security Capital may terminate the transaction agreement if the required U.S. Realty shareholder vote is obtained at the U.S. Realty extraordinary meeting and the amount of cash required for distribution in the transaction to U.S. Realty shareholders exceeds $200 million in the aggregate.

REGULATORY MATTERS (See Page   )

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, we cannot complete the transaction until we furnish information and documents for review by the U.S. Federal Trade Commission and the Antitrust

Division of the U.S. Department of Justice and we satisfy the required waiting periods. Security Capital and U.S. Realty submitted their required notification and report forms on October 6, 2000. As a result, the waiting period under the Hart-Scott-Rodino Act will expire on November 5, 2000, unless either of us receives a request for additional information. In that case, the waiting period will expire 20 days after we have substantially complied with the request. The regulators could also challenge the transaction on antitrust grounds.

   As provided under Luxembourg law, U.S. Realty will remain under the supervision of the Luxembourg supervisory authority until the completion of the liquidation. The Luxembourg supervisory authority must clear the appointment of SC Transaction Corporation as liquidator.

   U.S. Realty qualifies in the Netherlands as an investment institution within the meaning of the 1990 Act on the supervision of investment institutions (Wet toezicht beleggingsinstellingen 1990) and is licensed and supervised by the Dutch Central Bank (De Nederlandsche Bank N.V.). As a result, the transaction, and the liquidation of U.S. Realty, is subject to the approval of the Dutch Central Bank. In addition, the issue and offering by Security Capital of Security Capital Class B common stock to the shareholders of U.S. Realty residing in the Netherlands will require licensing under, or a dispensation from, applicable Dutch regulatory legislation.

APPRAISAL RIGHTS (See Page   )

   Holders of Security Capital securities are not entitled to appraisal rights in connection with the proposal to issue shares of Security Capital Class B common stock in the transaction. Under Luxembourg company law, there is no established mechanism by which holders of U.S. Realty securities could seek any appraisal or similar determination of the fair value of their shares by a court in connection with the transaction or the liquidation.

INCOME TAX CONSEQUENCES TO U.S. REALTY SHAREHOLDERS (See Page   )

 United States

   A U.S. holder of U.S. Realty shares generally will recognize gain or loss for U.S. federal income tax purposes upon the receipt of Security Capital Class B common stock and/or cash in the transaction equal to the difference between the fair market value of the Security Capital Class B common stock as at the date received and/or the amount of cash received and the U.S. holder's adjusted tax basis in the U.S. Realty share.

 Germany

   Based upon the prevailing opinion of commentators, German resident individuals who receive Security Capital Class B common stock and/or cash in the transaction should be treated for German tax purposes as if they had sold their shares. Any gain should not be subject to German tax unless the German resident exceeds certain ownership thresholds in U.S. Realty.

 Luxembourg

   Luxembourg resident individuals should not be subject to Luxembourg tax upon the receipt of Security Capital Class B common stock or cash in the transaction unless they have held their shares for less than six months. Whether or not a Luxembourg corporation will be subject to Luxembourg tax upon the receipt of such consideration in the transaction will depend on its tax status.

ACCOUNTING TREATMENT (See Page   )

   Security Capital will account for the transaction using the purchase method of accounting under U.S. generally accepted accounting principles ("GAAP"). See "Unaudited Pro Forma Condensed Consolidated Financial Information."

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION

 SECURITY CAPITAL

   The table below shows summary selected historical financial information for Security Capital as of and for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, which has been derived from the audited consolidated financial statements of Security Capital. The information as of and for the six months ended June 30, 2000 and 1999 is derived from the unaudited consolidated financial statements of Security Capital, and, in our opinion, includes all normal and non-recurring adjustments necessary for the fair presentation of results. This information is only a summary, and you should read it in conjunction with Security Capital's historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the U.S. Securities and Exchange Commission. See
"Where You Can Find More Information" on page    .

                      SECURITY CAPITAL GROUP INCORPORATED
                   SELECTED HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            SIX MONTHS ENDED
                                JUNE 30,                           YEAR ENDED DECEMBER 31,
                          ---------------------     ---------------------------------------------------------------
                             2000       1999           1999           1998          1997          1996      1995
                          ---------- ----------     ----------     ----------    ----------    ---------- ---------
OPERATING DATA:
Equity in earnings
 (loss) of
 investees(1)...........  $  200,079 $   74,321     $   78,899     $  (71,950)   $  170,576    $  168,473 $  45,685
Property revenues.......     132,093    104,421        226,730        144,374(3)     58,397(4)    145,907   103,634
Financial Services
 Division revenues......      39,920     39,737         88,045         93,850       105,941        77,512    49,404
Total revenues..........     383,327    231,310        409,945        165,477       367,704       398,122   200,534
Property expenses.......      56,689     51,038        101,795         63,339(3)     25,089(4)     58,259    40,534
Financial Services
 Division expenses......      32,803     39,734         87,026         76,093        87,190        79,296    56,317
General, administrative
 and other expenses.....      21,813     34,277         56,349         62,774        54,940        32,617    20,197
Interest expense........      63,011     66,100        133,454         82,203       104,434       117,224   103,804
Net earnings (loss)
 attributable to Class B
 Equivalent Shares(5)...      81,910   (106,401)(2)   (116,996)(2)   (157,104)      106,154(6)     32,067  (201,634)(7)

PER SHARE DATA:
Net earnings (loss) per
 Class B Equivalent
 Share(5):
 Basic..................  $     0.75 $    (0.88)    $    (0.98)    $    (1.29)   $     1.39    $     0.61 $   (4.50)
 Diluted................  $     0.72 $    (0.88)    $    (0.98)    $    (1.29)   $     1.28    $     0.57 $   (4.50)

                                  AS OF
                                JUNE 30,                             AS OF DECEMBER 31,
                          ---------------------     ---------------------------------------------------------------
                             2000       1999           1999           1998        1997(4)         1996      1995
                          ---------- ----------     ----------     ----------    ----------    ---------- ---------
BALANCE SHEET DATA:
Investments, at equity..  $2,720,488 $2,993,460     $2,659,398     $3,071,772    $2,658,748    $1,438,937 $ 930,043
Real estate, net of
 accumulated
 depreciation...........     985,027  1,129,508      1,073,474      1,164,869       716,882     1,365,373   865,367
Total assets............   3,847,380  4,387,822      3,957,151      4,510,357     3,614,239     2,929,284 1,855,056
Long-term debt:
 Security Capital.......     930,299  1,020,321        978,557(8)     937,010(8)    323,024       940,197   718,611
 Majority owned
  subsidiaries(9).......     381,824    363,970        378,210        343,362       301,606       257,099   118,524
Total shareholders'
 equity.................  $2,152,109 $2,304,908     $2,180,787     $2,422,979    $2,548,873    $  918,702 $ 528,539

                           SIX MONTHS ENDED
                               JUNE 30,                       YEAR ENDED DECEMBER 31,
                          -------------------  ---------------------------------------------------------
                            2000      1999       1999        1998         1997        1996       1995
                          --------  ---------  ---------  -----------  -----------  ---------  ---------
OTHER DATA:
Cash flow provided by
 operating activities...  $ 81,887  $  34,926  $ 107,817  $   140,728  $    27,266  $  34,591  $  13,670
Cash flow provided by
 (used in) investing
 activities.............   (63,828)   (57,036)   255,397   (1,116,937)  (1,161,125)  (832,309)  (493,918)
Cash flow provided by
 (used in) financing
 activities.............   (42,089)    42,842   (345,856)     977,964    1,125,990    807,672    486,896
Reconciliation of net
 earnings to earnings
 before depreciation,
 amortization, and
 deferred taxes
 (EBDADT)(10):
 Net earnings (loss)
  attributable to common
  shares................  $ 81,910  $(106,401) $(116,996) $  (157,104) $   106,154  $  32,067  $(201,634)
Investee reconciling
 items:
 Real estate
  depreciation..........    84,560     99,705    187,796      162,476       76,307     59,276     32,413
 Gain on sale of
  undepreciated real
  estate................   (17,605)    (7,865)   (36,971)     (25,503)     (20,912)   (18,339)    (1,560)
 Provision for loss on
  real estate...........    71,000        --         --           --           --         --         --
 Unrealized (gains)
  losses................  (110,483)    (5,808)    59,564      220,612     (104,730)   (96,866)        12
 Loss on acquisition of
  management companies..       --         --         --           --        62,042        --         --
 Other..................    18,464     17,751     28,788       47,794       15,445      8,610      1,829
                          --------  ---------  ---------  -----------  -----------  ---------  ---------
                            45,936    103,783    239,177      405,379       28,152    (47,319)    32,694
                          --------  ---------  ---------  -----------  -----------  ---------  ---------
Security Capital
 reconciling items:
Deferred tax (benefit)
 expense................    21,108     (4,131)   (14,064)     (54,488)      56,378     30,872        --
Gain on sale of
 management companies...       --         --         --           --       (93,395)       --         --
Other...................       143     15,479     12,142       19,640       11,813     27,545    184,399
                          --------  ---------  ---------  -----------  -----------  ---------  ---------
                            21,251     11,348     (1,922)     (34,848)     (25,204)    58,417    184,399
                          --------  ---------  ---------  -----------  -----------  ---------  ---------
Total EBDADT............  $149,097  $   8,730  $ 120,259  $   213,427  $   109,102  $  43,165  $  15,459
                          ========  =========  =========  ===========  ===========  =========  =========

--------
 (1) The equity in earnings (loss) of Security Capital's investees includes changes in unrealized gains or losses for U.S. Realty. These changes are generated as a result of fluctuating market prices for the shares in its underlying investments and are reflected in earnings due to U.S. Realty's use of fair value accounting.
 (2) In September 1999, Security Capital sold its entire ownership in Strategic Hotel Capital Incorporated for net proceeds of approximately $329 million, generating a loss of $55.2 million (which Security Capital recorded in the second quarter of 1999). In the second quarter of 1999, Homestead Village Incorporated recorded a special charge of $65.3 million for write-downs of land held for sale, write-offs of costs of pursuing other land parcels and the costs of severance of personnel.
 (3) The number of operating properties at Homestead increased from 71 at December 31, 1997 to 120 at December 31, 1998, resulting in increased property revenues and expenses.
 (4) Prior to 1997, Security Capital consolidated the accounts of Security Capital Atlantic Incorporated. During 1997, Security Capital's ownership of Security Capital Atlantic decreased to less than 50%. Accordingly, Security Capital Atlantic was not consolidated effective January 1, 1997, which resulted in lower consolidated property revenues and expenses, an increase in Security Capital's equity investments and lower consolidated real estate.
 (5) Class B equivalent shares include the conversion of Class A common shares into Class B common shares.
 (6) Net earnings in 1997 include a gain of $93.4 million on the sale of Security Capital's management companies to Archstone Communities Trust, Security Capital Atlantic, and ProLogis Trust.
 (7) The net loss in 1995 includes a charge of $158.4 million relating to the formation of Security Capital by the merger of two affiliated, but not commonly controlled, entities.

 (8) In 1998, Security Capital issued $500 million of senior unsecured long-term notes at an average interest rate of 7.29% and weighted average life of 16.6 years. Security Capital issued an additional $200 million of senior unsecured notes in 1999.
 (9) Security Capital does not guarantee the debt of any of its consolidated or unconsolidated operating companies.
(10) Management considers earnings before depreciation, amortization, and deferred taxes, or "EBDADT," to be an additional measure of operating performance for Security Capital and its affiliates, supplementing net earnings as measured by GAAP. Among other things, GAAP net earnings includes the impact of real estate depreciation. The value of real estate assets generally changes in response to existing market conditions and does not necessarily diminish in value predictably over time, as historical cost depreciation implies. Therefore, consistent with real estate industry practice, EBDADT adjusts GAAP net earnings by eliminating real estate related depreciation. EBDADT also involves certain other adjustments, the most material being the omission of changes in unrealized gains and losses on real estate securities due to fluctuations in market prices. You should not consider EBDADT as an alternative to net earnings or any other GAAP measurement of performance or as an alternative to cash flows from operating, investing, or financing activities, or as a measure of Security Capital's liquidity.

 U.S. REALTY

   The table below shows summary selected historical financial information for U.S. Realty as of and for the years ended December 31, 1999, 1998, 1997 and 1996, and for the period from July 7, 1995, U.S. Realty's date of incorporation, through December 31, 1995, which has been derived from the audited consolidated financial statements of U.S. Realty. The information as of and for the six months ended June 30, 2000 and 1999 is derived from the unaudited consolidated financial statements of U.S. Realty, and, in our opinion, includes all normal and non-recurring adjustments necessary for the fair presentation of results. This information is only a summary, and you should read it in conjunction with U.S. Realty's historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this joint proxy statement/prospectus. See "Description of Business of U.S. Realty-- Management's Discussion and Analysis of Financial Condition and Results of Operations of U.S. Realty" and U.S. Realty's financial statements beginning on page F-2.

                          SECURITY CAPITAL U.S. REALTY
                   SELECTED HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                           SIX MONTHS ENDED                                                                    JULY 7
                               JUNE 30,                      YEAR ENDED DECEMBER 31,                          THROUGH
                         ------------------------- -----------------------------------------------------    DECEMBER 31,
                            2000           1999       1999           1998          1997          1996           1995
                         ----------     ---------- ----------     ----------    ----------    ----------    ------------
STATEMENT OF OPERATIONS
 DATA:
Total revenues(1)....... $   73,671     $   72,300 $  161,043     $  156,825    $  102,917    $   34,836      $   588
Total expenses..........     38,459         43,570     90,051         78,926        42,608        21,897          512
Net realized (losses)
 gains on strategic
 investment and other
 positions..............    (83,059)(2)      1,620    (65,587)(3)     32,878        41,073         3,480          --
Net increase/(decrease)
 in appreciation on
 strategic investment
 positions and other
 investment
 positions(4)...........    342,759         26,963   (152,693)      (642,372)      264,974       252,294          126
                         ----------     ---------- ----------     ----------    ----------    ----------      -------
Increase/(decrease) in
 net assets resulting
 from operations........ $  294,912     $   57,313 $ (147,288)    $ (531,595)   $  366,356    $  268,713      $   202
                         ==========     ========== ==========     ==========    ==========    ==========      =======
Increase/(decrease) in
 net assets resulting
 from operations, per
 share.................. $     3.85     $     0.66 $    (1.79)    $    (6.15)   $     5.56    $     7.28      $  0.06

STATEMENT OF NET ASSETS
 DATA:
Strategic
 investments(4)......... $2,549,741     $2,575,667 $2,374,825     $2,467,920(5) $2,376,044(6) $1,184,395(6)   $53,000
Total Assets(4).........  2,608,970      2,910,342  2,530,886      2,873,628     2,901,820     1,494,257       63,400
Long-term debt..........    394,714        377,932    386,157        369,940(7)        --            --           --
Total Net Assets
 (Shareholders'
 Equity)................ $2,161,706     $2,165,743 $1,894,878     $2,226,385    $2,758,420    $1,319,099      $63,148

                           SIX MONTHS ENDED                                                       JULY 7
                               JUNE 30,                  YEAR ENDED DECEMBER 31,                 THROUGH
                          -------------------  ----------------------------------------------  DECEMBER 31,
                            2000       1999      1999       1998        1997         1996          1995
                          ---------  --------  ---------  ---------  -----------  -----------  ------------
OTHER DATA:
Cash flows provided by
 operating activities...  $  40,085  $100,256  $  26,130  $ 112,258  $   110,988  $    14,824    $    322
Cash flows provided by
 (used in) investing
 activities.............    182,039   (12,745)   181,327   (595,961)  (1,197,441)  (1,123,565)    (56,309)
Cash flows provided by
 (used in) financing
 activities.............   (224,584)  (86,455)  (207,719)   484,727    1,033,466    1,156,738      62,946
Reconciliation of
 increase (decrease) in
 net assets resulting
 from operations to
 EBDADT(8):
 Increase/(decrease) in
  net assets resulting
  from operations.......    294,912    57,313   (147,288)  (531,595)     366,356      268,713         202
 Equity in strategic
  investment positions'
  EBDADT, net of
  dividends.............     43,556    44,315     72,469     56,098       27,870       12,293          (7)
 Net realized and
  unrealized (gain)/loss
  on strategic and other
  investment positions..   (257,154)  (26,963)    83,473    642,372     (264,974)    (252,294)       (126)
                          ---------  --------  ---------  ---------  -----------  -----------    --------
 EBDADT.................  $  81,314  $ 74,665  $   8,654  $ 166,875  $   129,252  $    28,712    $     69
                          =========  ========  =========  =========  ===========  ===========    ========

--------
(1) Revenues include dividends from strategic investment and other investment positions (net of withholding tax) and interest and other income. Due to the timing of investment dates and dividend record dates, dividends received on investments for a period of less than one year are not necessarily indicative of dividends to be received for an entire year.
(2) In the first quarter of 2000, U.S. Realty sold its investment in Security Capital securities for $96.9 million, resulting in a realized loss of $68.9 million.
(3) In 1999, U.S. Realty sold its portfolio of other investment positions, realizing a loss of $65.6 million.
(4) Investments are reflected at fair value in accordance with the U.S. specialized industry accounting rules prescribed by the American Institute of Certified Public Accountants Audit and Accounting Guide for investment companies. As a result, in periods where real estate equity prices generally increased (1996, 1997 and 2000) unrealized gains increased, and in periods where they generally decreased (1998 and 1999) unrealized gains decreased. U.S. Realty's investments in strategic investments also fluctuated as the fair value of their underlying investments increased or decreased.
(5) Although U.S. Realty recognized a $642.4 million decrease in unrealized gains on its investment positions in 1998, its strategic investments increased by $91.9 million due to $564.6 million of new strategic investments and net operating income of $77.9 million.
(6) During 1996 and 1997, U.S. Realty invested $924.7 million and $857.6 million, respectively, in new strategic investees.
(7) In 1998, U.S. Realty issued $450 million aggregate principal amount at maturity of 2% senior unsecured convertible debentures at an issue price of $360.6 million.
(8) U.S. Realty reports earnings before depreciation, amortization and deferred taxes (EBDADT), which U.S. Realty believes provides the best measure of operating performance for U.S. Realty and its strategic investees. EBDADT for U.S. Realty is (a) U.S. Realty's pro rata share of the EBDADT of all its strategic investees, less (b) corporate overhead and
     (c) interest expense and preferred stock dividends, other than interest and dividends on convertible debt and all other convertible securities that are anti-dilutive and (d) current tax expenses. In general, EBDADT will be defined for U.S. Realty and its strategic investees as: net earnings, computed in accordance with generally accepted accounting principles, plus real estate depreciation (depreciation is not added back for non-real estate assets whose value is declining over time), plus amortization of non-cash items (e.g., goodwill), plus deferred tax expense, plus any losses on the disposition of income-producing properties, plus other non-cash, one-time expenses, plus unrealized losses, minus gain on the disposition of income-producing properties, minus unrealized gains, minus dividends received by U.S. Realty from its strategic investees. With respect to investments in which U.S. Realty has less than a 20% interest and does not have the ability to significantly influence management, U.S. Realty includes only dividends or interest received in its EBDADT. EBDADT is not to be construed as a substitute for net earnings in evaluating operating results nor as a substitute for cash flow in evaluating liquidity.

UNAUDITED SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

   In the table below, we provide you with unaudited pro forma condensed consolidated financial statements for Security Capital as if the transaction with U.S. Realty had been completed on January 1, 1999 for statement of operations purposes and on June 30, 2000 for balance sheet purposes. The data set forth below give effect to the transaction using the purchase method of accounting.

   We prepared this information based upon currently available data. You should read these unaudited pro forma condensed consolidated financial statements in conjunction with the separate historical financial statements and accompanying notes of Security Capital that we incorporated by reference in this joint proxy statement/prospectus and of U.S. Realty, which we included in this joint proxy statement/prospectus. The most significant change on a pro forma basis is that historical cost accounting will apply to the combined company, whereas fair value accounting applied to U.S. Realty. Specifically, changes in unrealized appreciation of assets were reflected in U.S. Realty earnings, but are not reflected in pro forma earnings for the combined company. Also, U.S. Realty reflected asset values in its balance sheet based on public-market prices or other valuation techniques, whereas assets will be reflected at cost for the combined company. These changes mean that fluctuations in the trading price of the shares of investees will not affect the combined company's financial statements as they affect U.S. Realty's financial statements.

   We have provided these pro forma condensed consolidated financial statements for informational purposes only in response to requirements of the U.S. Securities and Exchange Commission. We do not claim that they represent what Security Capital's financial position or results of operations would actually have been if the transaction had in fact occurred at such dates or that they project Security Capital's financial position or results of operations for any future date or period.

   For further discussion of the pro forma adjustments and more detailed pro forma financial statements, see "Unaudited Pro Forma Condensed Consolidated
Financial Information" beginning on page   .

                                                   SIX MONTHS      YEAR ENDED
                                                      ENDED       DECEMBER 31,
                                                  JUNE 30, 2000       1999
                                                  -------------   ------------
OPERATING DATA:
Equity in earnings (loss) of investees...........  $  131,746       $216,194
Property revenues................................     351,600        621,231
Financial Services Division revenues.............      23,745         53,714
Total income.....................................     523,848        872,025
Property expenses................................     106,789        204,741
Financial Services Division expenses.............      32,803         87,026
General, administrative and other expenses.......      37,048         97,361
Interest expense.................................     136,855        258,241
Earnings (loss) from operations attributable to
 Class B Equivalent Shares.......................      15,139        (78,229)

PER SHARE DATA:
Earnings (loss) from operations per Class B
 Equivalent Share--basic and diluted.............  $     0.10(1)    $  (0.49)

                                                   AS OF JUNE
                                                    30, 2000
                                                  -------------
BALANCE SHEET DATA:
Investments, at equity...........................  $2,842,799
Real estate, less accumulated depreciation.......   4,648,593
Total assets.....................................   7,840,856
Long-term debt...................................   3,046,164
Total shareholders' equity.......................   2,916,582

--------
(1) Reduction on a pro forma basis is primarily due to the adoption of historical cost accounting which therefore eliminated U.S. Realty unrealized gains for the six months ended June 30, 2000.

                       COMPARATIVE PER SHARE INFORMATION

HISTORICAL AND PRO FORMA PER SHARE DATA

   In the table below, we provide selected historical and unaudited pro forma per share data for Security Capital and historical and equivalent unaudited pro forma per share data for U.S. Realty. The unaudited pro forma financial data give effect to the transaction as if it had occurred on January 1, 1999. We determined the unaudited pro forma equivalent per share data for U.S. Realty based on the unaudited pro forma amounts per share for Security Capital, multiplied by 1.15. The data set forth below give effect to the transaction using the purchase method of accounting. You should read the information set forth below in conjunction with the historical consolidated financial data of Security Capital and U.S. Realty included or incorporated by reference in this document and the Unaudited Pro Forma Condensed Consolidated Financial
Statements beginning on page     .

                                            SIX MONTHS ENDED    YEAR ENDED
                                             JUNE 30, 2000   DECEMBER 31, 1999
                                            ---------------- -----------------
SECURITY CAPITAL
Basic earnings per share from continuing
 operations:
  Historical...............................      $0.70            $(0.98)
  Pro forma combined.......................       0.10(1)          (0.49)
Diluted earnings per share from continuing
 operations:
  Historical...............................       0.67             (0.98)
  Pro forma combined.......................       0.10(1)          (0.49)
Book value per share:
  Historical...............................      17.57                na
  Pro forma combined.......................      17.92                na
Common dividends per share:
  Historical...............................        --                 na
  Pro forma combined.......................        --                 na

U.S. REALTY
Basic and diluted earnings per share from
 continuing operations:
  Historical...............................      $3.85            $(1.79)
  Pro forma equivalent.....................       0.11(1)          (0.56)
Book value per share:
  Historical...............................      28.87                na
  Pro forma equivalent.....................      20.61(2)             na
Common dividends per share:
  Historical...............................        --                 na
  Pro forma equivalent.....................        --                 na

--------
(1) Change in pro forma equivalent earnings per share from historical is due to the application of historical cost accounting to the U.S. Realty operations acquired, which eliminates unrealized gains/losses.
(2) Reduction in pro forma book value is due to the change from fair value accounting used on a historical basis to cost accounting used on a pro forma basis for the U.S. Realty operations. The primary difference between the two methods is that under fair value accounting current values are used to determine book value, whereas under historical cost accounting original cost values are used to determine book value.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

   The Class A common stock of Security Capital trades on the New York Stock Exchange under the symbol "SCZ.A" and the Class B common stock of Security Capital trades on the New York Stock Exchange under the symbol "SCZ." U.S. Realty's shares principally trade on the official segment of the stock market of Euronext Amsterdam N.V. (into which the AEX Stock Exchange in Amsterdam merged) ("Euronext Amsterdam") under ISIN-Code:
LU0060100673. U.S. Realty's shares also trade as American Depositary Shares (or ADS's) on the New York Stock Exchange under the symbol "RTY."

   The table below provides you with the high and low sales prices of (a) Security Capital Class A common stock and Security Capital Class B common stock and (b) U.S. Realty shares as reported on Euronext Amsterdam and, beginning in the third quarter of 1999, on the New York Stock Exchange, in all cases based on published financial sources. We have revised the prices for U.S. Realty shares prior to June 18, 1999 to reflect the one-for-two reverse stock split effective on that date.

                              SECURITY CAPITAL               U.S. REALTY
                         --------------------------- ---------------------------
                         CLASS  CLASS  CLASS  CLASS
                           A      A      B      B
                         COMMON COMMON COMMON COMMON SHARES SHARES  ADS    ADS
                          HIGH   LOW    HIGH   LOW    HIGH   LOW    HIGH   LOW
                         ------ ------ ------ ------ ------ ------ ------ ------
1998
 First Quarter.......... $1,600 $1,472 $32.50 $29.50 $32.00 $26.20    --     --
 Second Quarter.........  1,570  1,300  31.63  25.88  28.00  24.40    --     --
 Third Quarter..........  1,375    885  27.25  17.13  26.00  19.80    --     --
 Fourth Quarter.........    810    600  18.00  11.88  21.20  16.00    --     --
1999
 First Quarter..........    733    594  14.94  11.63  19.60  15.40    --     --
 Second Quarter.........    760    619  16.03  12.06  19.50  15.40 $18.56 $18.50
 Third Quarter..........    765    690  15.38  13.88  19.00  16.50  19.25  18.25
 Fourth Quarter.........    740    600  14.69  11.88  17.00  13.20  18.31  13.62
2000
 First Quarter..........    695    600  14.69  12.00  16.00  13.60  16.50  14.12
 Second Quarter.........    850    680  17.00  13.75  17.90  15.70  18.12  15.87
 Third Quarter..........    966    825  19.63  16.63  20.50  17.90  21.37  18.00
 Fourth Quarter (through
  October 10, 2000).....    950    950  19.13  19.00  20.50  20.50  20.94  20.75

   The closing price for Security Capital Class B common stock on the New York Stock Exchange was:

  . $18.69 on September 25, 2000, the last trading day before we announced the execution of the transaction agreement; and

  .           on           , 2000, the last trading day before the date of
     this joint proxy statement/prospectus.

   The closing price for a U.S. Realty ADS on the New York Stock Exchange was:

  . $19.06 on September 25, 2000, the last trading day before we announced the execution of the transaction agreement; and

  .           on           , 2000, the last trading day before the date of
     this joint proxy statement/prospectus.

   The equivalent per share price (which is the value U.S. Realty shareholders who receive Security Capital Class B common stock in the transaction would have received for each U.S. Realty share they own if the distribution had been completed and they had received 1.15 shares of Security Capital Class B common stock for each of their of U.S. Realty shares on the dates listed) was:

  . $21.49 on September 25, 2000, the last trading day before we announced the execution of the transaction agreement; and

  .           on           , 2000, the last trading day before the date of
     this joint proxy statement/prospectus.

   The amount of cash for each U.S. Realty share that a holder who votes against the transaction and in respect of which the holder elects to receive cash would have received, had the U.S. Realty extraordinary meeting been held on the date listed, was:

  . $20.44 on September 25, 2000, the last trading day before we announced the execution of the transaction agreement (based on the average high and low per share sales prices of the Security Capital Class B common stock during the fifteen trading days ending on September 25, 2000); and

  .           on           , 2000, the last trading day before the date of
     this joint proxy statement/prospectus (based on the average high and low per share sales prices of the Security Capital Class B common stock
     during the fifteen trading days ending on         , 2000).

   Security Capital has not paid any dividends on the Security Capital Class A common stock (since 1994) or the Security Capital Class B common stock. U.S. Realty has never paid dividends on its shares.

   As of September 30, 2000, there were outstanding 1,085,172 shares of Security Capital Class A common stock, held by 649 holders of record; 53,483,797 shares of Security Capital Class B common stock held by 114 holders of record; and 257,642 shares of Security Capital Series B preferred stock held by one holder of record. As of September 30, 2000, there were outstanding 74,883,958 U.S. Realty shares held by 105 holders of record.

   We urge you to obtain current market quotations before voting your shares. The number of shares of Security Capital Class B common stock that U.S. Realty shareholders will receive for their U.S. Realty shares will not change even if Security Capital's Class B common stock or U.S. Realty's share prices change. For this reason, the market value of the shares of Security Capital Class B common stock or the amount of cash that holders of U.S. Realty shares will receive in the transaction may vary significantly from the market value of the shares of Security Capital Class B common stock or the amount of cash that U.S. Realty shareholders would receive if the U.S. Realty extraordinary meeting were held and the liquidation were consummated on the date of this joint proxy statement/prospectus.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   This joint proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Security Capital and U.S. Realty each make forward-looking statements in this joint proxy statement/prospectus and in other documents filed with the U.S. Securities and Exchange Commission to which we refer you. These statements may include statements regarding the period following completion of the transaction. For each of these forward-looking statements we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and similar words and terms identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially. These factors and uncertainties include risks related to the businesses of Security Capital and U.S. Realty as well as the factors relating to the transaction discussed under "Risk Factors." Shareholders should not place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the date of the document incorporated by reference in this joint proxy statement/prospectus. Except for their ongoing obligations to disclose material information as required by the federal securities laws, neither Security Capital nor U.S. Realty is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements.

   For additional information about risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, please see the annual report on Form 10-K that Security Capital has filed with the U.S. Securities and Exchange Commission.

   The cautionary statements described above also apply to all subsequent forward-looking statements attributable to Security Capital or U.S. Realty or any person acting on their behalf relating to the matters we describe in this joint proxy statement/prospectus.

                                  RISK FACTORS

   You should consider carefully the factors set forth below in evaluating the transaction. The following list summarizes material risks related to the transaction. This joint proxy statement/prospectus contains forward-looking statements regarding the operations of Security Capital, U.S. Realty and their combined businesses. Actual results could differ materially from those set forth in the forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements."

RISK FACTORS RELATING TO THE TRANSACTION

 SOME OF THE DIRECTORS OF U.S. REALTY HAVE A CONFLICT OF INTEREST.

   In considering the recommendation of the U.S. Realty board of directors, U.S. Realty shareholders should be aware that William D. Sanders, the non-executive chairman of the board of U.S. Realty, also serves as chairman of the board of Security Capital and is Security Capital's chief executive officer; and, at the time the transaction agreement was approved, Jeffrey A. Cozad served as a director on U.S. Realty's board of directors and as U.S. Realty's managing director, and also served as managing director of U.S. Realty's operating advisor, which is a wholly owned subsidiary of Security Capital. Officers of Commerzbank serve on the boards of directors of both Security Capital and U.S. Realty, and Commerzbank is the primary lender to both U.S. Realty and a subsidiary of Security Capital and is expected to participate in the term loan to finance the transaction. In addition, certain members of the U.S. Realty special committee beneficially own shares of Class B and Class A common stock of Security Capital and Security Capital debentures, and each member of the special committee is also a director of Security Capital European Realty, an affiliate of Security Capital.

 THE TRANSACTION CONSIDERATION TO U.S. REALTY SHAREHOLDERS IS FIXED DESPITE POTENTIAL CHANGES IN RELATIVE STOCK PRICES.

   We will not adjust the number of shares of Security Capital Class B common stock that U.S. Realty shareholders receiving stock will receive for each of their U.S. Realty shares, or the basis for calculating the amount of cash that U.S. Realty shareholders who vote against the transaction and elect to receive cash will receive. The market prices of Security Capital's stock and U.S. Realty's stock when the transaction is completed may differ from their prices at the date the transaction consideration was determined, at the date of this joint proxy statement/prospectus and at the date of the shareholder meetings. These differences may be the result of changes in the business, operations or prospects of Security Capital and U.S. Realty, market assessments of the likelihood and timing of the transaction, general market and economic conditions and other factors. At the time of the U.S. Realty shareholder meeting, U.S. Realty shareholders will know the amount of cash they would receive if they vote "against" the transaction and elect to receive cash instead of shares of Security Capital Class B common stock, but will not know the exact value of the shares of Security Capital Class B common stock they would otherwise receive when the transaction is completed or the amount they could sell those shares for in the market following completion of the transaction. You are urged to obtain current market quotations for Security Capital and U.S. Realty.

 THE FAIRNESS OPINIONS DO NOT ADDRESS CHANGES IN THE RELATIVE VALUES OF THE COMPANIES SINCE THE DATE THE OPINIONS WERE ISSUED.

   The fairness opinion obtained by the Security Capital board of directors and the fairness opinion obtained by the special committee of independent directors of the U.S. Realty board are each dated September 26, 2000 and speak only as of that date. The Security Capital board and the U.S. Realty special committee do not presently intend to obtain updated fairness opinions from Goldman Sachs or Merrill Lynch. Changes in the operations and prospects of Security Capital and U.S. Realty, including general market and economic conditions, may alter the relative values of the companies. Therefore, the opinions of Goldman Sachs and Merrill Lynch do not address the fairness of the transaction consideration at the time of the shareholder meetings or the time the transaction is actually completed.

 WE MAY NOT REALIZE OUR EXPECTATION THAT ANALYSTS AND INVESTORS WILL PERCEIVE SECURITY CAPITAL'S POST-TRANSACTION STRUCTURE FAVORABLY.

   Security Capital and U.S. Realty expect that the transaction will create a company with a simplified structure and a correspondingly stronger market profile for investors. Achieving this better market profile will depend in large part on the perceptions of the investors and analysts who will follow Security Capital after the transaction. Although analyst reports and stock price movements have been favorable, we cannot guarantee that these parties will continue to view the transaction as creating a stronger market profile.

 THE COMPANIES HAVE EXPENDED RESOURCES AND CAPITAL PURSUING THIS TRANSACTION, AND IF THE TRANSACTION DOES NOT OCCUR, THE COMPANIES WILL NOT BENEFIT FROM THESE EXPENDITURES AND MAY INCUR ADDITIONAL PAYMENTS.

   We may not complete the transaction. If we do not complete the transaction, Security Capital and U.S. Realty will have incurred substantial expenses for which neither company will have received any ultimate benefit. Additionally, in the event we terminate the transaction agreement, one party may be required to reimburse the other party for documented out-of-pocket expenses, not in excess of $2.1 million. See "The Transaction Agreement--Expenses." Among the reasons that the transaction may not be completed would be a failure of Security Capital to have obtained sufficient financing for the transaction. While Security Capital has obtained a commitment letter for sufficient financing, there can be no assurance that such financing or any other financing will be consummated for the transaction.

 THE RIGHTS OF SECURITY CAPITAL SHAREHOLDERS DIFFER FROM THOSE OF U.S. REALTY SHAREHOLDERS.

   Luxembourg law applicable to corporations formed under the laws of that country and U.S. Realty's articles of incorporation currently govern the rights of shareholders of U.S. Realty. Upon completion of the transaction, Maryland law applicable to corporations formed under the laws of that state and Security Capital's charter and bylaws will govern the rights of shareholders of U.S. Realty who receive shares of Security Capital Class B common stock. The rights of shareholders of U.S. Realty differ materially from the rights of shareholders of Security Capital and the rights of former U.S. Realty shareholders in Security Capital may be less favorable in some respects than their former rights as shareholders of U.S. Realty, even if more favorable in other respects. See "Comparison of Rights of Shareholders."

RISK FACTORS RELATING TO THE BUSINESS OF SECURITY CAPITAL AND TO THE OWNERSHIP OF SECURITY CAPITAL STOCK

 SECURITY CAPITAL WILL RELY ON DIVIDENDS AND FEES FROM COMPANIES OVER WHICH IT DOES NOT HAVE UNILATERAL CONTROL TO MEET ITS OPERATING EXPENSE NEEDS AND TO SERVICE DEBT, AND ITS FLEXIBILITY REGARDING ITS INVESTMENT IN STRATEGIC INVESTEES IS AND WILL BE LIMITED BY SIGNIFICANT CONTRACTUAL RESTRICTIONS.

   Most of Security Capital's and U.S. Realty's cash flow and earnings come from real estate operating companies in which they own shares. Security Capital and U.S. Realty are, and Security Capital after the transaction will be, partially dependent on dividends and fees it receives from these companies to meet its operating expense needs and to pay principal and interest on its debt. Although Security Capital and U.S. Realty have influence over these real estate operating companies because of their significant ownership interest and contractual rights, Security Capital and U.S. Realty have a non-majority ownership interest and the right to designate nominees for fewer than a majority of the board seats in several of these companies and does not have unilateral control. Decisions or actions of investee management could adversely affect Security Capital. In addition, the ability of the companies in which Security Capital and U.S. Realty invest to pay dividends depends on the economic performance of those companies, the prior claims of creditors or holders of preferred stock of those companies and their compliance with United States federal tax laws.

   In addition, Security Capital has agreed with the public companies in which it and U.S. Realty hold large strategic investments to significant restrictions on, among other matters, disposing of any of those investments as a block or in certain distributions without the consent of the investees. These restrictions, which currently apply to U.S. Realty as well, have the effect of limiting the liquidity of those investments and could materially adversely affect Security Capital's ability to monetize its investments in those companies if it chose to do so. See "Description of Business of U.S. Realty--Agreements with Strategic Investee Companies."

 SECURITY CAPITAL IS SUBJECT TO RISKS UNIQUE TO THE REAL ESTATE BUSINESS THAT COULD ADVERSELY AFFECT FUTURE PERFORMANCE AND RESULTS OF OPERATIONS.

   Security Capital is subject to the following risks unique to the real estate business:

  . Changes in specific economic conditions or commercial patterns that reduce demand for real estate (for example, a recession or change in technology that reduces demand for real estate facilities or which results in bankruptcy of tenants);

  . Changes in tax laws or market conditions that make real estate investment less attractive relative to other investment opportunities. Such changes would reduce the number of buyers for real estate and adversely affect real estate asset values. Selling real estate assets typically takes longer than selling other types of assets, so it is more difficult to anticipate unfavorable changes by selling the affected assets before the change;

  . Changes in tax laws or capital markets, which result in excess capital flowing into new real estate development and excess real estate supply; and

  . When equity and/or debt capital is unavailable or expensive for real estate companies (as has been the case since mid-1998), Security Capital is adversely affected, primarily because fee-earning capital markets transaction volume suffers, the value of assets under management, on which fees are based, is lower, and the ability to pursue attractive investment opportunities, including new start-up companies, is limited (and investees in the start-up phase may need to reduce activities and incur related charges).

 SECURITY CAPITAL HAS SEVERAL AFFILIATED COMPANIES AND FROM TIME TO TIME ENGAGES IN TRANSACTIONS WITH THOSE COMPANIES, CREATING POTENTIAL CONFLICTS OF INTEREST.

   Transactions between Security Capital and its affiliates have occurred and may occur in the future. Several of Security Capital's directors or senior officers are directors or trustees of its affiliates, or own shares of its affiliates. Those persons may have conflicts of interest in affiliate transactions. Where Security Capital engages in these types of transactions it has obtained or will obtain disinterested director approval or shareholder approval, when necessary, for transactions in which directors may have a conflict of interest. Neither Security Capital's charter nor its bylaws contains any restrictions on interested party transactions.

 SECURITY CAPITAL WOULD BE MATERIALLY ADVERSELY AFFECTED IF IT WERE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY UNDER THE U.S. INVESTMENT COMPANY ACT.

   Security Capital is not registered as an investment company under the U.S. Investment Company Act of 1940, in reliance on an exemption provided by Rule 3a-1 under that Act. The Investment Company Act does not require Security Capital to register as an investment company because Security Capital is principally engaged in the real estate business through companies that it primarily controls. To the extent Security Capital and its affiliates dispose of some of their equity interest in investees or do not elect to participate in future equity offering by investees, or those investees issue substantial additional equity securities in a business combination to unaffiliated parties, Security Capital's ownership interest in and control over those investees could diminish. Under those circumstances, Security Capital could potentially be required to register, or to seek another exemption from registration, as an investment company under the Investment Company Act. Security Capital would suffer additional regulatory costs and expenses, and might be required to discontinue some operations or investments, if the Investment Company Act required it to register as an investment company.

                                THE TRANSACTION

BACKGROUND OF THE TRANSACTION

   At meetings of the board of directors of Security Capital held between February 1999 and March 2000, the board reviewed with management Security Capital's business, structure, relationships with its investees and ideas for creating shareholder value. At these meetings, the board discussed concepts for potentially restructuring U.S. Realty or Security Capital's ownership in U.S. Realty. During this period, management and Security Capital's advisors researched various ideas for potential transactions involving U.S. Realty.

   In April 2000, Security Capital informed the U.S. Realty board that it expected to make a proposal with respect to a transaction between Security Capital and U.S. Realty. At a telephonic meeting on April 27, 2000, the U.S. Realty board determined that, in view of possible conflicts of interest and the requirement under the articles of incorporation of U.S. Realty that transactions between U.S. Realty and Security Capital be approved by a majority of the independent directors of U.S. Realty, it was advisable to form a special committee of independent directors to consider and evaluate any proposals from Security Capital. The U.S. Realty board initially appointed to the special committee three of the four members of the U.S. Realty board considered "independent directors" under U.S. Realty's articles of incorporation, namely Erich Coenen, Jay O. Light, and Francois Moes. The special committee appointed Mr. Light as chairman. Claude Kremer was not appointed to the special committee because of his position as a partner at Arendt & Medernach, which, in addition to serving as U.S. Realty's Luxembourg counsel, had advised other affiliates of Security Capital. The U.S. Realty board also appointed James Mauck (who at the time was not a director of U.S. Realty, but who had served previously as a member of the U.S. Realty board and who had been nominated for election to the U.S. Realty board at the next annual shareholders' meeting) to serve initially as a non-voting, advisory member of the special committee, and effective immediately upon his election as a director of U.S. Realty, to serve as a full, voting member of the special committee.

   The U.S. Realty board authorized the special committee to consider and evaluate the fairness and advisability to the U.S. Realty shareholders of a potential proposal from Security Capital and to report its recommendation to the full U.S. Realty board. The special committee also was empowered, if required by its fiduciary duties, to initiate or solicit an alternative or competing transaction to a potential proposal from Security Capital and report its recommendation concerning any such alternative transaction to the full U.S. Realty board. The special committee was authorized to conduct negotiations regarding a potential proposal from Security Capital and any alternative transactions, to review such information as it deemed appropriate, and to retain legal, financial and other advisors to assist it in its consideration and evaluation of a potential proposal from Security Capital and any alternative transactions.

   The special committee of U.S. Realty retained legal counsel. The special committee and its legal counsel discussed the need to retain a suitable financial advisor to assist the special committee in negotiating and evaluating any potential proposals from Security Capital. On May 22, 2000, the special committee engaged Merrill Lynch to serve as financial advisor to the special committee.

   In late April and early May, representatives of Security Capital management separately contacted the three public companies in which U.S. Realty holds strategic positions to discuss the possible terms under which the companies might agree to waive restrictions in their agreements with U.S. Realty against transfers to Security Capital of the shares held by SC-Holdings in those companies. Security Capital was able to reach an agreement with each of the three investee companies enabling the transactions contemplated by the transaction agreement with U.S. Realty to proceed. As a condition to their agreement, each of the investee companies required, among other concessions, elimination of various restrictions on their business operations contained in those agreements and an extension of the period restricting actions by U.S. Realty and SC-Holdings to become effective in the event of such a transfer. See "Description of Business of U.S. Realty--Agreements with Strategic Investee Companies."

   On May 25, 2000, Security Capital's management and advisors presented a proposal to Security Capital's board of directors to effect a transaction between U.S. Realty and Security Capital. The board authorized management of Security Capital to make a proposal to and enter into negotiations with U.S. Realty.

   During the period from June 5 to 8, 2000, C. Ronald Blankenship, Vice Chairman and Chief Operating Officer of Security Capital, and Paul E. Szurek, Chief Financial Officer of Security Capital, met with the U.S. Realty board members for the purpose of giving a presentation on the proposed transaction.

   On June 13, 2000, Security Capital sent a letter to the board of directors of U.S. Realty proposing a specific transaction between Security Capital and U.S. Realty. The proposed transaction was a transaction in which the shareholders of U.S. Realty would receive in exchange for each share of outstanding U.S. Realty stock, 1.10 shares of Security Capital Class B common stock. First, Security Capital would acquire all of U.S. Realty's assets (consisting mainly of U.S. Realty's interest in SC-Holdings) in exchange for
1.10 shares of Security Capital Class B common stock for each outstanding share of U.S. Realty plus sufficient cash to repay U.S. Realty's convertible notes and to pay cash to U.S. Realty shareholders electing to receive cash in lieu of stock. Second, following the transfer described above, U.S. Realty would voluntarily liquidate and distribute the Security Capital Class B common stock and cash to its shareholders. The proposal was conditioned on the aggregate amount of cash to be distributed to cash-electing shareholders not exceeding $150 million. Security Capital stated in its proposal that it was not interested in selling its interest in U.S. Realty or participating in any other business combination or extraordinary corporate transaction involving U.S. Realty.

   On June 18, 2000, Mr. Light, as Chairman of the special committee of U.S. Realty, delivered a letter to Security Capital stating that the special committee had received the June 13 proposal and was reviewing the proposal with the assistance of its legal and financial advisors.

   On June 27 and 28, 2000, the special committee of U.S. Realty met in Luxembourg with its legal and financial advisors. The special committee, together with its legal counsel, discussed any relationships that its members might have with Security Capital that could call into question each member's independence. After reviewing Mr. Coenen's relationship with Commerzbank AG and the relationships of Commerzbank AG with U.S. Realty, for which Commerzbank is the main lender, and Security Capital and its other affiliates, Mr. Coenen and the special committee mutually decided that it would be in the best interests of U.S. Realty, its shareholders and the U.S. Realty board if Mr. Coenen were to resign from the special committee. Accordingly, Mr. Coenen resigned from the special committee. None of the other members of the special committee is employed by or affiliated with U.S. Realty (except in their capacities as directors) or Security Capital or any of its affiliates, except that each member is also a director of Security Capital European Realty, an affiliate of Security Capital. In addition, Mr. Light beneficially owns 38,900 shares of Class B common stock of Security Capital and Mr. Mauck beneficially owns 15.5 shares of Class A common stock of Security Capital and $12,500 of Security Capital debentures.

   At the meeting of the special committee, legal counsel to the special committee advised the special committee of its legal responsibilities regarding actions taken by the special committee with respect to the Security Capital proposal. Thereafter, the special committee discussed with its legal counsel, and adopted, certain procedures to be followed in analyzing the Security Capital proposal and any alternative proposals that might be received by U.S. Realty. Merrill Lynch reviewed with the special committee certain public information regarding the relative valuations of U.S. Realty and Security Capital. The special committee directed Merrill Lynch to perform additional due diligence regarding the relative valuations of U.S. Realty and Security Capital and to work with Goldman Sachs, financial advisor to Security Capital, in gathering such information. The special committee then directed its legal counsel and Merrill Lynch to consider alternatives to the Security Capital proposal and to analyze the business and legal issues related to any such alternatives.

   At the conclusion of the meeting on June 28, 2000, the special committee of U.S. Realty delivered a letter to Security Capital advising that it was continuing to review the June 13 proposal.

   From June 29, 2000 through July 12, 2000, Mr. Light, as chairman of the special committee of U.S. Realty, and the advisors to the special committee discussed and reviewed several alternatives, including full and partial liquidation of U.S. Realty. Arendt & Medernach, U.S. Realty's Luxembourg counsel, informed the special committee that any extraordinary corporate transaction would require the approval of two-thirds of a quorum consisting of a majority of the outstanding shares and, thus, Security Capital, with its approximately 40% ownership stake in U.S. Realty, effectively could block any alternative extraordinary transaction.

   The special committee of U.S. Realty held a telephonic meeting on July 13, 2000 to discuss several alternative transactions. Merrill Lynch suggested that the most viable alternative, from a financial perspective, would be the liquidation of U.S. Realty, accomplished in the following manner: first, selling U.S. Realty's interests in its privately held investees to Security Capital in exchange for shares of Security Capital Class B common stock and cash; second, repaying outstanding debt; and then, liquidating U.S. Realty. In the liquidation, U.S. Realty shareholders would receive distributions of U.S. Realty's interests in its publicly held investees, shares of Security Capital Class B common stock, and cash. Any additional cash required in the distribution would be raised from registered offerings of shares of publicly held investees. The special committee discussed with its legal counsel certain legal issues surrounding this alternative, including the fact that the proposal could be consummated only with the approval of Security Capital and U.S. Realty's publicly-traded investees. On July 19, 2000, the special committee submitted a letter to Security Capital setting forth this alternative proposal and requesting that Security Capital and its advisors meet with the special committee and its advisors to review the alternative proposal.

   Security Capital responded in writing to the July 19, 2000 letter from the special committee on July 20, 2000, explaining that Security Capital was not interested under any circumstances in pursuing the alternative transaction. Security Capital reiterated that it was only interested in pursuing the proposal set forth in its June 13, 2000 letter and that, regardless of whether or not an agreement was reached concerning the Security Capital proposal, it would not agree to pursue the proposed alternative transaction or any similar transaction. Security Capital stated its belief that the interest of U.S. Realty's shareholders would be best served by participating on an ongoing basis in a combined Security Capital/U.S. Realty. The letter emphasized the inclusion as a part of the proposed transaction of an option for U.S. Realty shareholders to receive cash for their shares.

   The special committee of U.S. Realty held a telephonic meeting on July 25, 2000, to discuss Security Capital's rejection of the alternative transaction. In light of Security Capital's rejection of the proposed alternative transaction and U.S. Realty's inability to complete the proposed alternative transaction without Security Capital's approval, the special committee determined to discuss further with Security Capital its June 13 proposal. On July 26, 2000, the special committee delivered a letter to Security Capital setting forth its counterproposals. In particular, the special committee proposed that the consideration to be received by the U.S. Realty shareholders be based on a ratio of 1.20 shares of Security Capital Class B common stock for each outstanding U.S. Realty share rather than the 1.10 Security Capital shares that Security Capital proposed. The special committee further proposed that the condition relating to the maximum cash to be paid by Security Capital to dissenting U.S. Realty shareholders be raised from $150 million to $200 million.

   From the beginning of August through September 13, 2000, Merrill Lynch and Goldman Sachs met on several occasions to exchange information and discuss the relative valuations and net asset values of U.S. Realty and Security Capital. The special committee of U.S. Realty and its advisors met on August 8, 2000 and September 8, 2000 via telephone conferences to obtain updates from Merrill Lynch on its discussions with Goldman Sachs and from counsel to the special committee on discussions with respect to the draft transaction agreement provided to the special committee by counsel to Security Capital.

   On August 16, 2000, at a regularly scheduled meeting of the Security Capital board of directors, members of senior management reviewed with the board the status of the discussions between Security Capital's representatives and the special committee's representatives.

   On September 15, 2000, the Luxembourg supervisory authority advised that it would not object to the transaction structure proposed in the June 13 letter. From September 19 through September 25, 2000, Merrill Lynch and Goldman Sachs held several discussions via telephone and a meeting to negotiate the effective value exchange ratio and the maximum aggregate amount of cash Security Capital would be willing to pay for U.S. Realty shares held by shareholders electing cash. During this period, counsel to the special committee of U.S. Realty and counsel to Security Capital worked at the direction of their clients to resolve the remaining open issues in the transaction agreement.

   On September 19, 2000, at a special meeting of the Security Capital board of directors, members of senior management reviewed with the board the status of the negotiations between Security Capital's representatives and the special committee's representatives, and the board reviewed and approved the financing arrangements for the transaction.

   The special committee of U.S. Realty and its advisors held a telephonic meeting on September 22, 2000. Mr. Light reported that Security Capital had offered an effective value exchange ratio based on 1.15 shares of Security Capital Class B common stock for each outstanding U.S. Realty share and a maximum aggregate cash amount of $200 million. Mr. Light noted that this offer was subject to satisfactory resolution of outstanding open issues under the transaction agreement. The special committee tentatively approved the 1.15 effective value exchange ratio and $200 million on aggregate cash maximum. The special committee and its counsel discussed the remaining open issues on the transaction agreement as well as Security Capital's condition to these terms. The special committee directed its counsel to test further whether Security Capital would consider waiving its conditions to these terms and otherwise to finalize the terms and conditions of the transaction agreement.

   From September 22, 2000 to September 24, 2000, counsel to the special committee of U.S. Realty and counsel to Security Capital further discussed the remaining open points in the transaction agreement at the direction of their respective clients.

   On September 24, 2000, the special committee of U.S. Realty, together with legal counsel to the special committee and Merrill Lynch, met in Amsterdam, the Netherlands. A copy of the proposed final draft of the transaction agreement and related analyses and other materials had been delivered to the special committee prior to the meeting. The special committee discussed with its advisors the terms of the proposed final draft of the transaction agreement. Mr. Light informed the special committee that neither he nor legal counsel to the special committee had been able to persuade Security Capital to agree to any further contractual concessions. Then Merrill Lynch presented an analysis, outlined in the materials distributed to the special committee prior to the meeting, of the consideration to be received by shareholders of U.S. Realty and delivered its oral opinion to the effect that such consideration was fair, from a financial point of view, to the shareholders of U.S. Realty (other than Security Capital and its affiliates). The special committee discussed the consideration to be received in detail and questioned Merrill Lynch regarding certain aspects of its valuation methodology and analysis. Based on the factors described below in "--Recommendation of the Special Committee of the Board of Directors" and subject to (A) receipt of a final fairness opinion from Merrill Lynch and (B) the requisite approval of the Security Capital board of directors of the proposed transaction, the special committee unanimously determined (1) that the sale to Security Capital of all of the shares and other equity interests in SC-Holdings held by U.S. Realty, the subsequent liquidation of U.S. Realty, the transaction agreement and the transactions and matters contemplated thereby were advisable, fair to, and in the best interests of, U.S. Realty and its shareholders and (2) to approve and recommend that the U.S. Realty board approve, accept and declare advisable the sale to Security Capital of all of the shares and other equity interests in SC-Holdings held by U.S. Realty, the subsequent liquidation of U.S. Realty, the transaction agreement and the transactions and matters contemplated thereby and recommend to the U.S. Realty shareholders that they approve the sale to Security Capital of all of the shares and other equity interests in SC-Holdings held by U.S. Realty, the subsequent liquidation of U.S. Realty, the transaction agreement and the transactions and matters contemplated thereby.

   After the special committee meeting on September 24, 2000, all of the members of the U.S. Realty board held a telephonic meeting to receive the report of the special committee. At the board meeting, Mr. Light presented the report of the special committee advising the U.S. Realty board that the special committee unanimously found the sale to Security Capital of all of the shares and other equity interests in SC-Holdings held by U.S. Realty, the subsequent liquidation of U.S. Realty, the transaction agreement and the other transactions contemplated thereby to be advisable, fair to, and in the best interests of, U.S. Realty and its shareholders and recommended that the U.S. Realty board approve, accept and declare advisable the sale to Security Capital of all of the shares and other equity interests in SC-Holdings held by U.S. Realty, the liquidation of U.S. Realty, the transaction agreement and the other transactions contemplated thereby and recommend to the U.S. Realty shareholders that they approve the sale to Security Capital of all of the shares and other equity interests in SC-Holdings held by U.S. Realty, the liquidation of U.S. Realty, the transaction agreement and the other transactions contemplated thereby, subject to (1) receipt of a final fairness opinion from Merrill Lynch and (2) the requisite approval of the Security Capital board of the proposed transaction. Legal counsel to the special committee summarized the terms of the transaction agreement and the negotiations regarding certain significant terms. Merrill Lynch summarized its presentation given earlier in the day to the special committee. After hearing and discussing the report and recommendation of the special committee, the U.S. Realty board, subject to (A) receipt of a final fairness opinion from Merrill Lynch and (B) the requisite approval of the Security Capital board of the proposed transaction, unanimously (i) determined that the sale to Security Capital of all of the shares and other equity interests in SC-Holdings held by U.S. Realty, the liquidation of U.S. Realty, the transaction agreement and the other transactions contemplated thereby were advisable, fair to, and in the best interests of, U.S. Realty and its shareholders and (ii) recommended that U.S. Realty shareholders approve the sale to Security Capital of all of the shares and other equity interests in SC-Holdings held by U.S. Realty, the liquidation of U.S. Realty, the transaction agreement and the other transactions contemplated thereby.

   The Security Capital board of directors held a special meeting in the afternoon on September 25, 2000. Security Capital management and its legal and financial advisors made presentations to the board concerning the proposed transaction agreement and the status of the negotiations with the U.S. Realty special committee. Goldman Sachs made a financial presentation to the board of directors and gave its oral opinion (subsequently confirmed in writing) to the board as to the fairness to Security Capital, from a financial point of view, of the consideration to be paid by Security Capital under the transaction agreement. Legal counsel to Security Capital described the terms and conditions of the draft transaction agreement and other related matters. After discussion and consideration, the Security Capital board approved the transaction agreement and determined to recommend that shareholders of Security Capital approve the issuance of shares of Security Capital Class B common stock in the transaction. The board also resolved to reclassify a number of authorized shares of Class A common stock and Series A preferred stock to provide for additional authorized Class B common stock to complete the transaction.

   On September 26, 2000, Merrill Lynch delivered its opinion to the effect that, based upon and subject to certain factors and assumptions stated in its opinion, as of such date the consideration to be received by the U.S. Realty shareholders (other than Security Capital and its affiliates) was fair, from a financial point of view, to such shareholders of U.S. Realty. On September 26, 2000, after Security Capital's and the U.S Realty special committee's legal counsel had finalized the transaction documents, Security Capital, SC Realty and U.S. Realty entered into the transaction agreement. Prior to the opening of the New York and Amsterdam stock exchanges, Security Capital and U.S. Realty issued a joint press release announcing the transactions and the execution of the transaction agreement.

RECOMMENDATIONS OF THE U.S. REALTY SPECIAL COMMITTEE AND OF THE FULL U.S. REALTY BOARD; FAIRNESS OF THE TRANSACTION

 The U.S. Realty Special Committee

   Because two members of the U.S. Realty board of directors are or were affiliated with Security Capital, and because U.S. Realty's articles of incorporation require the independent directors of U.S. Realty to approve any transaction between U.S. Realty and Security Capital, the U.S. Realty board appointed a special committee of three independent directors to evaluate the proposed transaction. None of the members of the U.S. Realty special committee are officers or employees of U.S. Realty (except in their capacities as directors) or directors, officers or employees of Security Capital or any of its affiliates (other than U.S. Realty and its affiliates), except that each member is also a director of Security Capital European Realty, an affiliate of Security Capital (although Mr. Light beneficially owns 38,900 shares of Security Capital Class B common stock and Mr. Mauck beneficially owns 15.5 shares of Security Capital Class A common stock and $12,500 of Security Capital debentures).

   The members of the U.S. Realty special committee have not received any special compensation for their services on the committee, other than a one-time payment to the chairman of the special committee of $6,000 and to each other member of the special committee of $5,000 and other than regular meeting fees of $1,000 to each member per meeting in connection with their service on the special committee. Members of the U.S. Realty special committee, however, will be entitled to indemnification rights and to directors' and officers' liability insurance under the transaction agreement and acceleration and receipt of cash payments under U.S. Realty incentive arrangements. (See "--Interests of Certain Persons in the Transaction"). The U.S. Realty board of directors and the special committee believe that the foregoing arrangements do not affect the special committee's independence or impartiality.

 Recommendations of the U.S. Realty Special Committee and the Full U.S. Realty Board

   The special committee unanimously determined (1) that the sale to Security Capital of all of the shares and other equity interests in SC-Holdings held by U.S. Realty, the subsequent liquidation of U.S. Realty, the transaction agreement and the other transactions and matters contemplated thereby were advisable, fair to, and in the best interests of, U.S. Realty and its shareholders (other than Security Capital and its affiliates) and (2) to approve and recommend that the U.S. Realty board of directors approve, accept and declare advisable the sale to Security Capital of all of the shares and other equity interests in SC-Holdings held by U.S. Realty, the subsequent liquidation of U.S. Realty, the transaction agreement and the other transactions and matters contemplated thereby and recommend to the U.S. Realty shareholders that they approve the sale to Security Capital of all of the shares and other equity interests in SC-Holdings held by U.S. Realty, the subsequent liquidation of U.S. Realty, the transaction agreement and the other transactions and matters contemplated thereby. The U.S. Realty board of directors unanimously (1) determined that the sale to Security Capital of all of the shares and other equity interests in SC-Holdings held by U.S. Realty, the subsequent liquidation of U.S. Realty, the transaction agreement and the other transactions and matters contemplated thereby were advisable, fair to, and in the best interests of U.S. Realty and its shareholders and (2) recommended that U.S. Realty shareholders approve the sale to Security Capital of all of the shares and other equity interests in SC-Holdings held by U.S. Realty, the subsequent liquidation of U.S. Realty, the transaction agreement and the other transactions and matters contemplated thereby. ACCORDINGLY, THE FULL U.S. REALTY BOARD UNANIMOUSLY RECOMMENDS THAT U.S. REALTY SHAREHOLDERS VOTE IN FAVOR OF APPROVAL OF THE TRANSACTION AGREEMENT AND THE TRANSACTIONS AND MATTERS CONTEMPLATED THEREBY.

U.S. REALTY'S REASONS FOR THE TRANSACTION

 Matters Considered by the U.S. Realty Special Committee

   In reaching the conclusions described above, the special committee considered a number of factors, including but not limited to the following:

  . the opinion of Merrill Lynch, dated as of September 26, 2000, to the effect that, based upon, and subject to certain factors and assumptions set forth therein, as of such date, the consideration to be received by the U.S. Realty shareholders (other than Security Capital and its affiliates) pursuant to the transactions described herein is fair to such shareholders from a financial point of view, see "--Opinion of Merrill Lynch, Financial Advisor to the U.S. Realty Special Committee;"

  . various valuation analyses employed by Merrill Lynch in making its determination as to the fairness of the consideration to be received by the U.S. Realty shareholders including selective publicly traded comparable companies analysis, selected comparable acquisition transaction analysis, discounted cash flow analysis, and net asset valuation. See "--Background of the Transaction" and "--Opinion of Merrill Lynch, Financial Advisor to the U.S. Realty Special Committee;"

  . the fact that the terms of the transaction were determined through arm's-length negotiations between Security Capital and the independent special committee and their legal and financial advisors, and the judgment of the special committee that, based upon the negotiations that had transpired, it was unlikely that an effective value exchange ratio higher than 1.15 could be obtained;

  . the exchange ratio represented a market premium for U.S. Realty shareholders of 12.7% on the day immediately preceding the date of the announcement;

  . the fact that Security Capital's consent which would be required for U.S. Realty's proposed alternative transaction and Security Capital's response that it would not support the alternative transaction or similar transactions for reasons including a desire that all shareholders have the opportunity to continue ownership in the combined company;

  . the strong financial commitment that Security Capital received from its lenders and the belief that Security Capital has the financial resources necessary to consummate the transaction;

  . the ability of U.S. Realty shareholders under the transaction to continue to participate in any potential growth of the combined company while permitting shareholders who desire to receive cash the option do so (subject to the $200 million maximum);

  . the fact that U.S. Realty shareholders will own shares in a combined company with significantly greater assets and a simpler structure with no external advisor;

  . the increased market capitalization of the combined company should provide substantially improved liquidity to current shareholders of U.S. Realty; and

  . the combined company will have a larger and more diversified portfolio of investments.

   The special committee noted that approximately 40.6% of the outstanding U.S. Realty shares are held by Security Capital and its affiliates. The special committee also considered that the obligation of U.S. Realty to complete the transaction is not conditioned upon the favorable vote of a majority of the shareholders who are not affiliated with Security Capital. In spite of the absence of this voting requirement, the special committee believes that the procedure that was followed in determining the amount of consideration that U.S. Realty shareholders will receive in the transaction, the methodology for calculating the amount of cash to be received by the U.S. Realty shareholders who vote "against" the transaction and who elect to receive cash instead of Security Capital shares, and the other terms and conditions of the transaction agreement were fair to the U.S. Realty shareholders who are not affiliated with Security Capital.

 Matters Considered by the U.S. Realty Board of Directors

   The U.S. Realty board of directors consists of seven directors, three of whom served on the special committee. At the September 24, 2000 meeting of the U.S. Realty board of directors, the special committee, with its legal and financial advisors participating, reported to the other members of the U.S. Realty board on its review of the transaction agreement and the factors taken into account by the special committee in reaching its determinations and recommendation. Accordingly, the full U.S. Realty board of directors took into account the same factors considered by the special committee. In addition, the full U.S. Realty board considered the conclusions and recommendation of the special committee and believes that these factors supported the U.S. Realty board's fairness determination. Furthermore, the U.S. Realty board considered the fact that the amount of consideration that U.S. Realty shareholders will receive in the transaction, the methodology for calculating the amount of cash to be received by U.S. Realty shareholders who vote "against" the transaction and who elect to receive cash instead of Security Capital shares, and the other terms and conditions of the transaction agreement were the result of arm's-length negotiations among the special committee and Security Capital and their respective advisors.

   The foregoing discussion of the matters considered by the U.S. Realty special committee and the U.S. Realty board includes all of the material factors considered by each of the special committee and the board in reaching its determinations and recommendation but is not meant to be exhaustive. In view of the variety of factors considered in reaching their determinations, the special committee and the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendation. In addition, individual members of the special committee and the board may have given different weights to different factors.

OPINION OF MERRILL LYNCH, FINANCIAL ADVISOR TO THE U.S. REALTY SPECIAL
COMMITTEE

   The special committee of the board of directors of U.S. Realty retained Merrill Lynch to act as its exclusive financial advisor in connection with consideration of Security Capital's proposal and the transaction entered into with Security Capital. On September 24, 2000, Merrill Lynch delivered to the special committee its oral opinion, later confirmed in writing, to the effect that, based upon and subject to certain factors and assumptions stated in its opinion, as of such date, the consideration to be received by shareholders of U.S. Realty, other than Security Capital and its affiliates, pursuant to the transaction contemplated by the transaction agreement was fair from a financial point of view to the holders of U.S. Realty shares, other than Security Capital and its affiliates.

   THE FULL TEXT OF THE MERRILL LYNCH OPINION, DATED SEPTEMBER 26, 2000, WHICH SETS FORTH A DESCRIPTION OF THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS APPENDIX B. U.S. REALTY SHAREHOLDERS ARE URGED TO READ THE MERRILL LYNCH OPINION CAREFULLY IN ITS ENTIRETY, ESPECIALLY WITH REGARD TO THE ASSUMPTIONS MADE AND FACTORS CONSIDERED BY MERRILL LYNCH.

   The Merrill Lynch opinion was provided to the special committee of the board of directors of U.S. Realty for their information and is directed only to the fairness from a financial point of view of the consideration to be received by shareholders of U.S. Realty, other than Security Capital and its affiliates, pursuant to the transaction, and does not address (a) the merits of the underlying decision by U.S. Realty to engage in the transaction, (b) the equivalency or desirability of the different elections that holders of U.S. Realty shares can make pursuant to the transaction agreement or (c) the price or trading range at which U.S. Realty shares or Security Capital shares will trade following the announcement or consummation of the transaction. The Merrill Lynch opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the transaction or as to whether such shareholder should vote "against" the transaction and elect to receive cash for his or her U.S. Realty shares.

   The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to the special committee. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the underlying Merrill Lynch opinion. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

   In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch or U.S. Realty. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

   No company, transaction or business used as a comparison is identical to U.S. Realty or Security Capital as of September 22, 2000 or the transaction contemplated by the transaction agreement. Accordingly, an examination of the results of those analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public trading or other values of the company or companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable acquisition or company data.

   In arriving at its opinion, Merrill Lynch, among other things:

  . reviewed certain publicly available business and financial information relating to U.S. Realty and Security Capital that Merrill Lynch deemed to be relevant;

  . reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of U.S. Realty and Security Capital;

  . conducted discussions with members of senior management and representatives of U.S. Realty and Security Capital concerning the matters described in the two preceding clauses;

  . reviewed the market prices and valuation multiples for U.S. Realty shares and Security Capital shares and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  . reviewed the results of operations of U.S. Realty and Security Capital and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

  . compared the proposed financial terms of the transaction with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

  . participated in certain discussions and negotiations among representatives of U.S. Realty and Security Capital and their financial and legal advisors;

  .  reviewed the potential pro forma impact of the transaction;

  .  reviewed the transaction agreement; and

  . reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, real estate, market and monetary conditions.

   Merrill Lynch was not authorized by U.S. Realty or the special committee of the board of directors to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of U.S. Realty. In addition, although Merrill Lynch considered the possible liquidation of U.S. Realty, Security Capital is in a position to block such liquidation and Merrill Lynch has been advised and has assumed that Security Capital would not permit the liquidation of all or any portion of U.S. Realty nor would it consider any transaction other than the transaction.

   In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information, did not undertake an independent evaluation or appraisal of any of the assets or liabilities of U.S. Realty or Security Capital or any direct or indirect subsidiary of U.S. Realty or Security

Capital and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of U.S. Realty or Security Capital. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by U.S. Realty or Security Capital, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of U.S. Realty's or Security Capital's management as to the expected future financial performance of U.S. Realty or Security Capital, as the case may be.

   The Merrill Lynch opinion is necessarily based upon market, real estate, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of September 26, 2000, the date of its opinion. Merrill Lynch also assumed that in the course of obtaining necessary consents or approvals for the transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the transaction.

   The following is a summary of the material portions of the financial and comparative analyses performed by Merrill Lynch in connection with its preparation of the Merrill Lynch opinion.

   Merrill Lynch calculated a range of implied valuations for U.S. Realty and Security Capital by utilizing the following four valuation analyses:

     1. Selected Publicly Traded Comparable Companies Analysis. A publicly traded comparable companies analysis reviews a business's operating performance and outlook relative to a group of publicly traded peer companies to determine an implied unaffected market trading valuation multiple.

     2. Selected Comparable Acquisition Transaction Analysis. A comparable acquisition transaction analysis provides an implied valuation multiple based upon financial information of companies which have been acquired in selected recent transactions and which are in the same or similar industries as the business being valued.

     3. Discounted Cash Flow Analysis. A discounted cash flow analysis provides insight into the intrinsic value of a business based on the projected earnings and capital requirements and the net present value of the subsequent cash flows anticipated to be generated by the assets of the business.

     4. Net Asset Valuation. A net asset valuation provides an implied value per share by subtracting accounts payable, accrued expenses, indebtedness and preferred stock from the current value of all investments held by the business.

   Merrill Lynch then compared the valuations of U.S. Realty and Security Capital obtained by utilizing the valuation analyses described above. Merrill Lynch also noted that, for those shareholders who do not wish to receive shares of Security Capital Class B common stock in the transaction, an amount of cash which is intended to have a value equivalent to the Security Capital shares will be made available, on a limited basis.

 Selected Publicly Traded Comparable Companies Analysis

   Using publicly available information, including growth rate estimates obtained from First Call Corporation, Merrill Lynch reviewed the stock prices as of September 22, 2000 and market multiples of the common stock of companies that Merrill Lynch believes hold investments that are generally comparable to those of U.S. Realty and Security Capital.

   With respect to U.S. Realty, Merrill Lynch reviewed information for 13 companies which primarily own office properties, 12 companies which primarily own retail properties, 5 companies which primarily own mobile home properties, 14 companies which primarily own shopping centers and three companies which primarily own storage facilities. Merrill Lynch then weighted the data from each type of company to conform to the percentage of investments which are held by U.S. Realty in each type of property.

   With respect to Security Capital, Merrill Lynch reviewed 21 companies which primarily own apartments and seven companies which primarily own industrial or distribution facilities. Merrill Lynch then weighted the data from each type of company to conform to the types of properties owned by Security Capital, while also taking into account Security Capital's interest in U.S. Realty.

   Merrill Lynch analyzed the multiples obtained by dividing the market capitalization of the common stock of each of the comparable companies by (x) the earnings before depreciation, amortization and deferred taxes ("EBDADT") of each of the comparable companies for its current fiscal year and (y) the projected EBDADT for each of the comparable companies for next year. Such multiples were then applied to the corresponding market capitalization of U.S. Realty and Security Capital, to derive valuation estimates. Using this methodology, Merrill Lynch arrived at weighted multiples for U.S. Realty ranging from 7.0x to 9.0x for the current fiscal year and 6.0x to 8.0x for next year, yielding an estimated per share valuation for U.S. Realty shares of $15.47 to $20.80, and weighted multiples for Security Capital ranging from 8.0x to 10.0x for the current fiscal year and 7.0x to 9.0x for next year, yielding an estimated per share valuation for Security Capital Class B common stock ranging from $18.34 to $23.70.

 Selected Comparable Acquisition Transaction Analysis

   Using publicly available information, Merrill Lynch reviewed the purchase prices and multiples paid in 11 completed acquisitions in the real estate industry (the "Comparable Acquisition Transactions"). Merrill Lynch valued U.S. Realty shares and shares of Security Capital Class B common stock by means of comparison to (x) the premium paid in the Comparable Acquisition Transactions over the market price of the target stock (ranging from 9.0% to 17.0%) and (y) multiples of the acquisition price in the Comparable Acquisition Transactions divided by (i) the current fiscal year EBDADT (ranging from 9.0x to 12.0x) and
(ii) the projected next year EBDADT (ranging from 8.0x to 11.0x). Utilizing this methodology, Merrill Lynch derived estimated per share valuations for U.S. Realty shares ranging from $19.89 to $28.60 and estimated per share valuations for Security Capital Class B common stock ranging from $20.96 to $28.82.

 Discounted Cash Flow Analysis

   Merrill Lynch performed discounted cash flow analyses of U.S. Realty and Security Capital on a stand alone basis using a set of forecasts provided by the managements of U.S. Realty and Security Capital. Utilizing such forecasts, Merrill Lynch calculated the theoretical unlevered discounted present value by adding together the present value of (x) the projected stream of unlevered free cash flow through the fiscal year 2004 and (y) the projected terminal values of U.S. Realty and Security Capital at the end of fiscal year 2004. The terminal values were calculated based upon EBDADT multiples ranging from 7.0x to 9.0x for U.S. Realty and 8.0x to 10.0x for Security Capital. The unlevered after-tax discount rates used in the discounted cash flow analyses ranged from 8.0% to 12.0%. Utilizing this methodology, Merrill Lynch derived estimated per share valuations for U.S. Realty shares ranging from $16.23 to $25.55 and shares of Security Capital Class B common stock ranging from $14.70 to $24.82.

 Net Asset Valuation

   Merrill Lynch calculated the net asset value of U.S. Realty and Security Capital by (i) adding the public market value of all publicly owned securities held in their respective portfolios as of September 22, 2000, (ii) adding the cost of all investments in privately held companies, (iii) adding certain other investments, accounts receivable and cash, (iv) subtracting all accounts payable, accrued expenses and indebtedness, and (v) in the case of U.S. Realty, subtracting the capitalized value of a management fee paid annually to Security Capital, estimated at $31 million per year, capitalized at 8.0x. The implied per share valuation derived from this calculation is a range of $26.21 to $29.52 for U.S. Realty (varying based only on the management fee) and $24.75 for Security Capital.

 Relative Valuation Analysis

   Merrill Lynch compared the implied per share valuations for U.S. Realty and Security Capital determined by each of the foregoing methods, and in each case determined a ratio of U.S. Realty share value to Security Capital share value. The respective ratios are .84x to .88x for the public comparable companies analysis, .95x to .99x for the comparable acquisition transaction analysis, 1.03x to 1.10x for the discounted cash flow analysis and 1.06x to 1.19x for the net asset valuation. Merrill Lynch considered these ratios favorably compared to the consideration of 1.15 shares of Security Capital Class B common stock per U.S. Realty share to be received by shareholders of U.S. Realty pursuant to the transaction with Security Capital.

   The special committee retained Merrill Lynch because of its experience and expertise as an internationally recognized investment banking and advisory firm which, as a part of its investment banking business, regularly is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The special committee did not impose any limitations on the investigation made or the procedures followed by Merrill Lynch in rendering its opinion.

   In the past, Merrill Lynch has provided financial advisory and financing services to U.S. Realty and Security Capital and may continue to do so, and has received, and may receive, fees for the rendering of such services. Furthermore, in the ordinary course of its business, Merrill Lynch may actively trade the equity securities of U.S. Realty or Security Capital for its own account and for the accounts of it customers and, accordingly, may at any time hold a long or short position in such securities.

   Pursuant to the engagement letter, dated as of May 22, 2000, between the special committee, on behalf of U.S. Realty, and Merrill Lynch, U.S. Realty has agreed to pay Merrill Lynch (i) a fee of $500,000, payable upon execution of the engagement letter, (ii) an additional fee of $1 million, payable upon the rendering of the opinion, and (iii) a transaction fee equal to .55% of the aggregate "purchase price" paid in a business combination, if (a) a business combination is completed within two years (except in the case of Security Capital, within six months) after the period during which Merrill Lynch is retained by U.S. Realty, provided that Merrill Lynch identified the other party to the transaction or advised U.S. Realty with respect to such transaction during the term of its engagement, or (b) U.S. Realty enters into a definitive agreement for a business combination during the period described in clause (a) which contemplates and subsequently results in a business combination. The transaction fee shall be reduced by the amount of the fees paid pursuant to clauses (i) and (ii) above. "Purchase price" shall mean an amount equal to the sum of the aggregate fair market value of any securities issued and any other non cash consideration delivered, and any cash consideration paid, to U.S. Realty or its security holders (other than to Security Capital for U.S. Realty securities owned by Security Capital), in connection with a business combination and the amount of all indebtedness of U.S. Realty or a subsidiary of U.S. Realty, which is assumed or acquired by a purchaser or retired or defeased in connection with such business combination. If the business combination is with an existing shareholder of U.S. Realty, the purchase price will be calculated based only on the portion of U.S. Realty not already owned by such shareholder.

   U.S. Realty has also agreed to reimburse Merrill Lynch for its reasonable out of pocket expenses incurred in connection with its engagement (including reasonable fees and disbursements of its legal counsel) and to indemnify Merrill Lynch and its affiliates from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

RECOMMENDATION OF THE SECURITY CAPITAL BOARD OF DIRECTORS

   The Security Capital board of directors unanimously approved the transaction agreement and the transactions it contemplates, including the issuance of shares of Security Capital Class B common stock and delivery of cash in consideration for the assets of U.S. Realty. The Security Capital board has determined that the transaction agreement and the transactions it contemplates are advisable, fair to, and in the best interests of,

Security Capital and its shareholders. THE SECURITY CAPITAL BOARD RECOMMENDS THAT SECURITY CAPITAL SHAREHOLDERS APPROVE THE PROPOSAL TO ISSUE SHARES OF SECURITY CAPITAL CLASS B COMMON STOCK IN THE TRANSACTIONS.

SECURITY CAPITAL'S REASONS FOR THE TRANSACTION; ALTERNATIVES CONSIDERED

   Security Capital has determined to enter into the transaction agreement because it believes that the proposed transaction between Security Capital and U.S. Realty will increase shareholder value for Security Capital shareholders through the following expected benefits:

  . the transaction should reduce investor confusion by clarifying and simplifying the complex structural relationship between Security Capital and U.S. Realty;

  . the transaction will eliminate a tier of ownership between Security Capital and the investees of U.S. Realty by eliminating the intervening publicly-traded holding company, which should reduce the discount at which Security Capital trades to the value of its ultimate underlying net asset value ("NAV");

  .  the transaction will result in a larger, more liquid combined company;

  . the transaction will result in better diversification of real estate holdings and eliminate restrictions inherent to U.S. Realty's current structure on capital redeployment;

  . the transaction should free the combined company from structural constraints on the way it conducts business with and through its strategic investees;

  . following the transaction, the combined company can deploy its significant unrestricted cash flow wherever it makes the most economic sense and will not be limited by the legal divisions which currently exist between Security Capital and U.S. Realty; and

  . the transaction permits shareholders of both U.S. Realty and Security Capital to own interests in the combined company.

   The companies structured the transaction between U.S. Realty and Security Capital as an acquisition of U.S. Realty's assets for stock and cash in the context of a liquidation of U.S. Realty to comply with the requirements of Luxembourg law, to enable U.S. Realty to satisfy its obligations to its debt holders and, subject to the limitations contained in the transaction agreement, to provide U.S. Realty shareholders who do not wish to maintain a continuing interest in Security Capital an opportunity to receive cash for their U.S. Realty shares.

   Security Capital undertook this transaction at this time because other actions to improve the market price of U.S. Realty over the last 18 months had not been effective in reducing the discount to net asset value per share at which U.S. Realty's shares have traded. These actions taken by U.S. Realty have included listing U.S. Realty's ADS's on the New York Stock Exchange to improve their visibility to U.S. shareholders, selling its cross-holdings in Security Capital in early 2000 to reduce potential investor confusion, buying back $215 million of its shares in open market purchases, reducing its non-core investments and focusing its capital on core investments expected to generate improved growth, and increasing its investor relations activities. It became clear to Security Capital in the first quarter of 2000 that these actions were not materially changing the discount to its published NAV at which U.S. Realty was trading, and so at that time Security Capital began to review other alternatives. By May of 2000, Security Capital's management had completed sufficient analyses to recommend the proposed transaction to its board and to receive authorization to make an offer to U.S. Realty, which occurred in June 2000.

   Security Capital considered several alternatives for eliminating the complex structural relationship between Security Capital and U.S. Realty. These alternatives included:

  . distributing the publicly-traded securities held by SC-Holdings to U.S. Realty's shareholders;

  . liquidating U.S. Realty without first selling U.S. Realty's assets to Security Capital; and

  .  purchasing U.S. Realty shares in open market transactions.

   The foregoing alternatives were not pursued by Security Capital for the following reasons:

  . Distributing the public securities to U.S. Realty shareholders would involve costs of liquidating large portions of these securities first to pay off U.S. Realty's debts and commitments (approximately $555 million in total). These costs would include underwriting discounts and other transaction costs, potential market discounts from attempting to sell such large amounts of securities in the U.S. REIT market and taxes. Additionally, the distribution of the remaining securities would have required the consent of the publicly-traded strategic investees of U.S. Realty (which consent could have been withheld based on the potential impact of a distribution on their market prices). Certain European shareholders of U.S. Realty would also have experienced significant adverse tax consequences from such a distribution. Finally, in light of its significantly reduced capital strength and cash flow, U.S. Realty would have been forced to liquidate its private investees.

  . A sale of all of U.S. Realty's assets would involve similar costs and uncertainties as a distribution of the public securities, except the risk of market discounts on sales would have been increased because of the need to sell a much larger pool of assets and securities. Security Capital believed the market and timing risks of such an approach, coupled with the inevitable transaction costs and taxes, made this alternative unattractive.

  . Purchasing U.S. Realty shares in the open market had several disadvantages. Security Capital's ownership could not exceed 50% without causing U.S. Realty to become a controlled foreign corporation under U.S. tax law, causing significant adverse tax consequences for Security Capital. Additionally, this approach appeared to require Security Capital ultimately to pursue the same transaction it is currently proposing.

FACTORS CONSIDERED BY THE SECURITY CAPITAL BOARD OF DIRECTORS

   In approving the transaction agreement and the transactions it contemplates, and recommending that Security Capital's shareholders approve the issuance of Security Capital Class B common stock in the transaction, the Security Capital board of directors considered the following factors:

  . The matters discussed above under "Security Capital's Reasons for the Transaction; Alternatives Considered";

  . The opinion of its financial advisor, Goldman Sachs, that as of September 26, 2000, and subject to the matters set forth in the opinion, the consideration to be paid by Security Capital under the transaction agreement is fair from a financial point of view to Security Capital;

  . The relative current and past trading prices of U.S. Realty shares and Security Capital Class B common stock;

  . The impact of the transaction on Security Capital's future earnings prospects;

  . The impact of the transaction on Security Capital's NAV, as calculated by securities analysts and investors who follow the company, as a result of eliminating the discount to NAV at which U.S. Realty trades;

  . The relative contribution of the two companies to the combined company's EBDADT and NAV per share.

   The foregoing discussion of the information and factors considered by the Security Capital board includes all of the material factors considered by the Security Capital board in reaching its determinations and recommendation but is not meant to be exhaustive. In view of the variety of factors considered in reaching its determinations, the Security Capital board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendation. In addition, individual members of the Security Capital board may have given different weights to different factors.

OPINION OF SECURITY CAPITAL'S FINANCIAL ADVISOR

   On September 25, 2000, Goldman, Sachs & Co. delivered an oral opinion to the board of directors of Security Capital, subsequently confirmed by delivery of a written opinion, dated as of September 26, 2000, that, subject to the matters set forth in the opinion, as of that date, the consideration to be paid by Security Capital in connection with the transactions contemplated by the transaction agreement was fair from a financial point of view to Security Capital. This consideration consists of:

  .  a number of shares of Security Capital Class B common stock equal to
     1.15 multiplied by (1) the number of U.S. Realty shares outstanding at the completion of the transactions less (2) the number of U.S. Realty shares for which U.S. Realty shareholders validly elect to receive cash, "cash electing shares";

  . an amount of cash equal to the number of cash electing shares multiplied by the product of 1.15 and the average of the high and low sales price of Security Capital Class B common stock on the NYSE for the 15 full trading days immediately preceding (but not including) the date that is five business days prior to the date of the U.S. Realty shareholders meeting; and

  . an amount of cash equal to, at Security Capital's election, either (1) the accreted value of U.S. Realty's outstanding 2% senior unsecured convertible notes, due 2003, plus all interest owed on those notes, on the later of May 23, 2001 and thirty days after completion of the transactions, or (2) an amount sufficient to purchase U.S. government securities with face amounts and maturity dates to provide the funds necessary to redeem those notes on their redemption date and to make interim interest payments;

   In exchange for this consideration, Security Capital will receive (1) all of the outstanding equity interests of SC-Holdings owned by U.S. Realty, (2) all of U.S. Realty's interests under an advance agreement between U.S. Realty and SC-Holdings and (3) any cash U.S. Realty has on hand at the completion of the transaction.

   THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED SEPTEMBER 26, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY GOLDMAN SACHS IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX C AND IS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. SECURITY CAPITAL SHAREHOLDERS ARE URGED TO, AND SHOULD READ, THE OPINION IN ITS ENTIRETY.

   In connection with its opinion, Goldman Sachs reviewed, among other things:

  .  the transaction agreement;

  . annual reports to shareholders and annual reports on Form 10-K of Security Capital for each of the three years ended December 31, 1999;

  . annual reports to shareholders of U.S. Realty for each of the three years ended December 31, 1999 and the annual report on Form 20-F of U.S. Realty for the year ended December 31, 1999;

  . various interim reports to shareholders and quarterly reports on Form 10-Q of Security Capital;

  . various interim reports to shareholders and reports on Form 6-K of U.S. Realty;

  . various other communications from Security Capital and U.S. Realty to their respective shareholders; and

  . various internal financial analyses and forecasts for Security Capital and U.S. Realty prepared by the management of Security Capital, including forecasts prepared on a pro forma basis that reflect cost savings, operating synergies and other transaction-related adjustments projected by the management of Security Capital to result from the transactions.

   Goldman Sachs also held discussions with members of the senior management of Security Capital regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions and the past and current business operations, financial condition and future prospects of Security Capital and U.S. Realty. In addition, Goldman Sachs:

  . reviewed the reported price and trading activity for the equity securities of Security Capital and the shares and the American depositary shares of U.S. Realty;

  . compared financial and stock market information for Security Capital and U.S. Realty with similar information for other companies the securities of which are publicly traded;

  . reviewed the financial terms of recent business combinations in the real estate industry specifically and in other industries generally; and

  . performed other studies and analyses Goldman Sachs considered appropriate.

   Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information that was discussed with or reviewed by it, and Goldman Sachs assumed the accuracy and completeness of this information for purposes of rendering its opinion. Goldman Sachs assumed, with the consent of Security Capital's board of directors, that the financial analyses and forecasts for Security Capital and U.S. Realty prepared by the management of Security Capital were reasonably prepared on a basis reflecting the best available estimates and judgments of Security Capital and that the pro forma forecasts will be realized in the amounts and time periods as contemplated.

   Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Security Capital or U.S. Realty or any of their subsidiaries and was not furnished with any evaluation or appraisal. Goldman Sachs assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the transactions will be obtained without any adverse effect on Security Capital or U.S. Realty or on the contemplated benefits of the transactions. With the consent of Security Capital's board of directors, Goldman Sachs relied upon the advice Security Capital received from its legal counsel and tax advisors as to all legal and tax matters in connection with the transaction. Goldman Sachs provided its advisory services and opinion for the information and assistance of the board of directors of Security Capital in connection with its consideration of the transactions contemplated by the transaction agreement, and the opinion does not constitute a recommendation as to how any holder of voting stock of Security Capital should vote with respect to those transactions.

   The following is a summary of the material financial analyses presented by Goldman Sachs to Security Capital's board of directors on September 25, 2000 in connection with the rendering of its opinion. It does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of the analyses described, and the results of those analyses, do not represent the relative importance or weight given to the analyses by Goldman Sachs.

   THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

 Exchange Ratio Analysis.

   Goldman Sachs calculated (1) the implied exchange ratio based on the closing price of the U.S. Realty shares to the closing price of the Security Capital Class B common stock for each trading day during the twelve month period ending September 22, 2000 and the average of these closing ratios over each of the one, three, six and twelve month periods ending on September 22, 2000; and (2) the implied premium of the exchange ratio of 1.15 to (A) the closing ratio of September 22, 2000 and (B) the average closing ratio for each of the one, three, six and twelve month periods ending on September 22, 2000. The results of these calculations follow:

                                    CLOSING RATIO OR PREMIUM OF EXCHANGE RATIO
                                    AVERAGE CLOSING  OF 1.15 TO CLOSING RATIO
              DATE/PERIOD                RATIO       OR AVERAGE CLOSING RATIO
     ------------------------------ ---------------- -------------------------
     At September 22...............      1.00x                 15.0%
     Over one month ending
      September 22.................      1.06x                  8.5%
     Over three months ending
      September 22.................      1.06x                  8.8%
     Over six months ending
      September 22.................      1.06x                  8.0%
     Over twelve months ending
      September 22.................      1.11x                  3.1%

   Goldman Sachs also calculated the implied exchange ratio based on estimated earnings before depreciation, amortization and deferred taxes, or EBDADT, per U.S. Realty share for 2000 and 2001 to the estimated EBDADT per share of Security Capital for the corresponding year. The 2000 and 2001 estimates of EBDADT per share used by Goldman Sachs to calculate these ratios were based on estimates furnished to Goldman Sachs by management of Security Capital. Goldman Sachs also calculated the implied EBDADT ratio for 2001 using an adjusted estimate for U.S. Realty EBDADT per share. The adjusted 2001 U.S. Realty EBDADT estimate reflects the mark-to-market of the interest expense on U.S. Realty's existing convertible notes. Currently, U.S. Realty incurs interest expense of 6.75% per annum on its existing convertible notes (this interest expense consists of cash interest of 2%, with the balance being non-cash accretion of the original issue discount); the adjustment reflects a step up in rate from the current 6.75% per annum to 8.5% per annum.

   Based on the estimated per share EBDADT of both Security Capital and U.S. Realty for 2000 and 2001 and the adjusted EBDADT per share for U.S. Realty in 2001, Goldman Sachs calculated the implied premium of the exchange ratio of
1.15 to the three implied EBDADT exchange ratios calculated as described in the prior paragraph. The results of these calculations are as presented in the following table:

                                                      PREMIUM OF EXCHANGE RATIO
                                       IMPLIED EBDADT OF 1.15 TO IMPLIED EBDADT
     ESTIMATED EBDADT                  EXCHANGE RATIO      EXCHANGE RATIOS
     ----------------                  -------------- -------------------------
     2000.............................      .93x                23.4%
     2001.............................      .99x                16.3%
     2001 (with adjustment)...........      .95x                21.4%

   Goldman Sachs calculated the ratio of the net asset value per U.S. Realty share to the net asset value per share of Security Capital securities (consisting of Security Capital's Class A and Class B shares outstanding, in-the-money options and warrants to purchase Class A and Class B shares and other convertible securities that have a dilutive effect), based on each company's publicly reported net asset value as of June 30, 2000, an assumed net asset value for each company as of September 22, 2000 and the net asset value as of December 31, 2000 projected for each company by Security Capital management. Goldman Sachs derived each company's assumed net asset value as of September 22, 2000 based on its publicly reported balance sheet as of June 30, 2000, adjusted to reflect (1) the closing prices as of September 22, 2000 of each company's publicly traded investments and (2) publicly announced transactions that occurred after June 30, 2000. In addition, Security Capital's management projections for December 31, 2000 assumed that each company's publicly traded investments would have the same value as on September 22, 2000.

   Based on the net asset values attributable to each share of Security Capital and U.S. Realty, Goldman Sachs calculated the discount of the exchange ratio of
1.15 as compared to each implied net asset value exchange ratio. The results of these calculations follow:

                                                                DISCOUNT OF
                                                             EXCHANGE RATIO OF
                                               IMPLIED  NET   1.15 TO IMPLIED
                                               ASSET VALUE    NET ASSET VALUE
         NET ASSET VALUE                      EXCHANGE RATIO  EXCHANGE RATIOS
         ---------------                      -------------- -----------------
     As reported as of June 30, 2000.........     1.27x            -9.7%
     Assumed for September 22, 2000..........     1.18x            -2.6%
     Projected as of December 31, 2000 based
      on Security Capital management
      projections............................     1.19x            -3.4%

 Implied Transaction Premium/Discount Analysis.

   Goldman Sachs compared the historical price per U.S. Realty share to the premium/discount implied by the transaction for the period beginning on September 23, 1999 to September 22, 2000. This analysis showed a range of implied discounts/premia of -15.8% to 15.4%.

 Selected Companies Comparison.

   Goldman Sachs reviewed and compared selected financial information, ratios and multiples for Security Capital and U.S. Realty to corresponding financial information, ratios and multiples for four real estate companies (Vornado Realty Trust, Equity Office Properties Trust, Equity Residential Properties Trust and Simon Property Group Inc.) and five affiliated companies of Security Capital and U.S. Realty (Archstone Communities Trust, Prologis Trust, CarrAmerica Realty Corp., Storage USA, Inc. and Regency Realty Corp.).

   The multiples, ratios and other financial information calculated by Goldman Sachs were calculated using the closing price on September 22, 2000 for the U.S. Realty shares, Security Capital Class B common stock and the shares of each of the selected companies, and were based on the most recent publicly available information. The estimates of funds from operations, or FFO, per share for the four selected companies and the five affiliated companies used by Goldman Sachs were based on median estimates provided by the Institutional Brokers Estimate System, or IBES, for subsequent periods. Estimates for EBDADT per share of Security Capital and U.S. Realty were based on First Call estimates which were consistent with estimates prepared by Security Capital management for subsequent periods. Goldman Sachs' analysis of the four selected companies and the five affiliated companies compared the following to the results for Security Capital and U.S. Realty:

  . the September 22, 2000 closing share price as a percentage of the 52-week high share price;

  . the annual dividend yield (based on the most recently reported dividend);

  . the ratio of net debt (total debt less cash) to total market capitalization (the equity market value as of September 22, 2000 plus net debt and preferred equity);

  . the multiple of the closing share price on September 22, 2000 to estimated FFO per share for 2000 and 2001 for the four selected companies and the five affiliated companies and to estimated EBDADT per share for 2000 and 2001 for Security Capital and U.S. Realty;

  . the growth rate of 1999 actual to 2000 estimated FFO per share for the four selected companies and five affiliated companies and of 1999 actual to 2000 estimated EBDADT per share for Security Capital and U.S. Realty; and

  . the ratio of (1) the multiple of estimated 2001 FFO per share for the four selected companies and five affiliated companies and estimated 2001 EBDADT per share of Security Capital and U.S. Realty represented by their respective closing share prices on September 22, 2000 to (2) the growth rate calculated as described in the preceding bullet.

   The results of these analyses for Security Capital, U.S. Realty and the four selected companies are summarized as follows:

                                        SECURITY  U.S.
                                        CAPITAL  REALTY HIGH  MEDIAN MEAN  LOW
                                        -------- ------ ----- ------ ----- ----
September 22, 2000 closing share price
 as a percentage of 52-week high share
 price................................    97.8%   96.8% 99.7% 92.9%  93.0% 86.5%
Annual dividend yield.................     --      --    8.7%  6.6%   6.9%  5.3%
Ratio of net debt to total market
 capitalization.......................    27.0%   23.2% 57.1% 42.3%  46.0% 38.6%
Multiple of closing share price to
 estimated FFO/EBDADT per share for
 the year 2000........................     8.1x    8.7x 11.1x  9.6x   9.2x  7.0x
Multiple of closing share price to
 estimated FFO/EBDADT per share for
 the year 2001........................     7.2x    7.3x 10.0x  8.9x   8.5x  6.5x
Estimated rate of growth from 1999
 actual, to 2000 estimated, FFO/EBDADT
 per share............................    21.0%   19.6% 10.9% 10.2%  10.0%  8.8%
Ratio of (1) the multiple of 2001
 estimated FFO/EBDADT per share
 represented by the September 22
 closing share price to (2) the
 estimated 1999-2000 FFO/EBDADT per
 share growth rate....................     0.3x    0.4x  0.9x  0.9x   0.8x  0.7x

   The results of these analyses for Security Capital, U.S. Realty and the five affiliated companies are summarized as follows:

                                      SECURITY  U.S.
                                      CAPITAL  REALTY HIGH  MEDIAN MEAN  LOW
                                      -------- ------ ----- ------ ----- ----
September 22, 2000 closing share
 price as a percentage of 52-week
 high share price....................   97.8%   96.8%  100% 96.8%  95.6% 90.1%
Annual dividend yield................    --      --    9.4%  6.0%   5.1%  --
Ratio of net debt to total market
 capitalization......................   27.0%   23.2% 47.2% 34.1%  33.7% 23.2%
Multiple of closing share price to
 estimated FFO/EBDADT per share for
 the year 2000.......................    8.1x    8.7x 11.6x  8.7x   9.5x  8.1x
Multiple of closing share price to
 estimated FFO/EBDADT per share for
 the year 2001.......................    7.2x    7.3x 10.8x  7.6x   8.6x  7.2x
Estimated FFO/EBDADT rate of growth
 from 1999 actual to 2000 estimated
 FFO/EBDADT per share................   21.0%   19.6% 21.0%  8.9%  11.5%  5.1%
Ratio of (1) the multiple of 2001
 estimated FFO/EBDADT per share
 represented by the September 22,
 2000 closing share price to (2) the
 estimated 1999-2000 FFO/EBDADT per
 share growth rate...................    0.3x    0.4x  1.5x  1.0x   0.9x  0.3x

 Selected Transactions Analysis.

   Goldman Sachs reviewed 14 selected transactions in the real estate industry since 1998. These selected transactions include the following:


    ACQUIRER                                TARGET
    --------                                ------
    Equity Office Properties Trust          Cornerstone Properties Inc.
    Health Care Property Investors Inc.     American Health Properties Inc.
    Equity Residential Properties Trust     Lexford Residential Trust
    Duke Realty Investments Inc.            Weeks Corporation
    ProLogis Trust                          Meridian Industrial Trust Inc.
    Public Storage Inc.                     Storage Trust Realty
    Equity Residential Properties Trust     Merry Land & Investment Company
    New Plan Realty Trust                     Inc.
    Security Capital Pacific Trust          Excel Realty
    FelCor Lodging Trust Inc.               Security Capital Atlantic
    CapStar Hotel Co.                         Incorporated
    Bay Apartment Communities Inc.          Bristol Hotel Co.
    Kimco Realty Corp.                      American General Hospitality Corp.
    Meditrust Acquisition Co.               Avalon Properties Inc.
                                            Price REIT Inc.
                                            LaQuinta Inns, Inc.

   Goldman Sachs analyzed and compared financial information relating to these transactions to similar information for the proposed transaction, including:

  . the ratio of the target equity value to the equity value of the combined entity (in U.S. Realty's case, its equity value net of Security Capital's ownership in it);

  . the implied offer premium to the closing price of the target's shares on the day prior to announcement of the transaction;

  . the multiple of the target's closing price per share on the day prior to the announcement of the transaction to the estimated FFO per share for the target at the time of the announcement (based on median estimates provided by IBES);

  . the multiple of the acquirer's closing price per share on the day prior to the announcement of the transaction to the estimated forward FFO per share for the acquiror at the time of the announcement (based on median estimates provided by IBES);

  . the transaction FFO multiple calculated as the multiple of the implied offer price per share to the estimated FFO per share for the target at the time of the announcement of the transaction; and

  . the transaction FFO multiple calculated as described in the preceding bullet point as a percentage of the acquirer's multiple calculated as described in the second preceding bullet.

   In comparing the selected transactions to the proposed transaction, with respect to the proposed transaction, Goldman Sachs used Security Capital's management estimates of EBDADT rather than the FFO estimates used in the analysis of the selected transactions. In addition, this analysis, with respect to the proposed transaction, assumed an exchange ratio of 1.15 and that $200 million in cash consideration will be paid to the U.S. Realty shareholders who validly elect to receive cash. The results of this analysis are summarized as follows:

                                                     SELECTED TRANSACTIONS
                                        PROPOSED   ---------------------------
                                       TRANSACTION HIGH   MEDIAN AVERAGE  LOW
                                       ----------- -----  ------ ------- -----
Ratio of target equity value to
 equity value of the combined
 entity..............................      25.8%    61.7%  27.3%   28.6%   3.6%
Implied offer premium to target's
 closing price on day prior to
 announcement........................      15.0%    28.4%   9.1%    8.4% -12.6%
Target's estimated FFO/EBDADT per
 share...............................      2.60     4.06   2.27    2.53   1.15
Multiple of target's closing price to
 estimated FFO/EBDADT per share......       7.3x    12.6x   9.7x    9.5x   5.9x
Multiple of acquirer's closing price
 to estimated FFO/EBDADT per share...       7.2x    21.9x  11.7x   11.9x   8.0x
Transaction FFO/EBDADT multiple......       8.4x    24.3x  11.1x   11.4x   5.1x
Transaction FFO/EBDADT multiple as a
 percentage of the acquirer's
 multiple............................     116.3%   255.4%  96.1%  103.2%  48.0%

 Pro Forma Transaction Analysis.

   Goldman Sachs analyzed the financial impact of the transaction on Security Capital based on management's projections and assumptions for Security Capital on a stand-alone basis and the combined company on a pro forma basis by comparing various financial information for Security Capital on a stand-alone basis to similar information for the combined company on a pro forma basis. This information included:

  .  the estimated 2001 EBDADT per share;

  .  estimated 2001 cash flow per share;

  . the net asset value per share (calculated using share prices of public companies held by Security Capital and U.S. Realty as of September 22, 2000 and Security Capital's management projections as of December 31, 2000 for the remaining assets and liabilities of Security Capital and U.S. Realty);

  . the interest coverage ratio (calculated as the ratio of cash income (dividends and interest, financial services revenue, and interest and other income) less cash operating expenses net of depreciation and amortization, to cash interest expense); and

  . the fixed charge coverage ratio (calculated as the ratio of cash income less operating expenses as described in the preceding bullet, to cash interest expense and convertible preferred share dividends).

   Goldman Sachs performed this analysis separately assuming (A) that $200 million in cash consideration will be paid to the U.S. Realty shareholders who validly elect to receive cash and (B) that no U.S. Realty shareholders will validly elect to receive cash and, therefore, no cash consideration will be paid. In addition, the interest coverage ratio and fixed charge coverage ratio information for the combined company on a pro forma basis reflected the mark-to-market of the interest expense on U.S. Realty's existing convertible notes. As noted above, currently, U.S. Realty pays a current cash interest expense of 2% per annum on its existing convertible notes; the pro forma coverage ratios reflect a step up in rate from the current 2% per annum to 8.5% per annum.

   Goldman Sachs also assumed that Security Capital would not make any further share repurchases over and above the amount purchased in connection with the $100 million share repurchase program announced prior to the proposed transaction. The results of this analysis are as follows:

                                       ASSUMING $200 MILLION IN CASH IS PAID TO
                                               U.S. REALTY SHAREHOLDERS
                                       -----------------------------------------
                                       STAND-ALONE PRO FORMA % INCREASE/DECREASE
                                       ----------- --------- -------------------
2001E EBDADT per share................   $ 2.63     $ 2.55          -2.9%
2001E Cash Flow per share.............   $ 1.19     $ 1.37          15.7%
Net Asset Value per share.............   $25.32     $27.80           9.8%
Interest Coverage Ratio...............     3.50x      3.76x          7.6%
Fixed Charge Coverage Ratio...........     2.76x      3.20x         16.0%

                                        ASSUMING NO CASH IS PAID TO U.S. REALTY
                                                     SHAREHOLDERS
                                       -----------------------------------------
                                       STAND-ALONE PRO FORMA % INCREASE/DECREASE
                                       ----------- --------- -------------------
2001E EBDADT per share................   $ 2.63     $ 2.46          -6.3%
2001E Cash Flow per share.............   $ 1.19     $ 1.35          14.2%
Net Asset Value per share.............   $25.32     $27.29           7.8%
Interest Coverage Ratio...............     3.50x      4.55x         30.1%
Fixed Charge Coverage Ratio...........     2.76x      3.75x         35.9%

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses and did not attribute any particular weight to any analysis or factor considered by it. No company or transaction used in the above analyses as a comparison is directly comparable to Security Capital or U.S. Realty or the contemplated transactions.

   The analyses were prepared solely for purposes of providing an opinion to the Security Capital board of directors as to the fairness from a financial point of view to Security Capital of the consideration to be paid in connection with the transactions. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Security Capital, U.S. Realty, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.

   As described above, the financial analysis presented by Goldman Sachs to the Security Capital board of directors was one of many factors taken into consideration by the Security Capital board of directors in making its determination to approve the transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

   Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Security Capital having provided investment banking services to Security Capital from time to time, including having acted as:

  . co-manager for Security Capital's initial public offering of 22,569,710 shares of Class B common stock in September 1997;

  . co-manager of Security Capital's offering in June 1998 of 6.95% notes due 2005 in the aggregate principal amount of $200 million, 7.15% notes due 2007 in the aggregate principal amount of $100 million and 6.70% notes due 2028 in the aggregate principal amount of $200 million;

  . a named dealer with respect to Security Capital's medium term note program in the aggregate principal amount of $200 million;

  . financial advisor to Security Capital in connection with its merger with an affiliate in August 1994; and

  . having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the transaction agreement.

   Goldman Sachs also has provided investment banking services to U.S. Realty from time to time, including having acted as:

  . lead manager of U.S. Realty's initial public offering of 22,244,420 shares in June 1996;

  .  lead manager of U.S. Realty's offering of 16,233,800 shares in November
     1996;

  . joint lead manager of U.S. Realty's offering of 11,808,367 shares in December 1997; and

  . lead manager of U.S. Realty's offering of 2.0% Senior Unsecured Convertible Notes due May 2003 in the aggregate face amount of $450 million in May 1998.

   In addition, Security Capital and an affiliate of Goldman Sachs invested in a joint venture entity formed for the purposes of acquiring and owning hotel properties. Security Capital sold its investment back to that entity in June 1999. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of Security Capital or U.S. Realty for its own account and for the accounts of customers.

   Pursuant to a letter agreement, dated May 16, 2000, Security Capital exclusively engaged Goldman Sachs to act as its financial advisor in connection with the possible acquisition of all or a portion of the stock and assets of U.S. Realty. Pursuant to the terms of this letter agreement, Security Capital was required to pay Goldman Sachs a fee of $250,000 on May 16, 2000. In addition, Security Capital has agreed to pay Goldman Sachs, upon consummation of a transaction, a fee of $8 million less the $250,000 fee Security Capital previously paid. However, if a transaction is consummated more than 18 months from the date of the letter agreement, the $8 million fee will not be so reduced. Security Capital also has agreed to reimburse Goldman Sachs for their reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

CERTAIN U.S. REALTY PROJECTIONS

   In the ordinary course of U.S. Realty's business planning and budgeting process, U.S. Realty's management and financial advisors develop and present to the U.S. Realty board of directors projections of the future performance of U.S. Realty.

   In connection with the negotiation of the transactions described herein, U.S. Realty and its financial advisors developed the projections set forth below, based upon three-year projections prepared by U.S. Realty for internal planning purposes only. The management of U.S. Realty is responsible for the projections. The underlying facts have changed as described in the second paragraph after the chart below. U.S. Realty is not including these projections in this joint proxy statement/prospectus to influence your vote with respect to the transaction, but because these projections were utilized by the U.S. Realty special committee and board of directors in reaching their decision to recommend the transaction. You should not regard the projections as facts or rely upon them as accurate representations of future results. The projections are based on numerous estimates and assumptions which themselves are based upon events and circumstances that have not taken place and are inherently subject to significant financial, market, economic and competitive uncertainties and contingencies which are difficult or impossible to predict accurately and are beyond U.S. Realty's and Security Capital's control. The projections are inherently imprecise and we cannot assure you that the projected results can be realized. Therefore, we expect there will be differences between the actual and projected results and that the actual results may be materially higher or lower than those projected. U.S. Realty did not prepare the three-year projections on which these projections were based in contemplation of the transaction and, therefore, they do not reflect any benefits or costs that could result as a consequence of consummation of the transaction. You should not regard the inclusion of the projections set forth below as a representation by Security Capital or any of its affiliates or representatives or by U.S. Realty or any of its affiliates or representatives that the projected results will be achieved. Although we believe U.S. Realty had a reasonable basis for these projections when they were prepared, U.S. Realty did not prepare the projections set forth below with a view towards public disclosure or complying with published guidelines of the U.S. Securities and Exchange Commission, guidelines established by the American Institute of Certified Public Accountants or generally accepted accounting principles. Security Capital's and U.S. Realty's independent auditor has neither examined nor compiled the projections, and accordingly they have not expressed an opinion or any other assurance on them. The PricewaterhouseCoopers (Luxembourg) SARL report included in this joint proxy statement/prospectus relates to U.S. Realty's historical financial information. It does not extend to the prospective financial information and should not be read to do so. Except to the extent required by applicable Luxembourg law or the U.S. federal securities laws, U.S. Realty does not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of preparation of the projections.

   The projections developed by U.S. Realty and its financial advisors show the following financial information (in millions, except per share amounts):

                                                   YEAR ENDING DECEMBER 31,
                                              ----------------------------------
                                               2000   2001   2002   2003   2004
                                              ------ ------ ------ ------ ------
   Revenues.................................. $272.6 $284.6 $310.6 $339.1 $370.2
   Expenses..................................  101.5   96.5  101.3   89.5   85.1
   EBDADT....................................  171.1  188.1  209.3  249.6  285.1
   Shares Outstanding........................   75.0   68.5   60.6   60.6   60.6
   EBDADT per share.......................... $ 2.28 $ 2.75 $ 3.45 $ 4.12 $ 4.70

   You should note that the projections have been prepared using a different basis of accounting than that used in the preparation of the audited financial statements of U.S. Realty, as the projections focus on EBDADT, not net earnings, based on historical cost accounting instead of fair value accounting. For example, in calculating revenues from investees, the projections reflect U.S. Realty's share (based on its percentage equity ownership of each investee) of the EBDADT of its investees, not the dividends received by U.S. Realty from such investees. For purposes of U.S. Realty's projections, EBDADT represents net income computed in accordance with generally accepted accounting principles, plus real estate depreciation, amortization of real estate related non-cash items, deferred tax expense, losses on disposition of income-producing properties and other non-cash, one-time expenses, less gains on the disposition of income-producing properties. U.S. Realty believes that EBDADT provides the best measure of its operating performance, but should not be construed as a substitute for net earnings in evaluating operating results, nor as a substitute for cash flow in evaluating liquidity.

   Projections for 2000 through 2002 were prepared by management of U.S. Realty, with results for 2003 and 2004 extrapolated by U.S. Realty's financial advisor based on U.S. Realty's historically implied growth rate. The increase in revenues each year is generally related to increases in equity in EBDADT from five investees, partially offset by the impact of a sale of a substantial portion of properties by City Center Retail Trust. The projections do not consider the projected transaction between U.S. Realty's investee, Urban Growth Property Trust, and its property manager, InterParking Incorporated, which would reduce 2001 EBDADT from $2.75 per share to $2.42 per share. The reduction is primarily due to the amortization of goodwill and other intangibles reflected on InterParking's books as a result of its acquisitions of other parking facility operators. Overall expenses decrease in 2001 due to lower interest expense as a result of the reduction of the line of credit with proceeds received from City Center Retail Trust on the sale of properties. General and administrative expenses increase in each period relative to revenue increases, offset by lower interest expense in 2003 and 2004 as excess cash is used to retire U.S. Realty's 2% senior unsecured convertible debentures, thereby lowering interest expense accordingly. The projections assume stock repurchases in 2000, 2001 and 2002 which would not take place as a result of the proposed transaction.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

   When considering the recommendation of the U.S. Realty board of directors, you should be aware that U.S. Realty's directors and executive officers may have interests in the transaction that are different from or in addition to yours, arising from:

 Acceleration of Vesting and Cash Payments Under Share Option Equivalent Incentive Arrangements

   U.S. Realty granted share option equivalents ("SOEs") to its independent directors as described below. The share option equivalent represents the right to receive a restricted cash payment equal to the excess, if any, of the market price of 25,000 U.S. Realty shares on the date of exercise over the market price of 25,000 U.S. Realty shares on the date of the grant. The terms of the grant require the director to apply the restricted cash payment to the purchase of the relevant number of U.S. Realty shares in the open market at the market price as of the date of exercise of the share option equivalent. Directors were granted a vested right to exercise one-half of their share option equivalents at the date of the grant with the other one-half of their share option equivalents vesting on the fourth anniversary of the grant. A director generally will forfeit all rights to the second half if he resigns or is removed as a director prior to such fourth anniversary. The right to exercise any share option equivalent will expire on the fifth anniversary of the grant. The following chart shows information as of September 29, 2000, for the share option equivalents held by directors of U.S. Realty:

                                                                              TOTAL CASH
                          PRICE                UNREALIZED          UNREALIZED PAYMENT DUE
                            ON   TOTAL          VALUE OF            VALUE OF  IF VESTING
                          GRANT  NO. OF VESTED   VESTED   UNVESTED  UNVESTED      IS
DIRECTOR                   DATE   SOES   SOES     SOES      SOES      SOES    ACCELERATED
--------                  ------ ------ ------ ---------- -------- ---------- -----------
Dr. Erich Coenen (1)....  $17.20 25,000 12,500  $ 41,250   12,500   $41,250    $ 82,500
Mr. Claude Kremer (1)...  $19.60 25,000 12,500  $ 11,250   12,500   $11,250    $ 22,500
Dr. Jay O. Light
 (1)(2).................  $13.46 25,000 25,000  $176,000      -0-       -0-    $176,000
Mr. James Mauck (1)(2)..  $12.30 25,000 25,000  $205,000      -0-       -0-    $205,000
Mr. Francois Moes (1)...  $17.20 25,000 12,500  $ 41,250   12,500   $41,250    $ 82,500

--------
(1) Adjusted for reverse stock split.
(2) Adjusted to reflect amendment of SOEs from net asset value to market price exercise basis.

   The transaction agreement provides that at the time of the sale of U.S. Realty's assets to Security Capital, the restricted cash payments displayed in the chart above will be vested (whether or not then vested), will be deemed to be exercised as of the last full trading day before such sale, will be due and payable, and will be paid to the holder of the share option equivalent. The transaction agreement further provides that the director receiving the payment will have no obligation to use the cash payment for any particular purpose.

   The members of the U.S. Realty special committee have not received any special compensation for their services on the committee, other than a one-time payment to the chairman of the special committee of $6,000 and to each other member of the special committee of $5,000 and other than regular meeting fees of $1,000 to each member per meeting in connection with their service on the special committee.

 Indemnification and Insurance

   Security Capital has agreed in the transaction agreement to continue in full force and effect, and not to take any action for six years that could materially reduce, the rights to indemnification or exculpation existing in favor of the directors and officers of U.S. Realty and its controlled subsidiaries as provided in their respective articles, certificates, charters or bylaws or otherwise in effect as of the date of the transaction agreement for matters occurring prior to the completion of the transactions contemplated in the transaction agreement. Security Capital has also agreed to advance expenses in connection with such indemnification.

   The transaction agreement further provides that for six years following the completion of the transaction, Security Capital will maintain the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by U.S. Realty (or may substitute policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries so long as any substitution does not result in gaps or lapses in coverage) for matters occurring prior to the completion of the transaction. In no event will Security Capital be required to expend more than 150% of the amount expended by U.S. Realty as of the date of the transaction agreement to maintain or procure such insurance coverage.

 Ownership of Securities of Security Capital

   In addition to the members of the special committee, other U.S. Realty directors also own securities issued by Security Capital, and have the other interests in U.S. Realty and Security Capital noted above in "Risk Factors-- Some of the directors of U.S. Realty have a conflict of interest".

CERTAIN AGREEMENTS BETWEEN SECURITY CAPITAL AND U.S. REALTY

   The description of the agreement dated July 1, 1997 between U.S. Realty and Security Capital U.S. Realty Management Holdings S.A., a wholly owned subsidiary of Security Capital, regarding the provision of advisory services to U.S. Realty, included on page 19 of Security Capital's definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 10, 2000 is incorporated in this joint proxy statement/prospectus by reference.

TRANSACTION FINANCING

   Security Capital will finance the transaction with a one-year term loan. The Chase Manhattan Bank and Wells Fargo Bank, N.A. have provided an underwritten commitment for up to $625 million and will syndicate the loan to the broader bank market.

   The loan will be renewable for an additional year at the option of Security Capital, subject to minimum amortization of principal of 20%. The interest rate (at Security Capital's current credit rating, which has been affirmed by Moody's, Standard and Poor's and Fitch) will be based on the London Interbank Offered Rate (LIBOR) plus 1.3%. The loan is also subject to certain financial covenants including limitations on leverage, minimum required coverage ratio and limitations on secured debt.

   Conditions to close the loan include (i) no material adverse change in the business or operations of Security Capital, (ii) satisfactory completion of due diligence by Chase and Wells Fargo, (iii) no material adverse change or disruption in the banking or financial markets which would impair syndication of the loan, and (iv) no pending material litigation against Security Capital which could impair its ability to repay the loan.

   Sources and uses for the financing are as follows (in millions $):

            SOURCES                            USES
            -------                            ----
   Term Loan........... $625 Retirement of U.S. Realty liabilities... $400
                             Cash payment to U.S. Realty shareholders
                              electing cash.......................... $200(/1/)
                             Transaction costs, taxes and other...... $ 25
                        ----                                          ----
     Total............. $625 Total................................... $625

--------
(1) This represents the maximum cash payment to U.S. Realty shareholders under the transaction agreement. If the total required to be paid to U.S. Realty shareholders who elect cash is less than $200 million the difference will be used for general corporate purposes, including potential share repurchases, or not borrowed.

   Security Capital expects to repay the loan with cash from operations and asset sales. A portion of the loan may be refinanced with long-term debt, if market conditions permit.

   Although there is no expectation that the primary repayment and refinancing plan described above will not come to fruition, Security Capital will have significant capacity available on its $470 million corporate line of credit to apply to refinancing of the loan if necessary.

                       SECURITY CAPITAL SPECIAL MEETING

   We are furnishing this joint proxy statement/prospectus to Security Capital shareholders in connection with the solicitation of proxies by the Security Capital board of directors for use at the Security Capital special meeting. We are first sending this joint proxy statement/prospectus to shareholders of
Security Capital on or about      , 2000. You should read this joint proxy
statement/prospectus carefully before voting your shares.

DATE, TIME AND PLACE OF THE SECURITY CAPITAL SPECIAL MEETING

   The Security Capital special meeting is scheduled to be held as follows:

           , 200
     9:00 a.m., local time

     [Place]
     [Address]

WHAT YOU WILL VOTE ON

   At the Security Capital special meeting, we will ask you to consider and vote upon the following items:

     1. To approve the issuance of up to 86,116,552 shares of Security Capital Class B common stock to U.S. Realty in accordance with the terms of the transaction agreement (resulting in up to 51,154,616 new shares being issued, since U.S. Realty would distribute 34,961,936 of the shares it receives to subsidiaries of Security Capital that are shareholders of U.S. Realty, which shares will be cancelled upon receipt).

     2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

SHAREHOLDER RECORD DATE FOR THE SPECIAL MEETING

   Security Capital's board of directors has fixed the close of business on
       , 2000 as the record date for determination of Security Capital's shareholders entitled to notice of and to vote at the special meeting. On the
record date there were              shares of Security Capital Class A common
stock entitled to notice of and to vote at the special meeting held by
approximately       holders of record,            shares of Security Capital
Class B common stock entitled to notice of and to vote at the special meeting
held by approximately       holders of record, and 257,642 shares of Security
Capital Series B preferred stock entitled to notice of and to vote at the special meeting held by one holder of record.

QUORUM

   In order to have a quorum, holders of record of shares of Security Capital Class A common stock, Security Capital Class B common stock and the Security Capital Series B preferred stock having a majority of the votes entitled to be cast must be represented in person or by proxy at the special meeting. Regardless of whether a quorum is present or represented, shareholders represented in person or by proxy and entitled to vote, voting a majority of the votes cast by such shareholders, will have the power to adjourn the meeting from time to time to a date not later than 120 days from the original date.

VOTE REQUIRED FOR APPROVAL

   Approval of the proposal to issue shares of Security Capital Class B common stock in the transaction requires the affirmative vote of at least a majority of the votes cast by holders of Security Capital Class A common stock, Security Capital Class B common stock and Security Capital Series B preferred stock, voting as a single class, provided that the total vote cast represents over 50% of the voting power of all shares entitled to vote on the proposal. Each share of Security Capital Class A common stock is entitled to cast one vote. Each share of Security Capital Class B common stock is entitled to cast .005 of a vote. Each share of Security Capital Series B preferred stock is entitled to cast .0641 of a vote. Holders of Security Capital Class A common stock, Security Capital Class B common stock and Security Capital Series B preferred
stock together are entitled to cast a total of       votes at the special
meeting.

   As of the record date, the directors and executive officers of Security
Capital and their affiliates owned and were entitled to vote           shares
of Security Capital Class A common stock and         shares of Security
Capital Class B common stock and 257,642 shares of Security Capital Series B
preferred stock (or    % of the total voting power of the Security Capital
shares entitled to vote on the proposal to issue Security Capital Class B common stock).

VOTING YOUR SHARES

   We will vote all shares of Security Capital Class A common stock, Security Capital Class B common stock and Security Capital Series B preferred stock represented by properly executed proxies received before or at the Security Capital special meeting in accordance with the instructions indicated on those proxies, unless the proxies are revoked. If you do not indicate any instructions on a properly executed proxy card, we will vote the shares represented by the proxy FOR approval of the proposal to issue Security Capital Class B common stock in the transaction. We urge you to mark the box on the proxy card to indicate how to vote your shares.

   We will count properly executed proxies marked "Abstain" for purposes of determining whether there is a quorum, but we will not vote any of the shares represented by these proxies at the Security Capital special meeting. If you hold your shares in an account at a brokerage firm or bank, you must instruct the firm or bank on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote at the special meeting, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. The trustee for Security Capital's 401(k) Plan has sent instructions to all participants in the 401(k) Plan asking them how the trustee should vote the Security Capital common stock held by the 401(k) Plan for the participant's account. If you are a participant in the 401(k) Plan, please complete and return the voting instructions you received from the trustee. If the trustee does not receive voting instructions from a participant, the trustee will vote the participant's Security Capital stock in proportion to the instructions the trustee receives from other participants. Except for the effect on determining whether a quorum is present as described above, and except for shares held in the Security Capital 401(k) Plan, abstentions, failures to respond and broker non-votes will have no effect on the proposal to issue Security Capital shares in the transaction so long as 50% of the total votes entitled to be cast are voted, since the vote required to approve the proposal is based on the number of votes cast.

   We do not expect any matters other than those mentioned above to be brought before the Security Capital special meeting. If, however, other matters are presented, the persons named as proxies will vote in accordance with their discretion with respect to those matters, unless authority to do so is withheld in the proxy.

HOW TO REVOKE A PROXY

   You may revoke your proxy before we vote it at the Security Capital special meeting in one of three ways:

  .  notifying the Secretary of Security Capital in writing;

  .  submitting a subsequently dated proxy; or

  . appearing in person and voting at the special meeting if you are a holder of record. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

   If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Security Capital before your proxy otherwise is voted the special meeting. If you hold your shares through an account at a brokerage firm or bank, or through a 401(k) plan, you should contact your brokerage firm or bank or, in the case of a 401(k) plan, the plan trustee, to change your vote. If you are a participant in Security Capital's 401(k) Plan, you may change your instructions to the Trustee at any time before the Trustee votes the Security Capital stock held by the 401(k) Plan by sending notice to the Trustee at least two days before the special meeting.

COST OF SOLICITATION

   Security Capital will bear its own costs of solicitation of proxies, except that Security Capital and U.S. Realty will share equally the expenses (other than attorneys' and accountants' fees) incurred in connection with the preparation, printing and mailing of this joint proxy statement/prospectus. Security Capital has retained Georgeson Shareholder Communications Inc., for a fee of $7,500 plus additional charges related to telephone calls and other services, to assist in the solicitation of proxies. Security Capital and Georgeson will also request banks, brokers and other intermediaries holding Security Capital shares beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses. Security Capital may supplement its solicitation of proxies by mail through solicitation by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Security Capital. Security Capital will not pay any additional compensation to directors, officers or employees for any such solicitation.

                       U.S. REALTY EXTRAORDINARY MEETING

   We are furnishing this joint proxy statement/prospectus to U.S. Realty shareholders in connection with the solicitation of proxies by the U.S. Realty board of directors for use at the U.S. Realty extraordinary meeting. We are first sending this joint proxy statement/prospectus to shareholders of U.S.
Realty on or about      , 2000. You should read this joint proxy
statement/prospectus carefully before voting your shares.

DATE, TIME AND PLACE OF THE U.S. REALTY EXTRAORDINARY MEETING

   The U.S. Realty extraordinary meeting is scheduled to be held as follows:

         , 200
     3:30 p.m., local time

     Hotel Le Royal
     12 boulevard Royal
     L--2449 Luxembourg

WHAT YOU WILL VOTE ON

   At the U.S. Realty extraordinary meeting, we will ask you to consider and vote upon the following agenda:

     1. To approve the transaction agreement, dated as of September 26, 2000, among U.S. Realty, Security Capital and a wholly owned subsidiary of Security Capital and the transactions and matters contemplated thereby. These transactions and matters include:

    . The sale by U.S. Realty to a subsidiary of Security Capital of all of the outstanding shares and other equity interests in SC-Holdings owned by U.S. Realty, U.S. Realty's interest in an agreement between U.S. Realty and SC-Holdings and cash on hand, in exchange for shares of Security Capital Class B common stock and cash;

    . The subsequent liquidation of U.S. Realty in accordance with the plan of liquidation attached as an exhibit to the transaction agreement, in which (1) all of the shareholders of U.S. Realty (other than those who vote "against" the proposal and who validly elect to receive cash instead of Security Capital shares) will receive 1.15 shares of Security Capital Class B common stock for each U.S. Realty share they own and (2) shareholders of U.S. Realty who vote "against" the proposal and who validly elect to receive cash instead of Security Capital shares will receive an amount of cash in U.S. dollars equal to 1.15 multiplied by the average of the daily high and low per share sales prices of the Security Capital Class B common stock on the New York Stock Exchange during the fifteen trading days ending on the sixth trading day before the U.S. Realty extraordinary meeting, net of any taxes we must withhold from the payment; and

    . The appointment of SC Transaction Corporation, a subsidiary of Security Capital, as liquidator for the liquidation of U.S. Realty, subject to clearance by the Luxembourg supervisory authority.

     2. To transact any other business as may properly come before the extraordinary meeting or any adjournment or postponement of the extraordinary meeting.

   In order to comply with Luxembourg law, and to ensure that (1) the liquidation does not go forward unless the sale of U.S. Realty's assets to Security Capital under the transaction agreement has first been completed, (2) the sale of U.S. Realty's assets to Security Capital under the transaction agreement is not effected unless it is expected that immediately thereafter U.S. Realty will be able to effect the distribution of the shares of Security Capital Class B common stock and cash received from Security Capital in the sale, and (3) the satisfaction and discharge of the Indenture under which U.S. Realty has issued its convertible notes is completed prior to the liquidation of U.S. Realty, the following procedure will be employed at the extraordinary meeting. First, it will be determined if sufficient shares are represented and have been voted in favor of the transaction to allow both the sale and the subsequent liquidation to proceed. If that is the case, the sale will first be approved, and the course of the extraordinary meeting suspended for a short period of time to allow the sale to then be consummated. Following the consummation of the sale, the extraordinary meeting will continue, with the liquidation then being considered and, if approved, the distribution of the transaction proceeds to U.S. Realty shareholders as described above will be commenced. The form of proxy we are soliciting from U.S. Realty shareholders provides that it may not be revoked following approval and consummation of the sale, and the sale will not be consummated unless sufficient votes have been obtained to approve the liquidation.

SHAREHOLDER RECORD DATE FOR THE EXTRAORDINARY MEETING

   U.S. Realty's board of directors has fixed the close of business on        ,
2000 as the record date for determination of U.S. Realty's shareholders entitled to notice of and to vote at the extraordinary meeting. On the record date there were 74,883,958 U.S. Realty shares entitled to notice of and to vote at the extraordinary meeting held by approximately 105 holders of record.

QUORUM

   In order to have a quorum, holders of record of U.S. Realty shares having a majority of the votes entitled to be cast must be present or represented at the extraordinary meeting. If that majority quorum is not present at the initial meeting, we will adjourn the meeting for at least 30 days and, upon resumption of the meeting, there will be no quorum requirement.

VOTE REQUIRED FOR APPROVAL

   Approval of the transaction requires the affirmative vote of at least two-thirds of the U.S. Realty shares present or represented at the extraordinary meeting, provided that at least a majority of the outstanding U.S. Realty shares are present or represented. Each U.S. Realty share is entitled to cast one vote in compliance with Luxembourg law and U.S. Realty's articles of incorporation.

   As of the record date for the U.S. Realty extraordinary meeting, wholly owned subsidiaries of Security Capital owned 30,401,683 U.S. Realty shares (or 40.6% of the total voting power of the U.S. Realty shares entitled to vote on the transaction). Security Capital has agreed in the transaction agreement to cause its subsidiaries to vote those shares "for" the transaction. As of the record date for the U.S. Realty extraordinary meeting, the directors and executive officers of U.S. Realty owned and were entitled to vote [17,000] U.S. Realty shares (or .02% of the total voting power of the U.S. Realty shares entitled to vote on the transaction).

VOTING YOUR SHARES

   U.S. Realty will vote all U.S. Realty shares represented by properly executed proxies received before or at the U.S. Realty extraordinary meeting in accordance with the instructions indicated on those proxies, unless the proxies are revoked. If you do not indicate any instructions on a properly executed proxy card, the shares represented by the proxy will be voted "for" approval of the proposals described in the notice of meeting. U.S. Realty urges you to mark the box on the proxy card to indicate how to vote your shares.

   U.S. Realty will count properly executed proxies marked "abstain" as present for purposes of determining whether a majority of the outstanding shares are present or represented at the meeting. To make a valid election to receive cash, you must vote "against" the transaction proposal in the portion of the proxy card where you specify your vote and elect to receive cash. If you hold your shares in an account at a brokerage firm or bank, including if you hold American depositary shares, you must instruct the firm or bank or depositary on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote at the extraordinary meeting, the shares will not be considered present at the meeting and will not be voted. Your broker or bank and the depositary will vote your shares only if you provide instructions on how to vote by following the procedures provided to you by your broker. Except for the effect on determining whether a majority of the shares are present or represented, failures to respond will have no effect on the vote as to the transaction agreement and the transactions and matters contemplated thereby, since the vote required is based on the number of shares present or represented.

   If you wish to be represented at the extraordinary meeting, you will be able to complete a proxy form and fax it to the attention of Laura L. Hamilton, Vice President, Security Capital U.S. Realty, Fax. +352 46 37 56 5555 (from the U.S. dial 011 352 46 37 56 5555).

   The proxyholder will be authorized to make any statement, cast all votes, sign all minutes of meetings and other documents, do everything which is lawful, necessary or simply useful in view of the accomplishment and fulfillment of the proxy granted by the shareholders, even if not formally mentioned in the proxy or this joint proxy statement/prospectus, and to proceed, in accordance with the requirements of Luxembourg law, to any registration with U.S. Realty's registrar.

   We do not expect any matters other than those mentioned above to be brought before the U.S. Realty extraordinary meeting. If, however, other matters are presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

WHAT DO YOU DO TO RECEIVE CASH INSTEAD OF SECURITY CAPITAL CLASS B COMMON STOCK

   Your proxy card contains a special box that you must check if you wish to receive cash instead of Security Capital shares. To make a valid election to receive cash, you must also vote "against" the transaction proposal in the portion of the proxy card where you specify your vote. Failure to follow both these steps will result in an effective election to receive Security Capital Class B common stock.

HOW TO REVOKE A PROXY

   You may revoke your proxy before we vote it at the U.S. Realty extraordinary meeting in one of three ways:

  .  notifying the Vice President of U.S. Realty in writing;

  .  submitting a subsequently dated proxy; or

  . appearing in person and voting at the extraordinary meeting if you are a holder of record. Attendance at the extraordinary meeting will not in and of itself constitute revocation of a proxy.

   If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Vice President before, but not after, any vote is taken at the extraordinary meeting. If you hold your shares through an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. If you hold American depositary shares, you should contact the depositary to change your vote.

COST OF SOLICITATION

   U.S. Realty will bear its owns costs of solicitation of proxies, except that Security Capital and U.S. Realty will share equally the expenses (other than attorneys' and accountants' fees) incurred in connection with the preparation, printing and mailing of this joint proxy statement/prospectus. U.S. Realty has
retained Georgeson Shareholder Communications Inc., for a fee of $      plus
additional charges related to telephone calls and other services, to assist in the solicitation of proxies. U.S. Realty and Georgeson will also request banks, brokers and other intermediaries holding U.S. Realty shares beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses. U.S. Realty may supplement its solicitation of proxies by mail through solicitation by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of U.S. Realty. U.S. Realty will not pay any additional compensation to directors, officers or employees for any such solicitation.

                           THE TRANSACTION AGREEMENT

   We believe this summary describes the material terms of the transaction agreement. However, we recommend that you read carefully the complete agreement for the precise legal terms of the transaction agreement and other information that may be important to you. The transaction agreement, attached as Appendix A to this joint proxy statement/prospectus, is incorporated herein by reference.

GENERAL

   Because of Luxembourg legal requirements, the transaction is structured as a two-step transaction in which (1) Security Capital will first purchase the assets of U.S. Realty described below in exchange for shares of Security Capital Class B common stock and cash, followed by the satisfaction and discharge of the Indenture under which U.S. Realty issued its convertible notes using a portion of the cash and (2) U.S. Realty will commence a liquidation in which U.S. Realty shareholders will receive Security Capital Class B common stock and remaining cash received by U.S. Realty as consideration for the sale of U.S. Realty's assets.

   The transaction agreement then provides that the closing of the purchase and sale of U.S. Realty's assets and the distribution to U.S. Realty shareholders will take place as promptly as practicable after satisfaction or, if permitted, waiver of the conditions to the transaction contained in the transaction agreement.

THE PURCHASE AND SALE OF U.S. REALTY'S ASSETS

   As the first step in the transaction, on the closing date of the transaction, SC Realty Incorporated, a Nevada corporation and indirect wholly owned subsidiary of Security Capital, will purchase in exchange for shares of Security Capital Class B common stock and cash all of U.S. Realty's assets listed below:

  . all of the outstanding shares of SC-Holdings (other than one share, which is owned by a subsidiary of Security Capital);

  . U.S. Realty's interest in an agreement between U.S. Realty and SC-Holdings under which U.S. Realty has made cash advances to SC-Holdings; and

  .  any cash on hand.

   Before the purchase of U.S. Realty's assets at the closing, U.S. Realty will transfer any assets to SC-Holdings other than those described above, and, will assign to SC-Holdings all of U.S. Realty's liabilities other than those relating to U.S. Realty's outstanding 2% Senior Unsecured Convertible Notes due 2003 (the "Convertible Notes") issued under the indenture dated as of May 22, 1998 between U.S. Realty and State Street Bank and Trust, as trustee (as supplemented, the "U.S. Realty Indenture"), and U.S. Realty's liabilities, if any, under the SC-Holdings advance agreement.

   The stock portion of the purchase price paid to U.S. Realty will consist of a number of shares of Security Capital Class B common stock equal to the product of (a) 1.15 multiplied by (b) the number of U.S. Realty shares outstanding as of the closing date less the number of U.S. Realty shares, if any, which shareholders of U.S. Realty have voted against the transaction at the U.S. Realty extraordinary meeting and for which the holders have made valid elections to receive cash instead of shares of Security Capital Class B common stock.

   The cash portion of the purchase price paid to U.S. Realty will equal the sum of:

  . the number of U.S. Realty shares, if any, the holders of which have voted against the transaction at the U.S. Realty extraordinary meeting and for which the holders have made a valid election to receive cash instead of shares of Security Capital Class B common stock, multiplied by the product of (a) 1.15 times (b) the average of the high and low per share sales prices of the Security Capital Class B common stock during the regular trading sessions on the New York Stock Exchange for each of the 15 full trading days immediately before (but not including) the fifth trading day before the date of the U.S. Realty extraordinary meeting; plus

  . an amount of cash (the "Notes Payoff Amount") either (a) equal to the accreted value of the Convertible Notes on the later of May 23, 2001 or the date that is thirty days after the closing of the transaction (the "Redemption Date") plus any interest required to be paid on the Convertible Notes after the closing date of the transaction through and including the Redemption Date (the "Redemption Amount") or (b) sufficient on the transaction closing date to purchase securities backed by the full faith and credit of the United States of America with face amounts and maturity dates to provide funds, on the Redemption Date, equal to the Redemption Amount.

   Security Capital will not be obligated to proceed with the transaction if the total amount of cash required for distribution to U.S. Realty shareholders making valid cash elections exceeds $200 million.

THE LIQUIDATION OF U.S. REALTY

   As the second step in the transaction, on the closing date, after U.S. Realty satisfies and discharges its convertible notes Indenture, U.S. Realty shareholders will receive a distribution of either:

  . a number of shares of Security Capital Class B common stock equal to the product of (a) 1.15 multiplied by (b) the number of U.S. Realty shares owned by the shareholder, rounded down to the next whole number; or

  . if the U.S. Realty shareholder voted the shares held by such shareholder "against" the transaction and made a valid election to receive cash instead of shares of Security Capital Class B common stock, an amount of cash equal to such number of shares multiplied by the product of (a)
     1.15 multiplied by (b) the average of the high and low per share sales prices of the Security Capital Class B common stock during the regular trading sessions on the New York Stock Exchange for each of the 15 full trading days immediately before (but not including) the fifth trading day before the date of the U.S. Realty extraordinary meeting, less any taxes required under applicable law to be withheld from the payment.

   In accordance with the plan of liquidation, U.S. Realty shareholders receiving Security Capital Class B common stock in the liquidation will receive cash in lieu of any fractional share of Security Capital Class B common stock. Promptly following the closing date, the liquidator will sell, at prevailing market prices on the New York Stock Exchange through one or more member firms, the shares of Security Capital Class B common stock received by U.S. Realty in the transaction that the liquidator does not distribute to U.S. Realty shareholders as whole shares, as described above. The liquidator will as promptly as practicable distribute the cash proceeds of those sales to U.S. Realty shareholders in respect of any fractional shares of Security Capital Class B common stock that the shareholder would otherwise have received. The liquidator will aggregate all U.S. Realty shares held by a U.S. Realty shareholder for purposes of determining the number of whole shares the shareholder will receive, and in no event will any U.S. Realty shareholder receive cash in lieu of more than one share of Security Capital Class B common stock.

   SC Transaction Corporation, a wholly owned subsidiary of Security Capital, will serve as the liquidator, subject to clearance by the Luxembourg supervisory authority. Under Luxembourg law, the liquidator will remain liable for any remaining liabilities of U.S. Realty following the completion of the liquidation.

   The plan of liquidation, which is Exhibit A to the transaction agreement (which is attached as Appendix A to this joint proxy statement/prospectus,) is incorporated herein by reference. We urge shareholders to read the plan of liquidation carefully.

TREATMENT OF U.S. REALTY DEBT

   Immediately before the distribution to U.S. Realty shareholders on the closing date, U.S. Realty will satisfy and discharge the U.S. Realty Indenture. In connection with the satisfaction and discharge, U.S. Realty will deposit with the trustee the Redemption Amount and will enter into an agreement with Security Capital,

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

SC Realty and the trustee providing for the redemption of the Convertible Notes on the later of May 23, 2001 (the earliest permitted redemption date under the U.S. Realty Indenture) and the thirtieth day after closing of the transaction. SC Realty Incorporated has agreed to indemnify the trustee for liabilities the trustee may incur in connection with the satisfaction and discharge of the U.S. Realty Indenture and the redemption of the Convertible Notes, and Security Capital has agreed to guarantee SC Realty Incorporated's obligations.

   In connection with the transaction, Security Capital will refinance U.S. Realty's existing bank debt (which consists of an unsecured line of credit under which SC-Holdings is the borrower) and will provide SC-Holdings sufficient cash to repay any outstanding amounts under the line of credit. See "The Transaction--Transaction Financing."

PROXY STATEMENT AND REGISTRATION STATEMENT

   Security Capital and U.S. Realty agreed in the transaction agreement that they would:

  . as promptly as practicable prepare and file with the U.S. Securities and Exchange Commission a proxy statement relating to the special meeting of Security Capital's shareholders to be held in connection with the transaction and the extraordinary meeting of U.S. Realty's shareholders to be held in connection with the transaction; and

  . as promptly as reasonably practicable convene meetings of their respective shareholders for the purpose of considering and taking action upon the issuance of Security Capital Class B common stock in the transaction at the Security Capital special meeting and the approval of the transaction agreement at the U.S. Realty extraordinary meeting.

   In addition, Security Capital agreed in the transaction agreement that it would as promptly as practicable prepare and file with the U.S. Securities and Exchange Commission a registration statement on Form S-4 with respect to the shares of Security Capital Class B common stock to be distributed to U.S. Realty shareholders in the transaction. Furthermore, Security Capital and U.S. Realty agreed to use their reasonable best efforts to cause the registration statement to become effective as promptly as practicable and to remain effective as long as necessary to complete the transaction, and to have the joint proxy statement/prospectus cleared by the Luxembourg supervisory authority.

BOARD RECOMMENDATIONS AND ACTIONS; VOTING OF SHARES

   Each of Security Capital and U.S. Realty has agreed in the transaction agreement:

  . to take all lawful action to solicit its shareholders' approval of the transaction;

  . that its board of directors will not, subject to its legal and regulatory duties under applicable law (including in the case of the U.S. Realty board, the duty to act in the best interests of the U.S. Realty shareholders), withdraw, modify or materially qualify in any manner adverse to the other party its recommendation that shareholders vote in favor of the transaction, or take any action or make any statement in connection with its shareholder meeting materially inconsistent with the board's recommendation; and

  . to take all reasonable steps within its control to exempt the transaction from any anti-takeover law that purports to apply to the transaction or the transaction agreement.

   Security Capital has agreed in the transaction agreement to cause its subsidiaries that are U.S. Realty shareholders to vote the U.S. Realty shares owned by them in favor of the transaction at the U.S. Realty extraordinary meeting.


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

REPRESENTATIONS AND WARRANTIES

   Security Capital and U.S. Realty made customary representations and warranties to the other in the transaction agreement in each case relating to, among other matters:

  .  organization and corporate authority;

  .  subsidiaries;

  .  capitalization;

  .  consents, approvals and licenses;

  .  conflicts;

  .  Securities and Exchange Commission reports and financial statements;

  .  absence of certain changes or events;

  .  contracts;

  .  properties and leases;

  .  litigation;

  .  compliance with applicable laws;

  .  insurance;

  .  brokers;

  .  lack of undisclosed liabilities;

  .  the required shareholder vote in connection with the transaction;

  . the accuracy of statements made in this joint proxy statement/prospectus;

  .  board authorizations;

  .  the opinion of its financial advisor; and

  .  applicability of statutory anti-takeover provisions.

   Security Capital made additional customary representations and warranties to U.S. Realty in the transaction agreement relating to:

  .  environmental matters;

  .  taxes;

  .  employee benefits matters;

  .  financing for the transaction; and

  .  knowledge regarding breaches by U.S. Realty.

   U.S. Realty made additional customary representations and warranties to Security Capital in the transaction agreement relating to:

  .  title to SC-Holdings shares;

  .  tax consequences of the transaction; and

  .  the availability of dissenters' rights for U.S. Realty shareholders.


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

INTERIM BUSINESS OPERATIONS

   The transaction agreement obligates U.S. Realty, SC-Holdings and their controlled subsidiaries, from the date of the transaction agreement until the closing of the transaction, to conduct their businesses in the ordinary and usual course in accordance with past practices and to use all reasonable efforts to preserve the businesses of SC-Holdings and its wholly owned subsidiaries intact, to preserve the goodwill of customers, suppliers, employees and others having significant business relationships with SC-Holdings and its wholly owned subsidiaries, to retain their key employees and to maintain insurance. The transaction agreement also contains specific restrictive covenants as to activities of U.S. Realty, SC-Holdings and their controlled subsidiaries prior to the closing without the prior written consent of Security Capital relating to, among other matters:

  .  issuances or sales of their securities;

  .  changes in issued and outstanding shares;

  .  repurchases or redemptions of securities;

  .  compensation of directors, officers, and employees;

  . amendments to their articles of incorporation or similar organizational documents;

  .  dividends or other distributions;

  .  indebtedness;

  .  material acquisitions or dispositions of assets;

  .  creation of encumbrances;

  .  incurrence of liabilities;

  .  new investments;

  .  changes in accounting methods;

  .  capital expenditures;

  .  material contracts;

  .  reclassification of assets or liabilities;

  . taking actions that would cause U.S. Realty's representations and warranties to be inaccurate or that materially adversely affect the business, assets, financial condition or results of operations of SC-Holdings and its subsidiaries; and

  .  tax elections and tax returns.

   Actions taken upon the advice or recommendation of, or agreement by, U.S. Realty's operating advisor that would otherwise result in breaches of these restrictive covenants will not constitute breaches by U.S. Realty under the transaction agreement.

   The transaction agreement also contains specific restrictive covenants as to activities of Security Capital prior to the closing of the transaction without the prior written consent of U.S. Realty relating to, among other matters:

  .  issuances or sales of its securities;

  .  changes in issued and outstanding capital stock;

  . repurchases or redemptions of its securities other than in open market transactions or negotiated third party transactions;

  .  amendments to its charter; and

  .  dividends or other distributions.

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

NO SOLICITATION BY U.S. REALTY

   The transaction agreement provides that U.S. Realty will not, and will not permit SC-Holdings or its wholly owned subsidiaries to:

  . solicit any inquiries or proposals for, or enter into or continue or resume any discussions or enter into any negotiations or agreements relating to, the sale or exchange of any shares of SC-Holdings or any shares of U.S. Realty or any of its subsidiaries, or all, or a substantial part, of the assets of U.S. Realty, SC-Holdings or any of its subsidiaries; or

  . furnish any non-public information concerning the business and operations of U.S. Realty, SC-Holdings or any of its subsidiaries to any person or entity, other than in the ordinary course of business consistent with past practice, or as required by applicable law (including applicable laws relating to the duties of the U.S. Realty board of directors).

PUBLIC ANNOUNCEMENTS

   Security Capital and U.S. Realty have agreed in the transaction agreement to consult with each other before issuing any press release or, to the extent practical, making any public statement regarding the transaction or the transaction agreement, unless otherwise required by applicable law or obligations under any listing agreement with or rules of any securities exchange.

EFFORTS

   Security Capital and U.S. Realty have agreed to use all reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make the transaction effective as promptly as practicable, including to:

  . obtain all waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts necessary for the completion of the transaction;

  . make required filings, registrations and submissions of information with, and obtain required consents, approvals and authorizations from, governmental authorities;

  . lift or rescind any injunction, restraining order, decree or other order adversely affecting the ability of the parties to complete the transaction;

  . fulfill all conditions to the transaction contained in the transaction agreement;

  . prevent the entry, enactment or promulgation of any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to complete the transaction; and

  . exempt the transaction from or, if necessary, challenge the validity or applicability of any anti-takeover law or regulation which appears to apply to the transaction or the transaction agreement.

   Security Capital and U.S. Realty also have agreed in the transaction agreement to promptly file or cause to be filed with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission all requisite documents and notifications in connection with the transaction, and to endeavor in good faith to comply with any requests for additional information from these governmental authorities.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

   Security Capital has agreed in the transaction agreement to continue in full force and effect, and not to take any action for six years that could materially reduce, the rights to indemnification or exculpation existing in favor of the directors and officers of U.S. Realty, SC-Holdings and its wholly owned subsidiaries as provided in their respective articles, certificates, charters or bylaws or otherwise in effect as of the date of the transaction agreement for matters occurring prior to the completion of the transactions contemplated in the transaction agreement. Security Capital has also agreed to advance expenses in connection with such indemnification.

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

   The transaction agreement further provides that for six years following the completion of the transaction, Security Capital will maintain the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by U.S. Realty (or may substitute policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries so long as any substitution does not result in gaps or lapses in coverage) for matters occurring prior to the completion of the transaction. In no event will Security Capital be required to expend annually more than 150% of the amount expended by U.S. Realty on an annual basis as of the date of the transaction agreement to maintain or procure such insurance coverage.

CERTAIN LITIGATION

   The transaction agreement provides that Security Capital will have the right to conduct, in consultation with U.S. Realty and the U.S. Realty special committee, the defense or settlement of any action or claim brought by shareholders of U.S. Realty which challenges or seeks to restrain or prohibit the transaction or seeks to obtain material damages. U.S. Realty has agreed not to pay or settle any such claim or action without Security Capital's consent. The U.S. Realty special committee would have the right to participate in any such defense or settlement. Security Capital has agreed not to settle any such claim that names as a party any member of the U.S. Realty board of directors without the director's consent, which the director will not unreasonably withhold.

LISTING OF SECURITY CAPITAL STOCk

   Security Capital has agreed to promptly prepare and submit to the New York Stock Exchange a supplemental listing application covering the shares of Security Capital Class B common stock to be issued in the transaction, and to use all reasonable efforts to cause those shares to be approved for listing on the New York Stock Exchange, subject only to official notice of issuance, by the closing of the transaction.

ADDITIONAL COVENANTS OF U.S. REALTY

   U.S. Realty has agreed in the transaction agreement:

  . to promptly provide Security Capital copies of financial statements or financial reports of U.S. Realty, SC-Holdings and its wholly owned subsidiaries prepared in the ordinary course of business and to provide promptly any other financial information that Security Capital may reasonably request;

  . to take procedural steps necessary to satisfy and discharge the U.S. Realty Indenture; and

  . at the request of Security Capital and subject to the satisfaction of the conditions to closing contained in the transaction agreement, to make a capital contribution to SC-Holdings of up to a specified portion of the amounts owing to U.S. Realty under an agreement under which U.S. Realty has made advances to SC-Holdings and/or to cause SC-Holdings to pay a cash dividend to U.S. Realty of such amounts owing; and to cause SC-Holdings and its wholly owned subsidiaries to take similar actions in respect of similar advance arrangements between them, in each case prior to the sale of U.S. Realty's assets to Security Capital's subsidiary at the closing.

ADDITIONAL COVENANTS OF SECURITY CAPITAL

   Security Capital has agreed in the transaction agreement:

  . to use all reasonable efforts to obtain the financing necessary to complete the transaction on the terms contained in the commitment letter received by Security Capital from its lenders or on other terms as may be commercially available at the time of funding;

  . to file articles supplementary with the Maryland State Department of Taxation and Assessment reflecting the reclassification of 4,456,988 shares of Security Capital Class A common stock and 139,000 shares of Security Capital Series A cumulative convertible redeemable voting preferred stock as 4,595,988 shares of Security Capital Class B common stock, which filing occurred on October 2, 2000; and

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

  . to indemnify and hold U.S. Realty harmless from, and to pay when due, any taxes for or to U.S. Realty arising from any pre-closing dividends or capital contributions that Security Capital may request U.S. Realty, SC-Holdings or their subsidiaries to make relating to the advance agreements discussed above.

TREATMENT OF INCENTIVE ARRANGEMENTS

   The transaction agreement provides that at the time of the sale of U.S. Realty's assets to Security Capital, the rights of the independent U.S. Realty directors to receive restricted cash payments under existing share option equivalent agreements will be vested (whether or not then vested), will be deemed to be exercised as of the last full trading day before such sale, will be due and payable, and will be paid to the holder of the share option equivalent. The transaction agreement further provides that no director receiving the payment will have any obligation to use the cash payment for any particular purpose. See "The Transaction--Interests of Certain Persons in the Transaction."

CONDITIONS TO COMPLETION OF THE TRANSACTION

   The respective obligations of Security Capital and U.S. Realty are subject to the satisfaction or, where permitted, waiver of each of the following:

  . approval by the Security Capital shareholders of the issuance of shares of Security Capital Class B common stock in the transaction;

  . approval by the shareholders of U.S. Realty of the transaction agreement and the transactions it contemplates, including the sale of U.S. Realty's assets, the plan of liquidation and the appointment of the liquidator;

  . the absence of any law, or any effective temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental authority of competent jurisdiction, making the transactions contemplated by the transaction agreement or the plan of liquidation illegal or otherwise prohibiting them (this condition may not be asserted by a party if its failure to fulfill its obligation described above under "--Efforts" was the cause of, or resulted in, the order or injunction);

  . approval of the Security Capital Class B common stock to be issued in the transaction for listing on the New York Stock Exchange, subject only to official notice of issuance;

  . compliance in all material respects by the other party with its transaction agreement covenants;

  . the continuing accuracy of the other party's representations and warranties contained in the transaction agreement other than inaccuracies which would not have a material adverse effect on the business and operations of such other party;

  . termination or expiration of the waiting period and any extension of the waiting period applicable to the transaction under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976;

  . receipt of all other consents, approvals and actions of, filings with and notices to any governmental authority required of Security Capital, U.S. Realty, or any of their subsidiaries to consummate the transaction if the failure to obtain the consent or approval would reasonably be expected to have a material adverse effect on the business and operations of Security Capital or U.S. Realty (this condition may not be asserted by a party if its failure to fulfill its obligation described above under "--Efforts" was the cause of, or resulted in, any such failure to obtain the required consent or approval); and

  . the absence of any stop order suspending the effectiveness of the registration statement filed by Security Capital relating to the distribution of the Security Capital Class B common stock in the transaction of which this joint proxy statement/prospectus forms a part.

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

   Security Capital's obligations to complete the transaction are subject to the satisfaction or waiver of the following additional conditions:

  . the amount of cash to be distributed in the transaction to U.S. Realty shareholders who vote "against" the transaction and who validly elect to receive cash instead of Security Capital shares totaling $200 million or less; and

  . Security Capital having obtained sufficient financing for the transaction under the commitment letter it received from its lenders or on otherwise commercially available terms at the time of funding and satisfactory to Security Capital.

TERMINATION

   Security Capital and U.S. Realty may by mutual agreement terminate the transaction agreement and abandon the transaction at any time before the closing (notwithstanding receipt of any approvals at the companies' shareholder meetings). In addition, either party may terminate the transaction agreement:

  . if any governmental authority of competent jurisdiction issues an injunction, restraining order or decree that restrains or prohibits the consummation of the transaction, and the injunction, restraining order or decree is final and nonappealable;

  . if Security Capital shareholders or U.S. Realty shareholders fail to give the requisite approvals at their respective shareholder meetings; or

  . if the closing has not occurred by March 31, 2001 (which date will be extended to no later than June 30, 2001) so long as Security Capital's financing commitment is extended or Security Capital has replacement financing in place) (as extended, the "Outside Date"), unless the failure by the party seeking to terminate to comply with its covenants and agreements has caused the closing not to have occurred by that date.

   Security Capital may also terminate the transaction agreement if the required U.S. Realty shareholder vote is obtained at the U.S Realty extraordinary meeting and the amount of cash required for distribution in the transaction to U.S. Realty shareholders exceeds $200 million in the aggregate.

EXPENSES

   Except as described below, the parties will bear their own costs and expenses incurred in connection with the transaction. Security Capital and U.S. Realty will share equally the expenses (other than attorneys' and accountants' fees) incurred in connection with the preparation, printing and mailing of this joint proxy statement/prospectus. Security Capital will pay the filing fee required under the Hart-Scott-Rodino Antitrust Improvements Act.

   If either party terminates the transaction agreement based on the failure of the closing to occur by the Outside Date, and the failure of the closing to occur by that date was caused by the other party's failure to perform its covenants and agreements in the transaction agreement, the non-terminating party will reimburse the terminating party for its documented out-of-pocket expenses, not in excess of $2.1 million. In addition, Security Capital will reimburse U.S. Realty for those expenses if either party terminates the transaction agreement on or after the Outside Date, and on the Outside Date all conditions to the parties' obligations have been satisfied or waived, other than Security Capital's condition that it have obtained the necessary transaction financing, the delivery of officers' certificate as to compliance with representations, warranties and covenants and any condition that has not been or cannot be satisfied as a result of Security Capital's failure to perform its covenants and agreements.


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

GOVERNING LAW

   The transaction agreement is governed by Maryland law, except that Luxembourg law will govern all questions of Luxembourg corporate or securities law (including questions relating to the legal and regulatory duties of the directors of U.S. Realty) and interpretations of those laws.

AMENDMENT AND WAIVER

   Security Capital and U.S. Realty may agree to amend the transaction agreement at any time. Security Capital and U.S. Realty may waive the compliance by the other with any term or condition of the transaction agreement. Any such waiver will not be interpreted as a waiver of the liability of the other party for any breach occurring before the waiver.

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

                               REGULATORY MATTERS

UNITED STATES ANTITRUST COMPLIANCE

   We cannot complete the transaction until we give notification and furnish information to the U.S. Federal Trade Commission and the U.S. Antitrust Division of the Department of Justice and the specified waiting period requirements have been satisfied. We filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on October 6, 2000, and thus the waiting period applicable to the transaction is scheduled to expire at 11:59 p.m., New York City time, on November 5, 2000. However, prior to that time, the Antitrust Division or the Federal Trade Commission may extend the waiting period by requesting additional information or documentary material relevant to the transaction. Such a request would extend the waiting period until 11:59 p.m., New York City time, on the twentieth day after substantial compliance by Security Capital and U.S. Realty with the request. Thereafter, only a court order can extend the waiting period.

   The Antitrust Division and the Federal Trade Commission scrutinize the legality under the U.S. antitrust laws of transactions such as the proposed transaction. At any time before or after completion of the transaction, the Antitrust Division or the Federal Trade Commission could take any action under the antitrust laws of the United States it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of substantial assets of Security Capital or U.S. Realty. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. Security Capital and U.S. Realty do not believe that the completion of the transaction will result in a violation of any applicable antitrust laws. However, we cannot assure you that a governmental agency or private party will not challenge the transaction on antitrust grounds, or if they make a challenge, what the result will be.

CERTAIN NETHERLANDS MATTERS

   U.S. Realty qualifies as an investment institution within the meaning of the 1990 Act on the supervision of investment institutions (Wet toezicht beleggingsinstellingen 1990) and is licensed and supervised by the Dutch Central Bank (De Nederlandsche Bank N.V.). As a result, the transaction, and the liquidation of U.S. Realty, is subject to the approval of the Dutch Central Bank.

   In addition, the issue and offering by Security Capital of Security Capital Class B common stock to the shareholders of U.S. Realty residing in the Netherlands falls within the scope of either the 1990 Act on the supervision of investment institutions, if Security Capital qualifies as an investment institution within the meaning thereof, and compliance with which is likely to require Security Capital to apply for a license with the Dutch Central Bank; or the 1995 Act on the supervision of the securities trade (Wet toezicht effectenverkeer 1995), if Security Capital does not qualify as an investment institution within the meaning of the 1990 Act on the supervision of investment institutions, and compliance with which is likely to require Security Capital to apply for an individual dispensation from the offering prohibition thereunder with the Securities Board of the Netherlands (Stichting toezicht effectenverkeer), which would be based on the fact that this joint proxy statement/prospectus will be made available to the shareholders of U.S. Realty residing in the Netherlands.

   Security Capital expects to request confirmation from the Dutch Central Bank as to whether or not Security Capital will qualify as an investment institution within the meaning of the 1990 Act on the supervision of investment institutions, and, if not, it will apply to the Securities Board of the Netherlands for an individual dispensation from the provisions of the 1995 Act on the supervision of the securities trade. The issue and offering of Security Capital stock to shareholders of U.S. Realty residing in the Netherlands depends on either the receipt of the relevant license from the Dutch Central Bank or of the relevant dispensation from the Securities Board of the Netherlands.

LUXEMBOURG SUPERVISORY AUTHORITY

   Pursuant to Luxembourg law, U.S. Realty will remain under the supervision of the Luxembourg supervisory authority until the completion of the liquidation. The Luxembourg supervisory authority must clear the appointment of SC Transaction Corporation as liquidator.

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                  CERTAIN TAX CONSEQUENCES OF THE TRANSACTION

   Summaries of the principal United States federal income tax consequences and the principal Luxembourg and German tax consequences of the receipt of the Security Capital Class B common stock and/or cash (the "Liquidation Proceeds") in consideration for U.S. Realty shares in the liquidation of U.S. Realty (the "Liquidation") and the ownership and disposition of Security Capital Class B common stock acquired in the Liquidation are set forth below. All holders of U.S. Realty shares, and in particular those holders who are resident in, or subject to taxation by, countries other than the United States, Luxembourg or Germany, should consult with their own tax advisors.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

 TO U.S. REALTY SHAREHOLDERS

   The following is a summary of the principal United States federal income tax consequences that may be relevant with respect to the receipt of Liquidation Proceeds in consideration for U.S. Realty shares in the Liquidation and the ownership and disposition of Security Capital Class B common stock acquired in the Liquidation. For purposes of this summary, a "U.S. Holder" is a beneficial owner of U.S. Realty shares, who or that, for United States federal income tax purposes, is: (i) a citizen or resident of the United States, (ii) a partnership or corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if such trust validly elects to be treated as a United States person for United States federal income tax purposes or if (a) a court within the United States is able to exercise primary supervision over its administration and (b) one or more United States persons have the authority to control all of the substantial decisions of such trust. A "Non-U.S. Holder" is a beneficial owner of U.S. Realty shares, who or that is not a U.S. Holder. In general, holders of ADS's will be treated as owners of the U.S. Realty shares represented by those ADS's, and references in this discussion of United States Federal Income Tax Considerations to the U.S. Realty shares should also be understood as references to the ADS's unless otherwise stated.

   This summary does not contain a comprehensive description of all of the United States federal income tax consequences of the exchange of U.S. Realty shares for the Liquidation Proceeds in the Liquidation and the ownership and disposition of Security Capital Class B common stock. In particular, this description applies only to U.S. Holders who hold U.S. Realty shares as capital assets at all relevant times and does not address tax considerations applicable to holders that may be subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, dealers or traders in securities or currencies, tax-exempt entities, persons that hold U.S. Realty shares as part of a "hedging" or "conversion" transaction or as a position in a "straddle" for United States federal income tax purposes, persons that have a "functional currency" other than the United States dollar, expatriates of the United States, holders who own directly, indirectly or by attribution, currently or during the past five years, 10% or more (by voting power or value) of the shares of U.S. Realty, persons that hold U.S. Realty shares, or receive Security Capital Class B common stock pursuant to an employee benefit or incentive compensation plan. Moreover, this summary does not address the U.S. federal estate and gift tax, alternative minimum tax or U.S. State and local tax consequences of the exchange of U.S. Realty shares for the Liquidation Proceeds and the ownership and disposition of Security Capital Class B common stock.

   This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this document. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

   U.S. Realty believes that it is not, has never been and will not be treated as a passive foreign investment company (a "PFIC") for United States federal income tax purposes, but such determination is made annually

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

and could change. The discussion below assumes that U.S. Realty will not be treated as a PFIC. If U.S. Realty were treated as a PFIC, a U.S. Holder would be subject to certain adverse tax consequences.

   Each holder of U.S. Realty shares should consult its own tax advisor with respect to the United States federal, state, local and foreign tax consequences of the Liquidation and the ownership and disposition of Security Capital Class B common stock.

  CONSEQUENCES OF RECEIPT OF LIQUIDATION PROCEEDS

   A U.S. Holder generally will recognize gain or loss upon the receipt of Security Capital Class B common stock and/or cash in exchange for such Holder's U.S. Realty shares in the Liquidation equal to the difference between (a) the fair market value of such Security Capital Class B common stock as at the date of receipt and/or the amount of cash received and (b) the U.S. Holder's adjusted tax basis in the U.S. Realty shares. Such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such U.S. Realty shares exceeds one year. Gain or loss, if any, recognized by a U.S. Holder generally will be treated as United States source income or loss for United States foreign tax credit purposes. The deductibility of capital losses is subject to limitations. A U.S. Holder's initial tax basis in the Security Capital Class B common stock will be the fair market value of such Security Capital Class B common stock on the date such Security Capital Class B common stock is received.

   Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," a Non-U.S. Holder generally will not recognize gain or loss upon the receipt of Security Capital Class B common stock and/or cash in exchange for such holder's U.S. Realty shares in the Liquidation unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, or (ii) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

  TAXATION OF OWNERSHIP OF SECURITY CAPITAL CLASS B COMMON STOCK

   DISTRIBUTIONS. Although Security Capital has not previously paid dividends on its Class B common stock, and has no current plan to pay dividends on its Class B common stock, in general, the gross amount of any dividends that may in the future be paid by Security Capital on its Class B common stock would be includible in income by a U.S. Holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Security Capital as determined under United States federal income tax principles. The amount of any distribution of property other than cash in respect of shares of Security Capital common stock will be the fair market value of such property on the date of distribution.

   Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," dividends paid to a Non-U.S. Holder of Security Capital Class B common stock will generally be subject to U.S. withholding tax at a 30% rate of the gross amount (or lower rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States. Dividends effectively connected with such a U.S. trade or business generally will not be subject to U.S. withholding tax if the Non-U.S. Holder files certain forms, including Internal Revenue Service Form 4224 (or any successor form), with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. To determine the applicability of a tax treaty providing for a lower rate of withholding under the currently effective Treasury Regulations (the "Current Regulations") and published Internal Revenue Service

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

positions, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country absent knowledge to the contrary. Under Treasury Regulations issued on October 6, 1997 (the "Final Regulations"), and generally effective for payments made after December 31, 2000, however, a Non-U.S. Holder (including, in certain cases of Non-U.S. Holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

   SALE OR EXCHANGE OF SECURITY CAPITAL CLASS B COMMON STOCK. A U.S. Holder generally will recognize gain or loss on the sale or exchange of Security Capital Class B common stock equal to the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in the Security Capital Class B common stock. Such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. Holder, the maximum marginal United States federal income tax rate applicable to such gain will be lower than the maximum marginal United States federal income tax rate applicable to ordinary income if such U.S. Holder's holding period for such Security Capital Class B common stock exceeds one year. The deductibility of capital losses is subject to limitations.

   Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements," a Non-U.S. Holder of Security Capital Class B common stock generally will not be subject to United States federal income or withholding tax on any gain realized on the sale or exchange of such Security Capital Class B common stock unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (in which case the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation); or (ii) the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met; or (iii) Security Capital is or has been a U.S. real property holding corporation (a "USRPHC") for U.S. federal income tax purposes (which Security Capital does not believe that it has been, currently is, or will likely become) at any time within the shorter of the five-year period preceding such disposition and such Non-U.S. Holder's holding period. Even if Security Capital were or were to become a USRPHC at any time during this period, gains realized upon a disposition of Security Capital Class B common stock by a Non-U.S. Holder that did not directly or indirectly own more than 5% of the Security Capital Class B common stock during this period generally would not be subject to U.S. federal income tax, provided that Security Capital Class B common stock is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Code). Security Capital believes that Security Capital Class B common stock would presently be considered to be "regularly traded on an established security market."

  BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

   United States backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders of securities. Information reporting generally will apply to payments of dividends on Security Capital Class B common stock and to proceeds from the sale or redemption of Security Capital Class B common stock by a payor within the United States to a holder thereof (other than an "exempt recipient," including a corporation, a payee that is not a United States person and that provides an appropriate certification and certain other persons). A payor within the United States will be required to withhold 31% of payments of dividends on Security Capital Class B common stock and of any payments of the proceeds from the sale or redemption of Security Capital Class B common stock within the United States to a holder (other than an "exempt recipient") if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with such backup withholding tax requirements.

   United States Treasury Regulations issued on October 6, 1997, as amended, would modify certain of the rules discussed above generally with respect to payments on Security Capital Class B common stock made after December 31, 2000. In particular, a payor within the United States will be required to withhold 31% of any payments of dividends on Security Capital Class B common stock, or proceeds from the sale of shares of Security Capital Class B common stock within the United States to a holder (other than an exempt recipient such as a corporation or a payee that is not a United States person and that provides an appropriate

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

certification) if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. In the case of such payments by a payor or middleman within the United States to a foreign simple trust, a foreign grantor trust or a foreign partnership (other than payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that qualifies as a "withholding foreign trust" or a "withholding foreign partnership" within the meaning of such United States Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States), the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor or middleman may rely on a certification provided by a payee that is not a United States person only if such payor or middleman does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

   THE FOREGOING DISCUSSION DOES NOT ADDRESS ASPECTS OF UNITED STATES TAXATION OTHER THAN FEDERAL INCOME TAXATION. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF SECURITY CAPITAL CLASS B COMMON STOCK.

 TO SECURITY CAPITAL SHAREHOLDERS

   For U.S. federal income tax purposes, shareholders of Security Capital will not recognize any income, gain or loss in connection with the transaction with respect to their current ownership of shares of Security Capital.

LUXEMBOURG INCOME TAX CONSIDERATIONS

   The following is a summary of the principal Luxembourg income tax consequences that may be relevant to Luxembourg resident and non-resident individual and corporate shareholders of U.S. Realty with respect to the receipt of the Liquidation Proceeds and the ownership and disposition of Security Capital Class B common stock acquired in the Liquidation. This summary is based on Luxembourg tax law and Luxembourg tax treaties and relevant interpretations in effect on the date of this prospectus. This summary is not binding on any tax authority, regulator, court or government agency. Advance agreements regarding the tax consequences have not been requested. Changes in tax law or treaties or interpretations thereof could materially alter the Luxembourg tax consequences of US. Realty shareholders and no responsibility is taken to update this summary for changes in law or fact. Luxembourg resident and non-resident shareholders should consult their own tax advisors regarding the particular consequences the liquidation of U.S. Realty may have with respect to them.

 TO U.S. REALTY SHAREHOLDERS WHO ARE LUXEMBOURG RESIDENT INDIVIDUALS

   This summary assumes that the Luxembourg resident individuals own the shares in U.S. Realty as private investments and not business assets.

  CONSEQUENCES OF RECEIPT OF LIQUIDATION PROCEEDS

   The Liquidation Proceeds are treated as capital gains under Luxembourg domestic law. Accordingly, the shareholders of U.S. Realty who receive Liquidation Proceeds in the form of shares and/or cash are considered to have sold their shares in U.S. Realty and consequently will be deemed to have realized either a capital gain or a loss. No dividend withholding tax is levied at the level of U.S. Realty, since the Liquidation Proceeds do not constitute a payment of a dividend to the shareholder.

   Assuming that no individual Luxembourg resident shareholder owns more than 25% of U.S. Realty's outstanding share capital, any capital gain with respect to the disposal of U.S. Realty's shares will be exempt

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

from tax, provided the remittance of the Liquidation Proceeds takes place, at the earliest 6 months after the acquisition of U.S. Realty's shares by the shareholder. Likewise, any capital loss will not be deductible when computing the shareholder's taxable income for the year.

   If the shares in U.S. Realty have been acquired within 6 months of the remittance of Liquidation Proceeds to the shareholder, an eventual capital gain will be subject to tax at ordinary progressive tax rates. An eventual capital loss may only be compensated with taxable capital gains of the shareholder, any capital loss which may eventually not be compensated with other capital gains (either because of there being no capital gains or because the capital gains are insufficient) will be disregarded for tax purposes.

   Capital gains or losses are calculated by measuring the difference between the fair market value of the Liquidation Proceeds received by the shareholder and his acquisition cost of the U.S. Realty shares, less any directly related expenses incurred by the shareholder in connection with the Liquidation.

  TAXATION OF LUXEMBOURG RESIDENT INDIVIDUALS OF OWNERSHIP OF SECURITY CAPITAL
   CLASS B COMMON STOCK

   Luxembourg shareholders that will receive Security Capital Class B common stock as Liquidation Proceeds of U.S. Realty and who subsequently decide to dispose of these shares will not be subject to tax in Luxembourg when realizing a capital gain, unless the shares of Security Capital Class B common stock are disposed of within a six-month period of their acquisition. Likewise, any capital loss will not be deductible when computing the shareholder's taxable income for the year.

   If the shares of Security Capital Class B common stock are sold within 6 months of their acquisition, an eventual capital gain will be subject to tax at ordinary progressive tax rates. An eventual capital loss may only be compensated with taxable capital gains of the shareholder, any capital loss which may eventually not be compensated with other capital gains (either because of there being no capital gains or because the capital gains are insufficient) will be disregarded for tax purposes.

   Capital gains or losses are calculated by measuring the difference between the sales price of the Security Capital Class B common stock actually realized by the shareholder and the acquisition cost of the Security Capital Class B common stock, less any directly related expenses incurred by the shareholder in connection with the Liquidation. The acquisition cost of the Security Capital Class B common stock will be equal to their fair market value at the time when they are remitted to the shareholder in the course of the Liquidation of U.S. Realty.

 TO U.S. REALTY SHAREHOLDERS WHO ARE LUXEMBOURG RESIDENT CORPORATIONS

   The tax consequences will differ depending upon the tax status of the corporation.

  THE LUXEMBOURG RESIDENT CORPORATION IS A TAX EXEMPT CORPORATION

   There are a certain number of situations whereby a corporation that has been set up under the laws of Luxembourg is not subject to corporation tax in Luxembourg. The corporate shareholder should consult with his own tax advisor in order to determine whether he qualifies for such an exemption from corporation tax. The two most common corporation tax exemptions relate to investment funds ("fonds commun de placement," "societe d'investissement a capital fixe," "societe d'investissement a capital variable") and companies that have elected for the tax exempt status under the law of July 31, 1929 ("holding 1929 companies").

   If the shareholder is a tax-exempt corporation, the capital gain will not be subject to tax in Luxembourg, nor will an eventual capital loss be deductible.

   Luxembourg tax exempt corporate shareholders that will receive Security Capital Class B common stock as Liquidation Proceeds from U.S. Realty and who subsequently decide to dispose of these shares will not be

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

subject to tax in Luxembourg when realizing a capital gain, irrespective of the period of their holding (short term vs. long term holdings). Likewise, any capital loss will not be deductible.

  THE LUXEMBOURG RESIDENT CORPORATION IS A TAXABLE CORPORATION

   If the corporation does not benefit from a specific exemption from tax, the following tax consequences will arise.

   The remittance of Liquidation Proceeds is treated as dividend income under Luxembourg domestic law. Although no dividend withholding tax will be levied at the level of U.S. Realty, the corporation will report the Liquidation Proceeds as taxable income for domestic tax purposes in the year in which the proceeds will have accrued to the shareholder. That moment in time may be ahead of the date of actual remittance of the Liquidation Proceeds and will depend upon the actual facts and circumstances governing the plan of liquidation. The dividend will be subject to tax at ordinary corporate tax rates (37.45% for year 2000 and presumably year 2001).

   When computing its taxable income, the corporation will determine the amount of dividend that is taxable by measuring the difference between the fair market value of the Liquidation Proceeds received by the corporation and its acquisition cost of the U.S. Realty shares, less any expenses incurred by the corporation in connection with the Liquidation.

   If the above difference is a negative figure, such negative figure will reduce by the same amount the taxable income of the corporation in the year in which the difference will have accrued.

   Luxembourg taxable corporate shareholders that receive Security Capital Class B common stock as Liquidation Proceeds of U.S. Realty and who subsequently decide to dispose of these shares will as a matter of principle be subject to tax in Luxembourg when realizing a capital gain. Likewise, any capital loss will be deductible when computing the shareholder's taxable income for the year.

   This general principle however is set aside if the Luxembourg taxable corporate shareholder has met certain conditions with respect to its holdings of Security Capital Class B common stock. If the shares that are sold have been held throughout the accounting period which precedes the year of the disposal and if the shareholder either owns 25% of the Security Capital Class B common stock or has a cost base for these shares amounting to at least 250 million Belgian (Luxembourg) francs, the capital gain will be exempt from tax, unless the shareholder has funded the shares through debt financing. In such a case, the gain would be taxable up to the aggregate amount of interest finance costs suffered by the shareholder when owning the Security Capital Class B common stock, the remainder if any of the capital gain will be tax exempt.

 TO U.S. REALTY SHAREHOLDERS WHO ARE NOT LUXEMBOURG RESIDENT SHAREHOLDERS

   This summary is based on Luxembourg Income Tax law as well as applicable tax treaties.

  CONSEQUENCES OF RECEIPT OF LIQUIDATION PROCEEDS

   The Liquidation Proceeds are treated as capital gains under Luxembourg domestic law and under its double tax treaties. Accordingly, the non-resident shareholders of U.S. Realty who receive Liquidation Proceeds in the form of shares and/or cash are considered to have sold their shares in U.S. Realty and consequently will be deemed to have realized either a capital gain or a loss. No dividend withholding tax is levied at the level of U.S. Realty, since the Liquidation Proceeds do not constitute a payment of a dividend to the shareholder.

   Under Luxembourg's standard tax policy in respect to double tax conventions, the right to tax capital gains resides with the country of residence of the shareholder. Hence, in the case of a shareholder residing in a country with which Luxembourg has entered into a double tax treaty with, Luxembourg may not seek to tax the shareholder's capital gain in respect to the Liquidation Proceeds.

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

   If the non-resident shareholder does not reside in a country with which Luxembourg has signed a double treaty with, or actually resides there but is exempt from tax in that country, Luxembourg will retain its right to tax the capital gain. Such taxation may only arise if two conditions are cumulatively met: the non-resident shareholder must have owned more than 25% of U.S. Realty's outstanding share capital; he must also have been a resident in Luxembourg at some time within 5 years of the realization of the capital gain. In the unlikely event of the capital gain being taxable in Luxembourg, the taxable income will be determined by measuring the difference between the fair market value of the Liquidation Proceeds received by the shareholder and his acquisition cost of the U.S. Realty shares, less any directly related expenses incurred by the shareholder in connection with the liquidation.

  TAXATION OF NON-LUXEMBOURG RESIDENT INDIVIDUALS OF OWNERSHIP OF SECURITY
   CAPITAL CLASS B COMMON STOCK

   Non-Luxembourg resident shareholders that will receive Security Capital Class B common stock as Liquidation Proceeds of U.S. Realty and who subsequently decide to dispose of these shares will not be subject to tax in Luxembourg when realizing a capital gain, since the taxation of capital gains realized by non-resident shareholders is limited to sales of shares in Luxembourg corporations.

GERMAN TAX CONSIDERATIONS

   The following is a summary of the principal German income tax consequences that may be relevant to German resident individual shareholders of U.S. Realty with respect to the receipt of the Liquidation Proceeds in consideration for U.S. Realty shares or U.S. Realty ADS's in the Liquidation and the ownership and disposition of Security Capital Class B common stock acquired in the Liquidation. This summary is based on German tax law and German tax treaties (conventions for the avoidance of double taxation) and relevant interpretations in effect on the date of this prospectus. This summary is not binding on any tax authority, regulator, court or government agency. Rulings have not been requested. Changes in tax law or treaties or interpretations thereof could materially alter the German tax burden of U.S. Realty shareholders, and no responsibility is taken to update this summary for changes in law or fact. German shareholders should consult their own tax advisors regarding the particular consequences the liquidation of U.S. Realty may have with respect to them. Since no specific provisions exist under German tax law and no clear precedents are available regarding the German tax treatment of a liquidation of a non-German company, any comments made below are based upon our understanding of current German tax law and commentaries.

   The following summary does not address all possible tax consequences relating to an investment in U.S. Realty and does not address the tax consequences applicable to all categories of shareholders (e.g., corporations, tax exempt shareholders), some of which may be subject to special rules. In particular, this summary does not address the tax consequences to any shareholders under non-German tax laws. U.S. federal income tax aspects of a disposal of Security Capital Class B common stock are described above under "United States Federal Income Tax Considerations."

 TO U.S. REALTY SHAREHOLDERS WHO ARE GERMAN RESIDENT INDIVIDUALS

   This summary is based on the German Income Tax Law as well as applicable tax treaties. Both of the foregoing are subject to change, which could apply retroactively and which could affect the tax consequences described below. It assumes that the German resident individuals own the shares in U.S. Realty and, post-liquidation, the Security Capital Class B common stock as private investments and not business assets. It is noted that, according to a ruling from the "Bundesaufsichtsamt fur das Kreditwesen," U.S. Realty is not a foreign investment fund within the meaning of Sec. 1 para. 1 Aus/InvestmG (German Foreign Investment Fund Law).


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

  CONSEQUENCES OF RECEIPT OF LIQUIDATION PROCEEDS

   Regardless of the application of the Tax Treaty between Germany and Luxembourg, Germany has the right to tax the Liquidation Proceeds received by German shareholders in the transaction.

   The prevailing opinion regarding the liquidation of non-German corporations is that shareholders who receive liquidating proceeds are treated for German tax purposes as if they had recognized a capital gain/loss from the disposal of shares. Accordingly a German shareholder that receives Liquidation Proceeds from U.S. Realty will realize capital gain or loss, respectively.

   German shareholders that do not exceed the participation threshold referenced below should not be subject to German income tax on their receipt of the Liquidation Proceeds. The German income tax should not apply even if the shareholder had a holding period of one year or less with respect to the U.S. Realty shares.

   Shareholders that realize a capital gain on receipt of the Liquidation Proceeds will be taxable if the shareholder (or its predecessor(s) in interest from whom it received the shares without consideration) has had a direct or indirect 10% (or more) interest in U.S. Realty at any time during the 5 year period that precedes the liquidation. The German Tax Reform Act ("Steuersenkungsgesetz"), generally effective January, 1, 2001, will reduce the relevant participation threshold from 10% to 1%. Furthermore, according to the Tax Reform Act, a capital gain from the sale of shares will be subject to taxation on 50% of such gain. It is presently unclear whether the portion of the German Tax Reform Act dealing with capital gains arising from the sale of non-German shares will be effective January 1, 2001 or alternatively January 1, 2002. It is expected that the German Federal Ministry of Finance will issue a decree with regard to this issue. Any taxable capital gain will be included in the calculation of the shareholder's taxable income and will be subject to tax at the shareholder's applicable marginal tax rate. The top rate for 2000 is 51% and for 2001 it is 48.5%. A solidarity surcharge is levied at a rate of 5.5% of an individual's income tax liability and church tax, if applicable, is 8% or 9% of income tax liability.

   Taxable capital gains or losses are calculated by measuring the difference between the fair market value of the Liquidation Proceeds received by the shareholder and the shareholder's acquisition cost of the U.S. Realty shares, less any related expenses incurred by the shareholder in connection with the liquidation. In the case where only 50% of the capital gains will be taxed depending on the deemed effective date for portions of the German Tax Reform Act, the deduction for related expenses will be limited to 50% of costs.

   Shareholders who realize a capital loss on the receipt of the Liquidation Proceeds will only be permitted to deduct the loss for German income tax purposes if the receipt of a capital gain would have been subject to tax, i.e. if the shareholder has met the participation threshold referenced above. However, even if allowable, only 50% of the capital losses could be offset and, then, only (in the same or future years) against corresponding taxable capital gains from the sale, liquidations, or capital redemptions of other Luxembourg corporations.

   Should the Liquidation Proceeds, for whatever reasons, be considered as dividends (by the German tax authorities or tax courts) instead of capital gains/losses, such dividend would be subject to German income tax. Should the transaction be qualified as an exchange of shares or exchange of shares against cash, such transaction would be a deemed sale of shares. Hence, such sale would be subject to German income tax if the German shareholder either realizes a short-term capital gain (within a one year holding period) or exceeds the participation threshold referenced above.

  TAXATION TO GERMAN RESIDENT INDIVIDUALS OF OWNERSHIP OF SECURITY CAPITAL CLASS B COMMON STOCK

   The prevailing opinion of commentators is that German shareholders should not be subject to German tax on a subsequent sale of Security Capital Class B common stock provided that the shareholder's combined U.S. Realty and Security Capital stock holding period exceeds one year and that the shareholder owns less than the participation threshold discussed below and Security Capital stock was received as Liquidation Proceeds.


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

   German shareholders that will own 10% or more of Security Capital will be subject to tax on the sale of their Security Capital Class B common stock. The applicable participation amount that will subject German shareholders to German income tax on their sale of Security Capital Class B common stock will change to 1% or more after the effective date of the non-German corporation capital gains portion of the German Tax Reform Act. Then, however, only 50% of the gain will be taxable.

   Shareholders who realize a capital loss on the sale of their Security Capital Class B common stock will only be permitted to deduct the loss for German income tax purposes if the receipt of a capital gain would have been subject to tax, i.e. if the shareholder has met the participation threshold referenced above. Unless Security Capital or its subsidiaries are engaged in the active conduct of certain kinds of a trade or business, a capital loss could only be offset (in the same or future years) against corresponding taxable capital gains from the sale, liquidation or capital redemption of other U.S. corporations.

                              ACCOUNTING TREATMENT

   Security Capital will account for the transaction using the purchase method of accounting under U.S. generally accepted accounting principles. Purchase accounting requires that the purchase price and costs of the acquisition be allocated to all of the assets acquired and all of the liabilities assumed based on their relative fair values. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

                  DESCRIPTION OF BUSINESS OF SECURITY CAPITAL

GENERAL

   Security Capital is an international real estate research, investment and operating management company. Security Capital operates its businesses through two divisions: the Capital Division, which invests in high-growth real estate operating companies, and the Financial Services Division, which provides capital markets and capital management services primarily to Security Capital and its affiliates. The principal offices of Security Capital and its directly owned affiliates are in Amsterdam, Atlanta, Brussels, Chicago, Denver, El Paso, Houston, London, Luxembourg, New York, and Santa Fe.

   The Capital Division allocates capital to real estate operating companies that are positioned to generate high internal earnings growth rates through superior operations as well as property development and significant customer service income. Its strategy is to focus on a select number of high-performance businesses that can create brand value and ultimately be a leader in their respective niche. Its objective is to hold significant ownership positions in companies that meet these criteria. The Capital Division provides operational and capital deployment advice to these companies and generates earnings for Security Capital from its ownership in these affiliates. At June 30, 2000, the Capital Division had direct and indirect investments in 16 real estate operating companies focused on apartment communities, corporate extended-stay lodging, corporate office, distribution and logistics, manufactured housing communities, infill retail centers, parking, self-storage and senior assisted living communities. These operating companies had a combined total market capitalization of $22.3 billion as of June 30, 2000.

   The Financial Services Division generates fees principally from capital management and capital markets activities. The Global Capital Management Group manages capital invested in real estate companies or securities for investment entities and separate accounts. The Capital Markets Group provides capital markets services to various affiliates, including operating companies and investment entities and third party managed capital. In addition, Security Capital also provides shared services to its affiliates in order to generate economies of scale. The Corporate Services Group provides administrative, processing, and technology infrastructure and related services. The Real Estate Research Group conducts proprietary real estate, research and provides analyses of short-term trends and long-term market conditions.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

   The following is a discussion of Security Capital's policies with respect to investment, financing, and certain other activities. These policies are determined by Security Capital's board of directors and may be amended or revised from time to time at the discretion of the board without notice to or a vote of the shareholders of Security Capital.

  INVESTMENT POLICIES

   Security Capital deploys its capital through the direct and indirect ownership of public and private operating businesses with highly focused strategies which are engaged in real estate activities.

   Investments in Real Estate or in Interests in Real Estate. Security Capital does not invest directly in real estate or in interests in real estate. All such activities are conducted by its current direct investees (Archstone, ProLogis, Homestead and Belmont Corp.) and its indirect investees (CarrAmerica, Storage USA, Regency, City Center Retail, CWS Communities, InterParking and Urban Growth Property Trust through U.S. Realty, and Interparking S.A., Access Self-Storage Holdings S.A., Akeler Holdings S.A., City & West End Property Holdings S.A., Bernheim Comofi S.A., Millers Storage Holdings S.A. and London and Henley S.A. through Security Capital European Realty) (collectively, "operating businesses"). In addition, Security Capital manages or advises capital invested in focused funds which invest in securities of real estate operating companies (Security Capital Preferred Growth, Security Capital U.S. Real Estate Shares and Security Capital European

Real Estate Shares (collectively the "Funds")) and through separate accounts. The operating businesses are each focused on specific types of real estate. The operating businesses are expected to acquire additional similar properties and where appropriate, subject to applicable REIT qualification rules, have sold and expect to sell certain of their properties. Existing and future Operating Businesses may acquire additional properties in existing markets or new markets targeted by the management of those businesses. Future investments by Security Capital in companies which are engaged in real estate activities, however, will not be limited to any geographic area, product type or to a specified percentage of Security Capital's assets. The Funds are not limited as to product type for real estate operating companies but are limited as to concentration in the securities of any particular real estate operating company and may be limited as to geographic area based on the particular Fund's investment limitations contained in its organizational documents.

   Investments in Real Estate Mortgages. Except as described below, Security Capital does not invest directly in real estate mortgages and its operating businesses have not invested substantial amounts in mortgages or similar interests in properties. Security Capital owns mortgages in its direct investee, Homestead. Certain operating businesses have invested in mortgage loans to third-party owner/developers in connection with the developments of properties that are contractually required to be sold to the operating business upon completion or convertible mortgage loans to affiliates in which the operating business owns a substantial economic interest, or convertible mortgage loans where the board of the operating business believes that such loans are in the best interest of the operating business.

   Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Security Capital has since its founding invested, and will continue to invest, directly or indirectly, in securities of entities engaged in real estate activities, including for the purpose of exercising control. Security Capital does not expect that its investment in securities will require it to register as an investment company under the Investment Company Act, although certain Funds which Security Capital advises are registered under the Investment Company Act. See "Risk Factors--Risk Factors Relating to the Business of Security Capital and to the Ownership of Security Capital Stock."

  FINANCING POLICIES

   There are no limits on total debt, or ratio of debt to equity, or similar restrictions, in Security Capital's charter or bylaws. Security Capital, however, intends to maintain a prudent policy on indebtedness. Security Capital's proposed term loan to be used to finance this transaction, its line of credit, and the indentures under which its long-term notes were issued impose limitations on indebtedness. Security Capital intends to comply with such limitations. The proposed term loan is described in "The Transaction-- Transaction Financing." Security Capital uses its $470 million floating rate line of credit mainly for the purpose of facilitating investments and for working capital. Security Capital currently has long-term, fixed rate convertible subordinated indebtedness aggregating $231 million which is due 2016. Security Capital currently has unsecured, fixed rate long-term notes aggregating $700 million due between 2003 and 2028. Security Capital does not intend to incur long-term floating rate debt. Security Capital may also determine to issue securities senior to the Security Capital Class B common stock, including preferred stock and debt securities (either of which may be convertible into the Class B common stock). Security Capital's financing policies are to replace line of credit borrowings with the proceeds of asset sales, retained cash flow, equity offerings or unsecured long-term, fixed rate debt with staggered maturities. From time to time, Security Capital may also issue equity securities, but expects to be very selective in doing so. The proceeds of any borrowings by Security Capital may be used to provide working capital, to pay existing indebtedness, to finance investments in or expansions of new business initiatives, and to fund stock repurchases.

   Security Capital has issued options to purchase Class A common stock and Class B common stock and restricted stock unit awards for the Class B common stock to employees and directors and intends to issue additional options and restricted stock unit awards under its long-term incentive plans and outside directors plan.

  POLICIES WITH RESPECT TO OTHER ACTIVITIES

   Security Capital may make investments in addition to those previously described. Security Capital's board of directors has authority to reclassify unissued shares into senior securities, to offer shares or other securities and, subject to certain restrictions under Maryland law, its line of credit, proposed term loan, and its indentures, to repurchase or otherwise reacquire shares or any other securities. Security Capital has on occasion repurchased its debt and equity securities and expects to engage in such activities in the future. Security Capital has not engaged directly in trading, underwriting or agency distribution or sale of securities of other issuers, although its wholly owned broker-dealer subsidiary, Security Capital Markets, has and intends to continue to engage in trading, agency distribution or sales of securities of Security Capital and its affiliates.

   Security Capital makes annual and quarterly reports to shareholders. The annual reports contain audited financial statements.

PROPERTIES

   Security Capital does not own any properties. For a general description of the properties leased by Security Capital or owned by its affiliates, see Item 2 of Security Capital's Annual Report on Form 10-K for 1999 which is incorporated by reference. None of the properties owned by any of Security Capital's affiliates constitutes more than ten percent of the total consolidated assets of Security Capital or provides more than ten percent of the gross consolidated revenue of Security Capital. In the opinion of management of Security Capital the properties of its affiliates are adequately covered by insurance.

TAX TREATMENT OF SECURITY CAPITAL AND ITS SECURITY HOLDERS

   See "Certain Tax Consequences of the Transaction."

                     DESCRIPTION OF BUSINESS OF U.S. REALTY

GENERAL

   U.S. Realty is a research-driven real estate company focused on taking significant strategic investment positions in value-added real estate operating companies based in the United States. U.S. Realty's primary capital deployment objective is to take a pro-active ownership role in businesses that it believes can potentially generate above-average rates of return. U.S. Realty believes there are significant value creation opportunities in the multi-trillion dollar U.S. real estate industry, as investors shift from traditional, direct, private forms of ownership to indirect ownership through real estate investment trusts or REITs whose securities are traded on major stock exchanges. As of December 31, 1999 its strategic investments had a combined market capitalization of approximately $8.4 billion.

   U.S. Realty's offices are located at 25b, boulevard Royal, L-2449 Luxembourg, and its telephone number in Luxembourg is (+352) (4637561).

STRATEGY

   U.S. Realty seeks to maximize its shareholders' returns primarily by acquiring and managing significant strategic investment positions in real estate operating companies based in the United States. U.S. Realty seeks to identify potential strategic investment positions by focusing rigorous fundamental research on the U.S. real estate industry, business niches and specific companies. By investing substantial capital and obtaining a combination of various board and board committee representation, consultation rights, approval rights and other rights, it seeks to influence and oversee the development and implementation of a long-term focused operating strategy and value-added operating system for each of its strategic investment positions. While U.S. Realty's objective is to have substantially all of its assets invested in strategic investment positions, as of April 30, 2000, it also owned non-strategic investment positions in three non-publicly-traded U.S. real estate operating companies where its research has identified attractive intermediate-term investment opportunities.

OVERVIEW AND COMPANY OBJECTIVE

   U.S. Realty is a research-driven real estate company focused on the U.S. real estate industry as it continues to move towards greater securitization. U.S. Realty's research-driven operating strategy is to take significant strategic investment positions, with board representation, consultation and other rights, in value-added real estate operating companies which are based in the United States. U.S. Realty was established as a SICAV on July 7, 1995.

   U.S. Realty's primary focus will be on achieving growth for its existing strategic investment positions and identifying other real estate operating companies in well-researched business niches which would be suitable strategic investment positions for it.

COMPETITION

   There are numerous developers, operators, real estate companies and other owners of real estate that compete with U.S. Realty's strategic investees. U.S. Realty's strategic investees compete on a regional and national basis with no individual market being material to it as a whole. All of the properties of its strategic investees are located in developed areas where there are a number of competitors. The number of competitive properties could have a material adverse effect on one or more of U.S. Realty's strategic investees and therefore on the rents charged by them. U.S. Realty's strategic investees may be competing with other entities that have greater resources and whose officers and directors have more experience than the officers, directors and trustees of its strategic investees.

OVERVIEW OF STRATEGIC INVESTMENT POSITIONS

   In accordance with U.S. Realty's investment strategy, as of December 31, 1999 it has funded a total of $2.6 billion at cost of equity capital to six U.S. real estate operating companies, representing approximately 95.9% of the total amount it committed to strategic investment positions. This capital has been, or U.S. Realty expects it to be, deployed by these companies primarily in the acquisition of assets consistent with their highly focused operating strategies.

   The following table reflects U.S. Realty's funded investments in each of its strategic investment positions:

                            AS OF DECEMBER 31, 1999
                        (IN THOUSANDS $, EXCEPT FOR %)

                                                                 PERCENTAGE OF
                                                   PERCENTAGE OF   STRATEGIC
                                                   U.S. REALTY'S  INVESTEE'S
STRATEGIC INVESTMENT                               TOTAL ASSETS      COMMON
POSITIONS(1)                 COST      VALUE         BY VALUE      EQUITY(2)
--------------------      ---------- ----------    ------------- -------------
CarrAmerica.............. $  699,905 $  604,247(3)     23.9%         42.8%
City Center Retail.......    304,132    304,132(4)     12.0          99.9
CWS Communities..........    236,488    236,488(4)      9.3          94.2
Regency..................    759,807    685,465(3)     27.1          60.2
Storage USA..............    394,362    355,911(3)     14.1          41.8
Urban Growth Property....    188,582    188,582(4)      7.4          98.8
                          ---------- ----------        ----
Total strategic
 investment positions.... $2,583,276 $2,374,825        93.8%
                          ========== ==========        ====

--------
(1) All strategic investment positions are of common stock or common shares.
(2) On a percentage of outstanding common shares or common stock basis. On a fully diluted basis, the percentage interest of each strategic investee's common equity was 38.4%, 99.9%, 77.9%, 55.0%, 37.0% and 98.8%, respectively.
(3) Value for this publicly traded investment has been derived using its closing stock price on the NYSE.
(4) As more fully described in Note 2A to the U.S. Realty Consolidated Financial Statements value for this private company investment has been reflected on the basis of the probable net realization value estimated in good faith by our board of directors. All of U.S. Realty's private company investments have been reflected at cost as an approximation of fair value for these recent investments.

   The operating companies in which U.S. Realty has strategic investment positions are described below.

 OFFICE: CARRAMERICA REALTY CORPORATION

   CarrAmerica is a self-administered and self-managed, publicly traded REIT which owns, develops, acquires and operates office properties. CarrAmerica's office properties are located primarily in 14 suburban markets across the United States. CarrAmerica has created and developed a national operating system that provides corporate users of office space with a mix of products and services to meet their workplace needs at both the national and local level.

   As of December 31, 1999, reflecting recent sales of non-strategic properties, CarrAmerica owned interests in 275 operating properties containing approximately 23.7 million square feet of office space located in 14 markets, 22 properties under construction that can contain approximately 1.3 million square feet of office space at an expected cost at completion of approximately $200.1 million, and land and options to acquire land that can support the development of up to 5.3 million square feet of office space. As of December 31, 1999 the operating properties owned by CarrAmerica were 97.4% leased and the average rent per leased square foot was $19.63. None of such properties, on an individual basis, is materially important to CarrAmerica or to U.S. Realty. CarrAmerica serves over 2,000 different customers.

   CarrAmerica's experienced staff of over 700 employees, including approximately 450 on-site building employees, provides a broad range of real estate services. CarrAmerica continues to recruit key personnel to further develop its National Operating System.

 SELF-STORAGE: STORAGE USA, INC.

   Storage USA was formed in 1985 to acquire, develop, construct, franchise, own and operate self-storage facilities throughout the United States. Storage USA is the second largest owner and operator of self-storage space in the United States.

   Storage USA acquired over $300 million of existing self-storage facilities in 1996, $353 million in 1997, $279 million in 1998 and $91 million in 1999, expanding its target markets to locations in 31 states and the District of Columbia. Storage USA's strategy is to acquire properties that are under-managed and under-rented in markets with positive fundamentals for self-storage. Storage USA repositions these properties in their respective markets through state-of-the-art renovation and management training programs. As of December 31, 1999 Storage USA had 30 facilities under construction or in planning, totaling approximately 1.1 million square feet, at an estimated cost of $78.7 million. An additional 13 developments with a projected cost of $64.7 million are to be transferred to a recently formed joint venture. As of December 31, 1999 the average physical occupancy of the 405 facilities owned by Storage USA was 80.7%.

   At December 31, 1999 Storage USA owned 405 facilities containing 27.3 million net rentable square feet and managed for others or in joint ventures 102 facilities containing an additional 6.8 million net rentable square feet in 31 states and the District of Columbia. None of such properties, on an individual basis, is materially important to Storage USA or U.S. Realty. As of December 31, 1999 Storage USA employed approximately 1,940 employees, of whom approximately 330 were employed part time at fewer than 30 hours per week on a regular basis.

  GROCERY-ANCHORED NEIGHBORHOOD INFILL SHOPPING CENTERS: REGENCY REALTY

   U.S. Realty's extensive research over nearly two years showed protected grocery-anchored neighborhood infill shopping centers to be an attractive retail niche. In 1995 U.S. Realty recognized the opportunity to form Pacific Retail, a private start-up company that focused on becoming the leading owner, operator and developer of grocery-anchored neighborhood infill shopping centers in selected high-growth markets of the western United States. Shortly thereafter, U.S. Realty identified Regency, a NYSE-listed company headquartered in Jacksonville, Florida, as an attractive operating platform to focus on becoming the leading owner, operator and developer of grocery-anchored neighborhood infill shopping centers in selected high-growth markets of the eastern United States. On February 28, 1999 Regency merged with Pacific Retail in a tax-free transaction.

   Regency's portfolio as of December 31, 1999 comprised 216 neighborhood infill shopping centers, 24.8 million square feet, in its target markets. Regency is building a critical mass of properties and developing its management team and value-added retail operating system. As of December 31, 1999 the real estate portfolio was 92.4% leased. None of such properties, on an individual basis, is materially important to Regency or U.S. Realty. As of December 31, 1999 Regency employed approximately 340 people.

   Regency performs renovations and/or improvements to its properties in accordance with tenant lease terms and when considered necessary due to market conditions. As of December 31, 1999 Regency had 50 centers which are either in the process of being completed or are undergoing development or redevelopment with an anticipated total cost of approximately $406 million on a completed cost basis.

 URBAN INFILL RETAIL: CITY CENTER RETAIL TRUST

   In the second quarter of 1997, U.S. Realty established City Center Retail, a private start-up real estate operating company which is taxed as a REIT. City Center Retail was created to provide high quality customer service on a national basis to top U.S. and international retailers in attractive downtown and urban infill markets for retail throughout the United States.

   City Center's remaining portfolio consists of five properties, with a total expected cost upon completion of development and stabilization of approximately $249.4 million. Management of City Center Retail is evaluating strategic alternatives, which could include the sale of a portion or all of its assets.

 MANUFACTURED HOUSING COMMUNITIES: CWS COMMUNITIES TRUST

   In December 1997 U.S. Realty established CWS Communities Trust, a private start-up real estate operating company which is taxed as a REIT. CWS Communities acquires, develops and owns manufactured housing communities in selected target markets throughout the U.S. U.S. Realty's objective is to focus CWS Communities on becoming the leading national developer, owner and operator of manufactured housing communities in the United States.

   CWS Communities is one of the largest private owners, operators and developers of manufactured housing communities in the United States. As of December 31, 1999 CWS Communities owned and operated or had under contract to acquire or develop a total of 39 communities with over 14,400 spaces in nine states for a total estimated cost of approximately $360 million. None of such properties, on an individual basis, is materially important to CWS Communities or to U.S. Realty.

   All property titles are held by CWS Communities L.P., or in wholly owned subsidiaries, in fee simple. All properties are either currently operating or are to be developed into manufactured housing communities. CWS Communities will from time to time purchase manufactured homes for resale. The homes may be leased out on a temporary basis. CWS Communities' primary business is to lease the space/pad where a manufactured home is located. Most leases are one-year leases. CWS Communities has some leases that are as short as month-to-month and as long as five years. Generally, it is expected that substantially all of CWS Communities' leases will expire and renew annually.

 URBAN INFILL PARKING: URBAN GROWTH PROPERTY TRUST

   In April 1997, U.S. Realty established Urban Growth Property Trust, a private start-up real estate operating company which is taxed as a REIT. Urban Growth Property is focused on acquiring, developing and owning strategically located income-producing land, primarily parking lots or car parks, in key urban infill locations in selected target markets throughout the U.S.

   In May 2000, Urban Growth Property acquired 11 parking properties in five cities for approximately $180 million. As a result of this purchase, Urban Growth Property owns 38 properties in 12 cities with 28,000 parking spaces.

   Urban Growth Property plans to merge in early 2001 with InterParking Incorporated, the property manager for Urban Growth Property's operations, following which Urban Growth Property will no longer be a REIT but will have greater control over its assets and the opportunity to extend its activities into parking facility management. The combined company will continue to be a subsidiary of SC-Holdings.

OPERATING ADVISOR

   U.S. Realty's Operating Advisor, Security Capital U.S. Realty Management Holdings S.A., is a Luxembourg societe anonyme, headquartered in Europe, and is a wholly owned subsidiary of Security Capital. U.S. Realty's Operating Advisor advises it on strategy, investments, finance and certain other administrative matters affecting it.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

   Selected quarterly financial information for U.S. Realty for 2000, 1999 and 1998 is as follows:

                                  THREE MONTHS ENDED
                                  MARCH 31   JUNE 30
                                  ---------  --------
(IN THOUSANDS $)
2000:
Total revenues..................  $  37,444  $ 36,227
                                  ---------  --------
Net operating income............     16,508    18,704
Realized gain/(loss) on
 investments....................    (83,556)      497
Unrealized increase/(decrease)
 in appreciation on
 investments....................     68,639   274,120
                                  ---------  --------
Increase/(decrease) in net
 assets resulting from
 operations.....................  $   1,591  $293,321
                                  =========  ========
Net operating income per share..  $    0.22  $   0.25
                                  ---------  --------

                                              THREE MONTHS ENDED
                                  MARCH 31   JUNE 30   SEPTEMBER 30 DECEMBER 31
                                  ---------  --------  ------------ -----------
1999:
Total revenues..................  $  33,178  $ 39,122   $  43,477    $ 45,266
                                  ---------  --------   ---------    --------
Net operating income............     13,152    15,579      20,438      21,824
Realized gain/(loss) on
 investments....................        580     1,040        (199)    (67,007)
Unrealized increase/(decrease)
 in appreciation on
 investments....................   (236,666)  263,629    (190,224)     10,568
                                  ---------  --------   ---------    --------
Increase/(decrease) in net
 assets resulting from
 operations.....................  $(222,934) $280,248   $ (69,985)   $(34,615)
                                  =========  ========   =========    ========
Net operating income per share..  $    0.15  $   0.18   $    0.26    $   0.28
                                  ---------  --------   ---------    --------
1998:
Total revenues..................  $  35,301  $ 38,025   $  43,251    $ 40,247
                                  ---------  --------   ---------    --------
Net operating income............     20,964    20,142      18,546      18,246
Realized gain/(loss) on
 investments....................     17,186    13,376       2,200         116
Unrealized increase/(decrease)
 in appreciation on
 investments....................    (92,837) (120,068)   (388,143)    (41,325)
                                  ---------  --------   ---------    --------
Increase/(decrease) in net
 assets resulting from
 operations.....................  $ (54,687) $(86,549)  $(367,396)   $(22,963)
                                  =========  ========   =========    ========
Net operating income per share..  $    0.24  $   0.23   $    0.21    $   0.21
                                  ---------  --------   ---------    --------


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF U.S. REALTY

   You should read this section in conjunction with the information contained in "Selected Historical and Pro Forma Financial Information--Summary Selected Financial Information" and U.S. Realty's Consolidated Financial Statements. Historical results and percentage relationships set forth below and in "Selected Historical and Pro Forma Financial Information--Summary Selected Financial Information" and U.S. Realty's Consolidated Financial Statements are not necessarily indicative of U.S. Realty's future operations.

 INTRODUCTION

   U.S. Realty was incorporated in July 1995 and has since funded the following strategic investment positions:

                                 INITIAL
                                 FUNDING    TOTAL COST AS OF   TOTAL VALUE AS OF
COMPANY                           DATE       JUNE 30, 2000       JUNE 30, 2000
-------                       ------------- ----------------   -----------------
                                              (IN MILLIONS)(1)   (IN MILLIONS)
CarrAmerica..................  April 1996        $  700             $  758(2)
City Center Retail...........  April 1997        $  176             $  176(3)
CWS Communities.............. December 1997      $  254             $  254(3)
Regency(4)...................   July 1996        $  760             $  813(2)
Storage USA..................  March 1996        $  394             $  347(2)
Urban Growth Property........  April 1997        $  189             $  189(3)
                                                 ------             ------
Total........................                    $2,473             $2,537
                                                 ======             ======

--------
(1) See "Capital Deployment Activities" for additional information regarding commitments.
(2) Based on the closing price on the New York Stock Exchange of common shares held on such date.
(3) Private REIT or real estate operating company. See Note 2A to the Consolidated Financial Statements for the methodology utilized to assess the value of investments in private entities.
(4) Includes the investments in Pacific Retail Trust, which merged with Regency on February 28, 1999. See Note 3A to the Consolidated Financial Statements for more information.

   In addition to its six strategic investment positions, as of June 30, 2000 U.S. Realty had invested $40.5 million in two private investment positions, both of which are U.S. real estate operating companies and the value of these investment positions represented approximately 1.6% of U.S. Realty's total assets.

   On March 15, 2000, U.S. Realty announced the sale of its investment in the common shares and convertible subordinated debentures of Security Capital for $96.9 million.

   On March 29, 2000, U.S. Realty announced the completion of additional $100 million of share repurchases. U.S. Realty also announced that its board of directors authorized an increase in U.S. Realty's share repurchase program by $50 million to a total of $250 million. As of June 30, 2000, U.S. Realty had repurchased 11,677,914 shares at an aggregate cost of $212.3 million, representing approximately 13.5% of U.S. Realty's shares outstanding prior to implementing the initial program on May 5, 1999.

   On May 18, 2000, U.S. Realty announced that Urban Growth Property purchased 11 parking properties in five cities for approximately $180 million. The acquisition was funded by Urban Growth Property predominantly through internally generated capital and secured financing with an institutional lender. U.S. Realty invested $12.5 million, which formally completes U.S. Realty's total debt and equity investment commitment to Urban Growth Property of $201 million.

   During the six month period ended June 30, 2000, City Center Retail sold 23 properties for approximately $208.2 million. Net proceeds to City Center Retail from the sale, after debt repayment and closing costs, were $116.8 million, of which approximately $112.0 million was distributed to U.S. Realty as a return of capital. City Center Retail's remaining assets consist of five properties with a total expected cost upon completion of development and stabilization of approximately $249.3 million.

   During the six months ended June 30, 2000, U.S Realty deployed an additional $17.2 million in CWS Communities. As of June 30, 2000, U.S. Realty had outstanding contractual obligations of $46.6 million to CWS Communities.

 OPERATING RESULTS

 SIX MONTHS ENDED JUNE 30, 2000 AND 1999

   Net operating income increased by $6.5 million, or 22.6%, to $35.2 million for the six months ended June 30, 2000 as compared to $28.7 million for the six months ended June 30, 1999. The increase is mainly attributable to a decrease in interest expense on SC-Holdings' $350 million unsecured line of credit, which is guaranteed by U.S. Realty (the "new SC-Holdings Line"). On December 30, 1999, the new SC-Holdings Line replaced U.S. Realty's $400 million unsecured line of credit, which was guaranteed by SC-Holdings (the "U.S. Realty Line") (both lines are referred to as the "Lines of Credit"). Interest on the Lines of Credit decreased $3.4 million, or 40.2%, to $5.2 million for the six months ended June 30, 2000 as compared to $8.6 million for the six months ended June 30, 1999. This is due to decreased levels of borrowings on the Lines of Credit.

 Net Operating Income

   Net operating income represents the difference between total income and total expenses.

   The following table sets forth information regarding U.S. Realty's net operating income during the six-month periods ended June 30, 2000 and 1999:

                                                    SIX MONTHS ENDED JUNE 30,
                                                   ----------------------------
                                                       2000           1999
                                                   -------------  -------------
                                                   AMOUNT    %    AMOUNT    %
                                                   ------- -----  ------- -----
                                                   (IN THOUSANDS $, EXCEPT %)
   Total income................................... $73,671 100.0% $72,300 100.0%
   Total expenses.................................  38,459  52.2   43,570  60.3
                                                   ------- -----  ------- -----
   Net operating income........................... $35,212  47.8% $28,730  39.7%
                                                   ======= =====  ======= =====

   The net operating income margin increased to 47.8% during 2000 from 39.7% in 1999. This is primarily due to a lower interest expense on the Lines of Credit, resulting from decreased borrowings.

   Total Income. The following table sets forth information regarding U.S. Realty's total income during the six-month periods ended June 30, 2000 and 1999:

                                               SIX MONTHS ENDED JUNE 30,
                                              -------------------------------
                                                   2000            1999
                                              ---------------  --------------
                                               AMOUNT     %    AMOUNT     %
                                              --------  -----  -------  -----
                                               (IN THOUSANDS $, EXCEPT %)
   Gross dividends from strategic investment
    positions
     CarrAmerica............................. $ 26,458   35.9% $26,458   36.6%
     City Center Retail(1)...................      --     --       --     --
     CWS Communities.........................    7,133    9.7    3,148    4.4
     Regency(2)..............................   32,902   44.7   26,320   36.4
     Storage USA.............................   16,236   22.0   15,766   21.8
     Urban Growth Property(1)................      --     --       213    0.3
                                              --------  -----  -------  -----
       Subtotal.............................. $ 82,729  112.3% $71,905   99.5%
   Gross dividends from other investment
    positions(3).............................      --     --     6,311    8.7
                                              --------  -----  -------  -----
       Total gross dividends................. $ 82,729  112.3% $78,216  108.2%
   Interest income from affiliate............      745    1.0    1,788    2.5
   Interest income from non-affiliate and
    other income.............................    2,552    3.5    1,566    2.2
                                              --------  -----  -------  -----
       Total gross income.................... $ 86,026  116.8% $81,570  112.9%
   Withholding tax on dividends received.....  (12,355) (16.8)  (9,270) (12.9)
                                              --------  -----  -------  -----
       Total income.......................... $ 73,671  100.0% $72,300  100.0%
                                              ========  =====  =======  =====

--------
(1) In order to more efficiently fund ongoing operations, the respective board of directors of City Center Retail and Urban Growth Property determined that, rather than paying quarterly dividends, an annual dividend will be paid in the fourth quarter of each year.

(2) On February 28, 1999 Regency merged with Pacific Retail. In order to align the dividend record date of the former Pacific Retail shareholders with the dividend record date of Regency, Pacific Retail paid a pro-rata dividend to its shareholders in the first quarter of 1999. As a result, Pacific Retail shareholders only received 42 days worth of dividends in the first quarter of 1999. See Note 3A to U.S. Realty's Consolidated Financial Statements.

(3) During the first quarter 2000, U.S. Realty completed the sale of its publicly traded other investment positions' portfolio.

As the table indicates, most of U.S. Realty's total income during 2000 and 1999 was derived from dividends from its strategic investment positions.

   "Interest income from affiliate" represents interest earned on U.S. Realty's $55 million aggregate principal investment in Security Capital's 6.5% convertible subordinated debentures due 2016. The debentures were purchased by U.S. Realty in April 1996 ($11 million aggregate principal amount) and in March 1997 ($44 million aggregate principal amount) and were convertible into shares of Security Capital Class A common stock. During the six months ended June 30, 2000, U.S. Realty sold its investment in Security Capital.

   "Interest income from non-affiliate and other income" consists of interest earned on cash balances and convertible debt of other investment positions. The increase in this item between the six months ended June 30, 2000 and the corresponding period in 1999 is attributable to higher interest earned on the increased level of convertible debt of other investment positions held by U.S. Realty during 2000.

   Total Expenses. For the six months ended June 30, 2000, total expenses amounted to $38.5 million, of which $15.1 million, or 39.3%, represented fees paid to the Operating Advisor and $19.2 million, or 49.9%, represented (i) interest on the 2% Senior Unsecured Convertible Notes due 2003 ($450 million aggregate principal amount at maturity) (the "Convertible Notes") issued in May 1998, (ii) interest on the new SC-Holdings Line and (iii) related expenses. During the period, general and administrative expenses were approximately $1.5 million, or 3.8% of total expenses, taxes were $1.9 million, or 4.9% of total expenses, and amortization of Convertible Notes deferred costs was $0.8 million, or 2.1% of total expenses.

   For the six months ended June 30, 1999, total expenses amounted to $43.6 million, of which $16.7 million, or 38.4%, represented fees paid to the Operating Advisor and $22.4 million, or 51.3%, represented (i) interest on the Convertible Notes, (ii) interest on the U.S. Realty Line and (iii) related expenses. During the period, general and administrative expenses were approximately $1.6 million, or 3.7% of total expenses, taxes were $2.1 million, or 4.8% of total expenses, and amortization of Convertible Notes deferred costs was $0.8 million, or 1.8% of total expenses.

 Net Realized Losses or Gains on Strategic Investment and Other Investment Positions

   During the six months ended June 30, 2000, one of U.S. Realty's private strategic investees, City Center Retail, sold 23 properties for approximately $208.2 million. Net proceeds to City Center Retail from the sale, after debt repayment and closing costs, were $116.8 million, of which approximately $112.0 million was distributed to U.S. Realty. U.S. Realty realized a loss of $16.4 million in relation to this return of capital. City Center Retail's remaining assets consist of five properties with a total expected cost upon completion of development and stabilization of approximately $249.3 million.

   During the six months ended June 30, 2000, U.S. Realty sold its investment in the common shares and convertible subordinated debentures of Security Capital for $96.9 million, realizing a loss on disposal of $68.9 million.

   In June 2000, CarrAmerica, a public strategic investee, announced its closing on a transaction that merged its executive office suites affiliate, HQ Global Workplaces, Inc. ("HQ Global"), with Vantas Incorporated. U.S. Realty, on a direct basis, had invested approximately $2.5 million in HQ Global between August 1997 and February 1999. Upon the closing of the merger, U.S. Realty sold its investment in HQ Global and realized a $2.2 million gain on the sale of these securities.

   Historically, other investment positions were investments in publicly traded REITs, which were generally held for an intermediate term of 12 to 18 months, although the sale of such positions could occur sooner or later, depending on market or business conditions and on whether the return objectives had been realized. The objective of these other investment positions was to realize attractive total returns through dividends and share price appreciation and to provide U.S. Realty with an efficient method of maintaining a portion of its assets in relatively liquid investments (which assets could be redeployed on relatively short notice). During the year ended December 31, 1999, all of the publicly traded other investment positions, except for the investment in Security Capital, were sold. Net realized losses during the year ended December 31, 1999 were $65.6 million. During the six months ended June 30, 1999, net realized gains on other investment positions were $1.6 million.

 Increase/(Decrease) in Appreciation of Strategic Investment and Other Investment Positions

   During the six-month periods ended June 30, 2000 and 1999, the principal factor behind the movement in net assets resulting from operations was the change in the unrealized appreciation of U.S. Realty's strategic investment and other investment positions.

   During the six months ended June 30, 2000, the largest part of the increase of $342.8 million in the unrealized appreciation was attributable to the increase in the appreciation of U.S. Realty's investment in CarrAmerica ($154.2 million, or 45.0% of the total increase), followed by Regency ($128.0 million, or 37.3%), and the other investment positions ($69.2 million, or 20.2%). This increase was partly offset by a decrease in the appreciation of U.S. Realty's investment in Storage USA ($8.6 million, or 2.5%).

   During the six months ended June 30, 1999, the largest part of the increase of $27.0 million in the unrealized appreciation was attributable to the increase in the appreciation of U.S. Realty's investment in CarrAmerica ($28.6 million, or 106.1% of the total increase), followed by the other investment positions ($14.4 million, or 53.3%). This increase was partly offset by a decrease in the appreciation of U.S. Realty's investment in Regency ($10.7 million, or 39.7%) and Storage USA ($5.1 million, or 19.1%). In both periods, the increase in the unrealized appreciation of the strategic investments is the result of the increase in the stock prices of the investments principally due to the general improvement in the REIT market.

   YEARS ENDED DECEMBER 31, 1999 AND 1998

   Net operating income decreased by $6.9 million, or 8.9%, to $71.0 million for the year ended December 31, 1999 as compared to $77.9 million for the year ended December 31, 1998. The decrease is mainly attributable to an increase in interest expense on the Convertible Notes issued in May 1998. U.S. Realty also experienced a higher interest expense due to increased levels of borrowings on its $400 million unsecured line of credit. On December 30, 1999, its line of credit was replaced by the new SC-Holdings line, which is guaranteed by U.S. Realty. U.S. Realty will sometimes refer to its old line of credit and the new SC-Holdings line of credit as the Lines of Credit. Interest on the Convertible Notes increased $11.8 million, or 79.1%, to $26.6 million for the year ended December 31, 1999 as compared to $14.8 million for the year ended December 31, 1998. This is due to the Convertible Notes being outstanding for the full year. Interest on the Lines of Credit increased $1.6 million, or 8.7%, to $20.0 million for the year ended December 31, 1999 as compared to $18.4 million for the year ended December 31, 1998.

   Net Operating Income

   Net operating income represents the difference between U.S. Realty's total revenues and total expenses.

   The following table sets forth information regarding U.S. Realty's net operating income during the years ended December 31, 1999 and 1998:

                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                      1999            1998
                                                 --------------  --------------
                                                  AMOUNT    %     AMOUNT    %
                                                 -------- -----  -------- -----
                                                  (IN THOUSANDS $, EXCEPT %)
Total Revenues.................................. $161,043 100.0% $156,825 100.0%
Total Expenses..................................   90,051  55.9    78,926  50.3
                                                 -------- -----  -------- -----
Net Operating Income............................ $ 70,992  44.1% $ 77,899  49.7%
                                                 ======== =====  ======== =====

   The net operating income margin decreased to 44.1% during 1999 from 49.7% in 1998. This is primarily due to higher interest expense on (i) the Convertible Notes and (ii) the Lines of Credit.

   Total Revenues. The following table sets forth information regarding U.S. Realty's total revenues during the years ended December 31, 1999 and 1998:

                                               YEAR ENDED DECEMBER 31,
                                            --------------------------------
                                                 1999             1998
                                            ---------------  ---------------
                                             AMOUNT     %     AMOUNT     %
                                            --------  -----  --------  -----
                                             (IN THOUSANDS $, EXCEPT %)
   Gross dividends from strategic
    investment positions
     CarrAmerica........................... $ 52,916   32.9% $ 51,999   33.2%
     City Center Retail....................    6,990    4.3       --     --
     CWS Communities.......................    9,057    5.6     4,783    3.0
     Regency(1)............................   57,852   35.9    56,422   36.0
     Storage USA...........................   31,532   19.6    29,934   19.1
     Urban Growth Property.................   10,160    6.3     4,338    2.8
                                            --------  -----  --------  -----
       Subtotal............................ $168,507  104.6% $147,476   94.1%
   Gross dividends from other investment
    positions..............................    8,925    5.6    20,908   13.3
                                            --------  -----  --------  -----
     Total Gross Dividends................. $177,432  110.2% $168,384  107.4%
   Interest income from affiliate..........    3,575    2.2     3,575    2.3
   Interest income from non-affiliate and
    other income...........................    4,188    2.6     1,132    0.7
                                            --------  -----  --------  -----
     Total Gross Revenues.................. $185,195  115.0% $173,091  110.4%
   Withholding tax on dividends received...  (24,152) (15.0)  (16,266) (10.4)
                                            --------  -----  --------  -----
     Total Revenues........................ $161,043  100.0% $156,825  100.0%
                                            ========  =====  ========  =====

--------
(1) The merger between Pacific Retail and Regency was completed on February 28, 1999. In order to align the dividend record date of the former Pacific Retail shareholders with the dividend record date of Regency, Pacific Retail paid a pro-rated dividend to its shareholders in the first quarter of 1999. As a result, Pacific Retail shareholders only received 42 days worth of dividends in the first quarter of 1999. See Note 3A to the Consolidated Financial Statements for more information.

   As the table indicates, most of U.S. Realty's total revenues during 1999 and 1998 were derived from dividends from its strategic investment positions.

   "Interest income from affiliate" represents interest earned on U.S. Realty's $55 million aggregate principal investment in Security Capital's 6.5% convertible subordinated debentures due 2016. U.S. Realty purchased the debentures in April 1996 ($11 million aggregate principal amount) and in March 1997 ($44 million aggregate principal amount), which debentures were convertible into shares of Class A common stock of Security Capital at U.S. Realty's option. Please read Note 3B to the Consolidated Financial Statements for more information.

   "Interest income from non-affiliate and other income" consists of interest earned on cash balances and convertible debt of other investment positions. The increase in this item between the year ended December 31, 1999 and the corresponding year in 1998 is attributable to higher interest earned on the increased level of convertible debt U.S. Realty held during 1999.

   Total Expenses. For the year ended December 31, 1999, total expenses amounted to $90.1 million, of which $32.5 million, or 36.1%, represented fees paid to the Operating Advisor and $47.8 million, or 53.1%, represented:

  .  interest on the Convertible Notes,

  .  interest on the Lines of Credit, and

  .  related expenses.

   During the year ended December 31, 1999, general and administrative expenses were approximately $3.6 million, or 4.0% of total expenses, taxes were $4.6 million, or 5.1% of total expenses, and amortization of Convertible Notes deferred costs was $1.6 million, or 1.7% of total expenses.

   For the year ended December 31, 1998, total expenses amounted to $78.9 million, of which $35.2 million, or 44.6%, represented fees paid to the Operating Advisor and $35.9 million, or 45.5%, represented:


  . interest on the old $700 million secured line of credit of Holdings, which was replaced by U.S. Realty's line of credit in December 1998,

  .  interest on U.S. Realty's line of credit,

  .  interest on the Convertible Notes, and

  .  related expenses.

   During the year ended December 31, 1999, general and administrative expenses were approximately $4.4 million, or 5.6 % of total expenses, taxes were $2.4 million, or 3.0% of total expenses, and amortization of Convertible Notes deferred costs was $1.0 million, or 1.3% of total expenses. Interest expense increased as a result of a full year of interest payments on the Convertible Notes.

 Net Realized Gains or Losses on Public Special Opportunity Positions

   Historically, U.S. Realty's public special opportunity positions were investments in publicly traded REITs, which were generally held for an intermediate term of 12 to 18 months, although the sale of such positions could occur sooner or later, depending on market or business conditions and on whether the return objectives had been realized. U.S. Realty's objective was to hold these public special opportunity positions to realize attractive total returns through dividends and share price appreciation and to provide it with an efficient method of maintaining a portion of its assets in relatively liquid investments (which assets could be redeployed on relatively short notice).

   During the year ended December 31, 1999, U.S. Realty sold all of the publicly traded special opportunity investments, except for the investment in Security Capital. During the year, its net realized losses on public special opportunity positions were $65.6 million and during the year ended December 31, 1998, its net realized gains on public special opportunity positions were $32.9 million.

 Decrease/Increase in Appreciation of Strategic Investment and Other Investment Positions

   During the years ended December 31, 1999 and 1998, the principal factor behind the movement in net assets resulting from operations was the change in the unrealized appreciation of U.S. Realty's strategic investment and other investment positions.

   During the year ended December 31, 1999, the largest part of the decrease of $152.7 million in the unrealized appreciation was attributable to the decrease in the appreciation of U.S. Realty's investment in CarrAmerica ($82.3 million, or 53.9% of the total decrease), followed by Regency ($77.1 million, or 50.5%), and Storage USA ($24.4 million, or 16.0%). This decrease was partly offset by an increase in the appreciation of U.S. Realty's investment in other investment positions ($31.1 million, or 20.4%).

   During the year ended December 31, 1998, the largest part of the decrease of $642.4 million in the unrealized appreciation was attributable to the decrease in the appreciation of U.S. Realty's investment in CarrAmerica ($215.3 million, or 33.5% of the total decrease), followed by Regency ($171.3 million, or 26.8%), the other investment positions ($169.6 million, or 26.5%), and Storage USA ($87.9 million, or 13.7%). In both years, the decrease in the unrealized appreciation of the strategic investments is the result of the decrease in the stock prices of the investments principally due to the general decline in the REIT market.

   Although the reduction in stock prices of U.S. Realty's strategic investment and other investment positions for the years ended December 31, 1999 and 1998 does not affect its net operating income, it does adversely impact U.S. Realty's net assets resulting from operations on its Consolidated Statement of Operations. U.S. Realty cannot predict the future stock prices of its strategic investment and other investment positions. Additional reductions in such stock prices would continue to reduce net assets resulting from operations and, as a result, could have a materially adverse impact on U.S. Realty's Consolidated Statement of Operations.

  YEARS ENDED DECEMBER 31, 1998 AND 1997

   Net operating income increased by $17.6 million, or 29.2%, to $77.9 million for the year ended December 31, 1998 as compared to $60.3 million for the year ended 31 December 1997. U.S. Realty attributes this increase mainly to an increase in dividends derived from a higher level of fundings to strategic investees. Gross dividends from strategic investment positions increased $48.6 million, or 49.1%, to $147.5 million for the year ended December 31, 1998 as compared to $98.9 million for the year ended December 31, 1997. Fundings to strategic investees increased by $564.6 million at cost, or 29.3%, to $2.5 billion as of December 31, 1998 as compared to $1.9 billion as of December 31, 1997.

 Net Operating Income

   Net operating income represents the difference between total revenues and total expenses.

   The following table sets forth information regarding U.S. Realty's net operating income during the years ended December 31, 1998 and 1997:

                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                      1998            1997
                                                 --------------  --------------
                                                  AMOUNT    %     AMOUNT    %
                                                 -------- -----  -------- -----
                                                  (IN THOUSANDS $, EXCEPT %)
   Total Revenues............................... $156,825 100.0% $102,917 100.0%
   Total Expenses...............................   78,926  50.3%   42,608  41.4%
                                                 -------- -----  -------- -----
   Net Operating Income......................... $ 77,899  49.7% $ 60,309  58.6%
                                                 ======== =====  ======== =====

   The net operating income margin decreased to 49.7% in 1998 from 58.6% in 1997. This is due to a higher interest expense resulting from increased levels of borrowing on old SC-Holdings line of credit that U.S. Realty guaranteed and its line of credit which SC-Holdings guaranteed, which replaced the old line of credit in

December 1998, as well as interest expense on the Convertible Notes issued in May 1998. These increases were partially offset by lower interest rates on the old SC-Holdings line of credit and U.S. Realty's line of credit.

   Total Revenues. The following table sets forth information regarding U.S. Realty's total revenues during the years ended December 31, 1998 and 1997:

                                             YEAR ENDED DECEMBER 31,
                                          --------------------------------
                                               1998             1997
                                          ---------------  ---------------
                                           AMOUNT     %     AMOUNT     %
                                          --------  -----  --------  -----
                                           (IN THOUSANDS $, EXCEPT %)
   Gross dividends from strategic
    investment positions
     CarrAmerica........................  $ 51,999   33.2% $ 41,412   40.2%
     CWS Communities....................     4,783    3.0       --     --
     Regency (1)........................    56,422   36.0    33,017   32.1
     Storage USA........................    29,934   19.1    24,497   23.8
     Urban Growth Property..............     4,338    2.8       --     --
                                          --------  -----  --------  -----
                                          $147,476   94.1% $ 98,926   96.1%
   Gross dividends from other investment
    positions...........................    20,908   13.3    17,594   17.1
                                          --------  -----  --------  -----
       Total Gross Dividends............  $168,384  107.4% $116,520  113.2%
     Interest income from affiliate.....     3,575    2.3     2,896    2.8
     Interest income from non-affiliate
      and other income..................     1,132    0.7       805    0.8
                                          --------  -----  --------  -----
       Total Gross Revenues.............  $173,091  110.4% $120,221  116.8%
   Withholding tax on dividends
    received............................   (16,266) (10.4)  (17,304) (16.8)
                                          --------  -----  --------  -----
       Total Revenues...................  $156,825  100.0% $102,917  100.0%
                                          ========  =====  ========  =====

--------
(1) On February 28, 1999 Regency merged with Pacific Retail. See Note 3A to the Consolidated Financial Statements.

   As the table indicates, most of U.S. Realty's total revenues during 1998 and 1997 were derived from dividends from its strategic investment positions. The increase is mainly attributable to an increase in dividends derived from a higher level of average fundings to strategic investees as well as increased REIT dividend requirements from improved operating results at the strategic investees.

   "Interest income from affiliate" represents interest earned on U.S. Realty's $55 million aggregate principal investment in 6.5% convertible subordinated debentures due 2016 issued by Security Capital. The debentures were purchased by U.S. Realty in April 1996 ($11 million aggregate principal amount) and in March 1997 ($44 million aggregate principal amount) and were convertible into shares of Class A common stock of Security Capital, at the option of Holdings. Please read Note 3B to the Consolidated Financial Statements for more information.

   "Interest income from non-affiliate and other income" consists of interest earned on cash balances and convertible debt. The increase in this item between the year ended December 31, 1998 and the corresponding year in 1997 is attributable to interest on convertible debt held by U.S. Realty in 1998 and during the second half of 1997.

   Total Expenses. For the year ended December 31, 1998, total expenses amounted to $78.9 million, of which $35.2 million, or 44.6%, represented fees paid to the Operating Advisor and $35.9 million, or 45.5%, represented:

     .  interest on the Convertible Notes,

     .  interest on the old Holdings line of credit,

     .  interest on U.S. Realty's line of credit, and

     .  related expenses.

   During the year, general and administrative expenses were approximately $4.4 million, or 5.6% of total expenses, taxes were $2.4 million, or 3.0% of total expenses, and amortization of the Convertible Notes deferred costs were $1.0 million, or 1.3% of total expenses.

   For the year ended December 31, 1997, total expenses amounted to $42.6 million, of which $24.6 million, or 57.8%, were accounted for by fees paid to the Operating Advisor and $13.6 million, or 31.9%, were accounted for by interest on the old Holdings line of credit and related expenses. During the year, general and administrative expenses were $2.5 million, or 5.9% of total expenses, and taxes were $1.9 million, or 4.4% of total expenses.

   The increase in fees paid to the Operating Advisor over the prior year is primarily a result of the increased level and value of fundings to strategic investees. Interest expense increased as a result of new borrowings under the Convertible Notes and an increased average balance on the old Holdings line of credit and U.S. Realty's line of credit, the proceeds of which were utilized to fund a portion of the new investments. These increases in interest expense were partially offset by a decline in the average interest rates on the old Holdings line of credit and U.S. Realty's line of credit.

 Net Realized Gains on Public Special Opportunity Positions

   Historically, U.S. Realty's public special opportunity positions were investments in publicly traded REITs, which were generally held for an intermediate term of 12 to 18 months, although sales of such positions could occur sooner or later, depending on market or business conditions and on whether the return objectives had been realized. The objective was to hold these public special opportunity positions to realize attractive total returns through dividends and share price appreciation and to provide U.S. Realty with an efficient method of maintaining a portion of its assets in relatively liquid investments (which assets could be redeployed on short notice).

   During the years ended December 31, 1998 and 1997, net realized gains on special opportunity positions were $32.9 million and $41.1 million, respectively. In both cases, these gains were derived exclusively from the disposition of certain publicly traded special opportunity positions.

 Decrease/Increase in Appreciation on Strategic Investment and Other Investment Positions

   During the year ended December 31, 1998, the largest part of the decrease of $642.4 million in the unrealized appreciation was attributable to the decrease in the appreciation of U.S. Realty's investment in CarrAmerica ($215.3 million, or 33.5% of the total decrease), followed by Regency ($171.3 million, or 26.8%), the other investment positions ($169.6 million, or 26.5%) and Storage USA ($87.9 million, or 13.7%). This decrease in the unrealized appreciation of the strategic investment and special opportunity positions is the result of a decrease in the stock prices of the investments principally due to the general decline in the REIT market.

   During the year ended December 31, 1997, the main factor behind the increase of $265.0 million in the unrealized appreciation of U.S. Realty's strategic investment and other investment positions was the increase in the appreciation in its investment in Regency ($143.4 million, or 54.1% of the total increase), followed by Carr-America ($75.8 million, or 28.6%), Storage USA ($24.0 million, or 9.1%) and the other investment positions ($23.6 million, or 9.1%).

   Although the reduction in stock prices of U.S. Realty's strategic investment and other investment positions for the year ended December 31, 1998 does not affect its net operating income, it does adversely impact U.S. Realty's net assets resulting from operations on its Consolidated Statement of Operations. U.S. Realty cannot predict the future stock prices of its strategic investment and other investment positions. Additional reductions in such stock prices would continue to reduce net assets resulting from operations and, as a result, could have a materially adverse impact on U.S. Realty's Consolidated Statement of Operations.

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 LIQUIDITY AND CAPITAL RESOURCES

   U.S. Realty's total indebtedness as of June 30, 2000 was approximately $437.2 million and the value of U.S. Realty's total assets was $2.6 billion. As of June 30, 2000, the closing share price on Euronext Amsterdam was $17.75 and the closing price of the American depositary shares on the NYSE was $18.00. U.S. Realty expects its principal sources of liquidity to be from its receipt of dividends from strategic investments and fundings from the new SC-Holdings Line. U.S. Realty expects that these sources will enable it to meet both its short-term and long-term cash requirements for its funding commitments, working capital and debt repayment for the next 12 months.

   The lenders under the new SC-Holdings Line are Commerzbank Aktiengesellschaft and a consortium of international banks. As of June 30, 2000, $42.5 million was drawn and outstanding under the new SC-Holdings Line. The earliest date on which the new SC-Holdings Line will expire is December 1, 2001, but SC-Holdings has the right on December 1, 2000 to convert the then outstanding borrowings into a three-year term loan with quarterly amortization payments to be made over a three-year period, which would effectively extend the final loan payment to December 1, 2003. Borrowings under the new SC-Holdings Line (and the three-year term loan, if applicable) bear interest at
(a) the sum of (x) the greater of the federal funds rate plus 0.5% per annum or the United States prime rate and (y) a margin of 0% to 0.85% per annum (based on U.S. Realty's current senior unsecured long-term debt rating) or (b) at SC-Holdings' option, LIBOR plus a margin of 1.00% to 1.85% per annum (also based on U.S. Realty's current senior unsecured long-term debt rating). Additionally, there is a commitment fee of 0.15% to 0.20% per annum (based on the amount of the line which remains undrawn). All borrowings under the new SC-Holdings Line are subject to covenants that U.S. Realty must maintain at all times, including: (i) unsecured liabilities may not exceed 40% of the market value of a borrowing base of owned securities, (ii) shareholders' equity must exceed the sum of $1.5 billion and 75% of the net proceeds of sales of equity securities thereafter, (iii) a ratio of total liabilities to net worth of not more than 1:1, (iv) a fixed-charge coverage ratio of not less than 1.5:1, (v) an interest-coverage ratio of not less than 2:1 and (vi) secured debt may not exceed 10% of consolidated market net worth. As of June 30, 2000, U.S. Realty was in compliance with these covenants.

   Average daily borrowings under the new SC-Holdings Line for the six months ended June 30, 2000 were $132.5 million, at a weighted average interest rate of 7.57% per annum.

   Through offerings of its shares, U.S. Realty received gross equity proceeds aggregating $2.1 billion in the period between January 1, 1996 and December 31, 1997, of which $1.1 billion was received in 1997 and $1.0 billion in 1996. In addition, during May 1998, U.S. Realty issued $450 million (aggregate principal amount at maturity) of Convertible Notes. The Convertible Notes were issued at a discount to their aggregate principal amount at maturity. U.S. Realty used the net proceeds of approximately $352.7 million to repay borrowings under the $700 million secured line of credit of SC-Holdings (the "old SC-Holdings Line") which were incurred principally for the purpose of funding commitments both to existing and new strategic investment positions. Under the terms of the Convertible Notes, U.S. Realty is not permitted to incur Senior Indebtedness (as defined in the Indenture dated as of May 22, 1998, between U.S. Realty and State Street Bank and Trust Company, as trustee, as amended, the "Indenture") that is not subordinated to the same extent as the Convertible Notes or to incur Secured Indebtedness (as defined in the Indenture) that is by its terms senior in right of payment to the Convertible Notes, except that U.S. Realty is permitted to guarantee, on a secured and/or senior unsubordinated basis, the obligations of any wholly owned subsidiary with respect to any Permitted Indebtedness (as defined in the Indenture). As of and for the six months ended June 30, 2000, U.S. Realty was in compliance with these covenants. The Convertible Notes are convertible into shares at the option of the holder at any time prior to maturity, unless previously redeemed, at a conversion rate equal to 26.39095 shares (giving effect to the one-for-two reverse stock split which occurred on June 18, 1999) per $1,000 aggregate principal amount at maturity. The Convertible Notes may be redeemed, in whole or in part, at U.S. Realty's option on or after May 23, 2001 at the accreted value thereof, together with accrued and unpaid interest. Upon a change in control of U.S. Realty, each holder of the Convertible Notes has the right, at the holder's option, to require U.S. Realty to repurchase such holder's Convertible Notes, in whole or in part, at a

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

purchase price equal to the accreted value thereof, together with accrued and unpaid interest through the repurchase date.

   On March 29, 2000, U.S. Realty announced the completion of its second $100 million share repurchase program. U.S. Realty also announced that its board of directors authorized an increase in U.S. Realty's share repurchase program to $250 million. As of June 30, 2000, U.S. Realty had repurchased 11,677,914 shares at an aggregate cost of $212.3 million, representing approximately 13.5% of U.S. Realty's shares outstanding at the commencement of the initial program. This share repurchase program has been funded with proceeds received from the sale of the public other investment positions portfolio, the sale of the common stock and debentures of Security Capital and the distribution of net proceeds received by City Center Retail from the sale of 23 properties. During the six months ended June 30, 2000, the sale of these investments realized net proceeds of $213.6 million.

 CAPITAL DEPLOYMENT ACTIVITIES

   During the six months ended June 30, 2000, U.S. Realty deployed an additional $29.8 million in strategic investment positions, received a distribution of net proceeds from City Center Retail, in relation to the sale of 23 properties, of approximately $112.0 million and received net proceeds of $101.6 million from disposal of other investment positions. As of June 30, 2000, U.S. Realty had outstanding contractual obligations of $46.6 million to CWS Communities.

   U.S. Realty's existing and committed fundings at cost as of June 30, 2000 were as follows:

                                                   TOTAL    TOTAL COST AMOUNT TO
                                                   AMOUNT    (AMOUNT      BE
                                                 COMMITTED  FUNDED)(1) FUNDED(1)
                                                 ---------- ---------- ---------
                                                        (IN THOUSANDS $)
CarrAmerica (NYSE: CRE)......................... $  699,905 $  699,905  $   --
City Center Retail (Private)....................    175,758    175,758      --
CWS Communities (Private).......................    300,330    253,739   46,591
Regency (NYSE: REG)(/2/)........................    759,807    759,807      --
Storage USA (NYSE: SUS).........................    394,362    394,362      --
Urban Growth Property (Private)(/3/)............    201,082    201,082      --
Private other investment positions..............     40,544     40,544      --
                                                 ---------- ----------  -------
Total........................................... $2,571,788 $2,525,197  $46,591
                                                 ========== ==========  =======

--------
(1)  Included in Total Amount Committed.
(2) On February 28, 1999 Regency merged with Pacific Retail. See Note 3A to the Consolidated Financial Statements.
(3) In addition to the shares held at fair value of $188.6 million, there is an advance of $12.5 million to Urban Growth Property.

   Capital deployed to additional strategic investment positions, as well as further funding to existing strategic investees, will generally be initially funded with borrowings under the new SC-Holdings Line. These borrowings are expected to be reduced with internally generated free cash flow.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

   Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. In the course of its operations, U.S. Realty is exposed to interest rate risk, equity price risk and, to a limited extent, currency exchange risk, all as described below. While U.S. Realty is not precluded from doing so, U.S. Realty has not had any involvement with derivative financial instruments. To the extent U.S. Realty chooses to do so in the future, U.S. Realty would use derivative financial instruments to hedge specific risks or exposures and not for speculative or trading purposes.

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

   The following discussion only addresses the market risk U.S. Realty faces. However, U.S. Realty is dependent on the cash flow created by the dividends and distributions paid by its strategic investment and other investment positions. Each of these entities is subject to its own specific market risks that could impact its ability to pay dividends or distributions to us. As a result, U.S. Realty could indirectly be impacted by the market risk facing the strategic investment and other investment positions in the future.

SENSITIVITY ANALYSIS

 Interest Rate Risk

   U.S. Realty is exposed to interest rate changes primarily as a result of unsecured credit facilities used to finance its investment activity and maintain financial liquidity. U.S. Realty's interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve its objectives, U.S. Realty borrows primarily at variable rates. In future transactions, U.S. Realty may utilize derivative financial instruments as hedges in anticipation of debt transactions to manage well-defined interest rate risk or to minimize exposure to variable rate debt.

   During 1999, U.S. Realty had weighted average outstanding borrowings of $297.9 million at an average interest rate of 6.60% on the Lines of Credit. If interest rates had been 10% higher on average during 1999, interest expense on the Lines of Credit, would have increased $2.0 million to $22.0 million which would have resulted in a reduction in its Net Operating Income in its Consolidated Statement of Operations for the year ended December 31, 1999 and in its Net Cash Provided by Operating Activities in its Consolidated Statement of Cash Flows for the year ended December 31, 1999 by an equivalent amount of $2.0 million. If interest rates had been 10% lower on average during 1999, interest expense on U.S. Realty's line of credit, and its predecessor line of credit, would have decreased $2.0 million to $16.4 million which would have resulted in an increase in our Net Operating Income in our Consolidated Statement of Operations for the year ended December 31, 1999 and in U.S. Realty's Net Cash Provided by Operating Activities in its Consolidated Statement of Cash Flows for the year ended December 31, 1999 by an equivalent amount of $2.0 million. The amounts discussed above apply for each 10% change in the interest rate. There would have been no effect on the fair value of U.S. Realty's line of credit in its Consolidated Statement of Net Assets. Because at any point in time, U.S. Realty has a number of short-term borrowings outstanding under our line of credit with differing interest rates and maturities, U.S. Realty has chosen a 10% change in the average interest rate for all borrowings during 1999 discussed as the best method to convey its exposure for an entire year to interest rate changes. All borrowings under the new SC-Holdings line at December 31, 1999 have been repriced in 2000 and bear interest based on the LIBOR rate at the time of the borrowing. The preceding information is of limited predictive value. As a result, U.S. Realty's ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during a future period, hedging strategies at the time, and prevailing interest rates.

 Equity Price Risk

   U.S. Realty is exposed to equity price changes primarily as a result of its strategic investment positions for non-trading purposes and other investment positions for intermediate term trading purposes. U.S. Realty accounts for its investments at fair value in accordance with the United States specialized industry accounting rules prescribed by the American Institute of Certified Public Accountants Audit and Accounting Guide for Investment Companies.

   A change in the equity price, determined by market quotations for public company investments and other appropriate indicators of fair market value for private company investments, of any of the investments in the asset category above will impact U.S. Realty's Consolidated Statement of Net Assets by an equivalent amount as well as its Consolidated Statement of Operations and the Consolidated Statement of Cash Flows by the amounts of the change plus its increasing or decreasing effect on the operating advisor fees. At December 31, 1999, the fair market value of U.S. Realty's strategic investment positions was $2.4 billion. A hypothetical 10%

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

reduction in equity prices would amount to a reduction in the recorded fair value of these investments as of December 31, 1999 of $237.5 million and would result in a reduction in the amount of U.S. Realty's (Decrease) Increase in Net Assets Resulting from Operations in its Consolidated Statement of Operations for the year ended December 31, 1999 of $234.5 million. Furthermore, it would also result in a reduction by the equivalent amount of $234.5 million in U.S. Realty's Net Cash Provided by Operating Activities in its Consolidated Statement of Cash Flows for the year ended December 31, 1999. The $234.5 million amount results from the reduction in the fair market value of the assets, $237.5 million, partially offset by the reduction in operating advisor fees payable by U.S. Realty as a result of owning a lower value of assets on December 31, 1999, $3.0 million. A hypothetical 10% increase in equity prices would amount to an increase in the recorded fair value of these investments as of December 31, 1999 of $237.5 million and would result in an increase in the amount of U.S. Realty's (Decrease) Increase in Net Assets Resulting From Operations in its Consolidated Statement of Operations for the year ended December 31, 1999 of $234.5 million. Furthermore, it would also result in an increase by the equivalent amount of $234.5 million in U.S. Realty's Net Cash Provided by Operating Activities in its Consolidated Statement of Cash Flows for the year ended December 31, 1999. The $234.5 million amount results from the increase in the fair market value of the assets, $237.5 million, partially offset by the increase in operating advisor fees payable by us as a result of owning a higher value of assets on December 31, 1999, $3.0 million. Because U.S. Realty's strategic investments are already recorded at their fair market value on December 31, 1999, U.S. Realty has chosen a 10% average change in the equity prices on that reporting date as the best method to convey the exposure of its strategic investments to equity price changes.

   At December 31, 1999, the fair market value of U.S. Realty's other investment positions was $137.8 million. A hypothetical 10% reduction in equity prices would amount to a reduction in the recorded value of these investments as of December 31, 1999 of $13.8 million and would result in a reduction in the amount of U.S. Realty's (Decrease) Increase in Net Assets Resulting from Operations in its Consolidated Statement of Operations of for the year ended December 31, 1999 of $13.6 million. Furthermore, U.S. Realty would also result in a reduction by the equivalent amount of $13.6 million in its Net Cash Provided by Operating Activities in its Consolidated Statement of Cash Flows for the year ended December 31. 1999. The $13.6 million amount results from the reduction in the fair market value of the assets, $13.8 million, partially offset by the reduction in operating advisor fees payable by U.S. Realty as a result of owning a lower value of assets on December 31, 1999, $0.2 million. A hypothetical 10% increase in equity prices would amount to an increase in the recorded fair value of these investments as of December 31, 1999 of $13.8 million and would result in an increase in the amount of U.S. Realty's (Decrease) Increase in Net Assets Resulting From Operations in its Consolidated Statement of Operations for the year ended December 31, 1999 of $13.6 million. Furthermore, it would also result in an increase by the equivalent amount of $13.6 million in U.S. Realty's Net Cash Provided by Operating Activities in its Consolidated Statement of Cash Flows for the year ended December 31, 1999. The $13.6 million amount results from the increase in the fair market value of the assets, $13.8 million, partially offset by the increase in operating advisor fees payable by U.S. Realty as a result of owning a higher value of assets on December 31, 1999, $0.2 million. Because U.S. Realty's other investment investments are already recorded at their fair market value on December 31, 1999, U.S. Realty has chosen a 10% average change in the equity prices on that reporting date as the best method to convey the exposure of its other investments to equity price changes.

   The amounts discussed above apply for each 10% change in equity prices. The preceding information is of limited predictive value. As a result, the impact on U.S. Realty of equity price changes is dependent upon equity prices of its investments and upon our quoted equity price in effect during future periods.

 Currency Exchange Risk

   U.S. Realty is exposed to currency exchange changes primarily as a result of certain administrative expenses and tax liabilities payable in its country of organization, Luxembourg, since its functional currency is the U.S. Dollar. To date, the amount of administrative expenses and taxes paid in Luxembourg have not been

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

material and, as a result, U.S. Realty has not taken steps to minimize its exposure to currency exchange fluctuations. In the future, U.S. Realty's ultimate realized gain or loss resulting from currency exchange fluctuations will depend on the change in currency exchange rates between the U.S. Dollar and the Luxembourg Franc that arise.

AGREEMENTS WITH STRATEGIC INVESTEE COMPANIES

 CARRAMERICA

   As long as U.S. Realty owns at least 25%, by value, of CarrAmerica's outstanding shares of common stock on a fully diluted basis as a "25% Owner", U.S. Realty has the following rights: the right to nominate for election by shareholders that number of directors to CarrAmerica's board of directors that corresponds to U.S. Realty's percentage ownership of the outstanding shares of common stock, but in no case more than 40% of the directors; the participation right to purchase or subscribe for up to 30%, or up to 35% if necessary for U.S. Realty to maintain at least 25% ownership on a fully diluted basis, of the total of any additional shares of capital stock issued or sold by CarrAmerica or its major subsidiaries, at the same price and on the same terms as other purchasers or subscribers; and consultation rights, among other things, for any acquisition or disposition of assets having a value in excess of $25 million, any financing in excess of $25 million, any operating budgets, any new material agreements or arrangements with executive officers or any issuance of equity.

   U.S. Realty has committed, subject to certain limitations and exceptions, that while it is a 25% Owner, it will not invest in other companies in a similar industry to CarrAmerica or in the types of properties owned by CarrAmerica.

   U.S. Realty is subject to a standstill agreement which prohibits it from, among other things, acquiring under most circumstances more than 45% of CarrAmerica's outstanding shares of common stock, or more than 40% on a fully diluted basis, soliciting business combination transactions with respect to CarrAmerica, selling, pledging or disposing of shares of common stock in CarrAmerica except in accordance with certain specified limitations, soliciting proxies for an election contest, calling a special meeting of shareholders or making shareholder proposals, acting in concert with third parties to acquire over 5% of any class of voting capital stock of CarrAmerica, making certain transfers of its shares of SC-Holdings, or seeking representation on CarrAmerica's board of directors or a change in the size or composition of CarrAmerica's board of directors other than with respect to its nomination rights discussed above. In July 2000 the parties amended the agreement to permit U.S. Realty to own in excess of the 45% limit as a result of share repurchases by CarrAmerica, to provide that U.S. Realty will vote any such CarrAmerica shares that U.S. Realty beneficially owns in excess of the 45% limit either in accordance with the recommendation of the board of directors of CarrAmerica or in the same proportion as other stockholders of CarrAmerica, and to provide, at the request of CarrAmerica, for the exchange under certain circumstances of shares owned by U.S. Realty in excess of the 45% limit for non-voting convertible common shares or fully participating common-equivalent non-redeemable preferred shares of Carr America. The standstill originally was to expire in April 2001, but has been extended until 2003, and will be automatically extended for one-year periods unless U.S. Realty elects to terminate the standstill, but the standstill terminates earlier if, among other things,

     (1) any person other than U.S. Realty acquires 15% or more of the outstanding shares of common stock of CarrAmerica on a fully diluted basis or obtains the right to elect a number of directors equal to or greater than the number of directors to which U.S. Realty is entitled,

     (2) CarrAmerica's board of directors authorizes (with U.S. Realty's nominees abstaining or voting against) the solicitation of proposals for certain business combinations, or CarrAmerica receives a written submission, not rejected by its board, proposing any such transaction, or CarrAmerica's board of directors removes any anti-takeover provisions in connection with any transaction,

     (3) certain events of default occur under debt arrangements of CarrAmerica or its subsidiaries, or

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

     (4) CarrAmerica violates certain operating and financial covenants relating to indebtedness limitations, retention of third-party property managers, investment in non-office properties, termination of REIT status, and limitations on issuance of preferred stock and units of Carr Realty, L.P.

   CarrAmerica's charter generally prohibits any one shareholder or group of affiliated shareholders from holding more than 5% of CarrAmerica's outstanding shares of common stock and/or more than 5% of any class or series of CarrAmerica's preferred stock. However, U.S. Realty is generally permitted by the charter to acquire up to 45% of the outstanding shares of common stock and/or up to 45% of any class or series of preferred stock.

   CarrAmerica's organizational documents contain provisions generally preventing foreign investors, other than U.S. Realty and its affiliates, from acquiring additional shares of CarrAmerica's capital stock if, as a result of such acquisition, foreign investors, including U.S. Realty, would hold, directly or indirectly, 50% or more of the fair market value of such capital stock, for these purposes, we are assumed to own 45% of such capital stock. Because U.S. Realty owned 42.8% of CarrAmerica's outstanding common stock as of December 31, 1999, these provisions would effectively limit significant further investment in CarrAmerica by non-U.S. investors.

 STORAGE USA

   As long as U.S. Realty owns 20% or more of Storage USA's outstanding shares of common stock as a "20% Owner", U.S. Realty has the following rights: the right to nominate for election to Storage USA's board of directors such number of directors as corresponds to its percentage ownership of the outstanding shares of common stock, provided that Storage USA's charter requires that a majority of the directors on its board be independent; and consultation rights for, among other things, any acquisition of assets having a value in excess of $25 million, any disposition of assets having a value in excess of $25 million, any business combination proposal, any financing in excess of $150 million, any operating budget, any material change in executive management, any new material agreement or arrangement with executive officers or any issuance of equity in excess of $150 million. As long as U.S. Realty owns 15% or more of Storage USA's outstanding shares of common stock, U.S. Realty is entitled, subject to certain exceptions, to a participation right to purchase or subscribe for up to that number of additional shares of capital stock sold or issued by Storage USA or its major subsidiaries which corresponds to U.S. Realty's percentage ownership of the outstanding shares of common stock in Storage USA prior to such sale or issue, up to a maximum of 35% of such securities so issued or sold, at the same price and on the same terms as the other purchasers or subscribers.

   U.S. Realty has committed, subject to certain limitations and exceptions, that while it is a 20% Owner, it will not invest in other companies in a similar industry to Storage USA.

   U.S. Realty is subject to a standstill agreement which prohibits it from, among other things, acquiring more than 42.5% of Storage USA's outstanding shares of common stock, soliciting business combination transactions with respect to Storage USA, pledging or disposing of stock in Storage USA except in limited circumstances, soliciting proxies for an election contest, or calling a special meeting of shareholders or making shareholder proposals, acting in concert with third parties to acquire over 5% of any class of voting capital stock of Storage USA, making certain transfers of its shares of SC-Holdings, or seeking representation on Storage USA's board of directors other than with respect to its nomination rights summarized above. The standstill originally was to expire 2003 but has been extended until December 5, 2004, and will be automatically extended for one-year periods unless U.S. Realty elects to terminate the standstill, but the standstill terminates earlier if, among other things,

     (1) any person other than U.S. Realty acquires more than 9.8% of the outstanding shares of common stock of Storage USA on a fully diluted basis or obtains the right to elect a number of directors equal to or greater than the number of directors to which U.S. Realty is entitled,


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

     (2) Storage USA's board authorizes the solicitation of proposals for certain business combination transactions, or Storage USA receives a written submission, not rejected by the board, proposing any such transaction, or Storage USA's board removes certain anti-takeover provisions in connection with any such transaction,

     (3) certain events of default occur under debt arrangements of Storage USA or its subsidiaries, or

     (4) Storage USA violates certain operating and financial covenants relating to indebtedness limitations, termination of REIT status, restrictions on securities investments, assets held other than directly by Storage USA, loans to subsidiaries, assets under third-party management, investments in properties unrelated to self-storage facilities, and limitations on ownership of partnership interests.

   Storage USA's charter generally prohibits any one shareholder from holding more than 9.8% of its outstanding shares of common stock. However, U.S. Realty is generally permitted to acquire up to 42.5% of the outstanding shares of common stock.

   Storage USA's organizational documents contain provisions generally preventing foreign investors, other than U.S. Realty and its affiliates, from acquiring additional shares of Storage USA's capital stock if, as a result of such acquisition, foreign investors, including U.S. Realty, would hold, directly or indirectly, 50% or more of the fair value of such capital stock.

 REGENCY

   As long as U.S. Realty owns 20% or more of Regency's outstanding shares of common stock as a "20% Regency Owner", U.S. Realty has the following rights: the right to nominate for election to Regency's board of directors that number of directors which is the greater of three directors, and that number of directors as corresponds to U.S. Realty's percentage ownership of the common stock then outstanding, but in no case more than 49% of the directors; and consultation rights for, any acquisitions of assets with a value in excess of $10 million, any dispositions of assets with a value in excess of $20 million, any financing in excess of $20 million, any operating budgets, any material change in executive management, any new material agreements or arrangements with executive officers or any issuances of equity.

   As long as U.S. Realty owns 15% or more of Regency's outstanding shares of common stock as a "15% Owner", it is entitled, subject to certain exceptions, to a participation right to purchase or subscribe for up to that number of additional shares of capital stock sold or issued by Regency or its subsidiaries which corresponds to U.S. Realty's percentage ownership of shares of capital stock in Regency prior to such sale or issuance up to a maximum of 49% of such securities so issued or sold, at the same price and on the same terms as other purchasers or subscribers.

   U.S. Realty is subject to a standstill agreement which prohibits it from, among other things, acquiring more than 60% of Regency's outstanding shares of common stock on a fully diluted basis, soliciting business combination transactions with respect to Regency, pledging or disposing of shares in Regency except in limited circumstances, soliciting proxies for an election contest, calling a special meeting of shareholders or making shareholder proposals, acting in concert with third parties to acquire over 5% of any class of voting capital stock of Regency, making certain transfers of shares of SC-Holdings, or seeking representation on Regency's board of directors or a change in the size or composition of Regency's board of directors other than with respect to our nomination rights discussed above. The standstill originally was to expire in July 2001 but has been extended until 2003 and will be automatically extended for one-year periods unless U.S. Realty elects to terminate the standstill, but the standstill terminates earlier if, among other things,

     (1) any person other than U.S. Realty acquires more than 9.8% of the outstanding shares of common stock of Regency on a fully diluted basis or obtains the right to elect a number of directors equal to or greater than the number of directors to which U.S. Realty is entitled,

     (2) Regency's board authorizes the solicitation of proposals for certain business combinations, or Regency receives a written submission, not rejected by the board, proposing any such transaction, or Regency's board removes any anti-takeover provisions in connection with any such transaction,

     (3) certain events of default occur under debt arrangements of Regency or its subsidiaries, or

     (4) Regency violates certain operating and financial covenants relating to indebtedness limitations, termination of REIT status, restrictions on securities investments, assets held other than directly by Regency, loans to subsidiaries, assets under third-party management, investment in properties unrelated to shopping centers, and limitations on ownership of partnership interests.

   U.S. Realty has committed, subject to certain limitations and exceptions, while it is a 20% Regency Owner, not to invest in other companies in a similar industry to Regency, or in the types of properties owned by Regency within a certain geographic region.

   Regency's charter generally prohibits any one shareholder from holding more than 7% of its outstanding shares of common stock. Regency's charter permits U.S. Realty to acquire up to

     (1) 60% of the outstanding shares of Regency common stock on a fully diluted basis so long as U.S. Realty owns 45% or more of the outstanding shares of Regency common stock on a fully diluted basis, and

     (2) 49% of the outstanding shares of Regency common stock on a fully diluted basis at any time after U.S. Realty owns less than 45% of the outstanding shares of Regency common stock on a fully diluted basis for a continuous period of 180 days.

   U.S. Realty has agreed with Regency that with regard to certain amendments of Regency's charter or bylaws and with regard to certain extraordinary transactions which require the affirmative vote of a majority of shareholders, U.S. Realty will vote its shares in excess of 49% of the outstanding shares of Regency common stock entitled to vote on the proposal in one of the two following manners, at U.S. Realty's option:

     (1) in accordance with the recommendation of the Regency board of directors, or

     (2) proportionately in accordance with the votes of the other holders of Regency common stock.

   With regard to certain extraordinary transactions submitted to a vote of shareholders which requires the affirmative vote of the holders of two-thirds of the shares of Regency's common stock, U.S. Realty will vote its shares of Regency common stock in excess of 32% of the outstanding shares of Regency common stock entitled to vote on the proposal in one of the two following manners, at its option:

     (1) in accordance with the recommendation of the Regency board of directors, or

     (2) proportionately in accordance with the votes of the other holders of Regency common stock.

   Regency's organizational documents contain provisions generally preventing foreign investors, other than U.S. Realty and its affiliates, from acquiring additional shares of Regency's capital stock if, as a result of such acquisition, foreign investors, including U.S. Realty, would hold directly or indirectly 50% or more of the fair market value of such capital stock, or if, as a result of such acquisition, foreign investors, not including U.S. Realty, would hold, directly or indirectly, 5% or more of the fair market value of such capital stock. Since U.S. Realty owned 60.2% of Regency's shares of common stock on a fully funded and fully diluted basis as of December 31, 1999, these provisions would effectively limit further investment in Regency by non-U.S. investors.

   Security Capital will succeed to the rights and obligations of U.S. Realty under each of these agreements. As part of the negotiations with these investees, the termination dates of the standstill agreement were extended until 2003, and, in the case of Storage USA, until 2004. In addition, certain restrictions on each investee's businesses were eliminated.

   These agreements limit the ability of U.S. Realty, and will limit the ability of Security Capital, to engage in various transactions affecting these investees without the consent of the investees, such as certain distributions of the investees' securities or a sale of the investees' shares to a single purchaser which results in any shareholder exceeding the ownership limits.

CERTAIN LEGAL INFORMATION

   U.S. Realty is a public limited company qualifying as a societe d'investissement a capital fixe organized under Luxembourg law as a closed ended investment fund governed by Part II of the Luxembourg law of March 30, 1988 on undertakings for collective investment. U.S. Realty is in addition subject to provisions of the Luxembourg Company Act (law of July 10, 1915 on commercial companies as amended). U.S. Realty was established on July 7, 1995. Its Articles of Incorporation were published in the Luxembourg official gazette Memorial on August 26, 1995. The articles of incorporation were amended for the last time on June 30, 1999 and the amendments were published in the Memorial on October 9, 1999. The main object of U.S. Realty as stated in article 4 of the articles of incorporation is to invest in real estate directly or through one or several subsidiaries or through direct or indirect shareholding in, and convertible and other debt of, real estate companies with the purpose of spreading investment risk and affording its shareholders the results of the management of its assets. U.S. Realty is registered with the Register of Commerce and Companies in Luxembourg under number B-51.654 and has its registered office at 25b, boulevard Royal, Luxembourg L-2449.

                       NO DISSENTERS' RIGHTS OF APPRAISAL

SECURITY CAPITAL

   Holders of Security Capital securities are not entitled under the Maryland General Corporation Law to appraisal rights in connection with the proposal to issue shares of Security Capital Class B common stock in connection with the transaction.

U.S. REALTY

   Under Luxembourg company law, there is no established mechanism by which holders of U.S. Realty shares could seek any appraisal or similar determination of the fair value of their shares by a court in connection with the transaction or the liquidation.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

   The accompanying pro forma condensed consolidated financial statements for Security Capital reflect the acquisition of the assets and the assumption of (or provision of the necessary funds to satisfy) the liabilities of U.S. Realty in exchange for shares of Security Capital Class B common stock (and cash, to be used for the limited cash substitution described below). Shareholders of U.S. Realty (except those shareholders who vote against the transaction and choose cash), will receive 1.15 shares of Security Capital Class B common stock for each U.S. Realty share. If the transaction is completed, U.S. Realty shareholders who vote against the transaction will have the option of receiving their consideration in cash. Security Capital has agreed to make up to $200 million of cash available for such shareholders.

   Security Capital has arranged a new loan facility to finance the cash payments and the refinancing of U.S. Realty's debt. Under the terms of this facility, Security Capital can borrow up to $625 million.

   The pro forma condensed consolidated financial statements assume that approximately 40.5 million shares of Security Capital Class B common stock and $200 million of cash are issued to U.S. Realty, and distributed to its shareholders, other than Security Capital, in the transaction.

   The accompanying pro forma condensed consolidated financial statements have been prepared based on historical financial statements filed of U.S. Realty, which are included in this joint proxy statement/prospectus, and of Security Capital, which are incorporated by reference. The unaudited pro forma condensed consolidated financial statements for Security Capital have been prepared as if the transaction with U.S. Realty had been completed on January 1, 1999 for statement of operations purposes and on June 30, 2000 for balance sheet purposes. The acquisition will be accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16.

   The pro forma adjustments were prepared based upon currently available information. The assumptions underlying the calculation of the pro forma adjustments are considered appropriate under the circumstances. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with Security Capital's Consolidated Financial Statements and the notes thereto for the year ended December 31, 1999 along with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in Security Capital's Annual Report on Form 10-K for the Year Ended December 31, 1999, and Security Capital's Unaudited Consolidated Financial Statements and the notes thereto for the six months ended June 30, 2000 along with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in Security Capital's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, which are incorporated herein by reference. They should also be read in conjunction with U.S. Realty's financial statements for the year ended December 31, 1999 along with Management's Discussion and Analysis of Financial Condition and Results of Operations, and U.S. Realty's Consolidated Semi-Annual Financial Report for the six months ended June 30, 2000, along with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in this joint proxy statement/prospectus. The most significant change on a pro forma basis is that historical cost accounting will apply to the combined company, whereas fair value accounting applied to U.S. Realty. Specifically, changes in unrealized appreciation of assets were reflected in U.S. Realty earnings, but are not reflected in pro forma earnings for the combined company. Also, U.S. Realty reflected asset values in its balance sheet based on public-market prices or other valuation techniques, whereas assets will be reflected at cost for the combined company. These changes mean that fluctuations in the trading price of the shares of investees will not affect the combined company's financial statements as they affect U.S. Realty's financial statements.

   The pro forma condensed consolidated financial statements have been provided for information purposes only in response to requirements of the U.S. Securities and Exchange Commission and they do not purport to represent what Security Capital's financial position or results of operations would actually have been if the transaction had occurred at such dates or to project Security Capital's financial position or results of operations for any future date or period.

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 2000
                                 (IN THOUSANDS)

                                                           PRO FORMA TRANSACTION ADJUSTMENTS
                                                  ----------------------------------------------------------
                           SECURITY
                           CAPITAL    U.S. REALTY PURCHASE PRICE    SECURITY       CONSOLIDATION/
         ASSETS           HISTORICAL  HISTORICAL  ADJUSTMENT (A)     CAPITAL       ELIMINATION(I) PRO FORMA
         ------           ----------  ----------- --------------   -----------     -------------- ----------
Investments, at equity:
 Archstone Communities
  Trust.................  $  807,743  $      --     $     --       $       --        $      --    $  807,743
 ProLogis Trust.........     574,267         --           --               --               --       574,267
 Security Capital
  European Realty.......     395,365         --           --               --               --       395,365
 Security Capital
  Preferred Growth
  Incorporated..........      83,125         --           --               --               --        83,125
 U.S. Realty............     838,471         --           --          (838,471)(f)          --           --
 SC-US Real Estate
  Shares................      21,517         --           --               --               --        21,517
 CarrAmerica Realty
  Corporation...........         --      758,437      (99,409)(b)          --               --       659,028
 City Center Retail
  Trust.................         --      175,758      (23,037)(b)          --          (152,721)         --
 CWS Communities
  Trust.................         --      253,739      (33,258)(b)          --          (220,481)         --
 Regency Realty
  Corporation...........         --      813,454     (106,619)(b)          --          (706,835)         --
 Storage USA, Inc.......         --      347,271      (45,517)(b)          --               --       301,754
 Urban Growth Property
  Trust.................         --      201,082      (26,356)(b)          --          (174,726)         --
Real estate, less
 accumulated
 depreciation...........     985,027         --           --               --         3,663,566    4,648,593
Investments in publicly
 traded real estate
 securities, at market
 value..................      10,100         --           --               --               --        10,100
Cash and cash
 equivalents............       6,537         272          --               --            60,712       67,521
Other assets............     125,228      58,957       (4,566)(c)          --            92,224      271,843
                          ----------  ----------    ---------      -----------       ----------   ----------
   Total assets.........  $3,847,380  $2,608,970    $(338,762)     $  (838,471)      $2,561,739   $7,840,856
                          ==========  ==========    =========      ===========       ==========   ==========
Lines of credit.........  $  260,300  $   42,500    $     --       $   (10,286)(g)   $  395,300   $  687,814
Transaction loan........         --          --           --           625,000 (g)          --       625,000
Mortgage notes payable..     242,842         --           --               --           738,584      981,426
Long-term debt..........     699,641         --           --               --           370,457    1,070,098
Convertible debentures..     230,658     394,714          --          (394,714)(e)          --       230,658
Capital lease
 obligations............     138,982         --           --               --               --       138,982
Accounts payable and
 accrued expenses.......     106,648      10,050          --               --            89,528      206,226
Deferred tax liability..      16,190         --           -- (d)           --               --        16,190
                          ----------  ----------    ---------      -----------       ----------   ----------  ---
   Total liabilities....   1,695,261     447,264          --           220,000 (h)    1,593,869    3,956,394
Minority interests......          10         --           --               --           967,870      967,880
Shareholders' equity:
 Class A common
  shares................          11         --           --               --               --            11
 Class B common
  shares................         520         --           --               405 (h)          --           925
 Series B preferred
  shares................     257,642         --           --               --               --       257,642
 Additional paid-in
  capital...............   2,215,741         --           --           764,068 (h)          --     2,979,809
 Accumulated other
  comprehensive
  income................     (30,067)        --           --               --               --       (30,067)
 Accumulated deficit....    (291,738)        --           --               --               --      (291,738)
 U.S. Realty's equity...         --    2,161,706     (338,762)(f)   (1,822,944)(h)          --           --
                          ----------  ----------    ---------      -----------       ----------   ----------
Total shareholders'
 equity.................   2,152,109   2,161,706     (338,762)      (1,058,471)             --     2,916,582
                          ----------  ----------    ---------      -----------       ----------   ----------
Total liabilities and
 shareholders' equity...  $3,847,380  $2,608,970    $(338,762)     $  (838,471)      $2,561,739   $7,840,856
                          ==========  ==========    =========      ===========       ==========   ==========

     The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET

                                 JUNE 30, 2000
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(a) Represents adjustments to record U.S. Realty's historical assets and liabilities at their respective purchase values based on the purchase method of accounting. The assumed purchase price was computed as follows:

       Issuance of Security Capital Class B common stock (1).......  $  764,473
       Cash payments to U.S. Realty dissenting shareholders (2)....     200,000
       Cash payment to U.S. Realty for redemption of the
        convertible debentures.....................................     394,714
       Assumption of U.S. Realty's liabilities at estimated fair
        value......................................................      52,550
       Costs incurred by Security Capital (3)......................      20,000
                                                                     ----------
       Assumed purchase price......................................  $1,431,737
                                                                     ==========

  --------
  (1) Represents the value of 40,547 shares of Security Capital Class B common stock that will be exchanged for the assumed 35,258 outstanding shares of U.S. Realty representing the U.S. Realty shares not owned by Security Capital and its subsidiaries and by shareholders who vote against the transaction and choose cash (based on the exchange ratio of 1.15 shares of Security Capital Class B common stock to one U.S. Realty share). The value of the Class B common stock is based on the closing price of the Security Capital Class B common stock for the three business days before and after the transaction was announced on September 26, 2000 ($18.85 per share). The assumed outstanding shares of U.S. Realty are calculated as follows:

       U.S. Realty shares outstanding as of June 30, 2000..............  74,884
       Less U.S. Realty shares owned by Security Capital............... (30,402)
       Less U.S. Realty shares assumed to be purchased for cash........  (9,224)
                                                                        -------
       Assumed outstanding shares of U.S. Realty.......................  35,258
                                                                        =======

  (2) Represents the cash payment to cash-electing U.S. Realty shareholders of $21.68 per share based upon the value of Security Capital Class B common stock issued.

  (3) Represents costs to be incurred by Security Capital and U.S. Realty in connection with the transaction ($19,500 of investment banking and professional fees and $500 for other costs including printing, regulatory filings and transfer costs).

(b) Represents the reduction in basis of U.S. Realty's noncurrent assets in accordance with the purchase method of accounting based on the assumed purchase price (see note (a)). Prior to its acquisition by Security Capital, U.S. Realty reported its assets using the fair value method of accounting. Therefore, the information reflected in the U.S. Realty historical column represents the values determined by U.S. Realty under fair value accounting consistent with its past practice. Because the acquisition by Security Capital is at a price that is less than such value of the assets, there is approximately $334,196 of negative goodwill, which must be allocated to the long-lived assets acquired.

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           BALANCE SHEET--(CONTINUED)

                                 JUNE 30, 2000
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

A summary of the recorded values of U.S. Realty's assets, the calculation of negative goodwill and the calculation of the adjustment for the reduction in basis of U.S. Realty's noncurrent assets are as follows:

     Recorded value of investments in operating companies.......... $2,549,741
     Book value of U.S. Realty's other assets......................     59,229
     Adjustment to recorded value of other assets (see note (c))...     (4,566)
                                                                    ----------
                                                                     2,604,404
     Less purchase price (see note (a))............................  1,431,737
     Less existing Security Capital investment in U.S. Realty......    838,471
                                                                    ----------
     Negative goodwill............................................. $  334,196
                                                                    ==========


  In accordance with generally accepted accounting principles, the negative goodwill is applied pro-rata to U.S. Realty's long-lived assets, which are its investments in operating companies.

(c) Elimination of U.S. Realty's deferred financing costs related to the debt that will be repaid in connection with the transaction.

(d) As a result of the transaction, a capital loss carryforward of $74,600 and a net deferred tax asset of $71,100 are created. Because the realizability of these assets is uncertain, a valuation allowance has been established in accordance with Statement of Financial Accounting Standards No. 109, fully offsetting the deferred tax assets.

(e) Security Capital will pay approximately $394,714 to redeem U.S. Realty's convertible debentures.

(f) Adjustment of U.S. Realty's shareholders' equity based on the assumed fair value of the shares to be received from Security Capital as calculated below:

     40,547 shares of Security Capital Class B common stock at
      $18.85 per share (the assumed per share value of the Class B common stock to be issued to U.S. Realty holders on a 1.15
      to one basis as described in note (a))......................  $   764,473
     Existing Security Capital investment in U.S. Realty..........      838,471
     Cash paid to U.S. Realty cash-electing shareholders..........      200,000
     Transaction costs incurred by Security Capital...............       20,000
     U.S. Realty's shareholders' equity as of June 30, 2000.......   (2,161,706)
                                                                    -----------
       Total adjustment...........................................  $  (338,762)
                                                                    ===========

(g)  The components of the acquisition to be financed are:

     U.S. Realty convertible debentures...........................  $   394,714
     Cash paid to U.S. Realty cash-electing shareholders plus
      transaction costs...........................................      220,000
                                                                    -----------
       Total financed.............................................      614,714
     Less transaction loan financing..............................     (625,000)
                                                                    -----------
       Net decrease in lines of credit outstanding................  $   (10,286)
                                                                    ===========

(h) Represents (i) the 1.15 to one exchange of 35,258 shares of U.S. Realty shares for 40,547 shares of Security Capital Class B common stock; (ii) the par value of shares issued at $0.01 par value ($405) which results in $764,068 of additional paid-in capital; (iii) the assumed payment of $200 million to U.S.

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                           BALANCE SHEET--(CONTINUED)

                                 JUNE 30, 2000
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

     Realty's non-consenting shareholders; and (iv) the elimination of the remainder of U.S. Realty's shareholders' equity.

(i) Subsequent to the acquisition, Security Capital intends to continue operating former U.S. Realty's assets as part of a real estate operating company. As a result, Security Capital will not use fair value accounting as U.S. Realty did, but rather will continue to use historical cost accounting for those assets. In addition, the former investments in real estate companies of U.S. Realty will now be consolidated (where Security Capital will own greater than 50% of an entity) or reported utilizing the equity method of accounting where Security Capital does not have control, yet owns greater than 20%. Thus, purchase accounting adjustments are required for U.S. Realty's consolidated subsidiaries (City Center Retail Trust, CWS Communities Trust, Regency Realty Corporation and Urban Growth Property Trust, collectively the "consolidated entities"). Since the value of the consolidated entities' assets exceeds Security Capital's new basis in them, negative goodwill is created which is then allocated to the consolidated entities' long-lived assets, namely their real estate.

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 2000
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                           SECURITY     U.S.       PRO FORMA
                           CAPITAL     REALTY     TRANSACTION    CONSOLIDATION/
                          HISTORICAL HISTORICAL ADJUSTMENTS (J)  ELIMINATION (U) PRO FORMA
                          ---------- ---------- ---------------  --------------  ---------
Income:
 Equity in earnings
  (loss) of:
 Archstone Communities
  Trust.................   $ 46,113   $    --      $     --         $    --      $ 46,113
 ProLogis Trust.........     19,790        --            --              --        19,790
 Security Capital
  European Realty.......        584        --            --              --           584
 Security Capital
  Preferred Growth
  Incorporated..........     10,001                                                10,001
 U.S. Realty............    119,555        --       (119,555)(k)         --           --
 SC-US Real Estate
  Shares................      4,036        --            --              --         4,036
 CarrAmerica Realty
  Corporation...........        --      26,458        12,315 (l)         --        38,773
 City Center Retail
  Trust.................        --         --        (14,448)(l)      14,448          --
 CWS Communities Trust..        --       7,133        (3,511)(l)      (3,622)         --
 Regency Realty
  Corporation...........        --      32,902       (10,507)(l)     (22,395)         --
 Storage USA, Inc.......        --      16,236        (3,787)(l)         --        12,449
 Urban Growth Property
  Trust.................        --         --          3,876 (l)      (3,876)         --
 Withholding tax........        --     (14,256)       14,256 (m)         --           --
 Realized capital gains
  (losses)..............      8,581    (83,059)       83,059 (n)         --         8,581
 Change in unrealized
  gain (loss)...........        (45)   342,759      (342,759)(o)         --           (45)
 Financial Services
  Division revenues.....     39,920        --        (16,175)(p)         --        23,745
 Other income...........      2,699      3,297          (745)(s)       2,970        8,221
 Property revenue.......    132,093        --            --          219,507      351,600
                           --------   --------     ---------        --------     --------
  Total income..........    383,327    331,470      (397,981)        207,032      523,848
                           --------   --------     ---------        --------     --------
Expenses:
 Financial Services
  Division expenses.....     32,803        --                            --        32,803
 Operating advisor
  fees..................        --      15,200       (15,200)(p)         --           --
 General, administrative
  and other expenses....     21,813      1,385          (975)(q)      14,825       37,048
 Depreciation and
  amortization..........     23,860        --           (836)(r)      38,826       61,850
 Interest expense.......     63,011     19,973         7,202 (s)      46,669      136,855
 Property expenses......     56,689        --            --           50,100      106,789
 Homestead special
  charge................     (1,182)       --            --              --        (1,182)
 Provision for loss on
  real estate...........     71,000        --            --            6,910       77,910
 Losses from disposition
  of real estate........        --         --            --           16,385       16,385
                           --------   --------     ---------        --------     --------
  Total expenses........    267,994     36,558        (9,809)        173,715      468,458
                           --------   --------     ---------        --------     --------
Earnings from operations
 before minority
 interest and income
 taxes..................    115,333    294,912      (388,172)         33,317       55,390
 Minority interests'
  share in net
  earnings..............     (2,149)       --            --          (31,918)     (34,067)
 Income taxes...........    (28,409)       --         32,641 (t)         --         4,232
                           --------   --------     ---------        --------     --------
Earnings from
 operations.............     84,775    294,912      (355,531)          1,399       25,555
 Preferred share
  dividends.............     (9,017)       --            --           (1,399)     (10,416)
                           --------   --------     ---------        --------     --------
Net earnings from
 operations attributable
 to common shares.......   $ 75,758   $294,912     $(355,531)       $    --      $ 15,139
                           ========   ========     =========        ========     ========
Weighted average common
 shares outstanding:
 Basic..................    109,003                   40,547                      149,550
                           ========                =========                     ========
 Diluted................    121,101                   40,547                      150,724
                           ========                =========                     ========



Per share net earnings
 from operations
 attributable to common
 shares:
 Basic..................   $   0.70                                              $   0.10
                           ========                                              ========
 Diluted................   $   0.67                                              $   0.10
                           ========                                              ========

     The accompanying notes are an integral part of the pro forma condensed consolidated financial statements.

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                           SECURITY      U.S.        PRO FORMA
                           CAPITAL      REALTY      TRANSACTION    CONSOLIDATION/    PRO
                          HISTORICAL  HISTORICAL  ADJUSTMENTS (J)  ELIMINATION (U)  FORMA
                          ----------  ----------  ---------------  --------------  --------
Income:
 Equity in earnings
  (loss) of:
 Archstone Communities
  Trust.................  $  79,700   $     --       $    --          $    --      $ 79,700
 ProLogis Trust.........     41,072         --            --               --        41,072
 Security Capital
  European Realty.......     (2,669)        --            --               --        (2,669)
 Security Capital
  Preferred Growth
  Incorporated..........      2,888         --            --               --         2,888
 U.S. Realty............    (46,798)        --         46,798 (k)          --           --
 SC-US Real Estate
  Shares................     11,247         --            --               --        11,247
 CarrAmerica Realty
  Corporation...........        --       52,916         4,607 (l)          --        57,523
 City Center Retail
  Trust.................        --        6,990           643 (l)       (7,633)         --
 CWS Communities Trust..        --        9,057        (2,560)(l)       (6,497)         --
 Regency Realty
  Corporation...........        --       57,852        (7,287)(l)      (50,565)          --
 Storage USA, Inc.......        --       31,532        (5,099)(l)           --       26,433
 Urban Growth Property
  Trust.................        --       10,160         1,274 (l)      (11,434)          --
 Public other investment
  positions.............        --        8,925           --               --         8,925
 Withholding tax........        --      (24,152)      24,152 (m)           --           --
 Realized capital gains
  (losses)..............      1,389     (65,587)              (n)          --       (64,198)
 Change in unrealized
  gain (loss)...........     (1,114)   (152,693)      152,693 (o)          --        (1,114)
 Financial Services
  Division revenues.....     88,045         --        (34,331)(p)          --        53,714
 Other income...........      9,455       7,763        (3,575)(s)       23,630       37,273
 Property revenue.......    226,730         --            --           394,501      621,231
                          ---------   ---------      --------         --------     --------
  Total income..........    409,945     (57,237)      177,315          342,002      872,025
                          ---------   ---------      --------         --------     --------
Expenses:
 Financial Services
  Division expenses.....     87,026         --            --               --        87,026
 Operating advisor
  fees..................        --       32,506       (32,506)(p)          --           --
 General, administrative
  and other expenses....     56,349       3,572        (1,825)(q)       39,265       97,361
 Depreciation and
  amortization..........     44,915         --         (1,672)(r)       68,957      112,200
 Interest expense.......    133,454      49,418         4,095 (s)       71,274      258,241
 Property expenses......    101,795         --            --           102,946      204,741
 Homestead special
  charge................     65,296         --            --               --        65,296
 Loss on sale of
  Strategic Hotel.......     55,245         --            --               --        55,245
                          ---------   ---------      --------         --------     --------
  Total expenses........    544,080      85,496       (31,908)         282,442      880,110
                          ---------   ---------      --------         --------     --------
Loss from operations
 before minority
 interest and
 income taxes...........   (134,135)   (142,733)      209,223           59,560       (8,085)
 Minority interests'
  share in net
  earnings..............     20,429         --            --           (57,316)     (36,887)
 Income taxes...........     14,849      (4,555)      (23,272)(t)          --       (12,978)
                          ---------   ---------      --------         --------     --------  ---
Loss from operations....    (98,857)   (147,288)      185,951            2,244      (57,950)
Preferred share
 dividends..............    (18,035)        --            --            (2,244)     (20,279)
                          ---------   ---------      --------         --------     --------
Net loss from operations
 attributable to common
 shares.................  $(116,892)  $(147,288)     $185,951         $    --      $(78,229)
                          =========   =========      ========         ========     ========
Weighted average common
 shares outstanding:
 Basic..................    119,255                    40,547                       159,802
                          =========                  ========                      ========
 Diluted................    119,255                    40,547                       159,802
                          =========                  ========                      ========



Per share net loss from
 operations attributable
 to common shares:
 Basic..................  $   (0.98)                                               $  (0.49)
                          =========                                                ========
 Diluted................  $   (0.98)                                               $  (0.49)
                          =========                                                ========

     The accompanying notes are an integral part of the pro forma condensed consolidated financial statements.

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(j) The relative impact of transaction-related increases in pro forma earnings from operations reflected in the accompanying pro forma condensed consolidated statements of operations should not be extrapolated to future periods.

(k)  Elimination of Security Capital's equity in earnings of U.S. Realty.

(l) As a result of the transaction, Security Capital will account for its investments in former investees of U.S. Realty under the historical cost method which would require equity or consolidation depending on Security Capital's ownership percentage. As a result, it is necessary to replace the dividend revenue recorded by U.S. Realty with equity in earnings of each investee:

                                                   FOR THE SIX MONTHS ENDED
                                                         JUNE 30, 2000
                                                 ------------------------------
                                                            EQUITY
                                                 DIVIDENDS    IN     PRO FORMA
                                                 RECEIVED  EARNINGS  ADJUSTMENT
                                                 --------- --------  ----------
     CarrAmerica Realty Corporation............. $ 26,458  $ 38,773   $ 12,315
     City Center Retail Trust...................      --    (14,448)   (14,448)
     CWS Communities Trust......................    7,133     3,622     (3,511)
     Regency Realty Corporation.................   32,902    22,395    (10,507)
     Storage USA, Inc...........................   16,236    12,449     (3,787)
     Urban Growth Property Trust................      --      3,876      3,876
                                                 --------  --------   --------
                                                 $ 82,729  $ 66,667   $(16,062)
                                                 ========  ========   ========
                                                  FOR THE TWELVE MONTHS ENDED
                                                       DECEMBER 31, 1999
                                                 ------------------------------
                                                            EQUITY
                                                 DIVIDENDS    IN     PRO FORMA
                                                 RECEIVED  EARNINGS  ADJUSTMENT
                                                 --------- --------  ----------
     CarrAmerica Realty Corporation............. $ 52,916  $ 57,523   $  4,607
     City Center Retail Trust...................    6,990     7,633        643
     CWS Communities Trust......................    9,057     6,497     (2,560)
     Regency Realty Corporation.................   57,852    50,565     (7,287)
     Storage USA, Inc...........................   31,532    26,433     (5,099)
     Urban Growth Property Trust................   10,160    11,434      1,274
                                                 --------  --------   --------
                                                 $168,507  $160,085   $ (8,422)
                                                 ========  ========   ========

(m) Elimination of U.S. Realty's withholding and other taxes since dividends would be received directly by Security Capital and not be subject to withholding tax.

(n) For the six months ended June 30, 2000, U.S. Realty recognized realized losses on the sale of its investment in Security Capital's debt and equity securities ($68,857) and a write-down of its investment in City Center Retail Trust because of losses on sales of properties in that entity. On a pro forma basis, the realized portion of the Security Capital loss is offset by a change in unrealized gains/losses below and the loss on City Center Retail Trust is recognized in equity in their earnings.

(o) As a result of Security Capital using the historical cost method of accounting for its investees, U.S. Realty's change in unrealized gain/losses in fair value will be eliminated. In addition, U.S. Realty held debt and equity securities of Security Capital which were recorded at market value. The change in unrealized gains/losses of these securities will also be eliminated.

(p)  Elimination of Security Capital management fee for advising U.S. Realty.

              SECURITY CAPITAL GROUP INCORPORATED AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                     STATEMENTS OF OPERATIONS--(CONTINUED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


(q) While Security Capital expects that additional general and administrative cost savings could result from the transaction, such savings could not be factually supported and quantified within the U.S. Securities and Exchange Commission regulations governing the preparation of the pro forma financial statements. Consequently, no adjustment has been made to the pro forma financial statements.

(r) Represents the net decrease in depreciation of real estate as a result of the reduction in basis to record the excess of historical value over purchase price (see note (b)).

                                                      FOR THE SIX    FOR THE
                                                      MONTHS ENDED  YEAR ENDED
                                                        JUNE 30,   DECEMBER 31,
                                                          2000         1999
                                                      ------------ ------------
     Reduction in real estate basis..................   $(86,007)    $(86,007)
     Less amount of reduction allocated to:
       Developments in progress......................     21,595       21,595
       Land held for development.....................        133          133
       Land portion of operating facilities..........     14,113       14,113
                                                        --------     --------
     Depreciable portion of the reduction in basis...    (50,166)     (50,166)
     Estimated annual reduction in depreciation
      expense based on assumed weighted average life
      of 30 years....................................     (1,672)      (1,672)
     Portion of year effective.......................       0.50         1.00
                                                        --------     --------
     Estimated reduction in depreciation for the
     period..........................................   $   (836)    $ (1,672)
                                                        ========     ========

(s)  The increase in interest expense results from the following:

                                                      FOR THE SIX    FOR THE
                                                      MONTHS ENDED  YEAR ENDED
                                                        JUNE 30,   DECEMBER 31,
                                                          2000         1999
                                                      ------------ ------------
     Elimination of U.S. Realty's interest expense...   $(19,973)    $(49,418)
     Increase related to borrowing on credit
      facilities to fund the cash payment to
      dissenters, transaction-related costs
      identified in notes (a) and (g) and repayment
      of U.S. Realty's convertible debentures and
      line of credit (1).............................     27,920       57,088
     Elimination of interest paid to U.S. Realty on
      its holdings of Security Capital's convertible
      debentures.....................................       (745)      (3,575)
                                                        --------     --------
     Net increase in interest expense................   $  7,202     $  4,095
                                                        ========     ========

  --------
  (1) Computed using Security Capital's actual weighted average interest rate of 7.56% for the six months ended June 30, 2000 and 6.43% for the year ended December 31, 1999.

(t) Additional income taxes on U.S. Realty's taxable earnings at the statutory tax rate of 35%.

(u) Represents the consolidation of entities that will be majority owned by Security Capital. Included in the consolidation is the elimination of financial services revenues charged to these companies. These amounts totaled $975 and $1,825 for the six month period ending June 30, 2000 and the year ended December 31, 1999, respectively.

(v) The above pro forma financial information assumes that $200 million is paid to non-consenting U.S. Realty shareholders. For every reduction of $50 million in payments, earnings from operations will increase by $0.01 per share on an annual basis.

CERTAIN TAX BASIS INFORMATION OF SECURITY CAPITAL

   In the transaction, Security Capital will, for U.S. tax purposes, take a tax basis in SC-Holdings that is equal to the entire purchase price paid to U.S. Realty for the equity interests in SC-Holdings. SC-Holdings and its wholly owned Luxembourg subsidiaries will retain their current adjusted tax basis in their strategic investments immediately following the transaction. Security Capital intends to operate in a manner that preserves the existing adjusted tax basis in the strategic investments. Current aggregate adjusted tax basis in the shares of the three largest strategic investments held by SC-Holdings and its wholly owned subsidiaries is approximately as follows:

                                                  AGGREGATE
                                              ADJUSTED TAX BASIS
         STRATEGIC INVESTMENT                    (IN $000'S)
         --------------------                 ------------------
         CarrAmerica.........................      $690,782
         Storage USA.........................      $385,373
         Regency Realty......................      $729,705

                        OWNERSHIP OF U.S. REALTY SHARES

   The following table sets forth the beneficial ownership of U.S. Realty shares as of October 12, 2000 by (a) each person that beneficially owns more than 5% of the U.S. Realty shares outstanding (based on publicly available information, other than with respect to Security Capital), (b) each current director of U.S. Realty and (c) all directors and executive officers as a group. Share option equivalents granted to Messrs. Coenen, Kremer, Light, Mauck and Moes are not reflected in the table below.

                                            SHARES BENEFICIALLY OWNED
                                    ------------------------------------------
                                       AMOUNT AND NATURE     PERCENT OF CLASS
                                    OF BENEFICIAL OWNERSHIP BENEFICIALLY OWNED
                                    ----------------------- ------------------
   5% SHAREHOLDERS
     Security Capital Group
      Incorporated (1).............       30,401,683               40.6

   DIRECTORS
     Erich Coenen..................              -0-                *
     Claude Kremer.................              -0-                *
     Jay O. Light..................            9,500                *
     James Mauck...................            1,000                *
     Constance B. Moore............              -0-                *
     Francois Moes.................              -0-                *
     William D. Sanders............            9,500                *

   ALL DIRECTORS AND EXECUTIVE
    OFFICERS AS A GROUP
    (11 PERSONS):..................           20,005                *

--------
*  Less than 1%

(1) Includes 30,386,683 shares owned by Security Capital Realty Shares Limited and 15,000 shares owned by Security Capital U.S. Realty Management Holdings S.A., subsidiaries of Security Capital.

                     DESCRIPTION OF SECURITY CAPITAL STOCK

GENERAL

   The following description of Security Capital's stock is qualified by the full text of Security Capital Charter, Articles Supplementary and Bylaws, attached as exhibits to Security Capital's Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated in this document by reference. See "Where You Can Find More Information." Capitalized terms used in the summary below without definition have the meanings given to them in those documents.

AUTHORIZED CAPITAL STOCK

   As of October 2, 2000, Security Capital's authorized stock consisted of 15,543,012 shares of Class A Common Stock, par value $0.01 per share; 234,133,373 shares of Class B Common Stock, par value $0.01 per share; 257,642 shares of Series B Cumulative Convertible Redeemable Voting Preferred Stock, par value $0.01 per share; and 65,973 shares of Series A Junior Participating Preferred Stock, par value $.01 per share.

SECURITY CAPITAL CLASS A COMMON STOCK

   Holders of Security Capital Class A common stock are entitled to one vote for each share on all matters upon which shareholders are entitled to vote. Holders of Class A common stock vote on all matters submitted to a vote of shareholders as a single class with the holders of Class B common stock. Each share of Class A common stock may at any time, at the option of the holder of record, be converted into fifty (50) fully paid and nonassessable shares of Class B common stock. Holders of Class A common stock are entitled to such dividends or other distributions (including liquidating distributions) per share, whether in cash or in kind, in stock (including a stock split) or by any other means, when and as may be authorized by the board of directors of Security Capital, but a holder of Class A common stock's rights to dividends and rights upon liquidation are junior to the rights of holders of any preferred shares.

SECURITY CAPITAL CLASS B COMMON STOCK

   Holders of Security Capital Class B common stock are entitled to one two-hundredth ( 1/200th) of a vote for each share of Class B common stock on all matters upon which shareholders are entitled to vote. Holders of Class B common stock vote on all matters submitted to a vote of shareholders as a single class with the holders of Class A common stock. Holders of Class B common stock do not have any conversion, redemption or preemptive rights. The holders of Class B common stock are entitled to dividends or other distributions (including liquidating distributions) per share, whether in cash, in kind, in stock (including a stock split), or by any other means, equal to one-fiftieth ( 1/50th) of the amount per share authorized by the Security Capital board for each share of Class A common stock. At such time as there are no shares of Class A common stock outstanding, holders of Class B common stock would be entitled to such dividends and distributions as may be authorized by the Security Capital board. The rights of a holder of Class B common stock to dividends and rights upon liquidation are junior to the rights of holders of any preferred shares.

SECURITY CAPITAL SERIES B CUMULATIVE CONVERTIBLE REDEEMABLE VOTING PREFERRED STOCK ("SERIES B PREFERRED STOCK")

   Voting. So long as any shares of Series B preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by Security Capital's charter, the affirmative vote or consent of at least a majority of the votes entitled to be cast by the holders of Series B preferred stock at the time outstanding would be necessary for effecting or validating:

  . Any amendment, alteration or repeal of any of the provisions of the Articles Supplementary providing for the Series B preferred stock, that adversely affects the powers, rights or preferences of the holders of Series B preferred stock; provided, however, that the amendment of the provisions of the Security

     Capital charter so as to authorize or create or to increase the authorized amount of stock of any class ranking below or on a parity with, Series B preferred stock, is not deemed to adversely affect the powers, rights or preferences of the holders of Series B preferred stock.

  . The authorization, reclassification, or creation of, or the increase in the authorized amount of, any stock of any class or any security convertible into stock of any class ranking prior to the Series B preferred stock in the distribution of assets on any liquidation, dissolution, or winding up of Security Capital or in the payment of dividends.

   For purposes of this independent vote, each share of Series B preferred stock is entitled to vote as a separate class with one vote per share of Series B preferred stock, except when any other series of preferred stock might be entitled to vote together with Series B preferred stock as a single class on any matter. In that case, the Series B preferred stock and such other series are entitled to one vote per $1,000 of stated liquidation preference.

   The Security Capital charter further provides that this vote may be avoided if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such security is to be made, provision is made for the redemption of all shares of Series B preferred stock at the time outstanding and Security Capital deposits an amount of cash necessary to make this redemption with a bank or trust company located in the continental United States that has capital and surplus of at least $50 million in trust for the pro rata benefit of the holders of the shares called for redemption.

   Holders of Series B preferred stock are entitled to vote as one voting group with holders of Class A common stock and holders of Class B common stock on the following matters:

  . Any amendment, alteration or repeal of any of the provisions of Security Capital's charter unless Security Capital exercises the redemption mechanism described above; or

  . A consolidation with or merger of Security Capital into another entity, or a consolidation with or merger of another entity into Security Capital, or a sale or transfer of all or substantially all of Security Capital's assets, or the liquidation or dissolution of Security Capital.

   When voting on such matters, the holder of each share of Series B preferred stock is entitled to a number of votes equal to the number of shares of Class B common stock into which such share of Series B preferred stock could be converted on the record date for determining the shareholders entitled to vote, rounded to the nearest one-tenth ( 1/10th) of a vote.

   In all other instances where matters are submitted to a vote of the shareholders, holders of Series B preferred stock are entitled to vote as a single class with holders of Class A common stock and holders of Class B common stock. In these instances, the holder of each share of Series B preferred stock would be entitled to a number of votes equal to one-half of the number of shares of Class B common stock into which such share of Series B preferred stock could be converted on the record date for determining those shareholders entitled to vote, rounded to the nearest one-tenth ( 1/10th) of a vote.

   Liquidation Preference. In the event of any liquidation, dissolution or winding up of Security Capital, whether voluntary or involuntary, but not in the context of a merger or in the context of a sale of business or property or share exchange, before any payment or distribution of the assets of Security Capital can be made to or set apart for the holders of junior stock (such as Class A common stock and Class B common stock), the holders of Series B preferred stock would be entitled to receive $1,000 per share of Series B preferred stock plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders. After this payment, the holders of Series B preferred stock would not be entitled to any further payment based on this Series B preferred stock. If, upon any liquidation, dissolution or winding up of Security
Capital, the assets of Security Capital distributable among the holders of Series B preferred stock were insufficient to pay in full the liquidation preference and the liquidating payments on any class or series of stock ranking on a parity with the Series B preferred stock, then these assets would be distributed among the holders of Series B preferred stock and any such class or series of stock ranking on a parity with the Series B preferred stock ratably in accordance with the amount of their respective liquidation preferences.

   Conversion. Holders of shares of Series B preferred stock have the right subject to compliance with the provisions of the Security Capital charter, at any time to convert those shares into the number of fully paid and non-assessable shares of Class B common stock obtained by dividing the aggregate liquidation preference of such shares by a specified conversion price that may be adjusted from time to time. The current conversion price is $39.00.

   Dividends. The holders of Series B preferred stock are entitled to receive, when, as and if declared by the Security Capital board of directors, cumulative preferential dividends payable in cash in an amount per share equal to 7.00% of the liquidation preference per annum (equivalent to $70 per share). Such dividends accrued and are fully cumulative from the date of issuance. So long as any shares of Series B preferred stock are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of fully junior stock) can be paid or set apart for payment upon any junior stock, nor can any junior stock be redeemed, purchased or otherwise acquired (except in limited situations) unless (i) the full cumulative dividends on all outstanding shares of Series B preferred stock and any parity stock of Security Capital were declared and paid or declared and set apart for payment for all past dividend periods with respect to the Series B preferred stock and all past dividend periods with respect to such parity stock and (ii) sufficient funds were declared and paid or declared and set apart for the payment of the dividends for the current dividend period with respect to the Series B preferred stock and the current dividend period with respect to such Parity Stock.

   Redemption. Security Capital may redeem, in whole or in part, Series B preferred stock after the fifth anniversary of its date of issuance (May 11, 2003). On and after this date, Security Capital may redeem the Series B preferred stock by (a) paying a redemption price of $1,000 per share of Series B preferred stock, payable in cash, plus all accrued and unpaid dividends, without interest, or (b) issuing and delivery to each holder of Series B preferred stock to be redeemed the number of fully paid and non-assessable shares of Class B common stock obtained by dividing the aggregate liquidation preference (excluding any accrued and unpaid dividends which must be paid in cash) by the current conversion price. Security Capital may effect a redemption using Class B common stock only if the Class B common stock is trading higher than the current conversion price for 20 or more trading days within a period of 30 consecutive trading days.

PREFERRED SHARE PURCHASE RIGHTS AND SERIES A JUNIOR PARTICIPATING PREFERRED
STOCK

   On April 21, 1997, the board of directors of Security Capital declared a dividend of one preferred share purchase right for each share of Class A common stock and each share of Class B common stock outstanding at the close of business on April 21, 1997. The holders of any additional shares of Class A common stock and Class B common stock issued after April 21, 1997 and before the redemption or expiration of the purchase rights will also be entitled to one purchase right for each such additional share of Class A common stock and Class B common stock issued. Each preferred share purchase right entitles the registered holder, under certain circumstances, to purchase from Security Capital, in the event the underlying share is a Class A common share, one one-hundredth (1/100th) of a share of Series A Junior Participating Preferred Stock (a "participating preferred share") of Security Capital at a purchase price of $6,000 per one one-hundredth (1/100th) of a participating preferred share (the "Purchase Price"), subject to adjustment. In the event the underlying share is a Class B common share, the preferred share purchase right entitles the registered holder under certain circumstances to purchase from Security Capital one five-thousandth (1/5000th) of a participating preferred share of Security Capital at a purchase price of $120 per one five-thousandth (1/5000th) of a participating preferred share. The description and terms of the preferred share purchase rights are set forth in the Rights Agreement dated as of April 21, 1997 between Security Capital and The First National Bank of Boston, as rights agent (the "Rights Agreement").

   The preferred share purchase rights will be exercisable and will be evidenced by separate certificates only after the earlier to occur of: (1) 10 days following a public announcement that a person or group of affiliated or associated persons, other than U.S. Realty and certain affiliates of Security Capital, has acquired beneficial ownership of 20% or more of the voting power of the voting equity securities of Security Capital (thereby becoming an "acquiring person"), (2) 15 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of persons of 25% or more of the voting power of the voting equity securities of Security Capital or (3) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the filing by any person or group of persons of, or the first public announcement of the intention of any person or group of persons to file, any application or other document with any federal or state regulatory authority seeking approval of or otherwise indicating an intention to enter into, any transaction or series of transactions the consummation of which would result in the beneficial ownership by a person or group of persons of 25% or more of the voting power of the voting equity securities of Security Capital other than a transaction in which newly issued Class A common stock or Class B common stock, as the case may be, are issued directly by Security Capital to such person or group of persons. Until the rights distribution date (or earlier redemption or expiration of the preferred share purchase rights), new certificates issued after April 21, 1997 upon transfer or new issuance of Security Capital Class A common stock or Class B common stock will contain a notation incorporating the Rights Agreement by reference. Notwithstanding the foregoing, if the board of directors in good faith determines that a person who would otherwise be an acquiring person under the Rights Agreement has become such inadvertently, and such person divests as promptly as practicable a sufficient number of Security Capital Class A or Class B common stock so that such person would no longer be an acquiring person, then such person shall not be deemed to be an acquiring person for purposes of the Rights Agreement.

   The preferred share purchase rights will expire on April 21, 2007, unless this final expiration date is extended or unless the preferred share rights are earlier redeemed or exchanged by Security Capital, in each case as described below.

   The purchase price payable, and the number of participating preferred shares or other securities or property issuable, upon exercise of the preferred share purchase rights are subject to adjustment under certain circumstances from time to time to prevent dilution. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

   Participating preferred shares purchasable upon exercise of the purchase rights will not be redeemable. Each participating preferred share will be entitled to a minimum preferential quarterly distribution payment of $1 per share but will be entitled to an aggregate distribution of 100 times the distribution declared per share of Security Capital Class A common stock, or if no Security Capital Class A common stock is outstanding, two times the distribution declared per share of Security Capital Class B common stock. Each participating preferred share will have 100 votes, voting together with the common stock. In the event of liquidation, the holders of the participating preferred shares will be entitled to a minimum preferential liquidation payment of $1 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Security Capital Class A common stock, or if no Security Capital Class A common stock is outstanding, two times the payment made per share of Security Capital Class B common stock. In the event of any merger, consolidation or other transaction in which Security Capital Class A common stock or Security Capital Class B common stock is exchanged, each participating preferred share will be entitled to receive 100 times the amount received per share of Security Capital Class A common stock or, if no Security Capital Class A common stock is outstanding, two times the amount received per share of Security Capital Class B common stock, as the case may be. In the event of issuance of participating preferred shares upon exercise of the preferred share purchase rights, in order to facilitate trading, a depositary receipt may be issued for each one one-hundredth (1/100th) or one five-thousandth (1/5000th) of a participating preferred share. The preferred share purchase rights will be protected by customary antidilution provisions.


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   In the event that any person or group of affiliated or associated persons becomes an acquiring person, proper provision will be made so that each holder of a preferred share purchase right, other than preferred share purchase rights beneficially owned by the acquiring person (which will become void), will thereafter have the right to receive upon exercise a number of shares of Security Capital Class A common stock or Security Capital Class B common stock, as the case may be, having a market value (determined in accordance with the Rights Agreement) of twice the exercise price. In lieu of the issuance of shares of Security Capital Class A common stock or Security Capital Class B common stock, as the case may be, upon exercise of preferred share purchase rights, under certain circumstances the board of directors may, and under additional circumstances is required to, take such action as may be necessary to cause Security Capital to issue or pay upon the exercise of preferred share purchase rights, cash (including by way of a reduction of purchase price), property, other securities or any combination of the foregoing having an aggregate value equal to that of the Security Capital Class A common stock or Security Capital Class B common stock, as the case may be, which otherwise would have been issuable upon the exercise of purchase rights.

   In the event that, after any person or group becomes an acquiring person, Security Capital is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a preferred share purchase right will thereafter have the right to receive, upon the exercise thereof at the then current purchase price, a number of shares of common stock of the acquiring company having a market value (determined in accordance with the Rights Agreement) of twice the purchase price.

   At any time after any person or group becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of the outstanding Security Capital Class A common stock or Security Capital Class B common stock, the board of directors may exchange the preferred share purchase rights (other than preferred share purchase rights owned by that person or group which will have become void), in whole or in part, at an exchange ratio of one share of Security Capital Class A common stock or Security Capital Class B common stock, as the case may be (or one one-hundredth (1/100th) or one five-thousandth (1/5000th) of a participating preferred share as the case may be), per preferred share purchase right (subject to adjustment).

   At any time prior to the time a person or group of persons becomes an acquiring person, the board of directors may redeem the preferred share purchase rights in whole, but not in part, at a price of $.01 per preferred share purchase right (the "redemption price") payable in cash, common stock or any other form of consideration deemed appropriate by the board of directors. The redemption of the preferred share purchase rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon the effectiveness of any redemption of the preferred share purchase rights, the right to exercise the preferred share purchase rights will terminate and the only right of the holders of preferred share purchase rights will be to receive the redemption price.

   The terms of the preferred share purchase rights may be amended by the board of directors without the consent of the holders of the preferred share purchase rights, except that from and after the time any person or group of affiliated or associated persons becomes an acquiring person no such amendment may adversely affect the interests of the holders of the preferred share purchase rights and in no event shall any such amendment change the 20% threshold at which a person acquiring beneficial ownership of Security Capital Class A common stock or Security Capital Class B common stock becomes an acquiring person.

   The purchase rights have, and are intended to have, certain anti-takeover effects. The preferred share purchase rights will cause substantial dilution to a person or group that attempts to acquire Security Capital on terms not approved by its board of directors, except pursuant to an offer conditioned on a substantial number of preferred share purchase rights being acquired. The preferred share purchase rights should not interfere with any merger or other business combination approved by the board of directors since the preferred share purchase rights may be redeemed by Security Capital at the redemption price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the voting power of the voting equity securities of Security Capital. To the extent any potential acquirors are deterred by the purchase rights, the purchase rights could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of the shareholders of Security Capital and may have the effect of preserving incumbent management in office.

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                      COMPARISON OF RIGHTS OF SHAREHOLDERS

GENERAL

   After the proposed transaction, shareholders of U.S. Realty, unless they vote "against" the transaction and make a valid cash election, will become holders of Security Capital Class B common stock. Their rights will then be governed by the Security Capital charter, the Security Capital bylaws, and the Maryland General Corporation Law. Presently, U.S. Realty shareholders' rights are governed by the U.S. Realty articles of incorporation and the Luxembourg company law and the Luxembourg law on undertakings for collective investment.

   The following is a summary comparison of the material differences between the rights of holders of Security Capital Class B common stock and holders of U.S. Realty shares. The following summary is not a complete discussion of all the differences between the rights of the holders of Security Capital Class B common shareholders and U.S. Realty shareholders. The summary is qualified in its entirety by reference to the Maryland General Corporation Law, Luxembourg company law and the charter and bylaws of Security Capital and articles of incorporation of U.S. Realty. For information about how to get those documents, see "Where You Can Find More Information."

BOARD OF DIRECTORS

   The Security Capital charter provides that Security Capital's board of directors is divided into three classes with each class elected at every third annual meeting of shareholders and serving a three-year term. The U.S. Realty articles of incorporation do not similarly divide the U.S. Realty board of directors into classes. U.S. Realty shareholders, rather, elect directors for one-year terms at an annual general meeting of shareholders. A majority of U.S. Realty's directors must be residents of Europe. There are no similar requirements with respect to Security Capital.

NUMBER OF DIRECTORS

   Security Capital's bylaws provide that the number of directors shall not be less than the minimum number required by the Maryland General Corporation Law (currently one), nor more than fifteen. The Security Capital board of directors currently consists of 10 directors. The number of directors is determined by majority vote of the entire board.

   U.S. Realty's articles of incorporation provide that the number of directors shall not be less than three. The U.S. Realty board of directors currently consists of seven directors. The number of directors is determined by a majority vote of shareholders present or represented at a general meeting.

REMOVAL OF DIRECTORS

   Maryland law provides that, unless the charter provides otherwise (which Security Capital's charter does not), the stockholders of a Maryland corporation may remove any director (other than a director who is a member of a classified board), with or without cause, and may remove a director who is a member of a classified board only with cause, in each case by the affirmative vote of a majority of the votes entitled to be cast for the election of directors. Since Security Capital's board is classified, directors of Security Capital may only be removed with cause.

   The U.S. Realty articles of incorporation provide that a director may be removed with or without cause or be replaced at any time by a resolution passed by a majority of the votes of the shares present or represented at a general meeting.


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VACANCIES

   The Security Capital bylaws provide that a vacancy on the board of directors for any cause other than an increase in the number of directors will be filled by vote of the majority of the remaining directors, even if such majority may be less than a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire board of directors. Any individual so elected as director shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualifies.

   The U.S. Realty articles of incorporation provide that a vacancy on the board of directors may be filled by a majority vote of at least two remaining directors, who are required under Luxembourg law to have been appointed at a general meeting of shareholders. The articles further provide that the shareholders make a final decision regarding this temporary nomination at their next general meeting.

STANDARD OF CONDUCT FOR DIRECTORS

   Maryland law requires a director of a Maryland corporation to perform his duties as a director in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances. An act of a director of a corporation is presumed to satisfy these standards. A director is not required to accept, recommend or respond on behalf of the corporation to any proposal by a potential acquiror. An act of a director relating to an acquisition or potential acquisition of control of a corporation may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director.

   Luxembourg law requires a director of a Luxembourg corporation to perform his duties as a director in good faith and with the care that an ordinarily prudent person ("bon pere de famille") would use. The law does not set specific performance standards a director must comply with as to specific transactions, such as major acquisitions or disposals.

POWER TO ISSUE ADDITIONAL STOCK

   Maryland law authorizes a Maryland corporation to issue from time to time stock of any class authorized by its charter and securities convertible into stock of any class authorized by its charter. Security Capital's charter permits its board of directors to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into or exchangeable for shares of its stock of any class, whether now or hereafter authorized, for such consideration as the board of directors may deem advisable, subject to such limitations as may be set forth in the Maryland General Corporation Law or Security Capital's bylaws.

   According to Luxembourg law, the general meeting of shareholders may decide to issue additional shares or securities convertible into shares. The general meeting of shareholders may also authorize the board of directors to issue new shares or securities convertible into shares, within the limits of "authorized capital." Such authorization may not be granted for more than five years, but may be renewed by the general meeting. According to the U.S. Realty articles of incorporation, the board of directors is authorized to issue additional shares up to the total authorized capital, within the period expiring on June 30, 2004.

DIVIDENDS AND DISTRIBUTIONS

   Maryland law permits a corporation to pay dividends and make other distributions, after authorization by the board of directors, unless, after giving effect to the distribution, (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation's total assets would be less than the sum of its total liabilities plus, unless the charter provides otherwise (which the Security Capital charter does), the amount that would be needed upon dissolution to satisfy the preferential rights of those stockholders whose preferential rights upon dissolution are superior to those receiving the distribution.

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   According to Luxembourg law and the U.S. Realty articles of incorporation, dividends and other distributions of the net profits may be declared by the general meeting of shareholders. The board of directors may also, under certain conditions, declare interim dividends. For the purpose of determining the net profits available for dividends and distributions, realized and/or unrealized capital losses are not set off against the capital gains of the company, unless the general meeting of shareholders decides otherwise. No distribution may have as an effect that the total assets of U.S. Realty would be less than one-and-a-half times U.S. Realty's liabilities to creditors as set out in the annual accounts.

SHAREHOLDER RIGHTS PLAN

   Security Capital has adopted a preferred share purchase rights plan, described under "Description of Security Capital Stock--Preferred Share Purchase Rights and Series A Junior Participating Preferred Stock." U.S. Realty does not have a similar rights plan.

SPECIAL MEETINGS

   The Security Capital bylaws provide that the Chairman of the board of directors (or Co-Chairman if any), the Vice Chairman, if any, the President, the Chief Executive Officer or board of directors may call special meetings of the shareholders. The Secretary of Security Capital is required to call a special meeting upon the written request of shareholders s entitled to cast not less than a majority of all of the votes entitled to be cast at such meeting. Such request must state the purpose of the meeting and the matters proposed to be acted on at the meeting. The requesting shareholders are responsible for the reasonable cost of providing notice of the meeting to other shareholders.

   The U.S. Realty articles of incorporation provide that the board of directors may call meetings, other than the annual general meeting, pursuant to a notice setting forth the agenda sent at least eight days prior to the meeting to each registered shareholder. Special meetings may also be called upon written demand of the shareholders representing at least 20% of the outstanding shares.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

   According to Security Capital's bylaws, for nominations and other business to be properly brought before an annual or special meeting by a shareholder, the shareholder must give timely notice in writing to the Secretary of Security Capital. To be timely, a shareholder's notice must be delivered to the Secretary at the principal executive offices of Security Capital:

  . In the case of an annual meeting, not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 100th day prior to such annual meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

  . Additionally, in the event that the number of directors to be elected to the board of directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by Security Capital at least 75 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice is timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary not later than the close of business on the 10th day following the day on which such public announcement is first made by Security Capital.

  . In the case of a special meeting, not earlier than the 100th day prior to such special meeting and not later than the close of business on the later of the 75th day prior to such special meeting or the 10th

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     day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

   Luxembourg law and U.S. Realty's articles of incorporation are silent on the issue of advance notice for shareholder proposals and nominations.

INSPECTION RIGHTS OF STOCKHOLDERS

   Under Maryland law, persons who together have been stockholders of record of at least five percent of the outstanding stock of any class of a Maryland corporation for at least six months may inspect and copy the corporation's books of account and stock ledger, request a written statement of the corporation's affairs and, if the corporation does not maintain the original or a duplicate stock ledger at its principal office, request a list of the corporation's stockholders. In addition, any stockholder of a Maryland corporation may (a) inspect and copy the bylaws, minutes of the proceedings of stockholders and annual statements of affairs and (b) request the corporation to provide a sworn statement showing all stock, as well as other securities, issued and all consideration received by the corporation for such issuance, during the preceding twelve months.

   Under Luxembourg law, any U.S. Realty shareholder may inspect, at the registered office of the company, the register of registered shares which contains the precise designation of each registered shareholder and the number of shares or fractional shares held by him, the payments made on the shares and the transfers, with their dates, or conversions into bearer shares, if any. Any U.S. Realty shareholder may also obtain the annual and six-month financial statements, free of charge. The same can inspect, fifteen days before the annual general meeting, at the registered office of the company, the list of company securities included in the portfolio of U.S. Realty.

AMENDMENTS TO CHARTER DOCUMENTS

   Security Capital's charter permits amendments to the charter by a majority vote of all shareholders entitled to vote on the matter. Security Capital's charter also reserves Security Capital's right, as authorized by law, to make any amendment to its charter, including any amendment altering the contract rights, as expressly set forth in the charter, of any outstanding shares of stock. Section 2-105 of the Maryland General Corporation Law permits a corporation's charter to provide, and Security Capital's charter provides, that the board of directors may classify or reclassify any unissued shares of stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of stock.

   U.S. Realty cannot amend its articles of incorporation unless half of the voting shares are present or represented at the meeting, and unless two-thirds of such quorum approve the amendment. If a quorum is not present at a meeting, the meeting may be adjourned. When an adjourned meeting is resumed, there is no required quorum for the meeting.

AMENDMENTS TO BYLAWS

   Under Maryland law, the power to amend the bylaws may be left with the stockholders, vested exclusively in the directors or shared by both groups. With the exception of certain bylaw provisions affecting the Security Capital Class A common stock, Security Capital's bylaws provide that the board of directors of Security Capital has the power to alter, amend or repeal the bylaws or adopt new bylaws, but the stockholders are not divested of the same power.

   U.S. Realty does not have bylaws.

MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

   Section 3-105 of the Maryland General Corporation Law describes the procedures by which Security Capital may engage in mergers, acquisitions, and other significant corporate transactions. This Section provides

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that consolidations, mergers, share exchanges and transfers of assets (with certain exceptions) are to be approved in the following manner. First, the board of directors must adopt a resolution which declares that the proposed transaction is advisable on substantially the terms set forth or referred to in the resolution. Second, the board of directors must submit the proposed transaction to the shareholders for consideration at an annual or a special meeting of the shareholders. Third, the board must give notice to the shareholders which states that a purpose of the meeting will be to act on the proposed consolidation, merger, share exchange, or transfer of assets. Finally,
Section 3-105 provides that the proposed transaction must be approved by the affirmative vote of two thirds of all the votes entitled to be cast on the matter. However, as authorized by Maryland law, the Security Capital charter expressly provides that, notwithstanding any provision of law requiring approval by a greater number of votes in order to take a certain action, such action will be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on the matter.

   U.S. Realty's articles of incorporation are silent on the question of the procedure to follow for approval of mergers, acquisitions, and other significant corporate transactions. The Luxembourg Company law prescribes the procedure to be followed for approval of mergers and divisions of companies of the same form of that of U.S. Realty. The Company law is silent as to the procedure to be followed for approval of acquisitions or other significant corporate transactions (other than mergers and divisions).

EXTRAORDINARY TRANSACTIONS WITH INTERESTED SHAREHOLDERS

 Security Capital

   Security Capital is subject to Maryland statutes that may delay or prevent unsolicited third party takeover attempts.

   Moratorium Provision. Under Maryland law, "business combinations" between a Maryland corporation and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

  . any person who beneficially owns ten percent or more of the voting power of the corporation's shares after the date on which the corporation had 100 or more beneficial owners of its stock; or

  . an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

   A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested shareholder.

   After the five-year prohibition, any business combination between the Maryland corporation and an interested shareholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:


  . eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  . two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.


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   These super-majority vote requirements do not apply if the corporation's common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

   The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested shareholder becomes an interested shareholder. Any business combination involving Security Capital and U. S. Realty and their respective affiliates is exempt from the statute. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to such business combinations.

 U.S. Realty

   U.S. Realty's articles require the independent directors to approve any transaction between U.S. Realty and Security Capital or its affiliates. Luxembourg law applicable to U.S. Realty provides that a director who has an interest opposite to that of U.S. Realty in a transaction considered by the board of directors for approval must inform the board of the interest and reference thereto must be made in the minutes of the relevant board meeting. The director is not permitted to participate in the discussion and in the vote relating to such transaction. Report of such opposite interest must be made to the first general meeting convened following the relevant board of directors meeting. However, it is not the case that the independent director approval provisions of U.S. Realty's articles are strictly required by these statutory rules, nor that any U.S. Realty director with an affiliation with Security Capital would be automatically considered to have an interest opposite to that of U.S. Realty in any transaction involving U.S. Realty and Security Capital.

CONTROL SHARE ACQUISITIONS

   Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control Shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

   A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

   If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

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   The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

   The bylaws of Security Capital contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of Security Capital's shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

   Luxembourg law does not regulate transactions that might be considered "control share acquisitions" in Maryland. The articles of incorporation of U.S. Realty confer upon the directors the power to establish regulation of "control share acquisitions," for the purpose, among others, of protecting the corporation and/or its shareholders from becoming subject to the tax or regulatory rules of a given jurisdiction by reason of a certain percentage of shareholders being nationals or residents or having other specific links with that given jurisdiction.

LIABILITY EXCULPATION AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Liability Exculpation. Security Capital's charter provides that, to the maximum extent permitted by Maryland law, no director or officer of Security Capital will be liable to the corporation or its shareholders for money damages. Section 5-418 of the Maryland Courts and Judicial Proceedings Article provides that a corporation may include a provision expanding or limiting the liability of its directors or officers to the corporation or its shareholders, with two exceptions. The first exception is that a corporation may not limit the liability of a director or officer for actual receipt of "an improper benefit or profit in money, property, or services." The second exception is that a corporation may not limit the liability of a director or officer for "active and deliberate dishonesty" established by a final judgment as material to the cause of action.

   Luxembourg law and the U.S. Realty articles of incorporation are silent on the issue of limiting director or officer liability for money damages to the corporation or its shareholders.

   Indemnification of Directors. Security Capital's charter and bylaws provide, to the maximum extent permitted by Maryland law, for indemnification and reimbursement of expenses in advance of final disposition of a legal proceeding for (a) any individual who is a present or former director or officer of Security Capital and who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director of Security Capital and at the request of Security Capital, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such entity and who is made a party to the proceeding by reason of his or her service in that capacity. Section 2-418 of the Maryland General Corporation Law permits a corporation to indemnify any director or officer made a party to any proceeding by reason of service in that capacity unless it is established that:

  . The act or omission of the director was material to the matter giving rise to the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; or

  . The director or officer actually received an improper personal benefit in money, property, or services; or

  . In the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

   Furthermore, Section 2-418(b)(2)(ii) prohibits a corporation from indemnifying a director or officer who is "adjudged to be liable to the corporation" in a suit by or in the right of the corporation or, with certain exceptions, a director or officer who brings a proceeding against the corporation. However, a court may order indemnification in such a case if it determines that the director or officer is fairly and reasonably entitled to indemnification, although such indemnification is limited to expenses.

   The U.S. Realty articles of incorporation provide that U.S. Realty will indemnify "any director or officer, and his heirs, executors and administrators, against expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of U.S. Realty or, at its request, of any other company of which U.S. Realty is a shareholder or a creditor and from which he is not entitled to be indemnified." The U.S. Realty articles of incorporation place limitations on indemnification, however. An officer or director will not be indemnified by U.S. Realty if he or she is finally adjudged to be liable for gross negligence or misconduct. In the event of settlement, U.S. Realty will provide indemnification only for such matters covered by the settlement as to which it has been advised by counsel that the person to be indemnified did not commit such a breach of duty. The articles of incorporation further provide that U.S. Realty will advance litigation expenses to a director or officer if U.S. Realty's counsel determines that indemnification is likely and if the director or officer agrees to repay any advance if he is determined not to be entitled to indemnification.

   Indemnification for Violations of the Securities Laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Security Capital or U.S. Realty pursuant to the foregoing provisions, the companies have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

STOCK OWNERSHIP LIMITATIONS

   The Security Capital charter limits direct or indirect ownership of its common stock by any single shareholder to 9.8% (the "Ownership Limit"), in number of shares or value, of the outstanding common stock, with certain limited exceptions. The Security Capital charter exempts U.S. Realty and certain other persons from the Ownership Limit. The Security Capital charter also prohibits any transfer that, if effective, would result in Security Capital being "closely held" within the meaning of Section 865(h) of the Internal Revenue Code of 1986, as amended. Any transfer that would result in any person or entity owning shares in excess of the Ownership Limit is void with respect to those shares above the Ownership Limit, and the intended transferee acquires no rights in such shares. If a shareholder acquires Security Capital shares in violation of these ownership limitations, Security Capital will exchange the shares in excess of the Ownership Limit for "Excess Shares"; the actual shares are held for the shareholder in trust until he or she no longer owns a total number of shares (including the Excess Shares) in excess of the ownership limitation.

   The U.S. Realty articles of incorporation limits direct or indirect ownership of its common and preferred shares to 9.5% of the (i) value of (a) the company's outstanding common and preferred shares or, (b) if common or preferred stock are issued in more than one class, the outstanding common and preferred shares any class, or (iii) voting power of all common and preferred shares entitled to vote (the "U.S. Realty Ownership Limit"). The U.S. Realty articles of incorporation exempt Security Capital and, under certain circumstances, its affiliates from the U.S. Realty Ownership Limit. Any transfer that would result in any person or entity beneficially owning more than U.S. Realty Ownership Limit, is unenforceable as to those shares that result in such excess. U.S. Realty also has several restrictions based on compliance with the tax laws of several foreign countries. U.S. Realty also has an "Excess Share" provision similar to that of Security Capital.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE SECURITY CAPITAL CHARTER AND BYLAWS

   The business combination provisions and the control share acquisition provisions of the Maryland General Corporation Law, the provisions of the Security Capital charter on classification of the board of directors and removal of directors and the advance notice provisions of the Security Capital bylaws could defer, delay or prevent a transaction or a change in control of Security Capital that might involve a premium price for holders of Security Capital common stock or otherwise be in their best interest. Security Capital's bylaws currently contain an exemption from the control share acquisition provisions of the Maryland General Corporation Law, but that exemption may be amended or repealed.

                      STOCK EXCHANGE LISTING AND DELISTING

   Listing of Shares Issued in the Transaction. It is a condition to the transaction that the shares of Security Capital Class B common stock to be issued in the transaction be approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

   Euronext Amsterdam Stock Exchange Delisting. If the transaction is completed, public trading of the U.S. Realty shares will cease and the shares will be delisted from Euronext Amsterdam.

   NYSE Delisting. If the transaction is completed, the U.S. Realty shares underlying the ADS's will be cancelled, public trading of the ADS's will cease, and the ADS's will be delisted from the New York Stock Exchange.

   Luxembourg Stock Exchange Delisting. If the transaction is completed, application will be made to delist all U.S. Realty shares from the Luxembourg Stock Exchange.

                                    EXPERTS

   The consolidated financial statements and related schedules of Security Capital and ProLogis Trust incorporated herein by reference, as included in Security Capital's annual report on Form 10-K, have been audited by Arthur Andersen LLP, independent accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of such firm as experts in giving such reports.

   The financial statements and schedule of Archstone Communities Trust as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, as included in Security Capital's annual report on Form 10-K, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Frigoscandia Holding AB and subsidiaries as of December 31, 1999, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of CS Integrated LLC and subsidiaries as of December 31, 1999 and 1998, and for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Security Capital U.S. Realty as of December 31, 1999 and 1998 and for the years then ended included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers Sarl, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The audited financial statements of Security Capital (EU) Management Holdings S.A. incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Security Capital Group Incorporated for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers Sarl, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of City Center Retail Trust as of December 31, 1999 and 1998 and for the years then ended included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of CWS Communities Trust as of December 31, 1999 and 1998 and for the years then ended included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Urban Growth Property Trust as of December 31, 1999 and 1998 and for the years then ended included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements and schedule of CarrAmerica Realty Corporation and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements and schedule of Regency Realty Corporation and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The financial statements incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Storage USA, Inc. for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

   The validity of the shares of Security Capital common stock to be issued in connection with the transaction will be passed upon by Jeffrey A. Klopf, Esq., Senior Vice President and Secretary of Security Capital. Mr. Klopf beneficially owns 812 shares of Security Capital Class A common stock and 32,649 shares of Security Capital Class B common stock, and is a participant in Security Capital's long term incentive plans and various other employee benefit plans offered to employees of Security Capital.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

SECURITY CAPITAL

   As described in Security Capital's proxy statement relating to its 2000 annual meeting of shareholders, any proposals that shareholders of Security Capital wish to be considered for inclusion in the proxy statement for the 2001 annual meeting of shareholders must be received by Security Capital at its principal executive offices not later than December 11, 2000. Any shareholder proposals included in Security Capital's proxy solicitation materials for its 2001 annual meeting or otherwise to be considered at the meeting must comply with the requirements of the proxy rules adopted under the Securities Exchange Act. In addition, Security Capital shareholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by Security Capital's bylaws. Security Capital's bylaws require that all shareholders who intend to make proposals at an annual shareholders' meeting submit their proposals to the Secretary of Security Capital during the period 75 to 100 days before the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 2001 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by the Secretary of Security Capital between February 14, 2001 and March 11, 2001.

U.S. REALTY

   In the event the transaction is not consummated and a 2001 annual meeting is held, any proposals of shareholders intended to be included in the proxy statement for the 2001 annual meeting must be received by the Vice President of U.S. Realty at its principal executive offices no later than February 28, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

   Security Capital and U.S. Realty are subject to the informational requirements of the Securities Exchange Act and file periodic reports, proxy solicitation materials and other information with the SEC in accordance with that Act. This joint proxy statement/prospectus incorporates important financial information about our companies from these materials that we file with the SEC, but have not included in or delivered with this document. You can inspect and copy these reports, proxy solicitation materials and other information at the public reference facilities maintained by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at prescribed rates at the following locations of the SEC:

  Public Reference Room                     New York Regional Office
  450 Fifth Street, N.W., Room 1024         7 World Trade Center, Suite 1300
  Washington, D.C. 20549                    New York, New York 10048

  Chicago Regional Office
  Citicorp Center, 500 West Madison Street, Suite 1400
  Chicago, Illinois 60661-2511

   The SEC also maintains a World Wide Web site on the internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Reports, proxy and information statements and other information regarding U.S. Realty and Security Capital may be found on the SEC's website, at the following address: http://www.sec.gov. You can also inspect reports, proxy solicitation materials and other information about each of us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   In addition, Security Capital has filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the distribution to U.S. Realty shareholders other than Security Capital of shares of Security Capital Class B common stock in connection with the transaction. The S-4 registration statement, including the attached exhibits and schedules, contains additional relevant information about Security Capital and U.S. Realty. This joint proxy statement/prospectus does not contain all the information set forth in the registration statement, certain portions of which we have omitted in accordance with the rules and regulations of the SEC. You can obtain that additional information from the SEC's principal office in Washington, D.C., or their website as set forth above.

   This joint proxy statement/prospectus incorporates by reference the documents listed below that Security Capital has previously filed with the SEC. They contain important information about the company and its financial condition.

  SECURITY CAPITAL SEC FILINGS (FILE NO. 1-13355)  DESCRIPTION OR PERIOD/FILING DATE
  Annual Report on Form 10-K                       Year ended December 31, 1999
  Quarterly Reports on Form 10-Q                   Quarters ended March 31, 2000 and
                                                   June 30, 2000
  Current Reports on Form 8-K                      Filed March 28, 2000, July 24, 2000 and
                                                   September 26, 2000
  Description of capital stock contained in        Filed September 11, 1997
  Registration Statement on Form 8-A

   In accordance with changes in U.S. securities regulation, U.S. Realty has not been a foreign private issuer since September 30, 2000.

   We incorporate by reference additional documents that either company may file with the SEC between the date of this document and the date of the Security Capital special meeting and the U.S. Realty extraordinary meeting.
These documents include periodic reports, including Annual Reports on Form 10-
K, Quarterly Reports on Form 10-Q and proxy statements.

   You can obtain any of the documents incorporated by reference in this document through Security Capital or U.S. Realty, as the case may be, or from the SEC through its web site at the address provided above. You can obtain the documents incorporated by reference from the companies without charge, excluding any exhibits to those documents unless we have specifically incorporated the exhibit into this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

  SECURITY CAPITAL                                 U.S. REALTY
  Security Capital Group Incorporated              Security Capital U.S. Realty
  125 Lincoln Avenue, Suite 300                    25b, boulevard Royal
  Santa Fe, New Mexico 87501                       L-2449 Luxembourg
  Attention: Jeffrey A. Klopf, Secretary           Attention: Laura L. Hamilton, Vice President
  Telephone: (505) 982-9292                        Telephone: (+352) 46 37 56 2008

   If you would like to request documents, please do so from Security Capital
by               and from U.S. Realty by               to receive them before
the applicable shareholder meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   We also hereby incorporate by reference into this joint proxy statement/prospectus the following financial statements of U.S. Realty's publicly-held strategic investees:

  CARRAMERICA REALTY CORPORATION (FILE NO. DESCRIPTION
  1-11706)
  Consolidated balance sheets, statements  Pages 4 through 12 of Quarterly of operations, statements of cash flows  Report on Form 10-Q for the Quarter
  and accompanying notes (unaudited)       Ended June 30, 2000

  Consolidated balance sheets, statements  Pages F-1 through F-25 of Annual
  of operations, statements of             Report on Form 10-K for the Year
  stockholders' equity, statements of cash Ended December 31, 1999 flows, accompanying notes and
  independent auditor's report

  REGENCY REALTY CORPORATION (FILE NO. 1-
  12298)

  Consolidated balance sheets, statements  Quarterly Report on Form 10-Q for
  of operations, statements of             the Quarter Ended June 30, 2000
  stockholders' equity, statements of cash
  flows and accompanying notes (unaudited)

  Consolidated balance sheets, statements  Pages F-2 through F-22 of Annual
  of operations, statements of             Report on Form 10-K for the Year
  stockholders' equity, statements of cash Ended December 31, 1999 flows, accompanying notes and
  independent auditor's report

  STORAGE USA, INC. (FILE NO. 1-12910)

  Consolidated statements of operations,   Pages 2 through 12 of Quarterly
  balance sheets, statements of cash flows Report on Form 10-Q for the Quarter
  and accompanying notes (unaudited)       Ended June 30, 2000

  Consolidated balance sheets, statements  Pages 25 through 39 of Annual Report of operations, statements of cash flows, to Shareholders included in Exhibit
  statements of shareholders' equity,      13 to Annual Report on Form 10-K for
  accompanying notes and report of         the Year Ended December 31, 1999
  independent accountants

   This joint statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus.

   You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the transaction. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint
proxy statement/prospectus is dated             , 2000. You should not assume
that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of the joint proxy statement/prospectus to shareholders nor the issuance of shares of Security Capital Class B common stock in connection with the transaction or distribution thereof to U.S. Realty shareholders shall create any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
U.S. REALTY

Consolidated Statements of Net Assets at 30 June 2000 and 31 December
 1999 (unaudited)........................................................   F-2
Consolidated Statements of Operations for the six months ended 30 June
 2000 and 1999 (unaudited)...............................................   F-3
Consolidated Statements of Cash Flows for the six months ended 30 June
 2000 and 1999 (unaudited)...............................................   F-4
Consolidated Statements of Changes in Net Assets for the six months ended
 30 June 2000 and 1999 (unaudited).......................................   F-5
Consolidated Statements of Changes in Shares Outstanding for the six
 months ended 30 June 2000 and 1999 (unaudited)..........................   F-5
Consolidated Financial Highlights for the six months ended 30 June 2000
 and 1999 (unaudited)....................................................   F-5
Consolidated Schedules of Strategic Investment Positions at 30 June 2000
 (unaudited) and 31 December 1999 (audited) .............................   F-6
Consolidated Schedules of Other Investment Positions at 30 June 2000
 (unaudited) and 31 December 1999 (audited) .............................   F-7
Notes to the Consolidated Financial Statements...........................   F-8
Auditor's Report.........................................................  F-16
Consolidated Statements of Net Assets at 31 December 1999 and 1998.......  F-17
Consolidated Statements of Operations for the years ended 31 December
 1999, 1998 and 1997.....................................................  F-18
Consolidated Statements of Cash Flows for the years ended 31 December
 1999, 1998 and 1997.....................................................  F-19
Consolidated Statements of Changes in Net Assets for the years ended 31
 December 1999, 1998 and 1997............................................  F-20
Consolidated Financial Highlights for the years ended 31 December 1999,
 1998 and 1997...........................................................  F-21
Consolidated Schedules of Strategic Investment Positions at 31 December
 1999 and 1998...........................................................  F-22
Consolidated Schedules of Other Investment Positions at 31 December 1999
 and 1998................................................................  F-23
Notes to the Consolidated Financial Statements...........................  F-24

CITY CENTER RETAIL TRUST

Report of Independent Accountants........................................  F-33
Consolidated Balance Sheets as of December 31, 1999 and 1998.............  F-34
Consolidated Statements of Operations for the years ended December 31,
 1999 and 1998...........................................................  F-35
Consolidated Statements of Shareholders' Equity for the years ended
 December 31, 1999 and 1998..............................................  F-36
Consolidated Statements of Cash Flows for the years ended December 31,
 1999 and 1998...........................................................  F-37
Notes to the Financial Statements for the years ended December 31, 1999 and 1998................................................................  F-38

CWS COMMUNITIES TRUST

Report of Independent Accountants........................................  F-48
Consolidated Balance Sheets at December 31, 1999 and 1998................  F-49
Consolidated Statements of Operations for the years ended December 31,
 1999 and 1998...........................................................  F-50
Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1999
 and 1998................................................................  F-51
Consolidated Statements of Cash Flows for the years ended December 31,
 1999 and 1998...........................................................  F-52
Notes to Consolidated Financial Statements...............................  F-53

URBAN GROWTH PROPERTY TRUST

Report of Independent Accountants........................................  F-67
Consolidated Balance Sheets as of December 31, 1999 and 1998.............  F-68
Consolidated Statements of Operations for the years ended December 31,
 1999 and 1998...........................................................  F-69
Consolidated Statements of Shareholders' Equity for the years ended
 December 31, 1999 and 1998..............................................  F-70
Consolidated Statements of Cash Flows for the years ended December 31,
 1999 and 1998...........................................................  F-71
Notes to Consolidated Financial Statements...............................  F-72

                          SECURITY CAPITAL U.S. REALTY

                     CONSOLIDATED STATEMENTS OF NET ASSETS

                      AT 30 JUNE 2000 AND 31 DECEMBER 1999
           (IN THOUSANDS U.S. $, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               JUNE      DECEMBER
                                                               2000        1999
                                                            ----------  ----------
                                                            UNAUDITED    AUDITED
ASSETS
Strategic investment positions at value (Note 3):
  CarrAmerica (Cost $699,905; $699,905, respectively)...... $  758,437  $  604,247
  City Center Retail (Cost $175,758; $304,132,
   respectively)...........................................    175,758     304,132
  CWS Communities (Cost $253,739; $236,488, respectively)..    253,739     236,488
  Regency (Cost $759,807; $759,807, respectively)..........    813,454     685,465
  Storage USA (Cost $394,362; $394,362, respectively)......    347,271     355,911
  Urban Growth Property (Cost $201,082; $188,582,
   respectively)...........................................    201,082     188,582
Other investment positions at value (Note 3):
  Security Capital Group Incorporated (Cost $0; $165,000
   respectively)...........................................        --       95,780
  Private investment positions (Cost $40,544; $42,019,
   respectively)...........................................     40,544      42,019
                                                            ----------  ----------
Total investments.......................................... $2,590,285  $2,512,624
Cash and cash equivalents..................................        272       2,732
Accounts receivable and other (Note 4).....................     18,413      15,530
                                                            ----------  ----------
    TOTAL ASSETS........................................... $2,608,970  $2,530,886
                                                            ----------  ----------
LIABILITIES
Accounts payable and accrued expenses (Note 5)............. $    4,868  $    6,033
Taxes payable (Note 9).....................................      5,182       4,818
Line of credit (Note 6)....................................     42,500     239,000
Convertible notes (Note 7).................................    394,714     386,157
                                                            ----------  ----------
    TOTAL LIABILITIES...................................... $  447,264  $  636,008
                                                            ----------  ----------
    TOTAL NET ASSETS (SHAREHOLDERS' EQUITY)................ $2,161,706  $1,894,878
                                                            ==========  ==========
Authorised 250,000,000 shares of $4.00 par value,
 86,561,872 shares issued and 74,877,121 outstanding at 30
 June 2000 and 86,561,872 issued and 76,700,437 outstanding
 at 31 December 1999 (Note 13)............................. $  346,247  $  346,247
Share premium account (Note 14)............................  1,536,855   1,564,939
                                                            ----------  ----------
PAID-IN CAPITAL............................................ $1,883,102  $1,911,186
Legal reserve (Note 12).................................... $   30,375  $   30,375
Reserve for own shares (Note 14)...........................    212,304     184,219
Undistributed net operating income.........................    254,356     219,144
Accumulated net realised (loss)/gain.......................    (71,215)     11,844
Unrealised appreciation/(depreciation) on strategic
 investment and other investment positions.................     65,088    (277,671)
Acquisition of own shares (Note 14)........................   (212,304)   (184,219)
                                                            ----------  ----------
SHAREHOLDERS' EQUITY....................................... $2,161,706  $1,894,878
                                                            ==========  ==========
Net Asset Value per share (Note 14)........................ $    28.87  $    24.70

   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE SIX MONTHS ENDED 30 JUNE 2000 AND 1999
                             (IN THOUSANDS U.S. $)
                                   UNAUDITED

                                                              2000     1999
                                                            --------  -------
INCOME
Gross dividends from strategic investment positions:
  CarrAmerica.............................................. $ 26,458  $26,458
  City Center Retail(1)....................................      --       --
  CWS Communities..........................................    7,133    3,148
  Regency (Note 3A)........................................   32,902   26,320
  Storage USA..............................................   16,236   15,766
  Urban Growth Property(1).................................      --       213
                                                            --------  -------
                                                            $ 82,729  $71,905
Gross dividends from other investment positions............      --     6,311
                                                            --------  -------
                                                            $ 82,729  $78,216
Interest income from affiliate.............................      745    1,788
Interest income from non-affiliate and other income........    2,552    1,566
                                                            --------  -------
    TOTAL GROSS INCOME..................................... $ 86,026  $81,570
  Withholding tax on dividends received....................  (12,355)  (9,270)
                                                            --------  -------
    TOTAL INCOME........................................... $ 73,671  $72,300
                                                            ========  =======
EXPENSES
Operating advisor fees..................................... $ 15,106  $16,713
Custodian fees.............................................      333      236
Directors fees.............................................      135       60
Professional expenses......................................      664      629
Administrative expenses....................................      347      703
Amortisation of convertible notes deferred costs...........      789      789
Taxes......................................................    1,901    2,089
Line of credit arrangement and commitment fees.............      729       95
Interest on line of credit.................................    5,163    8,639
Interest on convertible notes..............................   13,292   13,617
                                                            --------  -------
    TOTAL EXPENSES......................................... $ 38,459  $43,570
                                                            --------  -------
NET OPERATING INCOME....................................... $ 35,212  $28,730
NET REALISED AND UNREALISED GAIN/(LOSS) ON STRATEGIC
 INVESTMENT AND OTHER INVESTMENT POSITIONS
Net realised (loss)/gain on strategic investment and other
 investment positions...................................... $(83,059) $ 1,620
Net increase in appreciation on strategic investment and
 other investment positions................................  342,759   26,963
                                                            --------  -------
NET GAIN ON STRATEGIC INVESTMENT AND OTHER INVESTMENT
 POSITIONS................................................. $259,700  $28,583
                                                            --------  -------
INCREASE IN NET ASSETS RESULTING FROM OPERATIONS........... $294,912  $57,313
                                                            ========  =======

--------
(1) In order to more efficiently fund ongoing operations, the respective board of directors of City Center Retail and Urban Growth Property determined that a dividend will be paid in the fourth quarter of each year.

   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE SIX MONTHS ENDED 30 JUNE 2000 AND 1999
                             (IN THOUSANDS U.S. $)
                                   UNAUDITED

                                                            2000       1999
                                                          ---------  ---------
OPERATING ACTIVITIES:
  Increase in net assets resulting from operations....... $ 294,912  $  57,313
  Adjustments to reconcile increase in net assets
   resulting from operations to net cash provided by
   operating activities:
    Movement in realised loss/(gain).....................    83,059     (1,620)
    Movement in unrealised gain..........................  (342,759)   (26,963)
    Movement in accretion on convertible notes...........     8,557      7,992
    Movement in convertible notes deferred costs.........       789        789
    Changes in operating assets and liabilities:
      Accounts receivable and other......................    (3,672)     4,879
      Accounts payable and accrued expenses..............    (1,360)    62,109
      Operating advisor fees payable.....................       195     (5,718)
      Taxes payable......................................       364      1,475
                                                          ---------  ---------
        Net cash provided by operating activities........ $  40,085  $ 100,256
                                                          ---------  ---------
INVESTING ACTIVITIES:
  Return of capital--distribution from City Center
   Retail................................................ $ 111,989  $     --
  Proceeds from sale of investment in Security Capital
   Group.................................................    96,889        --
  Proceeds from sale of other investment positions.......     4,712     82,416
  Fundings in strategic investment positions:
    CarrAmerica..........................................       --         (51)
    City Center Retail...................................       --         (78)
    CWS Communities......................................   (17,251)   (70,926)
    Advance--CWS Communities.............................       --     (24,000)
    Regency (Note 3A)....................................       --         (18)
    Storage USA..........................................       --         (88)
    Urban Growth Property................................   (12,500)       --
  Fundings in other investment positions.................    (1,800)       --
                                                          ---------  ---------
        Net cash provided/(used) by investing
         activities...................................... $ 182,039  $ (12,745)
                                                          ---------  ---------
FINANCING ACTIVITIES:
  Acquisition of own shares.............................. $ (28,084) $(117,955)
  Net (repayments)/drawdowns from line of credit.........  (196,500)    31,500
                                                          ---------  ---------
        Net cash (used) in financing activities.......... $(224,584) $ (86,455)
                                                          ---------  ---------
Net (decrease)/increase in cash and cash equivalents..... $  (2,460) $   1,056
Cash and cash equivalents, beginning of the period.......     2,732      2,994
                                                          ---------  ---------
Cash and cash equivalents, end of the period............. $     272  $   4,050
                                                          =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Tax paid............................................... $   1,537  $     619
                                                          =========  =========
  Interest paid on borrowings............................ $  10,680  $  14,264
                                                          =========  =========

     The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

                CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

                 FOR THE SIX MONTHS ENDED 30 JUNE 2000 AND 1999
                (IN THOUSANDS U.S. $, EXCEPT PER SHARE AMOUNTS)
                                   UNAUDITED

                                                           2000        1999
                                                        ----------  ----------
OPERATIONS:
Net operating income................................... $   35,212  $   28,730
Net realised (loss)/gain on strategic investment and
 other investment positions............................    (83,059)      1,620
Increase in appreciation on strategic investment and
 other investment positions............................    342,759      26,963
                                                        ----------  ----------
Increase in net assets resulting from operations....... $  294,912  $   57,313
CAPITAL TRANSACTIONS:
(Decrease) in share premium account.................... $  (28,084) $ (117,955)
Increase in reserve for own shares.....................     28,084     117,955
Acquisition of own shares during the period............    (28,084)   (117,955)
                                                        ----------  ----------
(Decrease) in net assets resulting from capital
 transactions.......................................... $  (28,084) $ (117,955)
NET ASSETS:
Increase/(Decrease) in net assets during the period.... $  266,828  $  (60,642)
Net assets at the beginning of the period..............  1,894,878   2,226,385
                                                        ----------  ----------
Net assets at the end of the period (includes
 undistributed net operating income of
 $254,356 for 2000 and $176,882 for 1999).............. $2,161,706  $2,165,743
                                                        ==========  ==========

            CONSOLIDATED STATEMENTS OF CHANGES IN SHARES OUTSTANDING

                 FOR THE SIX MONTHS ENDED 30 JUNE 2000 AND 1999
                                   UNAUDITED

                                                          NUMBER OF SHARES
                                                        ----------------------
                                                           2000        1999
                                                        ----------  ----------
At the beginning of the period......................... 76,700,437  86,561,872
Acquisition of own shares during the period............ (1,823,316) (6,030,255)
                                                        ----------  ----------
At the end of the period............................... 74,877,121  80,531,617
                                                        ==========  ==========

                       CONSOLIDATED FINANCIAL HIGHLIGHTS

                 FOR THE SIX MONTHS ENDED 30 JUNE 2000 AND 1999
                                   UNAUDITED

                                                           2000        1999
                                                        ----------  ----------
PER SHARE DATA:
  Net asset value at the beginning of the period....... $    24.70  $    25.72
  Net operating income.................................       0.46        0.33
  Net change in movement in unrealised appreciation and
   realised gain on strategic investment and other
   investment positions in the period                         3.39        0.33
  Acquisition of own shares during the period..........       0.32        0.51
                                                        ----------  ----------
Net Asset Value per share at the end of the period..... $    28.87  $    26.89
                                                        ==========  ==========

   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

            CONSOLIDATED SCHEDULES OF STRATEGIC INVESTMENT POSITIONS
                                AT 30 JUNE 2000
                (IN THOUSANDS U.S. $, EXCEPT SHARES HELD AND %)
                                   UNAUDITED

                                      NUMBER OF
  STRATEGIC INVESTMENT     SECURITY     SHARES                           PERCENTAGE
       POSITIONS             TYPE        HELD       COST      VALUE    OF TOTAL ASSETS
  --------------------   ------------ ---------- ---------- ---------- ---------------
CarrAmerica............. Common Stock 28,603,417 $  699,905 $  758,437      29.1%
City Center Retail...... Common Stock 30,390,000    175,758    175,758       6.7%
CWS Communities......... Common Stock 25,340,858    253,739    253,739       9.7%
Regency (Note 3A)....... Common Stock 34,273,236    759,807    813,454      31.2%
Storage USA............. Common Stock 11,765,654    394,362    347,271      13.3%
Urban Growth
 Property(1)............ Common Stock 18,824,100    201,082    201,082       7.7%
                                                 ---------- ----------      ----
  Total investment in
   strategic positions..                         $2,484,653 $2,549,741      97.7%
                                                 ========== ==========      ====
--------
(1) In addition to the shares held at fair value of $188.6 million, there is an advance of $12.5 million to Urban Growth Property.

                              AT 31 DECEMBER 1999
                (IN THOUSANDS U.S. $, EXCEPT SHARES HELD AND %)
                                    AUDITED

                                      NUMBER OF
  STRATEGIC INVESTMENT     SECURITY     SHARES                           PERCENTAGE
       POSITIONS             TYPE        HELD       COST      VALUE    OF TOTAL ASSETS
  --------------------   ------------ ---------- ---------- ---------- ---------------
CarrAmerica............. Common Stock 28,603,417 $  699,905 $  604,247      23.9%
City Center Retail...... Common Stock 30,390,000    304,132    304,132      12.0%
CWS Communities......... Common Stock 23,615,858    236,488    236,488       9.3%
Regency (Note 3A)....... Common Stock 34,273,236    759,807    685,465      27.1%
Storage USA............. Common Stock 11,765,654    394,362    355,911      14.1%
Urban Growth Property... Common Stock 18,824,100    188,582    188,582       7.4%
                                                 ---------- ----------      ----
  Total investment in
   strategic positions..                         $2,583,276 $2,374,825      93.8%
                                                 ========== ==========      ====

   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

              CONSOLIDATED SCHEDULES OF OTHER INVESTMENT POSITIONS

                                AT 30 JUNE 2000
                        (IN THOUSANDS U.S. $, EXCEPT %)
                                   UNAUDITED

                                                                    PERCENTAGE
                                                                     OF TOTAL
OTHER INVESTMENT POSITIONS                          COST    VALUE     ASSETS
--------------------------                        -------- -------- ----------
Companies in which SC-U.S. Realty owns a 5% or
 greater interest................................ $ 40,215 $ 40,215    1.5%
Companies in which SC-U.S. Realty owns less than
 5% interest.....................................      329      329    0.1%
                                                  -------- --------    ---
Total investment in private investment
 positions....................................... $ 40,544 $ 40,544    1.6%
                                                  -------- --------    ---
  Total investment in other investment
   positions..................................... $ 40,544 $ 40,544    1.6%
                                                  ======== ========    ===

                              AT 31 DECEMBER 1999
                        (IN THOUSANDS U.S. $, EXCEPT %)
                                    AUDITED

                                                                    PERCENTAGE
                                                                     OF TOTAL
OTHER INVESTMENT POSITIONS                          COST    VALUE     ASSETS
--------------------------                        -------- -------- ----------
Companies in which SC-U.S. Realty owns a 5% or
 greater interest................................ $ 39,215 $ 39,215    1.6%
Companies in which SC-U.S. Realty owns less than
 5% interest.....................................    2,804    2,804    0.1%
                                                  -------- --------    ---
Total investment in private investment
 positions....................................... $ 42,019 $ 42,019    1.7%
Investment in Security Capital Group
 Incorporated....................................  165,000   95,780    3.8%
                                                  -------- --------    ---
  Total investment in other investment
   positions..................................... $207,019 $137,799    5.5%
                                                  ======== ========    ===


   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANISATION

   Security Capital U.S. Realty (the "Company") (New York Stock Exchange ("NYSE"): RTY, Amsterdam AEX Stock Exchange ISIN Code: LU0060100673, Bloomberg
Symbol: SCUS NA, Reuters Symbol: CAPAu.AS) was incorporated on 7 July 1995. The Company is a research-driven real estate company focused on taking significant strategic investment positions (with board representation, consultation and other rights) in value-added real estate operating companies based in the United States. The Company's primary capital deployment objective is to take a proactive ownership role in businesses that it believes can potentially generate above-average rates of return. The Company is organised in Luxembourg as a Societe d'Investissement a Capital Fixe (a company with a fixed capital).

   The Company owns its assets through its direct and indirect wholly owned subsidiaries, including Security Capital Holdings S.A. (such subsidiaries collectively referred to herein as "HOLDINGS"). All accounts of HOLDINGS have been consolidated with the Company and all significant intercompany transactions have been eliminated upon consolidation. References herein to SC-U.S. Realty are to the consolidated entity consisting of Security Capital U.S. Realty and HOLDINGS, unless noted otherwise.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

   The financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States and with Luxembourg regulatory requirements. The preparation of financial statements in accordance with GAAP requires the Company's management to make estimates of certain reported amounts in the financial statements. Actual results may differ from those estimates.

 A. Fair Value Basis of Presentation

   SC-U.S. Realty accounts for its investments at fair value in accordance with the U.S. specialised industry accounting rules prescribed by the American Institute of Certified Public Accountants (AICPA) Audit and Accounting Guide for Investment Companies (the "Guide"). Thus, SC-U.S. Realty's investments in publicly traded companies are valued at market determined by using closing market prices on the NYSE, or other recognised stock exchange when appropriate, as of the balance sheet date, subject to an appropriate adjustment for transfer restrictions, if any. For privately held investments in which SC-U.S. Realty has an ownership interest, SC-U.S. Realty will, whenever the Board of Directors believes significant developments have occurred affecting the value of an investment and on at least an annual basis, utilise valuation evidence and methodologies appropriate to the nature of the investment to derive fair value. These will include external valuations, cash flow valuation techniques and valuation information derived through placements of private company securities as well as review by management for other specific indicators of changes in value relating to property performance and/or significant changes in local or general market conditions. The Board of Directors, in its discretion, may permit some other method of valuation to be used if it determines that such valuation better reflects the fair value of any assets of the Company.

   Under fair value accounting, unrealised gains or losses are determined by comparing the fair value of the securities held to the cost of such securities. Unrealised gains or losses relating to changes in fair value of SC-U.S. Realty's investments are reported as a component of net earnings. Deferred income taxes, if any, are recorded at the applicable statutory rate as the estimate of taxes payable as if such gains were realised. Under current tax laws, and in light of SC-U.S. Realty's operating methods and plans, certain of SC-U.S. Realty's investment gains generally are not subject to income taxes.

                          SECURITY CAPITAL U.S. REALTY

   As of 30 June 2000 and 31 December 1999, 25.2% and 30.5%, respectively, of SC-U.S. Realty's investments were in private or untraded securities valued at their fair value as determined by the Board of Directors, using the methodology described above. This value may differ from the value that would have been used had a trading market for these securities existed. The valuation of assets assumes that any assets disposed of would be sold in an orderly process; any forced sale of assets under short-term pressures, which is not foreseen, could adversely affect realisable values.

 B. Accounting for Investments and Income

   All purchases and sales of publicly traded securities are recorded as of the trade date (i.e., the date that SC-U.S. Realty's broker actually executes an order to buy or sell). All purchases and sales of privately held securities are recorded as of the date the actual purchase or sale is made. Dividend income is recorded on the ex-dividend date for each dividend declared by an issuer. Dividends received are presented on a gross basis. HOLDINGS may be entitled to refunds on a portion of the withholding tax because the withholding tax is not levied on the portion of dividends which is a return of capital. Interest income is recorded on the accrual basis. Interest received is stated net of withholding taxes. Realised gains and losses on sales of shares are determined on the average cost method.

 C. Cash and Cash Equivalents

   SC-U.S. Realty considers all cash on hand, demand deposits with financial institutions and short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

 D. Deferred Financing Costs/Discounts

   Underwriting fees relating to the issuance of the $450 million aggregate principal amount at maturity of the Company's 2% Senior Unsecured Convertible Notes due 2003 (the "Convertible Notes") are capitalised and amortised over the term of the obligation. Discounts on the Convertible Notes are accreted as a component of interest expense using the effective interest method over the term of the obligation.

 E. New Accounting Pronouncements

   During June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". This statement provides new accounting and reporting standards for the use of derivative instruments. Adoption of this statement is required by the Company effective 1 January 2001. Management intends to adopt the statement as required in fiscal 2000. Although the Company has not historically used such instruments, it is not precluded from doing so. Management believes that the impact of such adoption will not be material to the financial statements.

NOTE 3--INVESTMENTS

   SC-U.S. Realty aims to have over 95% of its assets deployed in strategic investment positions and less than 5% invested in other investment positions.

 A. Strategic Investment Positions

   Strategic investment positions represent significant (minimum of 25% of each issuer's fully diluted common stock outstanding) equity ownership positions in public companies or in private companies. With private companies which SC-U.S. Realty sponsors, it expects to own substantially more than 50% of the voting

                          SECURITY CAPITAL U.S. REALTY
shares. SC-U.S. Realty will be the largest shareholder of its strategic investees, have representation on their boards of directors, and will influence their operations and strategies through ongoing consultation and research. Strategic investees are characterised by the perceived potential for a superior market niche and the ultimate potential for market preeminence with a focused strategy and product.

   The merger of Pacific Retail and Regency occurred on 28 February 1999. Shareholders of Pacific Retail received 0.48 shares of Regency common stock for each common share of Pacific Retail they owned. For the six-month periods ended 30 June 2000 and 1999 and for the year ended 31 December 1999, the financial information for Pacific Retail has been reflected in the financial information of Regency.

 B. Other Investment Positions

   Historically, other investment positions primarily consisted of ownership positions of less than 10% of the fully diluted stock in entities taxed as real estate investment trusts ("REITs") under the Code and other U.S. real estate companies. The investments took the form of either direct investments in, or public market purchases of, shares of companies that SC-U.S. Realty believed possessed the requisite fundamentals to generate strong cash flow growth and/or value appreciation. During the first quarter 2000, SC-U.S. Realty completed the sale of its publicly traded other investment positions portfolio. SC-U.S. Realty has invested $40.5 million in two private investment positions, both of which are U.S. real estate operating companies.

   As of 31 December 1999, SC-U.S. Realty had deployed a total of $165.0 million in securities of Security Capital Group Incorporated ("Security Capital Group"). This amount was made up of an investment of $110.0 million (representing 52,430.9 shares of Class A common stock and $55.0 million aggregate principal amount of 6.5% convertible subordinated debentures due
2016) and an additional $55.0 million (representing 1,964,286 shares of Class B common stock) invested during Security Capital Group's initial public offering in September 1997. On 13 January 2000, the Board of Directors determined that the securities of Security Capital Group should be sold. On 22 February 2000, SC-U.S. Realty sold all the common stock of Security Capital Group, receiving net proceeds of $57.0 million, and on 14 March 2000, SC-U.S. Realty sold all the debentures of Security Capital Group, receiving net proceeds of $39.9 million.

NOTE 4--ACCOUNTS RECEIVABLE AND OTHER

                                                       AT 30 JUNE AT 31 DECEMBER
                                                          2000         1999
                                                       ---------- --------------
                                                         (IN THOUSANDS U.S. $)
     Dividends.......................................   $ 6,901      $ 6,701
     Funds in escrow.................................       864           --
     Deferred issue costs on Convertible Notes(1)....     4,566        5,354
     Interest........................................     5,732        3,473
     Refund of withholding tax.......................       350           --
     Other...........................................        --            2
                                                        -------      -------
                                                        $18,413      $15,530
                                                        =======      =======

--------
(1) Represents the underwriting fees of $7.9 million relating to the issuance of the Convertible Notes (see Note 7). The fees have been deferred and will be fully amortised over a period of five years starting from the issue date of 22 May 1998.

                          SECURITY CAPITAL U.S. REALTY

NOTE 5--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                       AT 30 JUNE AT 31 DECEMBER
                                                          2000         1999
                                                       ---------- --------------
                                                         (IN THOUSANDS U.S. $)
     Operating advisor fees...........................  $ 2,579       $2,384
     Interest payable on Line of Credit...............       91        1,108
     Interest payable on Convertible Notes............    1,303        1,068
     Custodian fees...................................      135           70
     Acquisition of own shares........................      --           239
     Other............................................      760        1,164
                                                        -------       ------
                                                        $ 4,868       $6,033
                                                        =======       ======

NOTE 6--LINE OF CREDIT

   On 30 December 1999, the $400 million unsecured line of credit of the Company, which was guaranteed by HOLDINGS (the "Company Line"), was replaced by the $350 million unsecured line of credit of HOLDINGS, which is guaranteed by the Company (the "new HOLDINGS Line") (both lines referred to herein as the "Lines of Credit").

   In an effort to secure investment-grade credit ratings, on 8 December 1998, the Company converted its $700 million secured line of credit of HOLDINGS (the "old HOLDINGS Line"), into the Company Line from Commerzbank Aktiengesellschaft and a consortium of international banks. The Company received investment-grade ratings from each of Moody's Investor Service (Baa3), Standard & Poor's Ratings Services (BBB-) and Duff & Phelps Credit Rating Co. (BBB-). On 30 December 1999 the new HOLDINGS Line was extended for an additional year and reduced to $350 million.

   The earliest date on which the new HOLDINGS Line will expire is 1 December 2001, but HOLDINGS has the right on 1 December 2000 to convert the then outstanding borrowings into a three-year term loan with quarterly amortisation payments to be made over the three-year period, which would effectively extend the final loan payment to 1 December 2003. Borrowings under the new HOLDINGS Line (and the three-year term loan, if applicable) bear interest at (a) the sum of (x) the greater of the federal funds rate plus 0.5% per annum or the United States prime rate and (y) a margin of 0% to 0.85% per annum (based on the Company's current senior unsecured long-term debt rating) or (b) at HOLDINGS's option, LIBOR plus a margin of 1.00% to 1.85% per annum (also based on the Company's current senior unsecured long-term debt). Additionally, there is a commitment fee of 0.15% to 0.20% per annum (based on the amount of the line which remains undrawn). All borrowings under the new HOLDINGS Line are subject to covenants that SC-U.S. Realty must maintain at all times, including: (i) unsecured liabilities may not exceed 40% of the market value of a borrowing base of owned securities, (ii) shareholders' equity must exceed the sum of $1.5 billion and 75% of the net proceeds of sales of equity securities thereafter,
(iii) a ratio of total liabilities to net worth of not more than 1:1, (iv) a fixed-charge coverage ratio of not less than 1.5:1, (v) an interest-coverage ratio of not less than 2:1 and (vi) secured debt may not exceed 10% of consolidated market net worth. As of 30 June 2000, SC-U.S. Realty was in compliance with these covenants.

   SC-U.S. Realty's total indebtedness under the new HOLDINGS Line as of 30 June 2000 and 31 December 1999, were $42.5 million and $239.0 million, respectively.

   Average daily borrowings under the new HOLDINGS Line were $132.5 million for the six-month period ended 30 June 2000. Average daily borrowings under the Lines of Credit were $297.9 million for the year ended 31 December 1999. The weighted average interest rates for these same periods were 7.57% per annum and 6.60% per annum, respectively.

                          SECURITY CAPITAL U.S. REALTY

NOTE 7--CONVERTIBLE NOTES

                                                      AT 30 JUNE AT 31 DECEMBER
                                                         2000         1999
                                                      ---------- --------------
                                                        (IN THOUSANDS U.S. $)
     Convertible Notes proceeds...................... $ 360,554     $360,554
     Accumulated accretion on Convertible Notes......    34,160       25,603
                                                      ---------     --------
                                                      $ 394,714     $386,157
                                                      =========     ========

   During May 1998, the Company issued $450 million (aggregate principal amount at maturity) of Convertible Notes. The Convertible Notes are convertible at the option of the holder at any time prior to maturity at a conversion rate equal to 26.39095 shares (giving effect to the one-for-two reverse stock split which occurred on 18 June 1999) of the Company, each having a par value of $4.00 (the "Shares"), per $1,000 aggregate principal amount at maturity of the Convertible Notes. Interest is payable semi-annually at the rate of 2.0% per annum on 22 May and 22 November of each year commencing on 22 November 1998. Effective 1 January 1999, the interest rate payable on the Convertible Notes was increased to 2.5% per annum. The 2.5% per annum interest rate was in effect until the Company listed certain equity securities on the NYSE and registered the Convertible Notes and related equity securities for resale. The Company completed these steps on 30 July 1999 and as of 1 August 1999, the interest rate on the Convertible Notes was reduced to 2.0% per annum. Effective 1 March 2000, the interest rate payable on the Convertible Notes was increased to 2.25% per annum. The 2.25% per annum interest rate was in effect until the earlier to occur of (i) the registration of the Convertible Notes and related equity securities for resale or (ii) 14 May 2000, and as of the close of business of 14 May 2000, the interest rate on the Convertible Notes was reduced to 2.0% per annum. The Convertible Notes were sold at a discount to their principal amount at maturity and additional interest will accrete at an annual rate of 6.75% less the 2.0% payment, compounded semi-annually, to par by 22 May 2003. The Convertible Notes may be redeemed, in whole or in part, at the option of the Company on or after 23 May 2001 at their accreted value, together with accrued and unpaid interest. Upon a change in control of the Company, each holder of Convertible Notes shall have the right, at the holder's option, to require the Company to repurchase such holder's Convertible Notes, in whole or in part, at a purchase price equal to their accreted value, together with accrued and unpaid interest through the repurchase date.

   Conversion of the Convertible Notes would be anti-dilutive for the six-month periods ended 30 June 2000 and 1999.

NOTE 8--ADVISORY AGREEMENT

   SC-U.S. Realty has an advisory agreement with Security Capital U.S. Realty Management Holdings S.A. (the "Operating Advisor"), a wholly owned subsidiary of Security Capital Group. This agreement requires the Operating Advisor to provide SC-U.S. Realty with advice with respect to strategy, investments, financing and certain other administrative matters affecting SC-U.S. Realty. The Operating Advisor has agreed to identify tangible capital deployment opportunities in U.S. real estate companies and evaluate such companies' competitive positions, management expertise, strategic direction, financial strength and prospects for long-term sustainable per share cash flow growth. The Operating Advisor also advises SC-U.S. Realty on obtaining board and committee representation and management rights from strategic investees. The agreement automatically renews for successive two-year periods unless either party gives notice it will not renew. The Operating Advisor subcontracts for certain services through affiliates based in London, United Kingdom and Chicago, Illinois, United States. The Operating Advisor is entitled to an advisory fee, payable monthly in arrears, at an annual rate of 1.25% of the average monthly value of invested assets (excluding investments in Security Capital

                          SECURITY CAPITAL U.S. REALTY

Group securities and investments of short-term cash and cash equivalents). SC-U.S. Realty pays its own third-party operating and administrative expenses and transaction costs, although the Operating Advisor's fee will be reduced to the extent that third-party operating and administrative expenses (but not transaction costs) exceed 0.25% per annum of the average monthly value of invested assets (excluding investments in Security Capital Group securities and investments of short-term cash and cash equivalents). Such third party operating and administrative costs as a ratio of the average monthly value of assets were 0.04% and 0.02% for the six months ended 30 June 2000 and 1999, respectively.

   SC-U.S. Realty pays fees to (i) Banque Internationale a Luxembourg as Administrative Agent, Corporate Agent and Paying Agent, (ii) First European Transfer Agent S.A. as Registrar and Transfer Agent, and (iii) Security Capital European Services S.A. as Domiciliary Agent and Service Agent, in accordance with usual practice in Luxembourg. Such fees are payable quarterly and are based on SC-U.S. Realty's gross assets.

NOTE 9--TAXATION

   The Company, as separate from HOLDINGS, is not liable for any Luxembourg tax on income. The Company is liable in Luxembourg for a capital tax of 0.06% per annum of its net asset value. Cash dividends and interest received by the Company or HOLDINGS on their investments may be subject to non-recoverable withholding or other taxes in the countries of origin. U.S. withholding tax rates of 15% were generally in effect for dividends received for all periods presented.

   Under the current United States-Luxembourg tax treaty, the Company believes that HOLDINGS qualifies for a 15% rate of withholding tax on dividends of operating income from the REIT investments currently held by HOLDINGS and from its future REIT investments (if any). The Company also believes that HOLDINGS will qualify for a 15% rate of withholding tax under the proposed United States-Luxembourg tax treaty ratified by the United States on most, if not all, of the REIT investments currently held by HOLDINGS and from future REIT investments (if any). The Company's beliefs are based on the advice of tax counsel and the manner in which management intends to operate the Company. There can be no assurance that these favourable rates will be achieved as to all such investments. These benefits are also dependent on HOLDINGS meeting the "limitations on benefits" test under Article 24 of the proposed new treaty. The tests prescribed by Article 24, particularly in terms of stock ownership requirements, base erosion and publicly traded criteria, are inherently factual in nature. Such tests will only need to be applied to HOLDINGS at a future, and presently indeterminate, point in time and will be dependent on the particular facts at such time. However, management will use its best efforts to ensure that HOLDINGS meets the conditions for claiming the reduced treaty withholding tax rate at the relevant times and the Company currently believes that such conditions will be met.

   HOLDINGS, an ordinary corporate taxpayer under Luxembourg law, owns all of the consolidated group's interests in REITs and other U.S. real estate companies. Corporations which are resident Luxembourg taxpayers are taxed on their worldwide net income, determined on the basis of gross income less costs incurred. Certain items of income and capital gains are excluded from the calculation of income received for tax purposes, including income and capital gains from certain investments which meet certain holding period (generally one calendar year) and size requirements. HOLDINGS operates so as to have the highest possible percentage of its investments qualify for the exclusion. Interest accrued on advances from the Company to HOLDINGS is deducted in determining HOLDINGS' taxable income.

   Income paid from HOLDINGS to the Company is subject to various levels of tax, including withholding taxes. Gross cash (but not accrued) interest payments from HOLDINGS to the Company are subject to withholding tax at a rate of 3.75%. No dividends were paid to the Company during the reporting periods.

                          SECURITY CAPITAL U.S. REALTY

                                                                  FOR THE SIX
                                                                MONTHS ENDED 30
                                                                     JUNE
                                                                ---------------
                                                                 2000    1999
                                                                ------- -------
                                                                 (IN THOUSANDS
                                                                    U.S. $)
     Gross cash interest payments.............................. $34,932 $16,507
                                                                ======= =======
     Capital tax............................................... $   591 $ 1,470
     Withholding tax...........................................   1,310     619
                                                                ------- -------
                                                                $ 1,901 $ 2,089
                                                                ======= =======

NOTE 10--DIRECTORS' SHARE OPTION EQUIVALENTS

   Each of the Company's independent directors has received share option equivalents ("SOE") of 25,000 Shares at exercise prices ranging from $12.30 to $28.88 per Share. All grants of SOEs were for services rendered by the Board of Directors subsequent to their grant. SOEs do not represent a right to purchase Shares from the Company, but a right to receive a restricted cash payment equal to the excess, if any, of the closing stock price of 25,000 Shares on the day of exercise over the exercise price, which was the closing stock price on the date of grant. Such payments must be applied to the purchase of Shares or ADRs in the open market at the closing stock price on the date of exercise. Directors were granted a vested right to exercise one half of their SOEs immediately, and rights to the balance vest on the fourth anniversary of their issuance. The right to exercise all SOEs expires five years from the date of grant.

   The Company accrues an expense and a liability over the vesting period. This accrual is adjusted for changes in the Company's closing stock price at each balance sheet date with the resultant change representing a charge/(reduction) to administrative expenses for the period in the consolidated statement of operations. The (reduction)/charges were $(69,000) and $0 for the six months ended 30 June 2000 and 1999, respectively. At 30 June 2000, there were 137,500 SOEs granted at a weighted average exercise price of $17.13, of which 87,500 were vested at a weighted average exercise price of $17.27.

NOTE 11--COMMITMENTS

   SC-U.S. Realty's existing and committed fundings at cost as of 30 June 2000 were as follows:

                                                   TOTAL    TOTAL COST AMOUNT TO
                                                   AMOUNT    (AMOUNT      BE
                                                 COMMITTED  FUNDED)(1) FUNDED(1)
                                                 ---------- ---------- ---------
                                                      (IN THOUSANDS U.S. $)
CarrAmerica (NYSE: CRE)......................... $  699,905 $  699,905  $    --
City Center Retail (Private)....................    175,758    175,758      --
CWS Communities (Private).......................    300,330    253,739   46,591
Regency (NYSE: REG)(2)..........................    759,807    759,807      --
Storage USA (NYSE: SUS).........................    394,362    394,362      --
Urban Growth Property (Private).................    201,082    201,082      --
Private investment positions....................     40,544     40,544      --
                                                 ---------- ----------  -------
  Total......................................... $2,571,788 $2,525,197  $46,591
                                                 ========== ==========  =======

--------
(1) Included in Total Amount Committed.
(2) On 28 February 1999 Regency merged with Pacific Retail. See Note 3A to the Consolidated Financial Statements.
(3) In addition to the shares held at fair value of $188.6 million, there is an advance of $12.5 million to Urban Growth Property.

                          SECURITY CAPITAL U.S. REALTY

   SC-U.S. Realty's existing and committed fundings at cost as of 31 December 1999 were as follows:

                                                   TOTAL    TOTAL COST  AMOUNT
                                                   AMOUNT    (AMOUNT     TO BE
                                                 COMMITTED  FUNDED)(1) FUNDED(1)
                                                 ---------- ---------- ---------
                                                      (IN THOUSANDS U.S. $)
     CarrAmerica (NYSE: CRE).................... $  699,905 $  699,905 $    --
     City Center Retail (Private)...............    350,232    304,132   46,100
     CWS Communities (Private)..................    300,329    236,488   63,841
     Regency (NYSE: REG)(2).....................    759,807    759,807      --
     Storage USA (NYSE: SUS)....................    394,362    394,362      --
     Urban Growth Property (Private)............    188,582    188,582      --
     Security Capital Group (NYSE: SCZ).........    165,000    165,000      --
     Private investment positions...............     42,019     42,019      --
                                                 ---------- ---------- --------
       Total.................................... $2,900,236 $2,790,295 $109,941
                                                 ========== ========== ========

--------
(1) Included in Total Amount Committed.
(2) On 28 February 1999 Regency merged with Pacific Retail. See Note 3A to the Consolidated Financial Statements.

   Capital deployed to additional strategic investment positions, as well as further funding to existing strategic investees, will generally be initially funded with borrowings under the new HOLDINGS Line. These borrowings are expected to be reduced by internally generated free cash flow.

NOTE 12--LEGAL RESERVE

   According to Luxembourg law, an annual transfer of 5% of the net profit to a legal reserve is required until this reserve equals 10% of the value of the issued Share capital. No transfer will be made in 2000 as a result of the decrease in net assets resulting from operations for the year ended 31 December 1999.

NOTE 13--REVERSE STOCK SPLIT

   On 17 May 1999, the Company's shareholders approved a one-for-two reverse stock split. The effective date of the reverse stock split was 18 June 1999, when every two shares of the Company were automatically converted into one share. All share and per share amounts have been restated to reflect the reverse stock split.

NOTE 14--SHARE REPURCHASE PROGRAMME

   On 29 March 2000, the Company announced the completion of its second $100 million share repurchase programme. The Company also announced that its Board of Directors authorised an increase in the Company's share repurchase programme to $250 million. As of 30 June 2000, the Company had repurchased 11,684,751 shares at an aggregate cost of $212.3 million, representing approximately 13.5% of the Company's shares outstanding at the commencement of the initial programme. The Net Asset Value per share as of 30 June 2000 has been calculated on 74,877,121 shares outstanding.

                          SECURITY CAPITAL U.S. REALTY

                                AUDITOR'S REPORT

To the Board of Directors and Shareholders of Security Capital U.S. Realty
Luxembourg

   We have audited the consolidated financial statements, which consist of the consolidated statement of net assets, the consolidated statement of operations, the consolidated statement of changes in net assets, the consolidated statement of cash flows, the consolidated statement of changes in shares outstanding, the consolidated financial highlights for the year, and the consolidated schedules of investments and the notes to the consolidated financial statements of Security Capital U.S. Realty (the "Company") as of 31 December 1999 and 1998 and for each of the three years ended 31 December 1999, 1998 and 1997. These consolidated financial statements are the responsibility of the Board of Directors of the Company. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with International Standards on Auditing and United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Board of Directors of the Company, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the attached consolidated financial statements audited by us present fairly, in all material respects, the financial position of the Company and its subsidiaries at 31 December 1999 and 1998, and the results of their operations and their cash flows and their financial highlights for each of the three years ended 31 December 1999, 1998 and 1997 in conformity with Luxembourg legal and regulatory requirements and in conformity with accounting principles generally accepted in the United States.

PricewaterhouseCoopers S.a.r.l.                     Luxembourg, 25 February 2000

                          SECURITY CAPITAL U.S. REALTY

                     CONSOLIDATED STATEMENTS OF NET ASSETS
                   (IN THOUSANDS $, EXCEPT PER SHARE AMOUNTS)

                                                           AT 31 DECEMBER
                                                        ----------------------
                                                           1999        1998
                                                        ----------  ----------
                        ASSETS
Strategic investment positions at value:
  CarrAmerica (Cost $699,905 and $699,851,
   respectively)....................................... $  604,247  $  686,482
  City Center Retail (Cost $304,132 and $304,035,
   respectively).......................................    304,132     304,035
  CWS Communities (Cost $236,488 and $153,563,
   respectively).......................................    236,488     153,563
  Regency (Cost $759,807 and $759,788,
   respectively)(Note 3A)..............................    685,465     762,580
  Storage USA (Cost $394,362 and $394,272,
   respectively).......................................    355,911     380,178
  Urban Growth Property (Cost $188,582 and $181,082,
   respectively).......................................    188,582     181,082
Other investment positions at value:
  Security Capital Group Incorporated (Cost $165,000
   and $165,000, respectively).........................     95,780     116,245
  Private investment positions (Cost $42,019 and
   $15,275, respectively)..............................     42,019      15,275
  Public special opportunity positions (Cost $0 and
   $298,756, respectively).............................        --      247,205
                                                        ----------  ----------
Total investments...................................... $2,512,624  $2,846,645
Cash and cash equivalents..............................      2,732       2,994
Accounts receivable and other (Note 4).................     15,530      23,989
                                                        ----------  ----------
TOTAL ASSETS........................................... $2,530,886  $2,873,628
                                                        ----------  ----------
                      LIABILITIES
Accounts payable and accrued expenses (Note 5)......... $    6,033  $   13,497
Taxes payable (Note 9).................................      4,818       1,306
Line of credit (Note 6)................................    239,000     262,500
Convertible notes (Note 7).............................    386,157     369,940
                                                        ----------  ----------
TOTAL LIABILITIES...................................... $  636,008  $  647,243
                                                        ----------  ----------
TOTAL NET ASSETS (SHAREHOLDERS' EQUITY)................ $1,894,878  $2,226,385
                                                        ==========  ==========
SHARES
  Authorized 250,000,000 shares of $4.00 par value,
   86,561,872 shares issued and 76,700,437 shares
   outstanding at 31 December 1999 and 86,561,872
   shares issued and outstanding at 31 December 1998
   (Note 13)........................................... $  346,247  $  346,247
Share premium account (Note 14)........................  1,564,939   1,749,158
                                                        ----------  ----------
PAID-IN CAPITAL........................................ $1,911,186  $2,095,405
Legal Reserve (Note 12)................................ $   30,375  $   30,375
Reserve for own shares (Note 14).......................    184,219         --
Undistributed net operating income.....................    219,144     148,152
Accumulated net realised gain..........................     11,844      77,431
Unrealised depreciation on strategic investment and
 other investment positions............................   (277,671)   (124,978)
Acquisition of own shares (Note 14)....................   (184,219)        --
                                                        ----------  ----------
TOTAL NET ASSETS....................................... $1,894,878  $2,226,385
                                                        ==========  ==========
Net Asset Value per share (Note 14).................... $    24.70  $    25.72

   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS $, EXCEPT PER SHARE AMOUNTS)

                                        FOR THE YEARS ENDED 31
                                               DECEMBER
                                     ------------------------------
                                       1999       1998       1997
                                     ---------  ---------  --------
REVENUES
Gross dividends from strategic
 investment positions:
  CarrAmerica......................  $  52,916  $  51,999  $ 41,412
  City Center Retail...............      6,990        --        --
  CWS Communities..................      9,057      4,783       --
  Regency (Note 3A)................     57,852     56,422    33,017
  Storage USA......................     31,532     29,934    24,497
  Urban Growth Property............     10,160      4,338       --
                                     ---------  ---------  --------
                                      $168,507  $ 147,476  $ 98,926
Gross dividends from public special
 opportunity positions.............      8,925     20,908    17,594
                                     ---------  ---------  --------
                                      $177,432  $ 168,384  $116,520
Interest income from affiliate.....      3,575      3,575     2,896
Interest income from non-affiliate
 and other income..................      4,188      1,132       805
                                     ---------  ---------  --------
TOTAL GROSS REVENUES...............  $ 185,195  $ 173,091  $120,221
Withholding tax on dividends
 received..........................    (24,152)   (16,266)  (17,304)
                                     ---------  ---------  --------
TOTAL REVENUES.....................  $ 161,043  $ 156,825  $102,917
                                     =========  =========  ========
EXPENSES
Operating advisor fees.............  $  32,544  $  35,220  $ 24,632
Custodian fees.....................        475        459       470
Directors fees.....................        155        103        85
Professional expenses..............      1,500      1,843       810
Administrative expenses............      1,404      2,057     1,159
Amortisation of convertible notes
 deferred costs....................      1,573        959       --
Taxes..............................      4,555      2,429     1,857
Line of credit arrangement and
 commitment fees...................      1,177      2,561     2,259
Interest on line of credit.........     20,045     18,434    11,336
Interest on convertible notes......     26,623     14,861       --
                                     ---------  ---------  --------
TOTAL EXPENSES.....................  $  90,051  $  78,926  $ 42,608
                                     ---------  ---------  --------
NET OPERATING INCOME...............  $  70,992  $  77,899  $ 60,309
NET REALISED AND UNREALISED
 (LOSS)/GAIN ON STRATEGIC
 INVESTMENT AND OTHER INVESTMENT
 POSITIONS
Net realised (loss)/gain on public
 special opportunity positions.....  $ (65,587) $  32,878  $ 41,073
Net (decrease)/increase in
 appreciation on strategic
 investment and other investment
 positions.........................   (152,693)  (642,372)  264,974
                                     ---------  ---------  --------
NET (LOSS)/GAIN ON STRATEGIC
 INVESTMENT AND OTHER INVESTMENT
 POSITIONS.........................  $(218,280) $(609,494) $306,047
                                     ---------  ---------  --------
(DECREASE)/INCREASE IN NET ASSETS
 RESULTING FROM OPERATIONS.........  $(147,288) $(531,595) $366,356
                                     =========  =========  ========

   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   (IN THOUSANDS $, EXCEPT PER SHARE AMOUNTS)

                                              FOR THE YEARS ENDED 31 DECEMBER
                                              ---------------------------------
                                                1999       1998        1997
                                              ---------  ---------  -----------
Operating Activities:
 (Decrease)/Increase in net assets resulting
  from operations...........................  $(147,288) $(531,595) $   366,356
 Adjustments to reconcile
  (decrease)/increase in net assets
  resulting from operations to net cash
  provided by operating activities:
  Movement in unrealised gain...............    152,693    642,372     (264,974)
  Movement in accretion on convertible
   notes....................................     16,217      9,387          --
  Movement in convertible notes deferred
   costs....................................      1,573        959          --
  Changes in operating assets and
   liabilities:
   Accounts receivable and other............      6,886    (10,266)       1,498
   Interest receivable from affiliate.......        --         --           366
   Accounts payable and accrued expenses....     (1,233)      (256)       2,488
   Operating advisor fees payable...........     (6,230)     1,371        4,629
   Taxes payable............................      3,512        286          625
                                              ---------  ---------  -----------
    Net cash provided by operating
     activities.............................  $  26,130  $ 112,258  $   110,988
                                              ---------  ---------  -----------
Investing Activities:
 Fundings in strategic investment positions:
  CarrAmerica...............................  $     (54) $ (63,464) $  (207,971)
  City Center Retail........................        (97)  (220,370)     (83,665)
  CWS Communities...........................    (82,925)   (60,963)     (92,600)
  Regency(Note 3A)..........................        (19)   (10,634)    (471,741)
  Storage USA...............................        (90)   (45,828)     (76,561)
  Urban Growth Property.....................     (7,500)  (163,379)     (17,703)
 Fundings in Security Capital Group.........        --         --      (142,500)
 Fundings in other investment positions,
  net.......................................    272,012    (31,323)    (104,700)
                                              ---------  ---------  -----------
    Net cash provided/(used) in investing
     activities.............................  $ 181,327  $(595,961) $(1,197,441)
                                              ---------  ---------  -----------
Financing Activities:
 Net proceeds from share offerings..........  $     --   $     --   $ 1,072,966
 Net proceeds from convertible notes
  offering..................................        --     352,667          --
 Offering expenses charged against the share
  premium account...........................        --        (440)         --
 Acquisition of own shares..................   (184,219)       --           --
 Net (repayments)/drawdowns from line of
  credit....................................    (23,500)   132,500      (39,500)
                                              ---------  ---------  -----------
    Net cash (used)/provided by financing
     activities.............................  $(207,719) $ 484,727  $ 1,033,466
                                              ---------  ---------  -----------
Net (decrease)/increase in cash and cash
 equivalents................................  $    (262) $   1,024  $   (52,987)
Cash and cash equivalents, beginning of the
 year.......................................      2,994      1,970       54,957
                                              ---------  ---------  -----------
Cash and cash equivalents, end of the year..  $   2,732  $   2,994  $     1,970
                                              =========  =========  ===========
Supplemental disclosure of cash flow
 information:
Tax paid....................................  $   1,043  $   2,141  $     1,232
                                              =========  =========  ===========
 Interest paid on borrowings................  $  30,012  $  22,987  $    11,929
                                              =========  =========  ===========

  The accompanying notes form an integral part of these financial statements.

                          SECURITY CAPITAL U.S. REALTY

                CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
                                (IN THOUSANDS $)

                                              FOR THE YEARS ENDED 31 DECEMBER
                                              ----------------------------------
                                                 1999        1998        1997
                                              ----------  ----------  ----------
                                                (IN THOUSANDS $, EXCEPT PER
                                                       SHARE AMOUNT)
OPERATIONS:
Net operating income........................  $   70,992  $   77,899  $   60,309
Net realised (loss)/gain on public special
 opportunity positions......................     (65,587)     32,878      41,073
(Decrease)/Increase in appreciation on
 strategic investment and other investment
 positions..................................    (152,693)   (642,372)    264,974
                                              ----------  ----------  ----------
(Decrease)/Increase in net assets resulting
 from operations............................  $ (147,288) $ (531,595) $  366,356
CAPITAL TRANSACTIONS:
Net proceeds from offerings.................         --   $      --   $1,072,965
(Decrease)/Increase in share premium
 account....................................    (184,219)       (440)        --
Increase in reserve for own shares..........     184,219         --          --
Acquisition of own shares during the year...    (184,219)        --          --
                                              ----------  ----------  ----------
(Decrease)/Increase in net assets resulting
 from capital transactions..................  $ (184,219) $     (440) $1,072,965
NET ASSETS:
(Decrease)/Increase in net assets during the
 year.......................................  $ (331,507) $ (532,035) $1,439,321
Net assets at the beginning of the year.....   2,226,385   2,758,420   1,319,099
                                              ----------  ----------  ----------
Net assets at the end of the year (includes
 undistributed net operating income of
 $219,144, $148,152 and $73,324 for the
 years ended 31 December 1999, 1998 and
 1997, respectively)........................  $1,894,878  $2,226,385  $2,758,420
                                              ==========  ==========  ==========
Per Share Data:
Net Asset Value.............................      $24.70      $25.72      $31.87

          CONSOLIDATED STATEMENTS OF CHANGES IN SHARES OUTSTANDING (1)

                                                      NUMBER OF SHARES
                                              FOR THE YEARS ENDED 31 DECEMBER
                                              ---------------------------------
                                                 1999        1998       1997
                                              ----------  ---------- ----------
At the beginning of the year................. 86,561,872  86,561,872 48,246,355
Issued during the year.......................        --          --  38,315,517
Acquisition of own shares during the year.... (9,861,435)        --         --
                                              ----------  ---------- ----------
At the end of the year....................... 76,700,437  86,561,872 86,561,872
                                              ==========  ========== ==========

--------
(1) Share amounts have been restated to reflect the reverse stock split which took effect 18 June 1999. See Note 13.

   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

                     CONSOLIDATED FINANCIAL HIGHLIGHTS (1)

                                             FOR THE YEARS ENDED 31 DECEMBER
                                             ----------------------------------
                                                1999        1998        1997
                                             ----------  ----------  ----------
Per share data:
Net asset value at the beginning of the
 year......................................  $    25.72  $    31.87  $    27.34
Net operating income.......................        0.86        0.90        0.92
Net change in movement in unrealised
 appreciation and
 realised gain on strategic investment and
 other
 investment positions in the year..........       (2.65)      (7.05)       4.64
Shares issued during the year..............         --          --        (1.03)
Acquisition of own shares during the year..        0.77         --          --
                                             ----------  ----------  ----------
Net asset value per share at the end of the
 year......................................  $    24.70  $    25.72  $    31.87
                                             ==========  ==========  ==========

--------
(1) Per share amounts have been restated to reflect the reverse stock split which took effect 18 June 1999. See Note 13.


   The accompanying notes form an integral part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

            CONSOLIDATED SCHEDULES OF STRATEGIC INVESTMENT POSITIONS

                              AT 31 DECEMBER 1999
              (IN THOUSANDS $, EXCEPT SHARES HELD AND PERCENTAGES)

                                      NUMBER OF                        PERCENTAGE
STRATEGIC INVESTMENT       SECURITY     SHARES                          OF TOTAL
POSITIONS                    TYPE        HELD       COST      VALUE      ASSETS
--------------------     ------------ ---------- ---------- ---------- ----------
CarrAmerica............. Common Stock 28,603,417 $  699,905 $  604,247    23.9%
City Center Retail...... Common Stock 30,390,000    304,132    304,132    12.0%
CWS Communities......... Common Stock 23,615,858    236,488    236,488     9.3%
Regency (Note 3A)....... Common Stock 34,273,236    759,807    685,465    27.1%
Storage USA............. Common Stock 11,765,654    394,362    355,911    14.1%
Urban Growth Property... Common Stock 18,824,100    188,582    188,582     7.4%
                                                 ---------- ----------    ----
Total investment in
 strategic investment
 positions..............                         $2,583,276 $2,374,825    93.8%
                                                 ========== ==========    ====

                              AT 31 DECEMBER 1998
              (IN THOUSANDS $, EXCEPT SHARES HELD AND PERCENTAGES)

                                      NUMBER OF                        PERCENTAGE
STRATEGIC INVESTMENT       SECURITY     SHARES                          OF TOTAL
POSITIONS                    TYPE        HELD       COST      VALUE      ASSETS
--------------------     ------------ ---------- ---------- ---------- ----------
CarrAmerica............. Common Stock 28,603,417 $  699,851 $  686,482    23.9%
City Center Retail...... Common Stock 30,390,000    304,035    304,035    10.6%
CWS Communities......... Common Stock 15,323,358    153,563    153,563     5.3%
Regency (Note 3A)....... Common Stock 34,273,236    759,788    762,580    26.6%
Storage USA............. Common Stock 11,765,654    394,272    380,178    13.2%
Urban Growth Property... Common Stock 18,074,100    181,082    181,082     6.3%
                                                 ---------- ----------    ----
Total investment in
 strategic investment
 positions..............                         $2,492,591 $2,467,920    85.9%
                                                 ========== ==========    ====

          The accompanying notes are part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

              CONSOLIDATED SCHEDULES OF OTHER INVESTMENT POSITIONS

                              AT 31 DECEMBER 1999
                      (IN THOUSANDS $, EXCEPT PERCENTAGES)

                                                                  PERCENTAGE OF
                                                  COST    VALUE   TOTAL ASSETS
                                                -------- -------- -------------
PROPERTY TYPE
Private investment positions
  Companies in which SC-U.S. Realty owns a 5%
   or greater interest:
    Other...................................... $ 39,215 $ 39,215      1.6%
  Companies in which SC-U.S. Realty owns less
   than a 5% interest:
    Other......................................    2,804    2,804      0.1%
                                                -------- --------      ---
Total investment in private investment
 positions..................................... $ 42,019 $ 42,019      1.7%
Investment in Security Capital Group
 Incorporated..................................  165,000   95,780      3.8%
                                                -------- --------      ---
Total investment in other investment
 positions..................................... $207,019 $137,799      5.5%
                                                ======== ========      ===

                              AT 31 DECEMBER 1998
                      (IN THOUSANDS $, EXCEPT PERCENTAGES)

                                                                  PERCENTAGE OF
                                                  COST    VALUE   TOTAL ASSETS
                                                -------- -------- -------------
PROPERTY TYPE
Private investment positions
  Companies in which SC-U.S. Realty owns a 5%
   of greater interest:
    Other...................................... $ 14,446 $ 14,446      0.5%
  Companies in which SC-U.S. Realty owns less
   than 5% interest:
    Other:.....................................      829      829      0.1%
                                                -------- --------     ----
Total investment in private investment
 positions..................................... $ 15,275 $ 15,275      0.6%
Public special opportunity positions
  Companies in which SC-U.S. Realty owns a 5%
   or greater interest:
    Retail..................................... $ 35,493 $ 37,646      1.3%
  Companies in which SC-U.S. Realty owns less
   than a 5% interest:
    Office/Industrial..........................  107,905   97,658      3.4%
    Hotel......................................   79,600   41,356      1.4%
    Multifamily................................   29,044   28,727      1.0%
    Storage....................................   10,227   11,350      0.4%
    Diversified................................   13,683   11,004      0.4%
    Retail.....................................    8,406    6,949      0.2%
    Other......................................   14,398   12,515      0.4%
                                                -------- --------     ----
Total investment in public special opportunity
 positions..................................... $298,756 $247,205      8.5%
Investment in Security Capital Group
 Incorporated..................................  165,000  116,245      4.0%
                                                -------- --------     ----
Total investment in other investment
 positions..................................... $479,031 $378,725     13.1%
                                                ======== ========     ====

          The accompanying notes are part of the financial statements.

                          SECURITY CAPITAL U.S. REALTY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ORGANISATION

   Security Capital U.S. Realty (the "Company" or "we") (NYSE: RTY, Amsterdam Stock Exchange ISIN Code: LU0060100673, Bloomberg Symbol: SCUS NA, Reuters
Symbol: CAPAu.AS) was incorporated on 7 July 1995 and is a research-driven real estate management company focused on taking significant strategic investment positions (with board representation, consultation and other rights) in value-added real estate operating companies based in the United States. Our primary capital deployment objective is to take a proactive ownership role in businesses that it believes can potentially generate above-average rates of return. We are organised in Luxembourg as a Societe d'Investissement a Capital Fixe (a company with a fixed capital). On 24 June 1999 our ADRs began trading on the NYSE under the ticker symbol "RTY".

   We own our assets through direct and indirect wholly owned subsidiaries, including Security Capital Holdings S.A. (such subsidiaries collectively referred to herein as "Holdings"). All accounts of Holdings have been consolidated with SC-U.S. Realty and all significant intercompany transactions have been eliminated upon consolidation. References to SC-U.S. Realty are to the consolidated entity consisting of Security Capital U.S. Realty and Holdings, unless noted otherwise.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

   The financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States and with Luxembourg regulatory requirements. The preparation of financial statements in accordance with GAAP requires our management to make estimates of certain reported amounts in the financial statements. Actual results may differ from those estimates.

 A. Fair Value Basis of Presentation

   We account for our investments at fair value in accordance with the U.S. specialised industry accounting rules prescribed by the American Institute of Certified Public Accountants (AICPA) Audit and Accounting Guide for Investment Companies (the "Guide"). Thus, our investments in publicly traded companies are valued at market determined by using closing market prices on the NYSE or other recognised stock exchanges when appropriate as of the balance sheet date, subject to an appropriate adjustment for transfer restrictions, if any. For privately held investments in which we have an ownership interest, we will, whenever the Board of Directors believes significant developments have occurred affecting the value of an investment and on at least an annual basis, utilise valuation evidence and methodologies appropriate to the nature of the investment to derive fair value. These will include external valuations, cash flow valuation techniques and valuation information derived through placements of private companies' securities as well as review by management for other specific indicators of changes in value relating to property performance and/or significant changes in local or general market conditions. The Board of Directors, in its discretion, may permit some other method of valuation to be used, if it determines that such valuation better reflects the fair value of any of our assets.

   Under fair value accounting, unrealised gains or losses are determined by comparing the fair value of the securities held to the cost of such securities. Unrealised gains or losses relating to changes in fair value of our investments are reported as a component of net earnings. Deferred income taxes, if any, are recorded at the applicable statutory rate as the estimate of taxes payable as if such gains were realised. Under current tax laws, and in light of our operating methods and plans, our investment gains generally are not subject to income taxes.

   As of 31 December 1999 and 1998, 30.5% and 22.8%, respectively, of our investments were in private or untraded securities valued at their fair value as determined by the Board of Directors, using the methodology described above. This value may differ from the value that would have been used had a trading market for these securities existed. The valuation of assets assumes that any assets disposed of would be sold in an orderly

                          SECURITY CAPITAL U.S. REALTY
process; any forced sale of assets under short-term pressures, which is not foreseen, could adversely affect realisable values.

 B. Accounting for Investments and Income

   All purchases and sales of publicly traded securities are recorded as of the trade date (i.e., the date that our broker actually executes an order to buy or sell). All purchases and sales of privately held securities are recorded as of the date the actual purchase or sale is made. Dividend income is recorded on the ex-dividend date for each dividend declared by an issuer. Dividends received are presented on a gross basis. Holdings may be entitled to refunds on a portion of the withholding tax because the withholding tax is not levied on the portion of dividends which is a return of capital. Interest income is recorded on the accrual basis. Interest received is stated net of withholding taxes. Realised gains and losses on sales of shares are determined on the average cost method.

 C. Cash and Cash Equivalents

   We consider all cash on hand, demand deposits with financial institutions and short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

 D. Deferred Financing Costs/Discounts

   Underwriting fees relating to the issuance of the $450 million aggregate principal amount at maturity of our 2% Senior Unsecured Convertible Notes due 2003 (the "Convertible Notes") are capitalised and amortised over the term of the obligation. Discounts on the Convertible Notes are accreted as a component of interest expense using the effective interest method over the term of the obligation.

 E. New Accounting Pronouncements

   During June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". This statement provides new accounting and reporting standards for the use of derivative instruments. Adoption of this statement is required by the Company effective 1 January 2000. Management intends to adopt the statement as required in fiscal 2001. Although the Company has not historically used such instruments, it is not precluded from doing so. Management believes that the impact of such adoption will not be material to the financial statements.

 F. Reclassification

   Certain 1997 numbers have been reclassified to conform to the 1999 presentation.

NOTE 3--INVESTMENTS

   We aim to have over 95% of our assets deployed in strategic investment positions and less than 5% invested in other investment positions.

 A. Strategic Investment Positions

   Strategic investment positions represent significant (minimum of 25% of each issuer's fully diluted common stock outstanding) equity ownership positions in public companies or in private companies. With private companies which we sponsor, it expects to own substantially more than 50% of the voting shares. We will be the largest shareholder of its strategic investees, have representation on their boards of directors, and

                          SECURITY CAPITAL U.S. REALTY
influence their operations and strategies through ongoing consultation and research. Strategic investees are characterised by the perceived potential for a superior market niche and the ultimate potential for market preeminence with a focused strategy and product.

   The merger of Pacific Retail and Regency occurred on 28 February 1999. Shareholders of Pacific Retail received 0.48 shares of Regency common stock for each common share of Pacific Retail they owned. For the years ended 31 December 1999, 1998 and 1997, the financial information for Pacific Retail has been reflected in the financial information of Regency.

 B. Other Investment Positions

   Other investment positions primarily consist of ownership positions of less than 10% of the fully diluted stock in entities taxed as real estate investment trusts under the U.S. Internal Revenue Code of 1986, as amended ("REITs") and other U.S. real estate companies. The investments have and will take the form of either direct investments in, or public market purchases of, shares of companies that we believe possess the requisite fundamentals to generate strong cash flow growth and/or value appreciation. In exceptional circumstances, and to a very limited extent, we have made investments in companies which are not publicly traded. Typically such an investment has been in a company which does not at the time of investment fulfill the criteria for a strategic investment position.

   As of 31 December 1999 and 1998, we had deployed a total of $165 million in securities of Security Capital Group. This amount is made up of an investment of $110 million (representing 52,430.9 shares of Class A common stock and $55 million aggregate principal amount of 6.5% convertible subordinated debentures due 2016) and an additional $55 million (representing 1,964,286 shares of Class B common stock) invested during Security Capital Group's initial public offering in September 1997. On 13 January 2000, the Board of Directors determined that the securities of Security Capital Group should be sold. On 22 February 2000, SC-U.S. Realty sold all the common stock of Security Capital Group, receiving net proceeds of $57.0 million and on 14 March 2000, SC-U.S. Realty sold all the debentures of Security Capital Group, receiving net proceeds of $39.9 million. As of 31 December 1999, the company carried its entire investment in Security Capital Group securities at $95.8 million, reflecting fair market value on that date.

NOTE 4--ACCOUNTS RECEIVABLE AND OTHER

                                                                AT DECEMBER 31
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
                                                                 (IN THOUSANDS
                                                                      $)
     Dividends................................................. $ 6,701 $ 8,162
     Receivable from brokers on investments sold...............     --    8,219
     Deferred issue costs on Convertible Notes (1).............   5,354   6,927
     Interest..................................................   3,473     580
     Refund of withholding tax.................................     --       97
     Other.....................................................       2       4
                                                                ------- -------
                                                                $15,530 $23,989
                                                                ======= =======

--------
(1) Represents the underwriting fees of $7.9 million relating to the issuance of Convertible Notes (see Note 7). The fees have been deferred and will be fully amortised over a period of five years starting from the date of issue on 22 May 1998.

                          SECURITY CAPITAL U.S. REALTY

NOTE 5--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                 AT DECEMBER 31
                                                                 --------------
                                                                  1999   1998
                                                                 ------ -------
                                                                 (IN THOUSANDS
                                                                       $)
     Operating advisor fees..................................... $2,384 $ 8,614
     Interest payable on line of credit.........................  1,108     762
     Interest payable on Convertible Notes......................  1,068     975
     Custodian fees.............................................     70     110
     Acquisition of own shares..................................    239     --
     Other......................................................  1,164   3,036
                                                                 ------ -------
                                                                 $6,033 $13,497
                                                                 ====== =======

NOTE 6--LINE OF CREDIT

   On 30 December 1999, the $400 million unsecured line of credit of the Company, which was guaranteed by HOLDINGS (the "Company Line"), was replaced by the $350 million unsecured line of credit of HOLDINGS, which is guaranteed by the Company (the "new HOLDINGS Line") (both lines referred to herein as the "Lines of Credit").

   In an effort to secure investment-grade ratings, on 8 December 1998, SC-U.S. Realty converted its $700 million secured line of credit of HOLDINGS (the "old HOLDINGS Line"), into the Company Line from Commerzbank Aktiengesellschaft and a consortium of European and international banks, of which $262.5 million was drawn and outstanding as of 31 December 1998. SC-U.S. Realty received investment-grade ratings from each of Moody's Investor Service (Baa3), Standard & Poor's Rating Services (BBB-) and Duff & Phelps Credit Rating Co. (BBB-). On 30 December 1999 the new HOLDINGS Line was extended for an additional year and reduced to $350 million.

   The earliest date on which the new HOLDINGS Line will expire is 1 December 2001, but SC-U.S. Realty has the right on 1 December 2000 to convert the then outstanding borrowings into a three-year term loan with quarterly amortisation payments to be made over the four-year period, which would effectively extend the final loan payment to 1 December 2003. Borrowings under the new HOLDINGS Line (and the three-year term loan, if applicable) bear interest at (a) the sum of (x) the greater of the federal funds rate plus 0.5% per annum or the United States prime rate and (y) a margin of 0% to 0.85% per annum (based on SC-U.S. Realty's current senior unsecured long-term debt rating) or (b) at SC-U.S. Realty's option, LIBOR plus a margin of 1.00% to 1.85% per annum (also based on SC-U.S. Realty's current senior unsecured long-term debt). Additionally, there is a commitment fee of 0.15% to 0.20% per annum (based on the amount of the line which remains undrawn). All borrowings under the new HOLDINGS Line are subject to covenants that SC-U.S. Realty must maintain at all times, including:
(i) unsecured liabilities may not exceed 40% of the market value of a borrowing base of owned securities, (ii) shareholders' equity must exceed the sum of $1.5 billion and 75% of the net proceeds of sales of equity securities thereafter,
(iii) a ratio of total liabilities to net worth of not more than 1:1, (iv) a fixed-charge coverage ratio of not less than 1.5:1, (v) an interest-coverage ratio of not less than 2:1 and (vi) secured debt may not exceed 10% of consolidated market net worth. As of 31 December 1999, SC-U.S. Realty was in compliance with these covenants.

   Our total indebtedness under the new Holdings line as of 31 December 1999 was $239.0 million and under the Company line as of 31 December 1998 was $262.5 million.

   Average daily borrowings under the new Holdings line were $297.9 million for the year ended 31 December 1999. Average daily borrowings under the Company line and the old Holdings line were

                          SECURITY CAPITAL U.S. REALTY

$274.4 million for the year ended 31 December 1998. The weighted average interest rates for these same periods were 6.60% and 6.67%, respectively.

NOTE 7--CONVERTIBLE NOTES

                                                                       AT
                                                                31 DECEMBER 1999
                                                                ----------------
                                                                (IN THOUSANDS $)
       Convertible Notes proceeds..............................     $360,554
       Accumulated accretion on Convertible Notes..............       25,603
                                                                    --------
                                                                    $386,157
                                                                    ========

   We completed a convertible debt offering in May 1998. A holder may convert the Convertible Notes at any time prior to maturity at a conversion rate equal to 26.39095 Shares (giving effect to the reverse stock split) per $1,000 aggregate principal amount at maturity of the Convertible Notes. Interest is payable semi-annually at the rate of 2% per annum on 22 May and 22 November of each year commencing on 22 November 1998. Effective 1 January 1999, the interest rate payable on the Convertible Notes was increased to 2.5% per annum. The 2.5% interest rate was in effect until SC-U.S. Realty listed certain equity securities on the NYSE and registered the Convertible Notes and related equity securities for resale. SC-U.S. Realty completed these steps on 30 July 1999 and as of 1 August 1999, the interest rate on the Convertible Notes was reduced to 2.0% per annum. The Convertible Notes were sold at a discount to their principal amount at maturity and additional interest will accrete at a rate of 4.75%, compounded semi-annually, to par by 22 May 2003. We may redeem the Convertible Notes, in whole or in part, on or after 23 May 2001 at the accreted value, together with accreted and unpaid interest. Upon a change in control of SC-U.S. Realty, each holder of Convertible Notes may require the Company to repurchase such holder's Convertible Notes, in whole or in part, at a purchase price equal to the accreted value, together with accrued and unpaid interest through the repurchase date.

   Conversion of the Convertible Notes would be anti-dilutive for the year ended 31 December 1999.

NOTE 8--ADVISORY AGREEMENT

   We have an advisory agreement with Security Capital U.S. Realty Management S.A. (the "Operating Advisor"), a wholly owned subsidiary of Security Capital Group. This agreement requires the Operating Advisor to provide us with advice with respect to strategy, investments, financing and certain other administrative matters affecting us. The Operating Advisor has agreed to identify tangible capital deployment opportunities in U.S. real estate companies and evaluate such companies' competitive positions, management expertise, strategic direction, financial strength and prospects for long-term sustainable per share cash flow growth. The Operating Advisor also advises us on obtaining board and committee representation and management rights from strategic investees. The agreement automatically renews for successive two-year periods unless either party gives notice it will not renew. The Operating Advisor subcontracts for certain services through affiliates based in London, United Kingdom and Chicago, Illinois, United States. The Operating Advisor is entitled to an advisory fee, payable monthly in arrears, at an annual rate of 1.25% of the average monthly value of invested assets (excluding investments in Security Capital Group securities and investments of short-term cash and cash equivalents). We pay our own third party operating and administrative expenses and transaction costs, although the Operating Advisor's fee will be reduced to the extent that third party operating and administrative expenses (but not transaction costs) exceed 0.25% per annum of average monthly value of invested assets (excluding investments in Security Capital Group securities and investments

                          SECURITY CAPITAL U.S. REALTY
of short-term cash and cash equivalents). Such third party operating and administrative costs as a ratio of average monthly value of assets were 0.08%, 0.09% and 0.13% for the years ended 31 December 1999, 1998 and 1997, respectively.

   We pay fees to (i) Banque Internationale a Luxembourg as Administrative Agent, Corporate Agent and Paying Agent, (ii) First European Transfer Agent S.A. as Registrar and Transfer Agent, and (iii) Security Capital European Services S.A. as Domiciliary Agent and Service Agent, in accordance with usual practice in Luxembourg. Such fees are payable quarterly and are based on our gross assets.

NOTE 9--TAXATION

   SC-U.S. Realty as separate from Holdings, is not liable for any Luxembourg tax on income. We are liable in Luxembourg for a capital tax of 0.06% per annum of its net asset value. Cash dividends and interest received by SC-U.S. Realty or Holdings on their investments may be subject to non-recoverable withholding or other taxes in the countries of origin. U.S. withholding tax rates of 15% were generally in effect for dividends received for all periods presented.

   Under the current United States-Luxembourg tax treaty, we believe that Holdings qualifies for a 15% rate of withholding tax on dividends of operating income from the REIT investments currently held by Holdings and from its future REIT investments (if any). We also believe that Holdings will qualify for a 15% rate of withholding tax under the proposed United States-Luxembourg tax treaty recently ratified by the United States on most, if not all, of the REIT investments currently held by Holdings and from future REIT investments (if any). Our beliefs are based on the advice of tax counsel and on the manner in which management intends to operate our subsidiaries. There can be no assurance that these favourable rates will be achieved as to all such investments. These benefits are also dependent on Holdings meeting the "limitations on benefits" test under Article 24 of the proposed new treaty. The tests prescribed by
Article 24, particularly in terms of stock ownership requirements, base erosion and publicly traded criteria are inherently factual in nature. Such tests will only need to be applied to Holdings (or other subsidiaries of Holdings or our subsidiaries) at a future, and presently indeterminate, point in time and will be dependent on the particular facts at such time. However, management intends to use its best efforts to ensure that Holdings meets the conditions for claiming the reduced treaty withholding tax rate at the relevant times and the Company currently believes that such conditions will be met.

   Holdings, an ordinary corporate taxpayer under Luxembourg law, owns all of the consolidated group's interests in REITs and other U.S. real estate companies. Corporations which are resident Luxembourg taxpayers are taxed on their worldwide net income, determined on the basis of gross income less costs incurred. Certain items of income and capital gains are excluded from the calculation of income received for tax purposes, including income and capital gains from certain investments which meet certain holding period (generally one calendar year) and size requirements. Holdings operates so as to have the highest possible percentage of its investments qualify for the exclusion. Interest accrued on advances from us to Holdings is deducted in determining Holdings' taxable income.

   Income paid from Holdings to us is subject to various levels of tax, including withholding taxes. Gross cash (but not accrued) interest payments from Holdings to us are subject to withholding tax at a rate of 3.75%. No dividends were paid to us during the reporting periods.

                          SECURITY CAPITAL U.S. REALTY

                                                          FOR THE YEARS ENDED
                                                              31 DECEMBER
                                                        -----------------------
                                                         1999    1998    1997
                                                        ------- ------- -------
                                                           (IN THOUSANDS $)
     Gross cash interest payments...................... $89,783 $25,262 $15,264
                                                        ======= ======= =======
     Capital tax....................................... $ 1,188 $ 1,481 $ 1,285
     Withholding tax...................................   3,367     947     572
                                                        ------- ------- -------
                                                        $ 4,555 $ 2,428 $ 1,857
                                                        ======= ======= =======

NOTE 10--DIRECTORS' SHARE OPTION EQUIVALENTS

   Each of our independent directors has received share option equivalents ("SOE") of 25,000 Shares at strike prices ranging from $17.20 to $28.88 per Share. All grants of SOEs were for services rendered by the Board of Directors subsequent to their grant. A SOE granted prior to 30 June 1998 does not represent a right to purchase Shares from us, but a right to receive a restricted cash payment equal to the excess, if any, of the net asset value of 25,000 Shares on the day of exercise over the strike price, which was the net asset value on the date of grant. Such payments must be applied to the purchase of Shares to be issued at net asset value on the date of exercise. SOEs granted after 30 June 1998 do not represent a right to purchase Shares from us, but a right to receive a restricted cash payment equal to the excess, if any, of the closing stock price of 25,000 Shares on the day of exercise over the strike price, which was the closing stock price on the date of grant. Such payments must be applied to the purchase of Shares to be issued at the closing stock price on the date of exercise. Directors were granted a vested right to exercise one-half of their SOEs immediately, and rights to the balance vest on the fourth anniversary of their issuance. The right to exercise all SOEs expires five years from the date of grant.

                                    FOR THE YEARS ENDED 31 DECEMBER
                         -------------------------------------------------------
                               1999               1998               1997
                         ------------------ ------------------ -----------------
                                   WEIGHTED           WEIGHTED          WEIGHTED
                                   AVERAGE            AVERAGE           AVERAGE
                                   EXERCISE           EXERCISE          EXERCISE
                          NUMBER    PRICE    NUMBER    PRICE    NUMBER   PRICE
                         --------  -------- --------  -------- -------- --------
SOEs outstanding at
 beginning of year......  150,000   $20.94   125,000   $22.54   100,000  $20.96
SOEs issued.............   25,000    19.60    50,000    17.20    25,000   28.88
SOEs forfeited..........  (12,500)   20.00   (12,500)   21.90       --      --
SOEs exercised..........  (12,500)   20.00   (12,500)   21.90       --      --
                         --------   ------  --------   ------  --------  ------
SOEs outstanding at end
 of year................  150,000   $20.87   150,000   $20.94   125,000  $22.54
                         ========   ======  ========   ======  ========  ======
SOEs currently
 exercisable............   75,000   $20.87    75,500   $20.94    62,500  $22.54
                         ========   ======  ========   ======  ========  ======

   No SOEs have expired during the years represented above, except for an SOE in respect of 12,500 Shares granted to a director in October 1998 upon his retirement. The retiring director exercised the remaining part of such SOE in respect of 12,500 Shares in September 1999. We accrue a liability for the 50% of the SOEs granted which vest immediately and the remaining 50% ratably over the four year vesting period. This accrual is adjusted for changes in our net asset value or closing stock price, as the case may be, at each balance sheet date with the resultant change representing a charge to administrative expenses for the period in the consolidated statement of operations. The charges were $(256,000), $561,000 and $526,500 for the years ended 31 December 1999, 1998 and 1997, respectively.

                          SECURITY CAPITAL U.S. REALTY

NOTE 11--COMMITMENTS

   Our existing and committed fundings at cost as of 31 December 1999 were as follows:

                                                TOTAL    TOTAL COST   AMOUNT
                                                AMOUNT    (AMOUNT     TO BE
                                              COMMITTED  FUNDED)(1) FUNDED (1)
                                              ---------- ---------- ----------
                                                      (IN THOUSANDS $)
   CarrAmerica (NYSE:CRE).................... $  699,905 $  699,905  $    --
   City Center Retail (Private)..............    350,232    304,132    46,100(2)
   CWS Communities (Private).................    300,329    236,488    63,841(2)
   Regency (NYSE:REG) (3)....................    759,807    759,807       --
   Storage USA (NYSE:SUS)....................    394,362    394,362       --
   Urban Growth Property (Private)...........    188,582    188,582       --
   Security Capital Group (NYSE:SCZ).........    165,000    165,000       --
   Other private investments.................     42,019     42,019       --
                                              ---------- ----------  --------
     Total................................... $2,900,236 $2,790,295  $109,941
                                              ========== ==========  ========

--------
(1) Included in Total Amount Committed.
(2) Represents a contractual obligation.
(3) On 28 February 1999 Regency merged with Pacific Retail. See Note 3A to the Consolidated Financial Statements for more information.

   Our existing and committed fundings at cost as of 31 December 1998 were as follows:

                                                                      AMOUNT
                                                 TOTAL    TOTAL COST  TO BE
                                                 AMOUNT    (AMOUNT    FUNDED
                                               COMMITTED  FUNDED)(1)   (1)
                                               ---------- ---------- --------
                                                      (IN THOUSANDS $)
   CarrAmerica (NYSE:CRE)..................... $  699,851 $  699,851 $    --
   City Center Retail (Private)...............    350,135    304,035   46,100(2)
   CWS Communities (Private)..................    300,329    153,563  146,766
   Regency (NYSE:REG) (3).....................    759,788    759,788      --
   Storage USA (NYSE:SUS).....................    394,272    394,272      --
   Urban Growth Property (Private)............    181,082    181,082      --
   Security Capital Group (NYSE:SCZ)..........    165,000    165,000      --
   Other private investments..................     15,275     15,275      --
   Public special opportunity positions.......    298,756    298,756      --
                                               ---------- ---------- --------
     Total.................................... $3,164,488 $2,971,622 $192,866
                                               ========== ========== ========

--------
(1) Included in Total Amount Committed.
(2) Represents a contractual obligation.
(3) On 28 February 1999 Regency merged with Pacific Retail. See Note 3A to the Consolidated Financial Statements.

                          SECURITY CAPITAL U.S. REALTY

   Our existing and committed fundings at cost as of 31 December 1997 were as follows:

                                               TOTAL    TOTAL COST   AMOUNT
                                               AMOUNT    (AMOUNT     TO BE
                                             COMMITTED  FUNDED)(1) FUNDED (1)
                                             ---------- ---------- ----------
                                                     (IN THOUSANDS $)
   CarrAmerica (NYSE:CRE)................... $  636,387 $  636,387  $    --
   City Center Retail (Private).............    151,865     83,665    68,200(2)
   CWS Communities (Private)................    300,954     92,600   208,354(2)
   Regency (NYSE:REG) (3)...................    759,154    759,154       --
   Storage USA (NYSE:SUS)...................    348,444    348,444       --
   Urban Growth Property (Private)..........    150,837     17,703   133,134(2)
   Security Capital Group (NYSE:SCZ)........    165,000    165,000       --
   Other private investments................      7,856      7,856       --
   Public special opportunity positions.....    274,852    274,852       --
                                             ---------- ----------  --------
     Total.................................. $2,785,349 $2,375,661  $409,688
                                             ========== ==========  ========

--------
(1) Included in Total Amount Committed.
(2) Represents a contractual obligation.
(3) On 28 February 1999 Regency merged with Pacific Retail. See Note 3A to the Consolidated Financial Statements.

   Capital deployed to additional strategic investment positions, as well as further funding to existing strategic investees, will generally be initially funded with borrowings under the new HOLDINGS Line. These borrowings are expected to be reduced by internally generated free cash flow and the proceeds of future issuances of debt or equity securities.

NOTE 12--LEGAL RESERVE

   According to Luxembourg law, an annual transfer of 5% of the net profit to a legal reserve is required until this reserve equals 10% of the value of the issued Share capital. No transfer will be made in 2000 as a result of the decrease in net assets resulting from operations for the year ended 31 December 1999.

NOTE 13--REVERSE STOCK SPLIT

   On 17 May 1999, our shareholders approved a one-for-two reverse stock split. The effective date of the reverse stock split was 18 Jun 1999, when every two shares of SC-U.S. Realty were automatically converted into one share. The shares issued and outstanding as of 31 December 1998 have been restated from 173,123,743 shares to reflect the reverse stock split.

NOTE 14--SHARE REPURCHASE PROGRAMME

   On 5 May 1999, we announced that our Board of Directors had authorised a share repurchase programme of up to $100 million of the Company's shares and on 29 June 1999 the Company announced that its Board of Directors authorised an increase in the Company's share repurchase programme to $200 million. In reviewing the Company's capital allocation strategy, management and the Board of Directors concluded that the complete disconnect between the Company's current public market valuation and the underlying value of the company has created an excellent investment opportunity in comparison to current investment alternatives in the marketplace. As of 31 December 1999, SC-U.S. Realty had repurchased 9,861,435 shares for an aggregate cost of $184.2 million, representing approximately 11.4% of the Company's shares outstanding. The Net Asset Value per share as of 31 December 1999 has been calculated on 76,700,437 shares.

                            CITY CENTER RETAIL TRUST

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of City Center Retail Trust

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of City Center Retail Trust and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

January 27, 2000

                            CITY CENTER RETAIL TRUST

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1999 AND 1998

                                                        1999          1998
                                                    ------------  ------------
                      ASSETS
Real estate assets:
  Real estate held for sale.......................  $  8,455,035  $        --
  Investment in real estate.......................   427,184,974   354,949,989
  Less accumulated depreciation...................   (11,697,722)   (3,886,302)
                                                    ------------  ------------
                                                     423,942,287   351,063,687
Cash and cash equivalents.........................       243,122     1,633,958
Accounts receivable (net of allowance for doubtful
 accounts of $357,094 and $290,471 in 1999 and
 1998, respectively)..............................     3,963,130     3,559,397
Earnest money deposits and pursuit costs..........           --        749,116
Other assets (net of accumulated amortization of
 $198,542 and $183,516 in 1999 and 1998,
 respectively)....................................     2,795,704     1,757,195
Property, furniture and equipment (net of
 accumulated depreciation of $179,219 and $112,724
 in 1999 and 1998, respectively)..................       337,089       576,172
Loan costs (net of accumulated amortization of
 $1,282,419 and $99,772 in 1999 and 1998,
 respectively)....................................     1,425,471     1,228,052
Trademark (net of accumulated amortization of
 $472,223 and $136,847 in 1999 and 1998,
 respectively)....................................     4,527,776     4,863,153
                                                    ------------  ------------
    Total assets..................................  $437,234,579  $365,430,730
                                                    ============  ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Accounts payable................................  $  3,837,683  $  4,276,756
  Accrued expenses and other liabilities..........     5,765,348     3,423,384
  Accrued development costs.......................    14,259,126     6,429,106
  Accrued real estate taxes.......................     4,031,917     3,670,562
  Deferred revenue................................       550,739       467,895
  Debt............................................   102,251,733    41,079,704
                                                    ------------  ------------
    Total liabilities.............................   130,696,546    59,347,407
Commitments and contingencies.....................           --            --
Shareholders' equity:
  Common shares ($.01 par value per share;
   150,000,000 shares authorized, 30,429,600
   shares issued, 30,410,300 shares outstanding as
   of December 31, 1999 and 30,429,600 shares
   outstanding as of December 31, 1998)...........       304,296       304,296
  Common stock in treasury, at cost...............      (193,000)          --
  Additional paid-in capital......................   296,997,473   303,991,704
  Retained earnings...............................     9,429,264     1,787,323
                                                    ------------  ------------
    Total shareholders' equity....................   306,538,033   306,083,323
                                                    ------------  ------------
    Total liabilities and shareholders' equity....  $437,234,579  $365,430,730
                                                    ============  ============

   The accompanying notes are an integral part of these financial statements.

                            CITY CENTER RETAIL TRUST

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                          1999        1998
                                                       ----------- -----------
Revenues:
  Base rent........................................... $31,235,544 $15,799,434
  Percentage rent.....................................   2,573,794   1,906,004
  Recoveries..........................................   8,846,752   4,471,599
  Other income........................................     238,808     163,007
                                                       ----------- -----------
                                                        42,894,898  22,340,044
                                                       ----------- -----------
Expenses:
  Rental expenses.....................................   9,937,752   6,560,729
  Real estate taxes...................................   6,192,712   3,570,467
  General and administrative..........................   9,949,748   5,807,723
  Depreciation and amortization.......................   8,561,988   3,912,495
                                                       ----------- -----------
                                                        34,642,200  19,851,414
                                                       ----------- -----------
Income from operations................................   8,252,698   2,488,630
Interest incurred.....................................     610,757      58,645
                                                       ----------- -----------
Net income............................................ $ 7,641,941 $ 2,429,985
                                                       =========== ===========
Net income per common share outstanding, basic and
 diluted.............................................. $      0.25 $      0.12
                                                       =========== ===========
Weighted average common shares outstanding............  30,418,958  19,652,719
                                                       =========== ===========


   The accompanying notes are an integral part of these financial statements.

                            CITY CENTER RETAIL TRUST

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                                              RETAINED
                            COMMON       COMMON                                              EARNINGS/       TOTAL
                            SHARES       SHARES      ADDITIONAL    TREASURY   SUBSCRIPTIONS (ACCUMULATED SHAREHOLDER'S
                          OUTSTANDING  (PAR VALUE) PAID-IN-CAPITAL   STOCK     RECEIVABLE     DEFICIT)      EQUITY
                          -----------  ----------- --------------- ---------  ------------- ------------ -------------
Balance at January 1,
 1998...................   8,330,200    $ 83,302    $ 83,218,698   $     --      $(2,000)    $ (642,662) $ 82,657,338
 Issuance of shares.....  22,099,600     220,996     220,775,004         --          --             --    220,996,000
 Cancellation of
  subscribed stock......        (200)         (2)         (1,998)        --        2,000            --            --
 Net income.............         --          --              --          --          --       2,429,985     2,429,985
                          ----------    --------    ------------   ---------     -------     ----------  ------------
Balance at December 31,
 1998...................  30,429,600     304,296     303,991,704         --          --       1,787,323   306,083,323
Acquisition of treasury
 shares.................     (19,300)        --              --     (193,000)        --             --       (193,000)
Dividends paid..........         --          --       (6,994,231)        --          --             --     (6,994,231)
Net income..............         --          --              --          --          --       7,641,941     7,641,941
                          ----------    --------    ------------   ---------     -------     ----------  ------------
Balance at December 31,
 1999...................  30,410,300    $304,296    $296,997,473   $(193,000)    $   --      $9,429,264  $306,538,033
                          ==========    ========    ============   =========     =======     ==========  ============



   The accompanying notes are an integral part of these financial statements.

                            CITY CENTER RETAIL TRUST

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                        1999          1998
                                                    ------------  -------------
Cash flows from operating activities:
  Net income......................................  $  7,641,941  $   2,429,985
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization...................    10,684,988      4,174,442
  Bad debts.......................................       136,173            --
  Changes in assets and liabilities:
    Accounts receivable...........................      (931,356)    (3,124,600)
    Allowance for doubtful accounts...............       391,450        124,217
    Property, furniture and equipment.............       161,797       (342,208)
    Other assets..................................    (1,225,593)    (1,600,759)
    Accounts payable..............................      (439,073)     1,447,377
    Accrued expenses and other liabilities........     2,424,807      4,373,514
    Accrued real estate taxes.....................       361,355      1,376,714
                                                    ------------  -------------
      Net cash provided by operating activities...    19,206,489      8,858,682
                                                    ------------  -------------
Cash flows from investing activities:
  Acquisitions and development of real estate.....   (73,010,821)  (235,603,508)
  Net earnest money deposits and pursuit costs....       749,116       (224,973)
  Acquisition of trademark........................           --      (5,000,000)
                                                    ------------  -------------
      Net cash used in investing activities.......   (72,261,705)  (240,828,481)
                                                    ------------  -------------
Cash flows from financing activities:
  Common stock issued.............................           --     220,996,000
  Proceeds from line of credit....................    66,794,314     20,000,000
  Repayment of line of credit.....................   (23,000,000)           --
  Proceeds from mortgage debt.....................    22,000,000            --
  Repayment of mortgage debt......................    (5,562,637)    (6,951,122)
  Payment of loan costs...........................    (1,380,066)    (1,327,824)
  Treasury stock..................................      (193,000)           --
  Dividends paid..................................    (6,994,231)           --
                                                    ------------  -------------
      Net cash provided by financing activities...    51,664,380    232,717,054
                                                    ------------  -------------
      Net change in cash and cash equivalents.....    (1,390,836)       747,255
Cash and cash equivalents at beginning of period..     1,633,958        886,703
                                                    ------------  -------------
Cash and cash equivalents at end of period........  $    243,122  $   1,633,958
                                                    ============  =============
Supplemental schedule of non-cash investing and
 financing activities:
  Assumption of existing long-term debt in
   conjunction with real estate acquired..........  $        --   $  28,030,826
                                                    ============  =============
Real estate development costs included in accounts
 payable..........................................  $ 14,259,126  $   6,429,106
                                                    ============  =============
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest including
   capitalized....................................  $  4,271,794  $     407,680
                                                    ============  =============

   The accompanying notes are an integral part of these financial statements.

                            CITY CENTER RETAIL TRUST

                       NOTES TO THE FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business

City Center Retail Trust (the "Company") is a privately held company incorporated in the State of Maryland on September 27, 1996. The Company acquires, develops, redevelops and operates urban retail properties on a national basis. At both December 31, 1999 and 1998, 99% of the Company's shares of common stock outstanding was owned by Security Capital Holdings, S.A. ("Holdings"), a wholly-owned subsidiary of Security Capital U.S. Realty ("USRealty"). The Company qualifies as a real estate investment trust for Federal income tax purposes.

The Company owns a controlling general partnership interest in City Center Retail Trust/McCaffery Developments, L.P. (the "MD Partnership"), which owns Mazza Gallerie (Washington, DC) and Friendship Heights Center (Washington, DC). The MD Partnership also owns a 100% interest in City Center Retail Trust/McCaffery Developments, L.L.C., which owns The Streets of Woodfield (Chicago, IL) and two properties held for future development. During 1999, the limited partner in the MD Partnership redeemed their interest in the MD Partnership for $5.5 million, which was accrued by the Company at December 31, 1999 and settled in January 2000.

The Company also owns 100% interests in 100 Grant Avenue Venture, L.P., and CCRT West Palm, Inc., each of which owns a single property. The aforementioned entities are collectively referred to as the "Affiliates." All other properties are held directly by the Company.

 Basis of Presentation

The accompanying financial statements of the Company have been prepared on a consolidated basis which include the accounts of the Company and its Affiliates. All significant intercompany balances and transactions have been eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amount of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

Any instruments which have an original maturity of ninety days or less when purchased are considered cash equivalents. Cash and cash equivalents consist of cash in bank accounts and funds invested in money market funds.

 Fair Value of Financial Instruments

The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts.

                            CITY CENTER RETAIL TRUST

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

  . The amounts reported in the consolidated balance sheet for cash and cash equivalents, trade receivables, and long-term debt approximate fair value.

  . The fair value of the Company's long term debt has been estimated based on the current rates available to the Company for debt of the same remaining maturities. The Company considers their carrying value to be a reasonable estimation of their fair value.

 Real Estate and Depreciation

Land, buildings and improvements are recorded at cost. Major additions and improvements to rental property are capitalized as buildings and improvements, while maintenance and repairs which do not improve or extend the useful lives of the respective assets are reflected in operating and maintenance expenses. Real estate investments include the capitalization of certain costs directly related to the pursuit, due diligence, acquisition and development of real estate properties, including construction period interest and real estate taxes. Pursuant to EITF 97-11, "Accounting for Internal Costs Relating to Real Estate Property Acquisitions," the capitalization of certain internal acquisition costs was discontinued in March 1998.

Depreciation is computed using the straight-line method over estimated useful lives up to forty years for buildings and improvements, twelve years for personal property, and five to twelve years for furniture and equipment. Depreciation of development/redevelopment properties commences upon the completion and placing in service of the property or major building phases. Depreciation for tenant improvements is computed over individual lease terms on a straight-line basis.

Depreciation for redevelopments having significant operations is computed only on those portions of the building which are in service and not undergoing redevelopment. For redevelopments having only incidental operations, no depreciation expense is recognized and any incidental net operating income is capitalized as a credit to construction in progress.

The Company has established standards to review its long-lived assets for potential impairment. Based on such a review as of December 31, 1999, the carrying values of long-lived assets are expected to be recoverable from their future cash flows, and in accordance with SFAS 121, no impairment should be recognized.

Interest costs associated with the development of projects are capitalized to qualifying real estate investments as incurred, in accordance with Statement of Financial Accounting Standards (SFAS) No. 34.

 Trademark, Loan Costs and Other Assets

Trademark represents the value of the trade name relating to the Company's Cocowalk property (South Florida), recorded at its acquisition cost, which was negotiated with the seller, and is being amortized over its estimated useful life of fifteen years on a straight line basis.

Loan costs primarily include costs associated with the closing of the Company's line of credit and construction loan facilities, which are amortized over the term of the loan. Other assets include lease commissions associated with operating properties which are amortized over individual lease terms on a straight line basis.

                            CITY CENTER RETAIL TRUST

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


 Rental Revenues

The Company leases retail space to tenants under lease agreements having varying terms. Leases are accounted for as operating leases, with minimum rent recognized on a straight-line basis over the term of the lease, regardless of when payments are due. Many of the lease agreements contain provisions which provide for additional rents based on tenants' sales revenue ("percentage rents") and for reimbursement of the tenants' share of real estate taxes and certain common area maintenance costs and operating expenses ("tenant recoveries"). Percentage rents are recognized on an accrual basis as tenants' reported sales exceed the sales levels specified in the lease agreements. Tenant recoveries are recognized in the period in which the related expenses are incurred. The Company reserves an allowance for bad debts for tenants having accounts receivable greater than 90 days past due.

 Federal Income Taxes

The Company elected as of January 1, 1997, to be treated as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended. As a REIT, the Company is entitled to a tax deduction for the amount of dividends paid to its shareholders. Accordingly, the distributed net income of the Company is subject to taxation at the shareholder level only, provided the Company distributes at least 95% of its taxable income and meets certain other REIT qualification requirements. The Company met such requirements in 1999 and 1998.

 Per Share Data

Under SFAS No. 128 "Earnings Per Share," options should be reflected in diluted earnings per share by application of the treasury stock method only if the options will have a dilutive effect on earnings per share. Since the estimated fair value of the common stock during the period presented does not exceed the exercise price of the options granted, the options do not have a dilutive effect on earnings per share and therefore basic and diluted earnings per share are the same.

Per share data is computed based upon the weighted average number of common shares outstanding during the period.

2. REAL ESTATE ASSETS

During 1999, the Company and its Affiliates acquired one operating property at an aggregate cost of $4,750,000, and entered into a ground lease for land used for the development of one property. In addition, costs of $65,363,673 were incurred for development/redevelopment projects in process. Real estate assets include approximately $315,408 of acquisition and development overhead costs capitalized during 1998. There were no such costs capitalized during 1999.

Included in the real estate asset balance are two properties classified as held for sale which consist of a building located in Chicago, IL with a carrying value of $6.6 million and a leasehold interest in land located in Houston, TX with a carrying value of $1.8 million. During 1999, the building in Chicago, IL had net operating income of $104,000; the land in Houston, TX is non-operating. Both properties were sold in January 2000. See Subsequent Events footnote for additional disclosure.

Construction period interest costs of $5,181,150 and $963,491 relating to development/redevelopment projects were capitalized in 1999 and 1998, respectively.

                            CITY CENTER RETAIL TRUST

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


Real estate assets are comprised of urban retail centers, construction in progress and land planned for retail center development in the following markets:

                                                                 PERCENTAGE OF
                                                                 TOTAL COST BY
                                                                    MARKET
                                                               -----------------
                                     TOTAL COSTS  TOTAL COSTS
                                       12/31/99     12/31/98   12/31/99 12/31/98
                                     ------------ ------------ -------- --------
Chicago, IL Area.................... $129,031,602 $ 89,135,308   29.6%    25.1%
South Florida.......................   78,899,313   75,033,549   18.1%    21.1%
Washington, DC......................  101,564,678   73,423,109   23.3%    20.7%
Portland, OR........................   33,910,858   33,137,709    7.8%     9.3%
San Francisco, CA...................   36,429,512   31,445,028    8.4%     8.9%
Philadelphia, PA....................   27,736,818   26,569,421    6.4%     7.5%
Los Angeles/San Diego, CA...........   26,265,139   26,205,865    6.0%     7.4%
Houston, TX.........................    1,802,089          --     0.4%      --%
                                     ------------ ------------  ------   ------
  Total............................. $435,640,009 $354,949,989  100.0%   100.0%
                                     ============ ============  ======   ======

The following summarizes real estate assets as of December 31, 1999 and 1998:

                                                           1999          1998
                                                       ------------  ------------
     Properties classified as held for sale........... $  8,455,035  $        --
     Operating properties:
       Land...........................................   91,987,595    89,471,908
       Buildings and improvements.....................  232,931,448   191,825,741
       Personal property..............................   30,704,104    28,072,322
                                                       ------------  ------------
         Total........................................  364,078,182   309,369,971
     Properties under development/redevelopment:
      Construction in progress........................   70,518,114    44,693,555
     Land held for future development.................    1,043,713       886,463
                                                       ------------  ------------
         Total real estate assets.....................  435,640,009   354,949,989
     Less accumulated depreciation....................  (11,697,722)   (3,886,302)
                                                       ------------  ------------
         Net real estate assets....................... $423,942,287  $351,063,687
                                                       ============  ============

The Company's operating properties are leased to tenants under operating leases with expiration dates extending to the year 2019. Future minimum rent under non-cancellable operating leases, excluding tenant reimbursements of operating expenses and excluding additional percentage rents, as of December 31, 1999 are as follows:

YEAR ENDING DECEMBER 31,                                               AMOUNT
------------------------                                            ------------
2000............................................................... $ 33,113,820
2001...............................................................   32,094,078
2002...............................................................   30,158,938
2003...............................................................   27,337,048
2004...............................................................   26,871,477
Thereafter.........................................................  190,828,877
                                                                    ------------
  Total............................................................ $340,404,238
                                                                    ============

                            CITY CENTER RETAIL TRUST

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


The Company recognizes base rents on a straight line basis over the term of all tenant leases. As a result, revenues of $1,219,358 and $628,227 were recognized in 1999 and 1998, respectively, relating to the excess of straight line rents over scheduled rental payments pursuant to the leases.

At December 31, 1999, the operating properties were approximately 96% leased and properties under development/redevelopment were approximately 89% leased. There were no tenants who individually represented 10% more of the Company's combined minimum rent. The operating properties' tenant base includes primarily national and regional retailers; consequently, the credit risk is concentrated in the retail industry.

3. PROPERTY, FURNITURE AND EQUIPMENT

The following summarizes property, furniture and equipment as of December 31, 1999 and 1998:

                                                             1999       1998
                                                           ---------  ---------
     Leasehold improvements............................... $  25,084  $ 140,836
     Furniture............................................   250,922    281,858
     Equipment............................................   240,302    266,202
                                                           ---------  ---------
       Total property, furniture and equipment............   516,308    688,896
     Less accumulated depreciation........................  (179,219)  (112,724)
                                                           ---------  ---------
       Net property, furniture and equipment.............. $ 337,089  $ 576,172
                                                           =========  =========

4. OPERATING LEASES

The Company leases office space under operating leases which expire through the year 2003. Future minimum lease payments required under operating leases as of December 31, 1999 were as follows:

     YEAR ENDING DECEMBER 31                                             AMOUNT
     -----------------------                                            --------
     2000.............................................................. $142,658
     2001..............................................................   94,784
     2002..............................................................   98,497
     2003..............................................................   75,764
     2004..............................................................      --
     Thereafter........................................................      --
                                                                        --------
       Total........................................................... $411,703
                                                                        ========

Rental Expense for operating leases amounted to $255,790 and $266,666 in 1999 and 1998, respectively.

5. DEBT

The Company had the following debt obligations as of December 31, 1999 and 1998:

                                                           1999        1998
                                                       ------------ -----------
     Line of credit debt.............................. $ 56,400,000 $20,000,000
     Construction loan facility.......................    7,394,314         --
     Deferred purchase payments.......................    9,906,977  13,966,625
     Mortgage debt....................................   28,550,442   7,113,079
                                                       ------------ -----------
       Total debt..................................... $102,251,733 $41,079,704
                                                       ============ ===========

                            CITY CENTER RETAIL TRUST

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

Under the terms of the purchase agreement, deferred purchase price payments of $5 million and $10 million were due on August 13, 1999 and February 13, 2000, respectively. A $5 million payment was made on August 13, 1999. The reported liability for these deferred payments has been discounted based on a 7.5% interest rate, with interest expense recognized to the extent of the amortized discount. This obligation is secured by a $10 million letter of credit in favor of the seller.

Mortgage debt as of December 31, 1999 consisted of the following:

                                                    LOAN     INTEREST
         LENDER           COLLATERAL              BALANCE      RATE   MATURITY
         ------           ----------            ------------ -------- --------
American Fidelity         8625 Germantown Ave.
 Assurance Co............ (Philadelphia, PA)    $  2,467,502  8.375    7/1/04
American Fidelity         8400 Germantown Ave.
 Assurance Co............ (Philadelphia, PA)       2,697,759  8.500    2/1/09
AMRESCO.................. 222 Clematis
                          (West Palm Beach, FL)    1,604,077  9.500   2/11/22
Northwestern Mutual...... 645 N Michigan Ave.
                          (Chicago, IL)           21,781,104  7.000   4/01/06
                                                ------------
                                                $ 28,550,442
                                                ============

The above mortgages are non-recourse to the Company and are subject to yield maintenance penalties if prepaid. The Northwestern Mutual mortgage was entered into by the Company during March 1999. Principal and interest are paid monthly and are due in amounts ranging from $14,420 to $155,491.

   Principal amounts due for deferred purchase payments and mortgage debt mature as follows:

      YEAR                                                             AMOUNT
      ----                                                           -----------
      2000.......................................................... $10,640,456
      2001..........................................................     789,975
      2002..........................................................     853,718
      2003..........................................................     922,661
      2004..........................................................   2,442,227
      Subsequent....................................................  22,808,382
                                                                     -----------
        Total....................................................... $38,457,419
                                                                     ===========

The Company entered into a $100 million revolving line of credit facility agreement with a bank group led by Wells Fargo Bank in November 1998. As of December 31, 1999, the line of credit balance was $56,400,000 and was collateralized by mortgages on twelve of the Company's operating properties. Borrowings on the line of credit bear interest at rates ranging from LIBOR+1.30% to LIBOR+1.55%, depending upon the Company's overall leverage. The interest rate as of December 31, 1999 was LIBOR+1.30%, or approximately 7.8%. In addition, unused commitment fees ranging from 0.125% to 0.25% are assessed on undrawn portions of the loan commitment. The maturity date on the revolving line of credit is November 11, 2000. Under the terms of the credit agreement, the Company is subject to financial covenants which limit the Company's overall leverage level to below 50%, limit the Company's development project commitments to available financing commitments, and require minimum interest coverage and debt service coverage ratios of 2.00 and 1.75, respectively.

                            CITY CENTER RETAIL TRUST

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


The Company entered into a construction loan facility with Bank of Montreal in June 1999. The loan is recourse to the Company and is collateralized by a mortgage on Mazza Gallerie property (Washington, DC). As of December 31, 1999, there was an outstanding balance of $7,394,314 out of a total of $25 million of loan availability under the facility. Borrowings under the facility bear interest at a rate of LIBOR+2.00%. The maturity date on the facility is December 31, 2000.

6. LETTERS OF CREDIT

The Company entered into a $15 million letter of credit agreement with a national bank in August 1998 to collateralize the Company's $15 million deferred purchase price obligation to the seller of the Cocowalk property. The letter of credit carries an average annual fee of 1.11%. The letter of credit is collateralized by an assignment of the proceeds of a $15 million unfunded investor agreement with Holdings. The letter of credit balance was reduced to $10 million following the $5 million deferred purchase price payment on August 13, 1999.

7. SHAREHOLDERS' EQUITY

 Offerings

There were no common stock issuances during 1999. The Company issued 22,060,000 shares of common stock to Holdings during 1998. Proceeds from the issuances totaling $220,600,000 in 1998, were used to acquire real estate and fund development activities of the Company.

In January 1998, the Company completed a private offering of 39,400 common shares at $10 per share resulting in a total equity investment of $394,000. Funding and issuance of shares occurred in January 1998. The private offering was made primarily to comply with regulatory guidelines associated with the Company's REIT status.

 Distributions

Distributions of $0.23 per share of common stock and $0 per share of common stock were made during 1999 and 1998, respectively.

 Treasury Stock

In 1999, the Company repurchased 19,300 shares of common stock for $193,000 from former employees.

 Investor Agreement

The Company, Holdings and USRealty have entered into various investor agreements whereby the Company agreed to sell and Holdings agreed to purchase an aggregate maximum of $350 million of the Company's common shares at a price of $10 per share. As of December 31, 1999, Holdings had funded $304 million of the commitment.

8. SHARE OPTION PLAN

The Board of Trustees and shareholders adopted the City Center Retail Trust Share Option Plan (the "Plan") effective as of December 15, 1997. The purpose of the Plan is to enable officers and key employees of the

                            CITY CENTER RETAIL TRUST

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

Company to participate in the Company's future and to enable the Company to attract and retain these persons by offering them proprietary interests in the Company. The Plan is administered by the Company's compensation committee and authorizes the issuance of up to 5,000,000 shares of common stock pursuant to the grant or exercise of stock options.

Options granted in 1999 vest at the rate of 25% per year beginning on the first anniversary of the grant date. Options granted in 1998 vest at the rate of 25% per year beginning on the second anniversary of the grant date. Options will expire after ten years from the grant date.

Option activity for the two years ended December 31, 1999 is as follows:

                                               1999                1998
                                        ------------------- -------------------
                                                   WEIGHTED            WEIGHTED
                                                   AVERAGE             AVERAGE
                                         SHARES    EXERCISE  SHARES    EXERCISE
                                        ---------  -------- ---------  --------
Outstanding at beginning of year:       1,625,000   $10.00  1,115,156   $10.76
  Granted..............................     5,000    10.00    785,000    10.00
  Exercised............................       --       --         --       --
  Canceled.............................   (17,500)   10.00   (275,156)   13.08
                                        ---------           ---------
Outstanding at end of year............. 1,612,500   $10.00  1,625,000   $10.00
                                        =========           =========
Exercisable at end of year.............   385,625                 --
                                        =========           =========
Available for future grant at year
 end................................... 3,370,000           3,375,000
                                        =========           =========
Weighted average per share fair value
 of options granted
 during year...........................             $ 1.58              $ 0.86
Weighted average remaining contractual
 life..................................               7.87                8.88

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

                                                              1999       1998
                                                           ---------- ----------
     Risk free interest rate..............................      5.93%      4.75%
     Dividend yield.......................................      3.00%      3.00%
     Expected lives....................................... 6.25 years 6.75 years
     Expected volatility..................................      0.00%      0.00%

                            CITY CENTER RETAIL TRUST

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


The Company has applied Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its Plan; accordingly, no compensation costs have been recognized. Had compensation costs for the Company's Plan been determined based on the fair value at the grant date for the options granted in 1999 and 1998 in accordance with the method required by Statement of Financial Accounting Standards No. 123, the Company's net income per share would have been reduced to the pro forma amounts as follows:

                                                       YEAR ENDED   YEAR ENDED
                                                      DECEMBER 31, DECEMBER 31,
                                                          1999         1998
                                                      ------------ ------------
     Net income (loss):
       As reported..................................   $7,641,941   $2,429,985
       Pro forma....................................    7,418,873    2,292,127
     Per share net income attributable to common and
      common equivalent shares
       As reported, basis and diluted ..............   $     0.25   $      .12
       Pro forma, basic and diluted.................         0.24          .12

9. RELATED PARTY TRANSACTIONS

 Administrative Services Agreement

The Company and Security Capital Group, Inc. ("SCGroup"), an affiliate of the Company's primary shareholder, entered into an Administrative Services Agreement (the "ASA"), pursuant to which SCGroup provides certain administrative services to the Company. These services include insurance administration, cash management, human resources, management information systems, tax administration, shareholder communications and investor relations. Services provided under the ASA are required to be performed in a commercially reasonable manner and on terms no less favorable than those available from unaffiliated third parties. Total charges for 1999 and 1998 were $520,108 and $549,000, respectively. In addition to services described above, during 1998, the ASA provided for accounts payable and general accounting services. The agreement expired on December 31, 1999 and was renewed for a one-year term subject to termination provisions.

In conjunction with the ASA, through June 1999, the SCGroup also processed and paid certain travel and administrative expenses on behalf of the Company, and was subsequently reimbursed by the Company. As of December 31, 1999 and 1998, the Company owed SCGroup approximately $0 and $242,000, respectively, in reimbursements relating to this arrangement, which is included in accounts payable in the accompanying balance sheet.

 Other Agreements with Affiliates

Pursuant to the partnership agreement and the development/leasing agreements with the limited partner of the MD Partnership or its affiliate, the Company paid various fees in connection with acquisition, development, leasing, and consulting services provided by the limited partner or its affiliate which totaled $2,421,151 and $3,410,179 in 1999 and 1998, respectively.

                            CITY CENTER RETAIL TRUST

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


10. COMMITMENTS AND CONTINGENCIES

 Contingent Obligations

During November, 1999, the Company entered into severance agreements with all of its employees which provide for the payments of specified amounts upon the earliest of: 1) the Company's sale of substantially all of its assets, 2) the involuntary termination of employees, other than for cause, or 3) June 30, 2000. The estimated severance cost of $3,411,057 has been accrued and is included in 1999 general and administrative expense. As of December 31, 1999, no employees had been terminated and no severance costs had been paid.

 Litigation and Environmental Contingencies

The Company is a defendant in a complaint brought by a development agent relating to a dispute over the agent's profit participation fee. In the opinion of management, amounts accrued for this matter are adequate and it is unlikely that any additional cost would have a material adverse effect on the Company's financial condition or results of operations.

The Company, like other commercial real estate owners, is subject to various claims, lawsuits, environmental laws and regulations related to the ownership, operation, development and acquisition of real estate properties. The Company is not aware of any matters or environmental condition existing at any of its properties which is likely to have a materially adverse effect on the Company's financial condition or results of operations.

11. SUBSEQUENT EVENTS

On January 5, 2000, the Company sold its leasehold interest in land located in Houston, TX, for approximately $3.8 million. On January 7, 2000, the Company sold Chicago/Wabash (Chicago, IL) property to the limited partner of the MD Partnership for approximately $6.8 million, in conjunction with the Company's redemption of the limited partner's interest in the MD Partnership for $5.5 million. A $2.1 million gain on the sale of the Houston and the Chicago/Wabash properties was recognized in 2000. Both the Houston and Chicago/Wabash properties are classified as properties held for sale as of December 31, 1999.

12. EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR'S
   REPORT

On March 10, 2000, the Company entered into a definitive agreement to sell 18 properties for $182.8 million, with a closing expected by March 31, 2000. An estimated $16.6 million loss on this sale will be recognized in 2000.

                             CWS COMMUNITIES TRUST

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Trustees of CWS Communities Trust:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of CWS Communities Trust and its subsidiaries at December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP


January 26, 2000,
except for Note 15, as to which the date is February 2, 2000.

                             CWS COMMUNITIES TRUST

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                                        1999          1998
                                                    ------------  ------------
                      ASSETS
Real estate investments............................ $355,604,641  $216,150,135
Other real estate assets...........................    1,642,642     1,060,260
Less: accumulated depreciation.....................  (14,227,270)   (7,112,891)
                                                    ------------  ------------
                                                     343,020,013   210,097,504
Cash and cash equivalents..........................    2,143,031     2,997,701
Accounts and other receivables.....................    1,027,398       352,723
Mortgages receivable...............................    3,237,580     3,217,750
Due from affiliates................................    4,628,662     2,278,422
Escrow deposits....................................    1,756,315     3,254,326
Investment in CWS Management Services
 Incorporated......................................    2,176,959     2,135,682
Goodwill, net......................................    2,506,728     1,235,453
Deferred acquisition costs.........................    2,221,410     2,120,712
Other assets, net..................................    2,195,676       350,640
                                                    ------------  ------------
    Total assets................................... $364,913,772  $228,040,913
                                                    ============  ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Revolving credit facility........................ $ 30,929,173  $        --
  Mortgages payable................................   47,675,510    29,473,846
  Accounts payable and accrued expenses............    3,849,462     2,943,204
  Distributions payable............................    4,545,328           --
  Accrued real estate taxes........................      398,178       212,528
  Resident security deposits.......................    1,033,892       674,702
  Prepaid rent.....................................      126,559        54,469
                                                    ------------  ------------
    Total liabilities..............................   88,558,102    33,358,749
                                                    ------------  ------------
Commitments and contingencies......................          --            --
Redeemable common shares...........................   13,914,212     6,512,468
Minority interest..................................   49,698,928    37,987,941
Receivables from minority unitholders..............  (14,187,068)          --
Shareholders' equity:
  Shares of beneficial interest, $0.01 par value;
   250,000,000 shares authorized
   Series A common shares (23,833,078 and
    15,493,078 issued and outstanding at December
    31, 1999 and 1998, respectively)...............      236,728       153,328
   Series B convertible common shares (1,383,314
    issued and outstanding)........................          --            --
  Additional paid-in capital.......................  236,491,100   153,174,500
  Distributions in excess of net earnings..........   (9,798,230)   (3,146,073)
                                                    ------------  ------------
                                                     226,929,598   150,181,755
                                                    ------------  ------------
    Total liabilities and shareholders' equity..... $364,913,772  $228,040,913
                                                    ============  ============

         See accompanying notes to the consolidated financial statements.

                             CWS COMMUNITIES TRUST

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                         1999         1998
                                                      -----------  -----------
Income:
  Net rental income.................................  $36,980,207  $19,987,784
  Management fees...................................      358,597      579,449
  Other income......................................      946,776      298,421
                                                      -----------  -----------
                                                       38,285,580   20,865,654
                                                      -----------  -----------
Operating expenses:
  Operating and maintenance.........................   10,325,145    5,156,804
  Depreciation and amortization.....................    7,360,241    6,899,340
  General and administrative........................    4,856,428    3,734,008
  Real estate taxes and insurance...................    2,803,034    1,416,932
                                                      -----------  -----------
                                                       25,344,848   17,207,084
                                                      -----------  -----------
Interest expense (income):
  Interest expense, net.............................    4,219,315    1,143,422
  Interest income...................................     (926,243)    (335,835)
                                                      -----------  -----------
                                                        3,293,072      807,587
                                                      -----------  -----------
Earnings before minority interest and equity in CWS
 Management Services Incorporated...................    9,647,660    2,850,983
Equity in CWS Management Services Incorporated......   (1,712,189)  (1,015,714)
Minority interest...................................   (1,379,799)    (280,339)
                                                      -----------  -----------
Net income..........................................  $ 6,555,672  $ 1,554,930
                                                      ===========  ===========
Weighted average common shares outstanding (basic)..   21,637,649   13,395,341
                                                      ===========  ===========
Weighted average common shares outstanding
 (diluted)..........................................   21,672,841   16,332,115
                                                      ===========  ===========
Basic earnings per share............................  $       .30  $       .12
                                                      ===========  ===========
Diluted earnings per share..........................  $       .30  $       .11
                                                      ===========  ===========

         See accompanying notes to the consolidated financial statements.

                             CWS COMMUNITIES TRUST

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                              SHARES OF BENEFICIAL
                                    INTEREST
                              (250,000,000 SHARES
                                  AUTHORIZED)
                              --------------------
                                        SERIES B
                              SERIES A CONVERTIBLE  ADDITIONAL  (DISTRIBUTIONS
                               COMMON    COMMON      PAID-IN     IN EXCESS OF
                               SHARES    SHARES      CAPITAL    NET EARNINGS)
                              -------- ----------- ------------ --------------
Balances at December 31,
 1997........................ $ 91,620    $ --     $ 91,528,057  $    223,264
  Issuance of shares.........   61,708               61,646,443
  Shareholder distributions..                                      (4,924,267)
  Net income.................                                       1,554,930
                              --------    -----    ------------  ------------
Balances at December 31,
 1998........................  153,328      --      153,174,500    (3,146,073)
                              --------    -----    ------------  ------------
  Issuance of shares.........   83,400      --       83,316,600
  Shareholder distributions..                                     (13,207,829)
  Net income.................                                       6,555,672
                              --------    -----    ------------  ------------
Balances at December 31,
 1999........................ $236,728    $ --     $236,491,100  $ (9,798,230)
                              ========    =====    ============  ============


        See accompanying notes to the consolidated financial statements.

                             CWS COMMUNITIES TRUST

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                        1999          1998
                                                    ------------  ------------
Operating activities:
  Net income....................................... $  6,555,672  $  1,554,930
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization....................    7,360,241     6,899,340
  Amortization of debt issuance costs..............      106,535           --
  Minority interest................................    1,379,799       280,339
  Loss from investment in CWS Management Services
   Incorporated....................................    1,712,189     1,015,714
  Changes in operating assets and liabilities:
    Accounts and other receivables.................     (674,675)     (291,280)
    Due from affiliates............................   (2,072,911)   (1,229,976)
    Other assets...................................   (1,177,811)     (259,698)
    Accounts payable and accrued expenses..........      906,258     2,611,968
    Accrued real estate taxes......................      185,650       212,528
    Resident security deposits.....................      359,190       672,789
    Prepaid rent...................................       72,090        38,986
                                                    ------------  ------------
      Net cash provided by operating activities....   14,712,227    11,505,640
                                                    ------------  ------------
Investing activities:
  Construction of and acquisition of real estate
   investments.....................................  (79,941,681)  (71,783,594)
  Mortgage receivable originations.................      (19,830)   (3,217,750)
  Due from affiliates..............................     (277,329)   (1,048,446)
  Costs incurred to obtain and develop real
   estate..........................................     (100,698)   (2,120,712)
  Escrow deposits..................................    1,498,011    (3,254,326)
  Other real estate assets.........................     (582,382)     (617,716)
                                                    ------------  ------------
      Net cash used in investing activities........  (79,423,909)  (82,042,544)
                                                    ------------  ------------
Financing activities:
  Debt issuance costs..............................     (802,600)      (18,739)
  Proceeds from revolving credit facility..........   30,929,173           --
  Proceeds from issuance of mortgages payable......          --     17,247,242
  Principal payments on mortgages payable..........  (23,556,758)          --
  Distributions payable to shareholders............    4,545,328           --
  Distributions to shareholders and limited
   partners........................................  (16,471,063)   (6,146,002)
  Proceeds from the sale of shares.................   83,400,000    61,708,151
  Receivables from minority unitholders............  (14,187,068)          --
                                                    ------------  ------------
      Net cash provided by financing activities....   63,857,012    72,790,652
                                                    ------------  ------------
Net change in cash and cash equivalents............     (854,670)    2,253,748
Cash and cash equivalents at beginning of the
 year..............................................    2,997,701       743,953
                                                    ------------  ------------
Cash and cash equivalents at end of the year....... $  2,143,031  $  2,997,701
                                                    ============  ============
Interest paid...................................... $  4,176,338  $  1,064,819
                                                    ============  ============

        See accompanying notes to the consolidated financial statements.

                             CWS COMMUNITIES TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and formation

   CWS Communities Trust (the "Company") was formed under the laws of the state of Maryland on November 26, 1997, to be a self-administered and self-managed real estate investment trust ("REIT"). The Company acquired a sole general partnership interest in CWS Communities LP (the "Operating Partnership") and at December 31, 1999 owns 82.7% of the general partnership interests in the Operating Partnership. The Company has been formed for the purpose of acquiring, developing, managing and owning manufactured housing communities. At December 31, 1999, 94.2% of the Company's outstanding shares of beneficial interest are constructively owned by Security Capital Holdings S.A. ("HOLDINGS"), a wholly-owned subsidiary of Security Capital U.S. Realty ("USREALTY").

 Principles of consolidation

   The consolidated financial statements include the accounts of CWS Communities Trust, its 82.7% ownership in CWS Communities LP, its wholly-owned subsidiary, CWS Kennesaw LLC, which was formed on July 20, 1998 for the purpose of managing, operating and leasing the community commonly known as Woodlands of Kennesaw, and CWS Greenbriar LLC, wholly-owned by the Company and CWS Greenbriar, LP (1% owned by CWS Greenbriar LLC, and 99% owned by the Operating Partnership), formed December 17, 1999 for Greenbriar Colony Community. The Operating Partnership also owns a 94.7% non-voting economic interest in CWS Management Services Incorporated ("the Manager") which was formed on March 6, 1998. The Operating Partnership's ownership in the Manager will increase to 95% over the period from March 6, 1998 through March 31, 2000, as goodwill contributed to the Manager is earned (See Note 9--Merger and contribution agreement/goodwill). The Manager conducts the Company's third-party management and home brokerage operations and, due to the non-voting nature of the Operating Partnership's ownership interest in the Manager, is accounted for using the equity method of accounting.

 Revenue recognition

   Revenues from rent as well as operating cost recoveries from residents, including trash pickup, cable television, ad valorem taxes, sewer and R/V storage, are recognized in the period when the revenues or recoveries are earned. The Operating Partnership leases its homesites under operating leases with initial terms typically of one year. A majority of the Operating Partnership's leases range from periods of one month to one year; however, leases can extend for periods up to five years.

 Real estate investments and related depreciation

   Costs related directly to the development and improvement of real estate are capitalized; ordinary repairs and maintenance are expensed as incurred. Depreciation is computed on a straight-line basis over the expected economic useful lives, which are principally 10 to 30 years for buildings and improvements and 5 to 7 years for other real estate assets which are comprised principally of furniture and fixtures.

   The Company periodically reviews the carrying value of each property to determine if circumstances exist indicating that the carrying amount of long-lived assets, on an individual community basis has been impaired, or that depreciation periods should be modified. If facts or circumstances support the possibility of impairment, the Company will prepare a projection of the undiscounted future cash flows without interest charges, of the specific property, and determine if the property's carrying amount is recoverable based on the undiscounted future cash flows. If an impairment is indicated, an adjustment will be made to the carrying amount based on the difference between the sum of the expected future discounted net cash flows and the carrying amount of the

                             CWS COMMUNITIES TRUST
asset. Impairment losses are recognized in operating income as they are determined. As of December 31, 1999, no impairment losses have been incurred.

 Capitalized interest

   The Company capitalizes interest as part of the cost of real estate projects during construction periods. During the year ended December 31, 1999 and 1998, $175,631 and $44,877 of interest was capitalized, respectively.

 Cash and cash equivalents

   Cash and cash equivalents include all cash and investments with original maturities of three months or less.

 Escrow deposits

   Escrow deposits consist of funds on deposit with sellers for the potential purchase of real estate investments.

 Deferred acquisition costs

   Deferred acquisition costs includes deferred costs associated with the acquisition and development of manufactured home communities. Upon acquisition of a particular community, costs relating to such community are capitalized as part of real estate investments. If a particular community is not acquired, such costs are expensed in the period in which the acquisition was terminated.

 Income taxes

   The Company elected real estate investment trust ("REIT") status under the Internal Revenue Code of 1986, as amended. REITs are not required to pay federal income taxes if minimum distribution, income, asset and shareholder tests are met and, accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements. The Manager is taxed as a separate entity.

   Earnings and profits, which will determine the taxability of distributions to shareholders, will differ from income reported for financial reporting purposes primarily due to the differences between book and tax depreciation.

 Redeemable common shares

   Redeemable common shares includes certain Class A common shares and all of the Class B convertible common shares (see Note 9--Shareholders Agreement).

 Minority interest

   Minority interest represents limited partners' proportionate share of the equity in the Operating Partnership, of which the Company has a majority ownership interest and the accounts of which are consolidated into the Company. Income is allocated to minority interest based on the weighted average percentage ownership held by the limited partners during the year.

                             CWS COMMUNITIES TRUST

 Use of estimates

   The Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities, and related revenues and expenses, to prepare these financial statements in accordance with generally accepted accounting principles. Actual results could differ from those estimates.

 Fair value of financial instruments

   The Company has estimated the fair value of its financial instruments at December 31, 1999 and 1998 as required by Statement of Financial Accounting Standards No. 107. The Company reports the carrying amount of cash and cash equivalents and mortgage receivables at cost which approximates fair value due to the short maturity of these instruments. The carrying amount of the Company's borrowings approximates fair value due to the Company's ability to obtain such borrowings at comparable interest rates.

 Reclassifications

   Certain reclassifications have been made to the prior year balances to conform with the current year presentation. These reclassifications had no effect on net income or shareholders' equity as previously reported.

2. REAL ESTATE INVESTMENTS

   As of December 31, 1999 and 1998, the Company owned thirty-seven and twenty-three operating communities, respectively, located in eight states throughout the country. The following table reflects property ownership by state and the percentage of revenue by state for the largest states:

                                                                      PERCENT
                                                        NUMBER OF    OF TOTAL
                                                       PROPERTIES    REVENUES
                                                       ------------  ----------
   STATE                                               1999   1998   1999  1998
   -----                                               -----  -----  ----  ----
   Florida............................................    15      5  37.9% 34.9%
   Texas..............................................    10      7  22.7  16.7
   Georgia............................................     5      5  12.6  12.7
   California.........................................     3     --  11.1   --
   Other..............................................     4      6  15.7  35.7
                                                       -----  -----  ----  ----
                                                          37     23   100   100
                                                       -----  -----  ----  ----

   Real estate investments at December 31, 1999 and 1998 consist of the following:

                              DECEMBER 31, 1999            DECEMBER 31, 1998
                         ---------------------------- ----------------------------
                                         NUMBER OF                    NUMBER OF
                                         HOMESITES                    HOMESITES
                          INVESTMENT   (UNAUDITED)(1)  INVESTMENT   (UNAUDITED)(1)
                         ------------  -------------- ------------  --------------
Operating communities... $349,243,533      14,097     $212,736,872      8,051
Communities under
 construction...........    2,020,202         311        1,468,763        410
Land held for
 development............    4,340,906         583        1,944,500        277
Other real estate
 assets.................    1,642,642         --         1,060,260        --
                         ------------      ------     ------------      -----
  Total real estate
   investments..........  357,247,283      14,991      217,210,395      8,738
  Less accumulated
   depreciation.........  (14,227,270)                  (7,112,891)
                         ------------                 ------------
    Net real estate
     investments........ $343,020,013                 $210,097,504
                         ============                 ============

--------
(1) Homesite information is based upon management's estimates and has not been audited by the Company's independent accountants.

                             CWS COMMUNITIES TRUST

   Depreciation expense of real estate investments for the years ended December 31, 1999 and 1998 was $7,114,379 and $6,697,875. Effective January 1, 1999, the
Company changed its estimated useful lives from 20 to 30 years for buildings and improvements. In the opinion of management, 30 years more appropriately reflects anticipated useful lives of such assets. The effect of this change on net income for the year ended December 31, 1999 was to increase net income by approximately $3.3 million and $.15 per share.

3. MORTGAGES RECEIVABLE

   On April 17, 1998, the Company loaned Creekside Mobile Community Investors funds for the payment of a mortgage loan associated with a community (one of the unacquired CWS "25," see Note 9--Merger and contribution agreement/goodwill). In addition, various individual manufactured home mortgages were acquired by the Company upon the acquisitions of Green River and Los Ranchos, manufactured home communities, on November 13, 1998 and May 21, 1999, respectively. The Creekside, Green River and Los Ranchos mortgages receivable are collateralized by the community and homes, respectively, from which they were originated.

   The following table summarizes mortgages receivable as of December 31, 1999 and 1998:

             # OF     INTEREST                                  BALANCE AT BALANCE AT
  MAKER    MORTGAGES    RATE    MATURITY DATE      PAYMENTS      12/31/99   12/31/98
  -----    ---------  --------  -------------      --------     ---------- ----------
Creekside      1     Libor + 2% March 31, 2000 Interest monthly $2,891,350 $2,891,350
 Mobile                                          principal at
 Community                                         maturity
 Investors
Various    23 (1999)                            Principal and      346,230    326,400
           21 (1998)                               interest
                                                   monthly
                                                                ---------- ----------
                                                                $3,237,580 $3,217,750
                                                                ========== ==========

   Scheduled repayments of mortgages receivable at December 31, 1999 are as follows:

    2000............................................................. $2,910,873
    2001.............................................................     21,407
    2002.............................................................     20,994
    2003.............................................................     21,670
    2004.............................................................     22,976
    Thereafter.......................................................    239,660
                                                                      ----------
                                                                      $3,237,580
                                                                      ==========

4. INVESTMENT IN CWS MANAGEMENT SERVICES INCORPORATED

   The Operating Partnership accounts for its 94.7% investment in the Manager using the equity method of accounting due to the non-voting nature of the Operating Partnership's ownership interest. As stated in the Articles of Incorporation of the Manager, the non-voting shares held by the Operating Partnership are entitled to 95% of the income and loss from the Manager.

                             CWS COMMUNITIES TRUST

   The following is summarized financial information of the Manager as of and for the years then ended December 31, 1999 and 1998.

                                                          1999         1998
                                                       -----------  -----------
   BALANCE SHEET
   Inventory in manufactured homes.................... $ 2,511,961  $ 1,876,576
   Goodwill, net......................................   3,859,607    2,462,865
   Total assets.......................................   7,297,787    5,097,505
   Due to affiliates..................................   4,639,675    2,125,313
   Total equity.......................................   2,308,386    2,357,224
                                                          1999         1998
                                                       -----------  -----------
   INCOME STATEMENT
   Home sales......................................... $ 3,072,350  $ 3,519,133
   Gross profit.......................................     934,609      504,313
   Management fees, related party.....................     324,499      248,731
   Total operating costs..............................   2,836,624    1,557,508
   Net loss...........................................  (1,802,304)  (1,069,173)

5. REVOLVING CREDIT FACILITY

   The Operating Partnership entered into a $50 million revolving line of credit with Bank of America, N.A. as agent for a syndicate of lenders, on September 15, 1999. The credit facility is collateralized by certain communities. The agreement is effective through September 15, 2001, with an option to renew for one-year extensions with the approval of Bank of America and participating lenders. Borrowings bear interest at the LIBOR or Base Rate plus the applicable margins (which range from 1.5% to 1.75%) depending on the Operating Partnership's previous quarter-end debt ratio. The Company is charged a fee of .20% or .25% per annum depending on the average unfunded line of credit balance and the aforementioned debt ratio.

   The line of credit contains various financial and other covenants applicable to the Company and Operating Partnership, including a liabilities to total asset ratio, a tangible net worth ratio, an interest expense and fixed coverage ratio, and liquidity ratio. As of December 31, 1999 there was $30.9 million outstanding under this line of credit and the Company and Operating Partnership were in compliance with all covenants.

6. MORTGAGES PAYABLE

   Mortgages payable are subject to certain financial debt covenants including, but not limited to, maintaining a Tangible Net Worth (defined as total shareholder's equity less intangible assets) minimum value; a ratio of total assets to total liabilities; and a ratio of earnings before interest, taxes, depreciation, and amortization (EBITDA) to interest expense. Additionally, the mortgages are collateralized by the communities to which they relate.

                             CWS COMMUNITIES TRUST

   Mortgages payable consisted of the following at December 31, 1999 and 1998:

                                                                        PRINCIPAL BALANCE AT
                                                                       -----------------------
                                     MATURITY         INTEREST
       COMMUNITY          LOCATION     DATE             RATE           12/31/1999  12/31/1998
       ---------         ---------- ---------- ----------------------- ----------- -----------
Tierra West............. New Mexico 03/30/2000 Libor + 1.5% or          $1,000,000 $ 1,000,000
                                               Prime Rate(3)(4)
Arlington Lakeside......   Texas    09/15/1999 Libor + 1.5% or                 --    3,224,464
                                               Prime Rate(3)(4)
Northwood...............   Texas    09/15/1999 Libor + 1.5% or                 --    4,991,250
                                               Prime Rate(3)(4)
Stone Mountain..........  Georgia   09/15/1999 Libor + 1.5% or                 --    4,257,884
                                               Prime Rate(3)(4)
Grand Place.............   Texas    09/15/1999 Libor + 1.5% or                 --    3,791,840
                                               Prime Rate(3)(4)
Green River............. California 10/15/2004 7.99%                     7,802,600   8,038,808
Woodlands of Kennesaw...  Georgia   06/01/2001 9.47%                     4,116,056   4,169,600
Parkwood Communities....  Florida   08/15/2003 Libor + 1.25% or          2,329,848         --
                                               7.5%
                                               whichever is greater(5)
Parkwood Communities....  Florida   12/12/2002 Libor + 1.25% or          1,433,696         --
                                               7.5%
                                               whichever is greater(5)
Parkwood Communities....  Florida   05/01/2006 8.50%                       955,302         --
Lakeside Terrace........  Florida   10/01/2001 7.75%                     3,059,170         --
Los Ranchos............. California 11/01/2003 8.50%                     2,148,459         --
Crystal Lake............  Florida   01/14/2000 8.00%(6)                    147,871         --
Crystal Lake............  Florida   01/14/2000 8.00%(6)                    403,155         --
Crystal Lake............  Florida   01/14/2000 8.00%(6)                    107,033         --
Kings Manor.............  Florida   01/14/2000 8.00%(6)                    194,937         --
Palm Valley.............  Florida   01/14/2000 8.00%(6)                  1,230,432         --
Shadow Hills............  Florida   01/14/2000 8.00%(6)                    416,675         --
Sunset Palms............  Florida   01/14/2000 8.00%(6)                    730,595         --
University Village......  Florida   01/14/2000 8.00%(6)                  1,830,794         --
Palm Valley.............  Florida   10/31/2000 7.97%                    10,000,000         --
Sunset Palms............  Florida   09/30/2001 8.27%                     6,768,887         --
Beacon Hill Colony......  Florida   09/30/2004 7.25%                     3,000,000         --
                         ---------- ---------- ----------------------- ----------- -----------
                                                                       $47,675,510 $29,473,846
                                                                       =========== ===========

--------
(1) Payments are interest only payable monthly with the full principal balance due at maturity.
(2) Payments are interest and principal payable monthly.
(3) Rate at December 31, 1998 was 6.53% (Libor + 1.5%). The weighted average interest rate of these combined loans for the year ended December 1998 was 7.14%.
(4) Rate at December 31, 1999 was 7.66% (60 day Libor + 1.5%). The weighted average interest rate of these combined loans for the year ended December 31, 1999 was 6.77%.
(5) Rate at December 31, 1999 was 7.71% (30 day Libor + 1.25%). The weighted average interest rate of these combined loans for the year ended December 31, 1999 was 7.65%.

                             CWS COMMUNITIES TRUST

(6) Amounts were repaid on January 14, 2000.

   Scheduled principal payments on the mortgages payable at December 31, 1999 are as follows:

      2000.......................................................... $17,253,565
      2001..........................................................  14,808,540
      2002..........................................................   2,491,708
      2003..........................................................   5,067,442
      2004..........................................................   7,295,362
      Thereafter....................................................     758,893
                                                                     -----------
                                                                     $47,675,510
                                                                     ===========

7. EARNINGS PER SHARE

   The Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), which establishes standards for computing and presenting earnings per share (EPS). Basic EPS excludes the effect of potentially dilutive securities while diluted EPS reflects the potential dilution that would occur if dilutive securities or other contracts to issue common shares were exercised, converted into, or resulted in the issuance of common shares that then shared in the earnings of the Company. The following table provides a reconciliation from basic earnings per share to diluted earnings per share for the years ended December 31, 1999 and 1998:

                              DECEMBER 31, 1999            DECEMBER 31, 1998
                         ---------------------------- ----------------------------
                                                PER                          PER
                                               SHARE                        SHARE
                           INCOME     SHARES   AMOUNT   INCOME     SHARES   AMOUNT
                         ---------- ---------- ------ ---------- ---------- ------
BASIC EPS
 Net income............. $6,555,672 21,637,649 $0.30  $1,554,930 13,395,341 $0.12
                                               -----                        -----
EFFECT OF DILUTIVE
 SECURITIES
 Minority interest......        --         --            280,339  2,936,774
 Effect of stock
  options...............        --      35,192               --         --
                         ---------- ----------        ---------- ----------
DILUTED EPS
 Income available to
  common shares and
  assumed conversions... $6,555,672 21,672,841 $0.30  $1,835,269 16,332,115 $0.11
                         ========== ========== =====  ========== ========== =====

   Options to purchase 427,621 and 767,522 common shares at prices of $10.50 and $10, respectively, per share were outstanding during 1999 and 1998, respectively, but were not included in the computation of diluted EPS because the options' exercise price was greater than or equal to the estimated fair market value of the common shares. The options expire 10 years from the date of grant, or upon termination of employment or death. In addition to the above, minority interest shares totaling 4,549,711 on a weighted average basis, were not included in the 1999 calculation because the effect of their inclusion is anti dilutive.

8. SHAREHOLDERS' EQUITY

   The Company's capital structure consists of Class A common shares of beneficial interest ("Class A shares") and Class B convertible common shares of beneficial interest ("Class B shares"). The outstanding Class A shares do not have redemption or conversion rights or the benefit of any sinking fund. In the event of liquidation, dissolution or winding up of the Company, the holders of Class A shares are entitled to receive ratably, the assets remaining after satisfaction of all liabilities and payment of preferences and accrued

                             CWS COMMUNITIES TRUST
dividends, if any, on the Company's shares ranking senior to the Class A shares. The rights of holders of Class A shares are subordinate to the rights and preferences established by the Company's board of trustees for any preferred shares, which may subsequently be issued.

   The Class B shares shall be entitled to participate with each Class A share in an amount equal to the product of (a) the participation to which the holder of one Class A common share is entitled, multiplied by (b) the applicable Subscription Factor (See Note 9--Merger and contribution agreement/goodwill) as of the date of the determination of the shareholders entitled to such participation right. Class B shares are convertible at any time prior to the Automatic Conversion Date (See Note 9--Merger and contribution agreement/goodwill) to Class A shares using the product of one Class A share multiplied by the applicable Subscription Factor.

   The Company's board of trustees is authorized to issue from the authorized but unissued shares of the Company, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of such series.

   Between December 5, 1997 and December 31, 1999, the Company closed on a series of private offerings to HOLDINGS which resulted in the issuance of 23,615,858 Class A shares of beneficial interest at $10 per share for a total amount of $236,158,578.

   The Company's Declaration of Trust seeks to preserve its REIT status by restricting any shareholder from owning more than 9.8% of the Company's shares of beneficial interest, other than HOLDINGS, Byron L. Williams ("Williams"), or Steven J. Sherwood ("Sherwood").

9. OPERATING AGREEMENTS

   In conjunction with the formation of the Company and related entities, the Company entered into a series of agreements which established the initial capitalization of the Company, established terms of various aspects of the operations of the Company and consummated agreements with certain shareholders. The nature and the terms of these agreements and the impact on these consolidated financial statements are discussed below.

 Investor agreement

   On December 1, 1997, HOLDINGS, USREALTY and the Company entered into an investor agreement whereby HOLDINGS agreed to purchase up to 30 million shares at $10 per share. As of December 31, 1999, HOLDINGS has completed the purchase of 23,615,858 shares. As long as HOLDINGS owns at least 10% or more of the shares outstanding, it will have certain rights regarding appointment of trustees to the board of trustees and a non-voting consultant to the investment committee of the Company's board of trustees. As long as HOLDINGS and its affiliates own at least 20% of the shares outstanding, USREALTY will have certain rights regarding approval of budgets, operating plans, property acquisitions or sales, changes in executive officers and sales of shares.

 Merger and contribution agreement/goodwill

   On March 6, 1998, USREALTY, HOLDINGS, Clayton, Williams and Sherwood, Inc. ("CWS"), the Company, the Operating Partnership, CWS Communities Incorporated, the Manager, Castlewood Brokerage Joint Venture ("CBJV"), Sherwood and Williams entered into a contribution agreement, as discussed below, whereas the parties agreed, subject to certain terms and conditions, the following: (a) the merger as discussed

                             CWS COMMUNITIES TRUST
below, between CWS and CWS Communities Incorporated (a qualified REIT subsidiary wholly-owned by the Company used to facilitate the merger); (b) the contribution by Williams and CBJV of various contract rights to the Operating Partnership in exchange for units of the Operating Partnership; (c) the contribution of the right to purchase 25 CWS communities (CWS "25"), owned in part by the parties mentioned above, to the Operating Partnership for units of limited partnership interests in the Operating Partnership and other consideration; and, (d) the advance by USREALTY to HOLDINGS of all necessary funds for HOLDINGS to acquire shares of beneficial interest of the Company in exchange for cash to be used in the purchase of the CWS "25" pursuant to the investor agreement.

   The following summarizes the shares, units and assets exchanged as a result of the Merger and contribution agreement under the purchase method of accounting assuming all of the CWS "25" are ultimately acquired by the Company:

   Value of Class A shares and B shares of the Company exchanged for CWS in merger............................................ $ 15,436,077
   Value of Class A and B units of the Operating Partnership
    exchanged for certain contract rights held by Williams and
    CBJV.........................................................    6,194,410
                                                                  ------------
   Total consideration...........................................   21,630,487
   Less: Assets contributed by CWS...............................     (328,155)
                                                                  ------------
   Excess consideration..........................................   21,302,332
   Less:
   Consideration recognized on the acquisition of 21 of the CWS
    "25" as of December 31, 1999.................................  (19,162,517)
                                                                  ------------
   Excess consideration to be recognized upon acquisition of the remaining CWS "25"........................................... $  2,139,815
                                                                  ============

   As a result of the above, in connection with the purchase of twelve and nine communities, respectively, from the CWS "25" during 1999 and 1998 the Company has recorded the following amounts:

                                                            1999        1998
                                                         ----------- ----------
   Property purchase options............................ $ 7,165,412 $4,752,766
   Goodwill allocated to the Operating Partnership......   1,488,291  1,325,706
   Goodwill allocated to the Manager....................   1,753,466  2,676,876
                                                         ----------- ----------
   Consideration recognized in 1999 and 1998............ $10,407,169 $8,755,348
                                                         =========== ==========

   At December 31, 1999, of the consideration exchanged, $1,941,462 is represented by Class A shares or units. The remaining goodwill and allocated excess consideration for property purchase options is represented by Class B units or shares valued at $17,221,055. The remaining unearned value of the Class B units and shares are recognized as the remaining CWS "25" communities are acquired ending on the automatic conversion date, which was extended from December 31, 1999 to March 31, 2000. At such time, the Class B shares/units will be converted to the number of Class A shares/units which equals the product of (a) one Class A share and (b) the applicable subscription factor (calculated as the ratio of qualifying properties and substitute properties purchased to the total initial value of the initial CWS "25" communities) as of the automatic conversion date.

   Excess consideration paid for the option to purchase the CWS "25" communities is capitalized to the individual properties upon closing based on the fair value of the property acquired in relation to the total estimated fair value of the CWS "25" communities.

   Goodwill is amortized utilizing the straight-line method over a period of ten years beginning March 6, 1998. For the years ended December 31, 1999 and 1998, the Company had recognized $217,022 and $90,247, respectively, in amortization related to the goodwill.

                             CWS COMMUNITIES TRUST

   Additionally, the Company has agreed to pay brokerage commissions in the amount of 3% of the purchase price of the CWS "25" to affiliates as each community is acquired. In connection with this obligation, the Company has issued 640,013 Class B units of the Operating Partnership to the affiliates. As the communities are purchased, the value of the units is capitalized to the individual community purchased. As of December 31, 1999 and 1998, approximately $5,696,000 and $2,300,000 has been capitalized to the individual communities, respectively.

 Shareholders' agreement

   On March 6, 1998, USREALTY, HOLDINGS, Sherwood, Steven Sherwood Trust, Zachary Sherwood S Trust, Williams, The BBC-Williams Family Living Trust and the Company (collectively referred to as the "Shareholders") entered into a Shareholders' Agreement. Among other provisions of the agreement, the agreement nominated Sherwood and Williams as trustees of the Company until such time as certain events occur.

 Redeemable common shares

   In addition, the Shareholders agreed to a put option allowing certain shareholders to cause the Company to purchase their Class A and B shares, subject to certain provisions, at a purchase price of $10 per share/unit. As the exercise of the put option is beyond the control of the Company, such stock is reflected as redeemable common shares and is not considered equity of the Company. At December 31, 1999 and 1998, redeemable common shares include 160,295 Class A shares and 1,383,314 Class B shares of the Company.

 Corporate services agreement

   The Corporate Services Agreement was entered into by and among MHC Trading LLC, a Delaware limited liability company and related party ("MHC"), the Operating Partnership and the Manager, whereby, certain officers and employees of the Operating Partnership and the Manager would continue to perform management services for third party communities and the CWS 25 communities previously managed by MHC through March 31, 2000, provided that the services will end upon the (a) acquisition of the CWS community by the Operating Partnership, or (b) the assignment of the property management contract for any third-party properties to the Manager. In exchange for the services provided, MHC pays a management fee to the Operating Partnership and the Manager. For the years ended December 31, 1999 and 1998, the Operating Partnership and the Manager earned $358,597 and $579,449 and $324,499 and $248,731, respectively, in fees related to this agreement. In addition, MHC reimburses the Operating Partnership for a portion of the payroll expense related to these officers and employees. For the years ended December 31, 1999 and 1998, the Operating Partnership received $61,109 and $104,607, respectively, in payroll reimbursements.

 Consulting agreement with Williams

   The Operating Partnership entered into a contract with Williams to employ his services in relation to the acquisition of portfolios of existing manufactured home communities consisting of at least 3 communities with an aggregate value of not less than $25,000,000 over a period of 48 months which began March 6, 1998. During this period, Williams will be paid a commission of 1.5% (payable in units of the Operating Partnership) of the adjusted sales price of each portfolio of communities identified by Williams and subsequently acquired by the Operating Partnership. Upon request, Williams can defer receipt of up to $3.5 million of the above commissions. The Operating Partnership will also reimburse Williams for travel expenses and other out-of-pocket costs or expenses incurred by Williams related to performance under this agreement, subject to a pre-approved budget. Additionally, the Operating Partnership has agreed to furnish Williams an office for a six-year period commencing March 6, 1998 or until he ceases to be a trustee of the Company. As of December 31, 1999, no commissions have been paid or are due.

                             CWS COMMUNITIES TRUST

 Development opportunity agreement with Sherwood

   On March 6, 1998, the Operating Partnership entered into a development opportunity agreement with Sherwood regarding four previously identified manufactured home communities. The Operating Partnership has the right to develop, own and operate any of the four communities. Sherwood will be paid a cash fee if the acquired community's operating results meet certain pre-established thresholds. In addition, Sherwood is entitled to receive the difference between the agreed upon value of the community and the actual price paid to acquire three of the communities. One community was acquired in 1998 by the Operating Partnership.

 Employment agreement with Sherwood

   The Company and Sherwood entered into a three-year Employment Agreement commencing March 6, 1998. This agreement provides for (a) an annual target bonus; (b) a long-term regular bonus payable to Sherwood on the third anniversary of the agreement if he is employed by the Company; and, (c) a long-term performance bonus, if he is employed by the Company on the third anniversary. The long-term performance bonus will be based upon the total annual return of the shares of USREALTY from March 6, 1998 through March 6, 2001.
   Both Sherwood and Williams have executed noncompete agreements regarding participation in the manufactured housing business for the period ending one year after termination of employment for Sherwood and one year after termination of Williams' engagement in portfolio acquisition for the Operating Partnership.

10. SUPPLEMENTAL CASH FLOW INFORMATION

   The following tables summarize noncash investing and financing transactions of the Company for the years ended December 31, 1999 and 1998:

                                                       1999          1998
                                                   ------------  ------------
   NONCASH INVESTING AND FINANCING ACTIVITIES:
   REAL ESTATE ASSETS ACQUIRED.................... $ 59,512,825  $ 50,937,682
   Minority interest partnership units issued.....  (13,594,422)  (35,330,839)
   Notes payable assumed..........................  (41,758,422)  (12,226,604)
   Shares issued..................................   (4,159,981)   (3,380,239)
                                                   ------------  ------------
                                                   $        --   $        --
                                                   ============  ============
   INVESTMENT IN CWS MANAGEMENT SERVICES
    INCORPORATED ACQUIRED......................... $  1,753,466  $  3,151,396
   Shares issued or earned........................   (1,753,466)   (2,430,137)
   Minority interest partnership units issued.....          --       (335,875)
   Assets contributed.............................          --       (385,384)
                                                   ------------  ------------
                                                   $        --   $        --
                                                   ============  ============
   GOODWILL ACQUIRED.............................. $  1,488,291  $  1,325,706
   Shares issued or earned........................   (1,488,291)     (702,096)
   Minority interest partnership units issued.....          --       (623,610)
                                                   ------------  ------------
                                                   $        --   $        --
                                                   ============  ============

                             CWS COMMUNITIES TRUST

11. RELATED PARTIES

 Administrative services agreement

   The Company outsources certain services to Security Capital Group, Inc., a related party to HOLDINGS and USREALTY under an administrative services agreement. Services outsourced during 1999 and 1998 included general ledger accounting, registrar and transfer agent, stock option administration and reporting, cash management, corporate tax administration, accounts payable, human resources, legal, MIS, payroll, property tax administration, and risk management. During the years ended December 31, 1999 and 1998, the Operating Partnership incurred $506,406 and $468,495, respectively, and the Manager incurred $99,705 and $33,537, respectively, of fees related to these services.

   Due from affiliates includes the following as of December 31, 1999 and 1998:

                                                            1999        1998
                                                         ----------  ----------
   Flooring receivable, Manager......................... $1,325,775  $1,048,446
   Operations funding, Manager..........................  3,313,900     829,371
   Liabilities paid on behalf of Manager................        --      247,494
   Other................................................    (11,013)    153,111
                                                         ----------  ----------
     Due from affiliates................................ $4,628,662  $2,278,422
                                                         ==========  ==========

 Flooring receivable, Manager

   On March 6, 1998, the Operating Partnership entered into an agreement with the Manager, whereby, the Operating Partnership agreed to fund the purchase of manufactured houses by the Manager. The Manager may borrow up to 85% of the purchase price of home inventory under a collateralized promissory note. The maximum unpaid principal balance shall not exceed $5 million with a maturity date of March 6, 2008. Interest accrues on the outstanding balance at 8.5% annually. The agreement calls for principal and accrued interest to be due upon the closing of each home sale. The Company earned approximately $93,485 and $71,828, respectively of interest income during 1999 and 1998 related to this agreement.

 Operations funding, Manager

   During 1999 and 1998, the Operating Partnership funded the cash flow needs of the Manager. The Operating Partnership will continue funding the Manager's operating deficits until such time as operating cash flows from the Manager become positive. On March 6, 1998, the Operating Partnership paid several liabilities on behalf of the Manager associated with the portion of CWS that was contributed to the Manager subsequent to the merger with CWS (Note 9-- Merger and contribution agreement/goodwill). Amounts outstanding are not collateralized and are noninterest-bearing.

12. INCENTIVE STOCK PROGRAM

   On June 5, 1998, the board of trustees adopted the CWS Communities Trust 1998 Long-Term Incentive Plan ("the Plan") which authorized the issuance of four million common shares and units in the form of incentive stock options, non-qualified stock options and restricted stock. The options granted during the years ended December 31, 1999 and 1998, vest over periods ranging from three to five years. In the event of termination of the participant or the plan following a change in control of the REIT (greater than 50% change in ownership), options or awards which have not otherwise expired shall become immediately exercisable and any other awards shall become fully vested. The exercise price is equal to, or greater than, the estimated fair

                             CWS COMMUNITIES TRUST
market value of the stock at the date of the grant. Options expire at the earlier of ten years from the date of grant or upon termination of employment or death.

   The Company applies APB Opinion No. 25 and related Interpretations in accounting for the Plan. No compensation has been recognized for the Plan as the Company has issued the options at an exercise price, which represents the fair market value at the date of grant. Had compensation cost for the option issuances been determined based on the fair market value at the grant date, consistent with the method provided by Statement of Financial Accounting Standards No. 123 (SFAS No. 123), the Company's pro forma net earnings for the years ended December 31, 1999 and 1998 would have been as follows:

                                                           1999       1998
                                                        ---------- ----------
   Net income attributable to common
    shares................................. As reported $6,555,672 $1,554,930
                                            Pro forma   $6,528,113 $1,554,619
   Basic earnings per share................ As reported $      .30 $      .12
                                            Pro forma   $      .30 $      .12
   Diluted earnings per share.............. As reported $      .30 $      .11
                                            Pro forma   $      .30 $      .11

   The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. The Company anticipates making awards in the future under its stock-based compensation plans.

   The following table summarizes activity under the Plan:

                                                           WEIGHTED NUMBER OF
                                                           AVERAGE  SHARES OF
                                                           EXERCISE UNDERLYING
                                                            PRICE    OPTIONS
                                                           -------- ----------
   Outstanding at December 31, 1997.......................  $  --         --
     Granted..............................................   10.00    773,022
     Exercised............................................     --         --
     Cancelled............................................   10.00     (5,500)
                                                            ------  ---------
   Outstanding at December 31, 1998.......................  $10.00    767,522
                                                            ======  =========
   Options exercisable at December 31, 1998...............  $10.00        --
                                                            ======  =========
   Weighted average fair value of options granted during
    1998..................................................  $ .007
                                                            ======
   Outstanding at December 31, 1998.......................  $10.00    767,522
     Granted..............................................   10.50    427,621
     Exercised............................................     --         --
     Cancelled............................................   10.00    (28,500)
                                                            ------  ---------
   Outstanding at December 31, 1999.......................  $10.18  1,166,643
                                                            ======  =========
   Options exercisable at December 31, 1999...............  $10.00    117,525
                                                            ======  =========
   Weighted average fair value of options granted during
    1999..................................................  $  .22
                                                            ======

   The fair value of each option grant is estimated on the date of grant using the "Black Scholes Model". The Company has assumed the following in estimating the fair value of the options: expected lives of 6.25 to 6.75 years, dividend yield of 6 to 6.1%, expected volatility of 2% and risk-free interest rates ranging from 4.51% to 6.58%.

                             CWS COMMUNITIES TRUST

   The following table summarizes information about options outstanding under the plan at December 31, 1999.

                         OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                  -------------------------------------  -----------------------
                                 WEIGHTED
                                  AVERAGE     WEIGHTED                 WEIGHTED
                                 REMAINING    AVERAGE                  AVERAGE
      RANGE OF      OPTIONS     CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
       PRICES     OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
      --------    -----------   -----------   --------   -----------   --------
      $10.00        739,022        8.78        $10.00      117,525      $10.00
      $10.50        427,621        9.92        $10.50          --       $  --

13. 401(K) SAVINGS PLAN

   Effective January 1, 1998, the Company adopted a 401(k) Savings Plan (the "Savings Plan") for its employees. Under the Savings Plan, employees, age 21 and older, are eligible to participate after they have completed sixty days of service for full-time employees and 1,000 hours of service for part-time employees. Wages eligible for contribution to the Savings Plan include bonuses, overtime pay and commissions. The Company matches 50% of employee contributions, with a maximum match of 3% of the employees pay. Total matching contributions paid by the Operating Partnership for the years ended December 31, 1999 and 1998 were $101,973 and $41,150, respectively. Participants are immediately vested in their pretax and after-tax contributions, matching contributions vest at a rate of 20% per year subsequent to completion of one full year of service.

14. COMMITMENTS AND CONTINGENCIES

   The Company is subject to environmental regulations related to the ownership, operation, development and acquisition of real estate properties. As part of the Company's due diligence procedures, the Company obtains or conducts Phase I environmental assessments on each property prior to acquisition. The Company is not aware of any environmental condition on any of its properties which is likely to have a material adverse effect on the Company's financial condition or results of operations.

   As part of the March 6, 1998 contribution agreement, the Company ("Lender") committed to advance Sherwood and Williams (the "Borrowers") funds up to a maximum of the lesser of (a) 100% of the initial fair market value of the collateral securing the loan, or (b) the amount requested by the Borrowers in writing. The collateral for the loans will be the total units held by the Borrowers. The loan agreements provide for principal payment of the loans through the use of the collateral or cash. Interest on the loans will accrue at an annual rate of 6%, increasing by one-quarter of one percent on each anniversary date of the loan agreement up to a maximum of 8.25%.

   As of December 31, 1999, $14 million has been provided to the Borrowers. In connection with these agreements, the Company earned $288,329 interest income in 1999.

   The Company, Operating Partnership and Manager are parties to various claims and routine litigation arising from the ordinary course of business; however, they do not believe that the results of any such claims and litigation, individually, or in aggregate, will have a material adverse effect on its business, financial position, or results of its operations.

15.  SUBSEQUENT EVENTS

   On January 14, 2000, the Operating Partnership paid off $5.1 million in mortgages payable. Also, on January 14, 2000, the Operating Partnership acquired 80 acres in Denver, Colorado for the development of Prairie Greens. This development community is projected to consist of 392 homesites at a total expected investment of $14.1 million. On February 2, 2000, the Operating Partnership acquired Greenbriar Colony, an operating community in Bath, Pennsylvania with 319 homesites and a total expected investment $12.4 million.

                          URBAN GROWTH PROPERTY TRUST

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Urban Growth Property Trust

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Urban Growth Property Trust and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

January 27, 2000

                          URBAN GROWTH PROPERTY TRUST

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1999 AND 1998

                                                        1999          1998
                                                    ------------  ------------
                      ASSETS
Real estate........................................ $272,729,552  $244,989,676
  Less accumulated depreciation....................   (6,319,183)   (2,369,090)
                                                    ------------  ------------
                                                     266,410,369   242,620,586
Cash and cash equivalents..........................   42,846,851     3,186,270
Restricted cash....................................    4,941,453     1,421,019
Earnest money deposits and pursuit costs...........      559,446       577,928
Accounts receivable................................    4,449,934     1,377,786
Due from affiliate.................................    1,494,408       395,314
Loan costs (net of accumulated amortization of
 $107,367 and $41,514 in 1999 and 1998,
 respectively).....................................    1,549,493       191,600
Other assets (net of accumulated amortization of
 $500,152 and $463,227 in 1999 and 1998,
 respectively).....................................    2,124,316     2,209,207
                                                    ------------  ------------
    Total assets................................... $324,376,270  $251,979,710
                                                    ============  ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Accounts payable................................. $    518,365  $    144,739
  Accrued expenses and other liabilities...........    2,030,280     1,802,753
  Real estate taxes payable........................    4,998,225     4,547,814
  Long-term debt...................................  118,668,551    56,403,693
                                                    ------------  ------------
    Total liabilities..............................  126,215,421    62,898,999
Minority interest..................................    5,478,135     5,439,644
Commitments and contingencies......................          --            --
Shareholders' equity:
  Common shares ($.01 par value per share;
   150,000,000 shares authorized, 19,061,250 and
   18,311,250 shares issued and outstanding as of
   December 31, 1999 and 1998, respectively).......      190,613       183,113
  Additional paid-in capital.......................  190,421,888   182,929,388
  Subscriptions receivable.........................          --         (1,000)
  Retained earnings................................    2,070,213       529,566
                                                    ------------  ------------
    Total shareholders' equity.....................  192,682,714   183,641,067
                                                    ------------  ------------
    Total liabilities and shareholders' equity..... $324,376,270  $251,979,710
                                                    ============  ============

   The accompanying notes are an integral part of these financial statements.

                          URBAN GROWTH PROPERTY TRUST

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                          1999        1998
                                                       ----------- -----------
Revenues:
  Base rental income.................................. $27,608,627 $14,610,753
  Percentage rent.....................................   4,964,345   2,787,796
  Gain on sale of real estate.........................     215,886         --
  Interest and other income...........................   1,082,328     484,109
                                                       ----------- -----------
    Total income......................................  33,871,186  17,882,658
                                                       ----------- -----------
Expenses:
  General and administrative..........................   3,510,120   2,769,401
  Real estate taxes...................................   6,228,093   3,280,074
  Interest expense....................................   6,377,096   3,560,557
  Depreciation and amortization.......................   4,423,171   2,308,966
  Other expense.......................................   1,184,944     430,596
                                                       ----------- -----------
    Total expenses....................................  21,723,424  12,349,594
                                                       ----------- -----------
Net income before minority interest...................  12,147,762   5,533,064
Minority interest.....................................     567,112     438,741
                                                       ----------- -----------
Net income............................................ $11,580,650 $ 5,094,323
                                                       =========== ===========
Net income per common share outstanding, basic and
 diluted.............................................. $      0.62 $      0.52
                                                       =========== ===========
Weighted average common shares outstanding............  18,632,209   9,802,349
                                                       =========== ===========


   The accompanying notes are an integral part of these financial statements.

                          URBAN GROWTH PROPERTY TRUST

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                  COMMON                ADDITIONAL                   RETAINED        TOTAL
                                  SHARES      COMMON     PAID-IN-    SUBSCRIPTIONS   EARNINGS    SHAREHOLDERS'
                                OUTSTANDING   STOCK      CAPITAL      RECEIVABLE    (DEFICIT)       EQUITY
                                -----------  --------  ------------  ------------- ------------  -------------
Balance at January 1, 1998....   1,724,300   $ 17,243  $ 17,225,757     $(2,000)   $   (441,333) $ 16,799,667
  Sale of common shares.......  16,587,050    165,871   165,704,630         --              --    165,870,501
  Cancellation of 100 shares
   of subscribed stock........        (100)        (1)         (999)      1,000             --            --
  Net income..................         --         --            --          --        5,094,323     5,094,323
  Common share distributions..         --         --            --          --       (4,123,424)   (4,123,424)
                                ----------   --------  ------------     -------    ------------  ------------
Balance at December 31, 1998..  18,311,250   $183,113  $182,929,388     $(1,000)   $    529,566  $183,641,067
  Sale of common shares.......     750,000      7,500     7,492,500         --              --      7,500,000
  Subscription received.......         --         --            --        1,000             --          1,000
  Net income..................         --         --            --          --       11,580,650    11,580,650
  Common share distributions..         --         --            --          --      (10,040,003)  (10,040,003)
                                ----------   --------  ------------     -------    ------------  ------------
Balance at December 31, 1999..  19,061,250   $190,613  $190,421,888     $   --     $  2,070,213  $192,682,714
                                ==========   ========  ============     =======    ============  ============


   The accompanying notes are an integral part of these financial statements.

                          URBAN GROWTH PROPERTY TRUST

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                      1999          1998
                                                  ------------  -------------
Cash flows from operating activities:
 Net income...................................... $ 11,580,650  $   5,094,323
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization...................    4,423,171      2,308,966
 Amortization of discount........................      131,555         72,033
 Gain on sale of real estate.....................     (215,886)           --
 Minority interest...............................      567,112        438,741
 Changes in assets and liabilities:
   Restricted cash...............................   (3,520,434)      (775,704)
   Accounts receivable...........................   (4,166,206)    (1,369,933)
   Accounts receivable from a related party......       (5,036)      (251,762)
   Other assets..................................     (162,286)    (2,208,256)
   Accounts, payable, accrued expenses and other
    liabilities..................................      295,989      1,534,278
   Real estate taxes payable.....................      450,411      3,989,053
                                                  ------------  -------------
     Net cash provided by in operating
      activities.................................    9,379,040      8,831,739
                                                  ------------  -------------
Cash flows from investing activities:
   Real estate investments.......................  (27,278,121)  (175,838,929)
   Proceeds from dispositions....................    6,576,631            --
   Construction costs............................     (308,045)    (1,637,563)
   Loan costs....................................   (1,423,746)           --
   Earnest money deposits, pursuit costs and
    other assets.................................      (49,287)       114,681
                                                  ------------  -------------
     Net cash used in investing activities.......  (22,482,568)  (177,361,811)
                                                  ------------  -------------
Cash flows from financing activities:
 Common stock issued.............................    7,500,000    165,870,501
 Subscription received...........................        1,000            --
 Common share distributions......................  (10,040,003)    (4,123,424)
 Proceeds from mortgage loan payable.............   64,000,000            --
 Principal payments on mortgage loans payable....   (6,711,105)      (436,659)
 Payments to purchase capital lease purchase
  option.........................................     (784,760)           --
 Principal payments on obligation under capital
  lease..........................................     (370,832)       (19,542)
 Distributions to minority interest..............     (830,191)      (796,558)
                                                  ------------  -------------
   Net cash provided by financing activities.....   52,764,109    160,494,318
                                                  ------------  -------------
     Net change in cash and cash equivalents.....   39,660,581     (8,035,754)
Cash and cash equivalents at beginning of
 period..........................................    3,186,270     11,222,024
                                                  ------------  -------------
Cash and cash equivalents at end of period....... $ 42,846,851  $   3,186,270
                                                  ============  =============
Supplemental schedule of non-cash investing and
 financing activities:
 Assumption of existing notes payable in
  conjunction with real estate acquired.......... $  6,000,000  $  39,310,191
 Fully depreciated assets written off............      104,013            --
 Minority interest contributed...................      301,570        437,543
Supplemental cash flow information:
 Interest paid including capitalized............. $  6,981,492  $   3,279,296
 Capitalized interest............................      298,977            --

   The accompanying notes are an integral part of these financial statements.

                          URBAN GROWTH PROPERTY TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 General

Urban Growth Property Trust (the "Company"), is a privately held company incorporated in the State of Maryland on September 27, 1996. At December 31, 1999 and 1998, 98.8% and 98.7%, respectively, of the Company's shares of common stock outstanding were owned by Security Capital Holdings, S.A. ("Holdings"), a wholly-owned subsidiary of Security Capital U.S. Realty ("USRealty"). The Company qualifies as a real estate investment trust for Federal income tax purposes.

The Company owns a 100% interest (partially direct and partially indirect) in Urban Growth Property Limited Partnership ("UGPLP"), which was created in July 1998 to acquire, develop and own parking garages. The Company contributed cash and all of its real estate in consideration for substantially all of the partnership units of UGPLP upon formation. As of December 31, 1999, the Company's portfolio consisted of 26 operating properties with a combined number of parking stalls in excess of 17,000 in twelve target markets in the United States. The Company also owns three development properties that will have an additional 3,100 parking stalls.

The Company owns 50% interests in two limited liability companies and an 81.3% interest in a general partnership, each of which owns a parking garage in the downtown Chicago area. These interests are owned by the Company through its ownership of UGPLP.

The Company also owns an undivided 78% interest in a downtown Chicago parking facility. The remaining 22% is owned by certain shareholders of a related third party operator of certain of its garage facilities, InterParking Incorporated ("IPI"). The Company accounts for its ownership by recording its share of the parking facility's assets, liabilities, income and expense in the accompanying financial statements.

 Basis of Presentation

The accompanying financial statements of the Company have been prepared on a consolidated basis which includes the accounts of the Company, its affiliated limited liability companies, and its majority-owned partnership. All significant intercompany balances have been eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

Any instruments which have an original maturity of ninety days or less when purchased are considered cash equivalents. Cash and cash equivalents consist of cash in bank accounts and funds invested in money market funds.

 Restricted Cash

Restricted cash represents escrow and reserve funds for real estate taxes and capital improvements established pursuant to the mortgage financing agreements.

                          URBAN GROWTH PROPERTY TRUST

                           DECEMBER 31, 1999 AND 1998


 Reclassifications

Certain items presented in the financial statements for prior periods have been reclassified to conform with current classifications.

 Fair Value of Financial Instruments

The fair value of the Company's long-term debt has been estimated based on the current rates available to the Company for debt of the same remaining maturities. The Company considers their carrying value to be a reasonable estimation of their fair value.

 Real Estate and Depreciation

Real estate is carried at cost. During 1998, the Company acquired controlling interests in certain affiliated companies. The excess of amounts paid over the historical cost of the affiliated companies' assets was allocated to the underlying real estate properties. Costs directly related to the acquisition, renovation, or development of real estate are capitalized. Real estate also includes capitalized interest of $298,977 in 1999 and none in 1998 in accordance with the capitalized interest policy described below.

Depreciation is computed using the straight-line method over estimated useful lives up to forty years for buildings and improvements, and five to seven years for furniture and equipment.

The Company has established standards to review its long-lived assets for potential impairment. Based on such a review as of December 31, 1999, there are no impairments to the carrying values of long-lived assets that would have a material impact on the Company's financial statements.

 Capitalized Interest

The Company capitalizes interest costs incurred during the construction period of qualifying projects.

 Loan Costs and Other Assets

Loan costs primarily include costs associated with the $64,000,000 loan payable and are amortized on a straight-line basis over the terms of the respective loan agreements.

Other assets consist primarily of costs amounting to $1,567,674, in 1999 and $1,608,750 in 1998 associated with a prepaid ground lease incurred in connection with the acquisition of a parking facility in Hartford, Connecticut, in 1998. Prepaid ground lease costs are being amortized on a straight-line basis over the life of the lease (40 years). Other assets also consist of leasing commissions and computer equipment which are amortized on a straight-line basis over the term of the respective lease agreements and over five years, respectively. Organizational costs of $112,204 which were included in the 1998 balance were expensed in 1999 with the adoption of SOP 98-5 Reporting on The Costs of Start-Up Activities which requires such costs to be expensed.

 Rental Income

The Company leases parking space under agreements with varying terms. Certain parking garages owned by the Company are leased to a related third party operator, InterParking Incorporated ("IPI") under agreements that provide for minimum base and additional rents based on a percentage of the operator's gross revenues. Additionally, certain retail space attached to the primary parking facilities is leased under arrangements which call for additional rent based upon tenants' sales volume. All leases are accounted for as operating leases with minimum rent recognized on a straight-line basis over the term of the lease regardless of when payments are due. Additional rents are reflected on the accrual basis. Rents recognized on a straight-line basis amounted to $1,453,882 and $1,115,985 in 1999 and 1998, respectively.

                          URBAN GROWTH PROPERTY TRUST

                           DECEMBER 31, 1999 AND 1998


 Federal Income Taxes

The Company has elected as of January 1, 1997, to be treated as a qualified Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended. As a REIT, the Company is entitled to a tax deduction for the amount of dividends paid its shareholders, thereby effectively subjecting the distributed net income of the Company to taxation at the shareholder level only, provided it distributes at least 95% of its taxable income and meets certain other REIT qualification requirements.

 Employee Stock Based Compensation

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). As allowed by SFAS 123, the Company continues to apply the accounting provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and reports pro forma fair value effects required by SFAS 123. In accordance with APB 25, total compensation cost is measured by the difference between the market price of stock at the date of grant or award and the price, if any, to be paid by an employee and is recognized as an expense over the period the employee performs related services.

 Restricted Stock Awards

At the end of 1998, the Company awarded 50,000 restricted stock units to an officer. The compensation expense is recognized over the period the employee performs related services. Expenses recorded in 1999 and 1998 amounted to $122,520 and $0, respectively.

 Per Share Data

Under SFAS No. 128, "Earnings Per Share", options should be reflected in diluted earnings per share by application of the treasury stock method only if the options will have a dilutive effect on earnings per share. Since the estimated fair value of the common stock during the period presented does not exceed the exercise price of the options granted, the options do not have a dilutive effect on earnings per share and therefore basic and diluted earnings per share are the same.

Per share data is computed based upon the weighted average number of common shares outstanding during the period.

                          URBAN GROWTH PROPERTY TRUST

                           DECEMBER 31, 1999 AND 1998


2. REAL ESTATE INVESTMENTS

The Company acquired interests in seven properties in 1999 with an aggregate purchase cost of $28,584,103. Real estate investments are comprised of income producing parking garages, retail and office space and construction in progress in the following markets:

                                                     PERCENTAGE OF TOTAL COST
                                                           DECEMBER 31,
                                                     --------------------------
                                                         1999          1998
                                                     ------------  ------------
     Atlanta, Georgia...............................      2.2%          1.4%
     Baltimore, Maryland............................      5.1%          4.7%
     Boston, Massachusetts..........................      5.5%          6.0%
     Chicago, Illinois..............................     48.2%         51.7%
     Hartford, Connecticut..........................      4.4%          4.8%
     Los Angeles, California........................      1.5%         --
     Philadelphia, Pennsylvania.....................     16.8%         17.0%
     Pittsburgh, Pennsylvania.......................      2.0%          2.2%
     Providence, Rhode Island.......................      2.5%         --
     Raleigh-Durham, North Carolina.................      2.4%          1.8%
     San Diego, California..........................      1.2%          1.3%
     San Francisco, California......................      8.2%          9.1%
                                                     ------------  ------------
                                                         100%          100%
                                                     ============  ============

The following summarizes real estate investments as of December 31:

                                                         1999          1998
                                                     ------------  ------------
     Land........................................... $122,211,092  $107,189,358
     Buildings and improvements.....................  139,143,005   137,050,128
     Construction in progress.......................   11,375,455       750,190
                                                     ------------  ------------
       Total real estate............................  272,729,552   244,989,676
     Less accumulated depreciation..................   (6,319,183)   (2,369,090)
                                                     ------------  ------------
       Net real estate.............................. $266,410,369  $242,620,586
                                                     ============  ============

                          URBAN GROWTH PROPERTY TRUST

                           DECEMBER 31, 1999 AND 1998


The Company's operating leases have expiration dates extending to the year 2097. Future minimum rent receivable under noncancelable operating leases, excluding tenant reimbursements of operating expenses and excluding additional contingent rentals based on tenants' sales volume as of December 31, 1999, are as follows:

       YEAR ENDING
      DECEMBER 31,                                                     AMOUNT
      ------------                                                  ------------
      2000......................................................... $ 14,907,929
      2001.........................................................   10,666,235
      2002.........................................................   10,158,031
      2003.........................................................    9,059,555
      2004.........................................................    7,623,842
      Thereafter...................................................  170,407,337
                                                                    ------------
        Total...................................................... $222,822,929
                                                                    ============

3. CAPITAL LEASE OBLIGATION

The Company acquired the leasehold interest on an off-airport parking facility serving Raleigh-Durham International Airport in Raleigh-Durham, North Carolina. The lease contained a bargain purchase option allowing the Company to purchase the land for $1,119,750 in May 2003, the end of the lease. Accordingly, the Company has accounted for this leasehold interest as a capital lease in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases". During October, 1999 the Company terminated the lease and purchased the land for $1,500,939.

4. LONG-TERM DEBT


  Mortgage loans payable collateralized by real estate
  are as follows:
                                                           1999        1998
                                                        ----------- -----------
  8.29% mortgage loan payable to an insurance company
  in the original principal amount of $9,000,000.
  Principal and interest are paid monthly in the amount
  of $71,201 through November 15, 2001 and $76,912
  beginning December 15, 2001 through maturity on
  November 15, 2006.................................... $ 8,620,968 $ 8,754,608

  9.0% mortgage loan payable to a national bank in the
  amount of $8,600,000. Interest on the outstanding
  balance was due monthly in arrears through completion
  of construction at which time principal and interest
  payments became payable monthly in the amount of
  $72,171 based on a 25-year amortization schedule. The
  remaining principal and interest is due at maturity
  on March 14, 2007....................................   8,432,477   8,537,785

  8.774% commercial mortgage loan payable to a credit
  company in the original principal amount of
  $7,500,000. Principal and interest are payable
  monthly in the amount of $61,783 based on a 30-year
  amortization schedule. The remaining principal and
  interest is due at maturity on February 1, 2007......   7,232,625   7,334,872

  9.375% mortgage note payable to a national bank in
  the original principal amount of $32,000,000.
  Principal and interest payments of $237,933 are due
  monthly based on a 30-year amortization schedule. The
  remaining principal and interest is due at maturity
  on August 31, 2006...................................  28,810,740  29,035,830

                          URBAN GROWTH PROPERTY TRUST

                           DECEMBER 31, 1999 AND 1998


   Other long-term debt obligations are as follows:

                                                       1999           1998
                                                   -------------  ------------
  Obligation under capital lease due in monthly
  installments of $8,200 through May 31, 2003. The
  present value of the future minimum lease
  payments of $390,374 has been discounted
  utilizing the Company's incremental borrowing
  rate of 8%. See Capital Lease Obligation
  footnote for additional disclosure.............. $         --   $  1,155,592

  Non-interest bearing note payable to a seller in
  the principal amount of $2,000,000 which is
  collateralized by land located in Philadelphia,
  PA. The note is due November 27, 2001 (42 months
  after the acquisition date) and has been
  discounted utilizing an 8% imputed interest
  rate. The original discount on the note amounts
  to $487,027, of which $131,555 and $72,033 were
  amortized in 1999 and 1998, respectively........     1,716,561     1,585,006

  8% loan payable to an insurance company issued
  September, 1999, in the original principal
  amount of $64,000,000. Principal and interest
  are paid monthly in the amount of $445,308. The
  note matures on October 1, 2006 and is
  collateralized by 13 parking facilities.            63,855,180           --
                                                   -------------  ------------
  Total long-term debt............................  $118,668,551   $56,403,693
                                                   =============  ============


The notes are subject to prepayment penalties generally equal to one percent of the remaining principal amounts of the notes multiplied by the percent of the remaining months to maturity.

Principal maturities on the long-term debt are as follows:

      YEAR                                                            AMOUNT
      ----                                                         ------------
      2000........................................................ $  1,207,018
      2001........................................................    3,318,177
      2002........................................................    1,496,478
      2003........................................................    1,624,696
      2004........................................................    1,761,907
      Thereafter                                                    109,543,714
                                                                   ------------
      Total principal due.........................................  118,951,990
      Less: unamortized discount..................................     (283,439)
                                                                   ------------
        Total carrying value...................................... $118,668,551
                                                                   ============

As part of their borrowing arrangements, the Company is expected to maintain escrow balances for the payment of real estate taxes on the mortgaged properties and specified capital improvement escrows. Escrow balances recorded as restricted cash were $4,941,453 and $1,421,019 at December 31, 1999 and 1998, respectively.

4. MINORITY INTEREST

In June 1997, the Company acquired (and subsequently contributed to UGPLP) a 50% membership interest in LWP Associates L.L.C. ("LWP") for approximately $2.8 million in cash. LWP owns a parking facility with

                          URBAN GROWTH PROPERTY TRUST

                           DECEMBER 31, 1999 AND 1998

approximately 900 stalls and 9,000 square feet of rental space located in Chicago, Illinois. The property is subject to a mortgage loan in the amount of $8,620,968 at December 31, 1999 and $8,754,608 at December 31, 1998.

In August 1997, the Company acquired (and subsequently contributed to UGPLP) a 50% membership interest in VW Investors, L.L.C. ("VWI") for approximately $3.7 million in cash. At the date of acquisition, VWI owned property in Chicago, Illinois upon which an eleven story parking facility containing approximately 800 parking stalls was being constructed. The property is subject to a mortgage loan in the amount of $8,432,477 at December 31, 1999 and $8,537,785 at December 31, 1998.

On July 2, 1998, UGPLP acquired an 81.3% controlling interest in the Urban Growth Wabash Randolph Partnership ("UGWRP"), which owns a 1,100 stall self-parking facility located in downtown Chicago, Illinois. The property also includes approximately 50,000 square feet of office and retail space and is subject to a mortgage loan in the amount of $28,810,740 at December 31, 1999 and $29,035,830 as of December 31, 1998.

The following is an analysis of minority interest:

                                                           1999        1998
                                                        ----------  ----------
     Beginning balance................................. $5,439,644  $5,359,918
     Minority ownership interest contributions.........    301,570     437,543
     Distributions to minority interest holders........   (830,191)   (796,558)
     Minority interests in net earnings of investees...    567,112     438,741
                                                        ----------  ----------
                                                        $5,478,135  $5,439,644
                                                        ==========  ==========

5. SHAREHOLDERS' EQUITY

 Offerings

During 1999 and 1998, the Company offered shares of its common stock to its principal shareholder, Holdings, in a series of private transactions. The proceeds of the offerings were used to acquire properties and interests in affiliated companies and as working capital for operations.

 Common Share Distributions

During 1998, the Board of Trustees approved dividend distributions of $0.25 and $0.01 per share of common stock to shareholders of record on December 20, 1998 and December 28, 1998, respectively. All dividends were paid as of December 31, 1998.

During 1999, the Board of Trustees approved dividend distributions of $0.11, $0.13, $0.05, $0.10, and $0.15 per share of common stock to shareholders of record on March 31, 1999, June 30, 1999, July 27, 1999, September 30, 1999, and December 24, 1999, respectively. All dividends were paid as of December 31, 1999.

For Federal Income taxes, the entire dividend distribution is estimated to be taxable as ordinary income.

6. SHARE OPTION PLAN

The Board of Trustees and shareholders adopted the Employee Share Option Plan (the "Option Plan") effective as of February 12, 1998. The purpose of the Option Plan is to enable officers and key employees of the Company to participate in the Company's future and to enable the Company to attract and retain these persons

                          URBAN GROWTH PROPERTY TRUST

                           DECEMBER 31, 1999 AND 1998

by offering them proprietary interests in the Company. The Option Plan is administered by the Company's Board of Trustees and authorizes the issuance of up to 5,000,000 shares of common stock pursuant to the grant or exercise of stock options.

Options vest at the rate of 25% per year beginning on the first or second anniversary of the grant date. Options will expire after ten years from the grant date. All options were issued at an exercise price of $10 per share.

Option activity for the years ended December 31, 1999 and 1998 is as follows:

                                               1999                 1998
                                        -------------------- -------------------
                                                    WEIGHTED            WEIGHTED
                                                    AVERAGE             AVERAGE
                                          SHARES    EXERCISE   SHARES   EXERCISE
                                        ----------  -------- ---------- --------
Outstanding at beginning of year......     510,500   $10.00         --      --
  Granted.............................         --       --      510,500  $10.00
  Exercised...........................         --       --          --      --
  Cancelled...........................     (55,000)  $10.00         --      --
                                        ==========   ======  ==========  ======
Outstanding at end of year............     455,500   $10.00     510,500  $10.00
                                        ==========   ======  ==========  ======
Exercisable at end of year............      67,500                  --
                                        ==========           ==========
Available for future grant at year
 end..................................   4,544,500            4,489,500
                                        ==========           ==========
Weighted average per share fair value
 of options granted
 during year..........................         --            $     0.45
Weighted average remaining contractual
 life.................................  8.68 years           9.66 years

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

                                                                 1999    1998
                                                                 ---- ----------
     Risk free interest rate.................................... --        4.75%
     Dividend yield............................................. --        6.00%
     Expected lives............................................. --   6.75 years
     Expected volatility........................................ --       10.00%

                          URBAN GROWTH PROPERTY TRUST

                           DECEMBER 31, 1999 AND 1998


The Company has applied APB No. 25 and related interpretations in accounting for its Plan. Accordingly, no compensation costs have been recognized. Had compensation costs for the Company's Plan been determined based on the fair value at the grant date for the options granted in 1998 in accordance with the method required by SFAS No. 123, the Company's net income per share would have been reduced to the pro forma amounts as follows:

                                                       YEAR ENDED   YEAR ENDED
                                                      DECEMBER 31, DECEMBER 31,
                                                          1999         1998
                                                      ------------ ------------
     Net income
       As reported..................................  $11,580,650   $5,094,323
       Pro forma....................................  $11,535,404   $5,078,787
     Per share net income attributable to common and
      common equivalent shares
       As reported, basic and diluted...............  $      0.62   $     0.52
       Pro forma, basic and diluted.................  $      0.62   $     0.52

7. RELATED PARTY TRANSACTIONS

 Management Agreements

LWP is provided management services for the retail space located in its garage facility by IPI. Management fees for such services are charged to LWP at five percent (5%) of the gross retail revenue.

Additionally, the Company has executed parking facility lease agreements with IPI that generally provide for the Company to receive a fixed base rent plus a percentage of the gross receipts of the facility equal to between 60 and 80 percent. The Company's lease agreements with IPI represent approximately 76% of its rental income in 1999 and 55% in 1998, of which $400,350 and $395,314 was receivable at December 31, 1999 and 1998, respectively.

 Promissory Notes

There were promissory notes due from IPI at December 31, 1999 totaling $1,094,058. The notes have interest rates ranging from 8.77% to 9.63% and maturities ranging from on demand to August 2002. One of the notes is collateralized by shuttle buses.

 Administrative Services Agreement

The Company and SC Group Incorporated ("SC Group"), an affiliate of the Company's primary shareholder, entered into an Administrative Services Agreement (the "ASA"), pursuant to which SC Group has agreed to provide the Company with administrative services. These services include but are not limited to insurance administration, accounts payable, general accounting, internal audit, cash management, human resources, management information systems, tax and legal administration, research, shareholder communications and investor relations. The provision of services under the ASA are required to be commercially reasonable and on terms not less favorable than those which could be obtained from unaffiliated third parties. Total charges for 1999 and 1998 were $338,173 and $472,510, respectively. The initial term of the agreement expired on December 31, 1998, whereupon the Company and SCGroup executed a new ASA in January 1999. The 1999 ASA has an initial term expiring on December 31, 1999 and successive one-year renewal periods, unless otherwise terminated. The Company owes SCGroup for services rendered under the ASA, $35,831 and $79,767 at December 31, 1999 and 1998, respectively.

                          URBAN GROWTH PROPERTY TRUST

                           DECEMBER 31, 1999 AND 1998


 Office Space

The Company utilized certain office space under lease to Security Capital Group Incorporated ("SCG"), the parent company of SCGroup, until June 1999, when the Company moved into its own offices. SCG did not charge the Company for rent.

8. COMMITMENTS AND CONTINGENCIES

The Company, like others in the commercial real estate industry, is subject to numerous environmental laws and regulations related to the ownership, operation, development and acquisition of real estate properties. As part of due diligence procedures, the Company has obtained or conducted Phase I environmental assessments on each property prior to acquisition. The Company is not aware of any environmental condition on any of its properties which is likely to have a materially adverse effect on the Company's financial condition or results of operations.

                                                                      APPENDIX A


                             TRANSACTION AGREEMENT

                                  BY AND AMONG

                      SECURITY CAPITAL GROUP INCORPORATED

                             SC REALTY INCORPORATED

                                      AND

                          SECURITY CAPITAL U.S. REALTY

                         DATED AS OF SEPTEMBER 26, 2000

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 ARTICLE I        Certain Definitions...................................    A-2
 ARTICLE II       Purchase and Sale of Stock; Liquidation...............    A-7
    Section 2.1.  Purchase and Sale of Holdings Shares..................    A-7
    Section 2.2.  Liquidation of USRealty...............................    A-8
    Section 2.3.  Time and Place of Closings............................    A-8
 ARTICLE III      Representations and Warranties of USRealty............    A-8
    Section 3.1.  Incorporation; Authorization; etc.....................    A-8
    Section 3.2.  Capitalization; Structure.............................    A-9
    Section 3.3.  Financial Statements..................................   A-10
    Section 3.4.  Properties; Leases....................................   A-11
    Section 3.5.  Absence of Certain Changes............................   A-11
    Section 3.6.  Litigation; Orders....................................   A-11
                  Licenses, Approvals, Other Authorizations, Consents,
    Section 3.7.  Reports, etc..........................................   A-12
    Section 3.8.  Compliance with Laws..................................   A-12
    Section 3.9.  Insurance.............................................   A-12
    Section 3.10. Material Contracts....................................   A-12
    Section 3.11. Brokers, Finders, etc.................................   A-12
    Section 3.12. No Undisclosed Liabilities............................   A-12
    Section 3.13. Joint Proxy Statement/Prospectus; Form S-4............   A-13
    Section 3.14. Required Vote.........................................   A-13
    Section 3.15. Opinion of USRealty Financial Advisor.................   A-13
    Section 3.16. Board Approval........................................   A-13
    Section 3.17. No Dissenters' Rights.................................   A-13
    Section 3.18. Exemption From Takeover Laws..........................   A-14
 ARTICLE IV       Representations and Warranties of SCGI and Purchaser..   A-14
    Section 4.1.  Incorporation; Authorization; etc.....................   A-14
    Section 4.2.  Capitalization........................................   A-15
    Section 4.3.  Reports and Financial Statements......................   A-16
    Section 4.4.  Properties; Leases....................................   A-16
    Section 4.5.  Absence of Certain Changes............................   A-16
    Section 4.6.  Litigation; Orders....................................   A-16
                  Licenses, Approvals, Other Authorizations, Consents,
    Section 4.7.  Reports, etc..........................................   A-17
    Section 4.8.  Compliance with Laws..................................   A-17
    Section 4.9.  Insurance.............................................   A-17
    Section 4.10. Material Contracts....................................   A-17
    Section 4.11. Brokers, Finders, etc.................................   A-17
    Section 4.12. No Undisclosed Liabilities............................   A-17
    Section 4.13. Joint Proxy Statement/Prospectus; Form S-4............   A-17
    Section 4.14. Required Vote.........................................   A-18
    Section 4.15. Environmental Matters.................................   A-18
    Section 4.16. Taxes.................................................   A-19
    Section 4.17. Employee Benefits.....................................   A-19
    Section 4.18. Board Approval........................................   A-19
    Section 4.19. Opinion of SCGI Financial Advisor.....................   A-19
    Section 4.20. Exemption From Takeover Laws..........................   A-20
    Section 4.21. Required Financing....................................   A-20
    Section 4.22. No Knowledge of Breaches..............................   A-20

                                                                          PAGE
                                                                          ----
 ARTICLE V        Covenants of SCGI, Purchaser and USRealty.............  A-20
                  Investigation of Business; Access to Properties and
    Section 5.1.  Records...............................................  A-20
    Section 5.2.  Efforts; Obtaining Consents...........................  A-20
    Section 5.3.  Further Assurances....................................  A-21
    Section 5.4.  Conduct of Business by USRealty.......................  A-21
    Section 5.5.  Conduct of Business by SCGI...........................  A-23
    Section 5.6.  Preservation of Business..............................  A-23
    Section 5.7.  Non-Solicitation......................................  A-23
    Section 5.8.  Financial Statements..................................  A-23
    Section 5.9.  Satisfaction and Discharge of USRealty Notes..........  A-24
    Section 5.10. Joint Proxy Statement/Prospectus; Form S-4............  A-24
    Section 5.11. Stockholders Meetings.................................  A-25
    Section 5.12. NYSE Listing..........................................  A-26
    Section 5.13. Public Announcements..................................  A-26
    Section 5.14. Takeover Laws.........................................  A-26
    Section 5.15. Certain Actions.......................................  A-26
    Section 5.16. Share Option Equivalents..............................  A-27
    Section 5.17. Litigation............................................  A-27
    Section 5.18. Notification of Certain Matters.......................  A-27
    Section 5.19. Indemnification.......................................  A-27
    Section 5.20. Certain Agreement Relating to USRealty Investees......  A-28
 ARTICLE VI       Conditions Precedent..................................  A-28
    Section 6.1.  Conditions to Each Party's Obligations................  A-28
                  Additional Conditions to Obligations of SCGI and
    Section 6.2.  Purchaser.............................................  A-29
    Section 6.3.  Additional Conditions to Obligations of USRealty......  A-29
 ARTICLE VII      Termination of Agreement..............................  A-30
    Section 7.1.  Termination...........................................  A-30
    Section 7.2.  Procedure and Effect of Termination...................  A-30
 ARTICLE VIII     Miscellaneous.........................................  A-31
                  Non-Survival of Representations, Warranties and
    Section 8.1.  Agreements............................................  A-31
    Section 8.2.  Counterparts..........................................  A-31
    Section 8.3.  Governing Law.........................................  A-31
    Section 8.4.  Jurisdiction; Waiver of Trial by Jury.................  A-31
    Section 8.5.  Entire Agreement......................................  A-31
    Section 8.6.  Expenses..............................................  A-31
    Section 8.7.  Notices...............................................  A-31
    Section 8.8.  Successors and Assigns................................  A-32
    Section 8.9.  Headings; Definitions.................................  A-32
    Section 8.10. Amendments and Waivers................................  A-33
    Section 8.11. Severability..........................................  A-33
    Section 8.12. Interpretation; Absence of Presumption................  A-33

Exhibit A Plan of Liquidation
Exhibit B Form of Agreement with Trustee
Exhibit C Securities for Satisfaction and Discharge

                             TRANSACTION AGREEMENT

   THIS TRANSACTION AGREEMENT (the "Agreement"), dated as of September 26, 2000, is by and among Security Capital Group Incorporated, a Maryland corporation ("SCGI"), SC Realty Incorporated, a Nevada corporation and an indirect wholly owned subsidiary of SCGI ("Purchaser"), and Security Capital U.S. Realty, incorporated in the Grand Duchy of Luxembourg as a Societe d'Investissement a Capital Fixe ("USRealty").

   WHEREAS, the Board of Directors of USRealty (the "USRealty Board") has appointed a special committee (the "Special Committee"), and the Special Committee has received the written opinion of the USRealty Financial Advisor (as defined below) to the effect that, based on, and subject to, the various assumptions and qualifications set forth in such opinion, as of the date of such opinion, the consideration to be received by holders of USRealty Shares (other than SCGI and its affiliates) pursuant to this Agreement and the Plan of Liquidation is fair to such holders from a financial point of view;

   WHEREAS, the Special Committee has determined that this Agreement, the Equity Purchase, the Plan of Liquidation and the other transactions contemplated hereby are fair to, advisable and in the best interests of USRealty and its stockholders, and has approved, and has voted to recommend to the USRealty Board that the USRealty Board approve, this Agreement, the Equity Purchase, the Plan of Liquidation and the other transactions contemplated hereby;

   WHEREAS, the USRealty Board (including a majority of the independent directors as required by the Articles of Incorporation of USRealty) has determined that this Agreement, the Equity Purchase, the Plan of Liquidation and the other transactions contemplated hereby are fair to, advisable and in the best interests of USRealty and its stockholders and has voted to approve this Agreement and determined to recommend acceptance and approval by USRealty's stockholders of this Agreement, the Equity Purchase, the Plan of Liquidation and the other transactions contemplated hereby;

   WHEREAS, the Boards of Directors of SCGI and Purchaser have each determined that this Agreement, the Equity Purchase, and the SCGI Share Issuance (as defined below) and the other transactions contemplated hereby are fair to, advisable and in the best interests of SCGI and Purchaser and their respective stockholders and have voted to approve this Agreement, and the Board of Directors of SCGI has determined to recommend that SCGI's stockholders approve of the SCGI Share Issuance;

   WHEREAS, USRealty owns all of the outstanding equity interests of Security Capital Holdings S.A., a Luxembourg corporation ("Holdings"), except for one share which is owned by the Operating Advisor (as defined below);

   WHEREAS, as the first step in the transactions contemplated hereby, SCGI desires Purchaser to, and Purchaser desires to, purchase from USRealty, and USRealty desires to sell to Purchaser, all of the issued and outstanding shares of common stock and other equity interests of Holdings owned by USRealty and certain other assets in exchange for shares of Class B Common Stock, par value US$.01 per share, of SCGI ("SCGI Class B Common Shares") and cash sufficient to satisfy and discharge USRealty's outstanding 2% Senior Unsecured Convertible Notes Due 2003 (the "USRealty Notes") and to pay the Shares Cash Amount (as defined below), all upon the terms and subject to the conditions set forth herein (the "Equity Purchase"); and

   WHEREAS, as the second step in the transactions contemplated hereby, USRealty will, pursuant to the terms of the Plan of Liquidation set forth as Exhibit A, make a liquidating distribution to its stockholders in the form of the SCGI Class B Common Shares received by USRealty pursuant to the Equity Purchase, or in the form of cash (to the extent of distributions in respect of Cash USRealty Shares (as defined below)).

   NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                              Certain Definitions

   As used in this Agreement the following terms shall have the following respective meanings:

   "Action" shall mean any complaint, claim, prosecution, indictment, action, suit, arbitration, investigation, inquiry or proceeding by or before any Governmental Authority.

   "Advance Agreement" shall mean the Amended and Restated Advance Agreement, dated as of December 8, 1998, as amended, by and between USRealty and Holdings.

   "Advance Agreement Interests" shall have the meaning set forth in Section 2.1(a).

   "Advisory Agreement" shall mean the Advisory Agreement, dated July 1, 1997, between USRealty, Holdings and the Operating Advisor.

   "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified.

   "Agreement" shall have the meaning set forth in the preamble hereof.

   "Carr Letter Agreement" shall mean the Letter Agreement, dated July 28, 2000, among CarrAmerica Realty Corporation, Carr Realty, L.P., USRealty and Holdings.

   "Cash USRealty Shares" shall have the meaning set forth in Section
5.11(b)(ii).

   "Charter Amendment" shall have the meaning set forth in Section 4.18.

   "Closing Date" shall have the meaning set forth in Section 2.3.

   "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto.

   "CSSF" shall mean the Luxembourg Commission de Surveillance du Secteurr Financier.

   "Drop Dead Date" shall mean March 31, 2001 (such date being the date of expiration of the funding commitment contained in the commitment letter set forth in Section 6.2(b) of the SCGI Disclosure Schedule); provided that the Drop Dead shall be automatically extended from time to time in the event such funding commitment is extended beyond March 31, 2001, in which case "Drop Dead Date" shall mean the date to which such funding commitment is so extended; and provided, further that the Drop Dead Date shall similarly be extended from time to time if the funding commitment referred to in the preceding proviso is not extended past March 31, 2001, so long as SCGI from time to time has obtained a commitment or commitments for replacement funding in amounts sufficient to pay the Purchase Price Cash Amount, in which case the "Drop Dead Date" shall mean the date of expiration of such replacement commitment or commitments; and provided, further, that under no circumstances shall the Drop Dead Date be extended beyond June 30, 2001 without the prior written consent of USRealty.

   "Encumbrance" shall mean any mortgage, pledge, lien, easement, restrictive covenant, right of way, lease, purchase agreement, option, security interest or other encumbrance and agreement.

   "Environmental Laws" shall have the meaning set forth in Section 4.15.

   "Environmental Liabilities" shall have the meaning set forth in Section
4.15.

   "Equity Purchase" shall have the meaning set forth in the recitals hereof.

   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

   "ERISA Affiliate" shall have the meaning set forth in Section 4.17(c).

   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   "Exchange Ratio" shall have the meaning set forth in Section 2.1(e).

   "Expenses" shall have the meaning set forth in Section 7.2(b).

   "Fair Market Value" shall have the meaning set forth in Section 2.1(e).

   "Form S-4" shall have the meaning set forth in Section 5.10.

   "GAAP" shall mean United States generally accepted accounting principles.

   "Governmental Authority" shall have the meaning set forth in Section 3.1(d).

   "Hazardous Substance" shall have the meaning set forth in Section 4.15.

   "Holdings" shall have the meaning set forth in the recitals hereof.

   "Holdings Advance Agreement" shall mean the Advance Agreement, dated as of December 30, 1998 among Holdings, Alston Holdings SARL (f/k/a Security Capital Holdings Investment I SARL), Barcelona Holdings SARL (f/k/a/ Security Capital Holdings Investment II SARL), Coventry Holdings SARL (f/k/a Security Capital Holdings Investment III SARL), Dublin Holdings SARL (f/k/a Security Capital Holdings Investment IV SARL), Edinburgh Holdings SARL (f/k/a Security Capital Holdings Investment V SARL), Frankfurt Holdings SARL (f/k/a Security Capital Holdings Investment VI SARL), Geneva Holdings SARL (f/k/a Security Capital Holdings Investment VII SARL), Helsinki Holdings SARL (f/k/a Security Capital Holdings Investment VIII SARL), Istanbul Holdings SARL (f/k/a Security Capital Holdings Investment IX SARL), Johnstone Holdings SARL (f/k/a Security Capital Holdings Investment X SARL), Kirkwall Holdings SARL (f/k/a Security Capital Holdings Investment XI SARL), Lisbon Holdings SARL (f/k/a Security Capital Holdings Investment XII SARL), Madrid Holdings SARL (f/k/a Security Capital Holdings Investment XIII SARL), Arden Square Holdings SARL (f/k/a Security Capital Shopping Center I SARL), Blossom Valley Holdings SARL (f/k/a Security Capital Shopping Center II SARL), Cooper Street Plaza Holdings SARL (f/k/a Security Capital Shopping Center III SARL), Dallas Holdings SARL (f/k/a Security Capital Shopping Center IV SARL), El Camino Holdings SARL (f/k/a Security Capital Shopping Center V SARL), Friars Mission Holdings SARL (f/k/a Security Capital Shopping Center VI SARL), Security Capital Office Portfolio SARL, Security Capital Storage Portfolio SARL, Sheffield Holdings SARL (f/k/a Security Capital Holdings Investment XIV SARL), and Redondo Village Holdings SARL (f/k/a Security Capital Shopping Center VII SARL).

   "Holdings Balance Sheet" shall have the meaning set forth in Section 3.3.

   "Holdings Financial Statements" shall have the meaning set forth in Section 3.3.

   "Holdings Material Adverse Effect" shall mean any change or development in, or effect on, the business or businesses of Holdings and the Holdings Subsidiaries that is, or would reasonably be expected to be, materially adverse to the business, assets, financial condition or results of operations of Holdings and the Holdings Subsidiaries, taken as a whole, other than any adverse change or development to the extent attributable to the announcement or pendency of the Equity Purchase or the Plan of Liquidation.

   "Holdings Shares" shall mean the shares of Common Stock, par value US$10.00 per share, of Holdings.

   "Holdings Subsidiaries" shall mean all of the subsidiaries of Holdings, more than 90% of the voting power of whose outstanding voting securities or equity interests are directly or indirectly owned by Holdings other than the Private Investees.

   "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   "Joint Proxy Statement/Prospectus" shall have the meaning set forth in
Section 5.10.

   "knowledge" of any Person that is not an individual shall mean the knowledge of those individuals who are senior vice presidents, managing directors or directors of such Person, and in the case of SCGI shall also include such officers and directors of the Operating Advisor and Jeffrey A. Cozad.

   "Licenses" shall have the meaning set forth in Section 3.7(a).

   "Liquidation Closing" shall mean the consummation of the transactions contemplated by Section 2.2.

   "Liquidator" shall mean Security Capital U.S. Realty Management Holdings S.A. or such Affiliate of SCGI as may be designated by SCGI, and as may be permitted to serve in such capacity in accordance with applicable Luxembourg law and the applicable regulations of the CSSF.

   "Notes Indenture" shall mean the Indenture, dated as of May 22, 1998, between USRealty, as Issuer, and State Street Bank and Trust Company, as Trustee, as amended by the First Supplemental Indenture thereto, dated as of May 22, 1998.

   "Notes Payoff Amount" shall have the meaning set forth in Section 5.9.

   "NYSE" shall mean the New York Stock Exchange, Inc.

   "Operating Advisor" shall mean Security Capital U.S. Realty Management Holdings S.A., a wholly owned subsidiary of SCGI.

   "Participating USRealty Shares" shall mean all of the outstanding USRealty Shares other than the Cash USRealty Shares.

   "Per Share Cash Amount" shall have the meaning set forth in Section 2.1(e).

   "Permitted Exceptions" shall mean (a) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlords' or similar liens imposed by law arising and incurred in the ordinary course of business and securing obligations that are not delinquent, (b) liens for taxes and other governmental charges, assessments or fees which (i) are not yet due and payable or which may be paid without penalty or (ii) are being contested in good faith through appropriate procedures and in respect of which adequate reserves have been created or (c) Encumbrances which individually or in the aggregate do not detract in any material respect from the value of any of the property or assets subject thereto or interfere with the present use thereof.

   "Person" shall mean any individual, firm, corporation, partnership or other entity (including Governmental Authorities), and shall include any successor (by merger or otherwise) of such entity.

   "Plan of Liquidation" shall mean the plan of liquidation of USRealty attached as Exhibit A.

   "Private Investees" shall mean City Center Retail Trust, a Maryland real estate investment trust, CWS Communities Trust, a Maryland real estate investment trust, and Urban Growth Property Trust, a Maryland real estate investment trust.

   "Purchase and Sale Closing" shall mean the consummation of the transactions contemplated by Section 2.1.

   "Purchase Price Cash Amount" shall have the meaning set forth in Section 2.1(e).

   "Purchase Price Shares" shall have the meaning set forth in Section 2.1(e).

   "Purchaser" shall have the meaning set forth in the preamble hereof.

   "Redemption Amount" shall have the meaning set forth in Section 5.9.

   "Redemption Date" shall have the meaning set forth in Section 5.9.

   "Required SCGI Vote" shall have the meaning set forth in Section 4.14.

   "Required USRealty Vote" shall have the meaning set forth in Section 3.14.

   "Rights Agreement" shall mean the Rights Agreement, dated as of April 21, 1997, between SCGI and The First National Bank of Boston, as Rights Agent.

   "RSUs" shall mean restricted stock units.

   "Satisfaction and Discharge" shall have the meaning set forth in Section
5.9.

   "SCGI" shall have the meaning set forth in the preamble hereof.

   "SCGI Balance Sheet" shall mean the consolidated balance sheet of SCGI and its subsidiaries as of December 31, 1999 and the notes thereto contained in the SEC Reports.

   "SCGI Class A Common Shares" shall mean the shares of Class A Common Stock, par value US$.01 per share, of SCGI.

   "SCGI Class B Common Shares" shall have the meaning set forth in the recitals hereof.

   "SCGI Disclosure Schedule" shall have the meaning set forth in the introductory paragraph of Article IV.

   "SCGI Employee Benefit Plan" shall mean any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of SCGI or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by SCGI or any of its subsidiaries or to which SCGI or any of its subsidiaries contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

   "SCGI Financial Advisor" shall mean Goldman, Sachs & Co.

   "SCGI Incentive Plans" shall mean the 1995 Option Plan, the 1998 Long Term Incentive Plan, the Security Capital Realty Investors Incorporated Option Plans A and B, the Security Capital Group Incorporated 1991 and 1992 Option Plans A and B and the 1991 and 1992 Option Plans B and the Security Capital Group Incorporated Outside Directors Plan.

   "SCGI Material Adverse Effect" shall mean any change or development in, or effect on, the business or businesses of SCGI and its subsidiaries that is, or would reasonably be expected to be, materially adverse to the business, assets, financial condition or results of operations of SCGI and its subsidiaries, taken as a whole.

   "SCGI SEC Reports" shall have the meaning set forth in Section 4.3.

   "SCGI Series B Preferred Shares" shall mean the shares of Series B Cumulative Convertible Redeemable Voting Preferred Stock, par value US$.01 per share, of SCGI.

   "SCGI Share Issuance" shall have the meaning set forth in Section 4.1(b).

   "SCGI Shares" shall mean the SCGI Class A Common Shares and the SCGI Class B Common Shares.

   "SCGI Stockholders Approval" shall mean the approval by SCGI's stockholders of the SCGI Share Issuance by the Required SCGI Vote.

   "SCGI Stockholders Meeting" shall have the meaning set forth in Section 5.11(a).

   "SCGI Voting Shares" shall mean the SCGI Series A Common Shares, the SCGI Series B Common Shares and the SCGI Series B Preferred Shares.

   "SEC" shall mean the United States Securities and Exchange Commission or any successor thereto.

   "Securities Act" shall mean the Securities Act of 1933, as amended.

   "Share Option Equivalent Grants" shall mean the rights of certain directors of USRealty pursuant to those certain Share Option Equivalent Grant letter agreements entered into between such directors and USRealty, which are listed on Section 5.16 of the USRealty Disclosure Schedule.

   "Shares Cash Amount" shall have the meaning set forth in Section 2.1(e).

   "Special Committee" shall have the meaning set forth in the recitals hereof.

   "subsidiary" of any entity means any entity more than 50% of the voting power of whose outstanding voting securities or equity interests are directly or indirectly owned by such other entity.

   "Takeover Laws" shall have the meaning set forth in Section 5.14.

   "Taxes" shall have the meaning set forth in Section 4.16.

   "Tax Returns" shall have the meaning set forth in Section 4.16.

   "Title IV Plans" shall have the meaning set forth in Section 4.17(c).

   "Trustee" shall mean the trustee under the Notes Indenture.

   "USRealty" shall have the meaning set forth in the preamble hereof.

   "USRealty Board" shall have the meaning set forth in the recitals hereof.

   "USRealty Disclosure Schedule" shall have the meaning set forth in the introductory paragraph of Article III.

   "USRealty Financial Advisor" shall mean Merrill Lynch & Co. Incorporated.

   "USRealty Notes" shall have the meaning set forth in the preamble hereof.

   "USRealty Other Assets" shall have the meaning set forth in Section 3.3(c).

   "USRealty Reports" shall have the meaning set forth in Section 3.3(b).

   "USRealty Shares" shall mean the shares of Common Stock, par value US$4.00 per share, of USRealty.

   "USRealty Stockholders Approval" shall mean the approval by the stockholders of USRealty of this Agreement and the Plan of Liquidation by the Required USRealty Vote.

   "USRealty Stockholders Meeting" shall have the meaning set forth in Section 5.11(b).

                                  ARTICLE II

                   Purchase and Sale of Equity; Liquidation

   Section 2.1. Purchase and Sale of Holdings Shares. (a) On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver (to the extent permitted) of the conditions set forth in Article VI, at the Purchase and Sale Closing USRealty will sell and SCGI will cause Purchaser to, and Purchaser will, purchase (x) all of the Holdings Shares owned by USRealty and (y) all of USRealty's right, title and interest in amounts then owing and accrued under the Advance Agreement (the "Advance Agreement Interests"), which together constitute, and will constitute as of the Purchase and Sale Closing, all of the issued and outstanding shares of capital stock or other equity interests of Holdings and debt and other interests in Holdings owned by USRealty, and (z) any cash on hand.

   (b) In payment for such Holdings Shares, Advance Agreement Interests and cash on hand, and subject to the satisfaction or waiver (to the extent permitted) of the applicable conditions set forth herein, (1) SCGI will issue and deliver to an account specified by Purchaser and Purchaser will cause to be delivered to USRealty certificates representing the Purchase Price Shares,
(2) SCGI will cause Purchaser to, and Purchaser will, pay to USRealty the Purchase Price Cash Amount, by wire transfer in immediately available funds to the account or accounts specified by USRealty, and (3) Purchaser and USRealty will deliver to each other executed counterparts to appropriate instruments effecting the transfer, sale and conveyance to Purchaser of the Advance Agreement Interests (to the extent not theretofore capitalized pursuant to Section 5.15(a)) and, in accordance with Section 5.15(c), USRealty will deliver to Purchaser an appropriate instrument effecting the transfer to Holdings, and assumption by Holdings, of any assets and liabilities transferred to or assumed by Holdings pursuant to Section 5.15(c). Certificates for the Purchase Price Shares shall be in book entry form and registered in the name of USRealty.

   (c) Immediately following the delivery by Purchaser of the Purchase Price Cash Amount and the Purchase Price Shares to USRealty pursuant to Section 2.1(b), USRealty shall effect the Satisfaction and Discharge of the USRealty Notes.

   (d) Immediately following the Satisfaction and Discharge, USRealty shall deliver to Purchaser certificates for all of the Holdings Shares owned by USRealty, properly signed, in form suitable for the transfer of such Holdings Shares to Purchaser.

   (e) For purposes hereof: the term "Purchase Price Shares" shall mean a number of SCGI Class B Common Shares equal to the product of (i) 1.15 (the "Exchange Ratio") and (ii) the Participating USRealty Shares; the term "Fair Market Value" shall mean the average of the high and low per share sales prices of the SCGI Class B Common Shares during the regular trading sessions on the New York Stock Exchange for each of the 15 full trading days immediately preceding (but not including) the date that is five trading days prior to the date of the USRealty Stockholders Meeting; the term "Per Share Cash Amount" shall mean an amount equal to the Fair Market Value multiplied by the Exchange Ratio; and the term "Purchase Price Cash Amount" shall mean an amount in cash equal to the sum of (i) the Notes Payoff Amount plus (ii) the product of (x) the number of Cash USRealty Shares and (y) the Per Share Cash Amount (such product, being equal to the fair market value of the additional SCGI Class B Common Shares that would otherwise have been received by USRealty had there been no Cash USRealty Shares, the "Shares Cash Amount"). SCGI and USRealty shall make prompt public announcement of the dollar amount of Fair Market Value and the Per Share Cash Amount following their determination, by press release and by publishing such information in newspapers of general circulation in Luxembourg, Amsterdam and New York.

   (f) Effective as of the time of the Purchase and Sale Closing, the Advisory Agreement will be terminated and of no further force or effect.

   Section 2.2. Liquidation of USRealty. As promptly as practicable following completion of the transactions contemplated by Section 2.1, USRealty shall enter into voluntary liquidation and the Liquidator shall distribute the Purchase Price Shares and the Shares Cash Amount to the stockholders of USRealty pursuant to the terms of the Plan of Liquidation. SCGI and Purchaser will, through USRealty's transfer agent, or such other bank trust company designated by the Liquidator and reasonably satisfactory to USRealty, cooperate with the Liquidator to expedite the issuance or recordation of certificates or other evidence of ownership of the Purchase Price Shares in the names or for the accounts of the USRealty stockholders entitled to receive such Purchase Price Shares. From and after the Purchase and Sale Closing, SCGI shall make available such funds as may be necessary to defray the reasonable costs and expenses of the liquidation of USRealty pursuant to the Plan of Liquidation, and which are not otherwise available to USRealty or the Liquidator.

   Section 2.3. Time and Place of Closings. Subject to satisfaction or waiver of the conditions to the Purchase and Sale Closing and the Liquidation Closing set forth herein, the Purchase and Sale Closing and the Liquidation Closing shall take place at the offices of counsel to USRealty in Luxembourg, Luxembourg, as promptly as practicable after satisfaction or waiver, if permissible, of the conditions set forth in Article VI or at such other time and date as SCGI and USRealty may agree (the "Closing Date").

                                  ARTICLE III

                   Representations and Warranties of USRealty

   Except as set forth in the USRealty Disclosure Schedule delivered by USRealty to SCGI prior to the execution hereof (the "USRealty Disclosure Schedule") (each Section of which qualifies the correspondingly numbered representation and warranty or covenant), USRealty hereby represents and warrants to SCGI and Purchaser as follows:

   Section 3.1. Incorporation; Authorization; etc. (a) Each of Holdings and the Holdings Subsidiaries has been duly organized and is validly existing under the laws of the jurisdiction of its incorporation. Each of Holdings and the Holdings Subsidiaries has full corporate power and authority to own its properties and assets and to conduct its business as it is now being conducted and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to have such power or authority would not have a Holdings Material Adverse Effect. Each jurisdiction in which Holdings or any of the Holdings Subsidiaries is qualified to do business is set forth in Section 3.1(a) of the USRealty Disclosure Schedule.

   (b) USRealty has been duly organized and is validly existing under the laws of Luxembourg.

   (c) USRealty has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by USRealty, the performance by USRealty of its obligations hereunder and the consummation by USRealty of the transactions contemplated hereby have been duly and validly authorized by the USRealty Board and, except for obtaining the USRealty Stockholders Approval, no other corporate proceeding or action on the part of USRealty, the USRealty Board or the stockholders of USRealty is necessary therefor.

   (d) The execution, delivery and performance of this Agreement by USRealty will not (i) violate or conflict with any provision of the respective articles of incorporation of USRealty or Holdings, (ii) except as set forth in

Section 3.1(d) of the USRealty Disclosure Schedule, conflict with, violate or constitute a default under any provision of, or be an event that is (or with the giving of notice or passage of time or both will result in) a violation of or default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any lien upon or the creation of a security interest in any of the Holdings Shares or any of the assets or properties of Holdings or any of the Holdings Subsidiaries pursuant to, or require a consent or create a penalty or increase Holdings' or any Holdings Subsidiary's payment or performance obligations under, any mortgage, lien, lease, instrument, order, arbitration award, judgment or decree, or any contract, agreement, license or permit, to which USRealty, Holdings or any Holdings Subsidiary is a party or by which any of them or any of their property is bound, other than as would not, individually or in the aggregate, have a Holdings Material Adverse Effect or materially delay the consummation of the Equity Purchase and the transactions contemplated by the Plan of Liquidation or
(iii) assuming that all consents, approvals, authorizations and other actions described in Section 3.7(b) have been obtained and all filings and obligations set forth in Section 3.7(b) have been made, violate or conflict with, or result in the imposition of any lien (other than liens arising from any actions taken or arrangements made by SCGI or any of its subsidiaries) upon any of the Holdings Shares, or any of the assets or properties of Holdings or any Holdings Subsidiary pursuant to, any provision of law, regulation, rule, writ, injunction, decree, statute, order, judgment or ruling of any federal, state, local, foreign, supernational or supranational court or tribunal (including any court or tribunal dealing with labor matters), governmental, regulatory or administrative agency, department, bureau, authority or commission or arbitral panel ("Governmental Authority") or any other restriction of any kind or character to which USRealty, Holdings or any Holdings Subsidiary is or may be subject or by which any of them or any of their property is or may be bound, other than violations, conflicts, liens and restrictions that would not, individually or in the aggregate, have a Holdings Material Adverse Effect or materially delay the consummation of the Equity Purchase and the transactions contemplated by the Plan of Liquidation. This Agreement has been duly executed and delivered by USRealty, and, assuming the due execution hereof by SCGI and Purchaser, this Agreement constitutes the legal, valid and binding obligation of USRealty enforceable against USRealty in accordance with its terms, except as may be limited or otherwise affected by Luxembourg laws relating to the collective procedures of undertaking of collective investment.

   (e) Upon consummation of the Equity Purchase at the Purchase and Sale Closing, as contemplated by this Agreement, USRealty will deliver to SCGI good and valid title to all of the outstanding Holdings Shares that it owns, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or other rights of third parties (except those imposed by any action taken or arrangement made by SCGI or any of its subsidiaries).

   (f) USRealty has made available to SCGI complete and correct copies of the articles of incorporation (or similar instruments), as amended to date, of USRealty, Holdings and each of the Holdings Subsidiaries, and has made available to SCGI the corporate minute books containing the records of meetings of the stockholders and boards of directors, the stock certificate books and the stock record books of Holdings and the Holdings Subsidiaries. The stock record books of Holdings and the Holdings Subsidiaries which USRealty has made available to SCGI are complete and correct in all material respects and accurately reflect the ownership of all of the outstanding shares of Holdings' and the Holdings Subsidiaries' respective capital stock and all other securities issued by any of Holdings or the Holdings Subsidiaries. Neither Holdings nor any of the Holdings Subsidiaries is in default under or in violation of any provision of its articles of incorporation (or similar instruments).

   (g) The sale of the Holdings Shares pursuant hereto and the liquidation of USRealty pursuant to the Plan of Liquidation will not give rise to any material Tax for or to USRealty or Holdings in Luxembourg or any of its political subdivisions, other than Taxes, if any, arising from the transactions contemplated by Section 5.15.

   Section 3.2. Capitalization; Structure (a) As of June 30, 2000, the authorized capital stock of USRealty consisted of 250,000,000 USRealty Shares, of which (i) 74,877,121 USRealty Shares were issued and outstanding, (ii) 11,684,751 USRealty Shares were owned by USRealty, and (iii) 11,875,298 USRealty

Shares are reserved or available for issuance upon the conversion of the USRealty Notes. Since June 30, 2000, no shares of capital stock of USRealty or options or warrants or other rights to acquire capital stock from USRealty have been issued or reserved for issuance except upon any conversion of the USRealty Notes in accordance with the terms thereof. All of the outstanding shares of capital stock of USRealty are validly issued, fully paid and nonassessable. Except for the USRealty Notes, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which USRealty, Holdings or any Holdings Subsidiary is a party or by which any of them is bound obligating USRealty, Holdings or any Holdings Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of USRealty or obligating USRealty, Holdings or any Holdings Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and there are no outstanding obligations of USRealty, Holdings or any Holdings Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of USRealty. No bonds, debentures, notes or other indebtedness of USRealty having the right to vote on any matters on which stockholders may vote are issued or outstanding.

   (b) The authorized capital stock of Holdings consists of 800,000,000 Holdings Shares, of which 4,300 shares are issued and outstanding. All of the outstanding shares of capital stock of Holdings are validly issued, fully paid and nonassessable and are owned beneficially and of record by USRealty, except for one share which is owed by the Operating Advisor. All of the outstanding shares of capital stock or other equity interests of the Holdings Subsidiaries, and, to the knowledge of USRealty, all of the shares of capital stock of the Private Investees directly or indirectly owned by Holdings, all as listed in
Section 3.2(b) of the USRealty Disclosure Schedule, are validly issued, fully paid and nonassessable. The outstanding shares of capital stock or other equity interests of the Holdings Subsidiaries and the Private Investees are owned by Holdings, in the amounts set forth in Section 3.2(b) of the USRealty Disclosure Schedule. Neither the Holdings Shares nor the shares of outstanding common stock or other equity interests of any Holdings Subsidiary, or, to the knowledge of USRealty, any Private Investee, have been issued in violation of, or are subject to, any preemptive rights. The shares of capital stock or other equity interests of the Holdings Subsidiaries and the Private Investees (to the extent such shares or interests are owned by Holdings) and the Holdings Shares are owned in each case free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or restrictions. Other than pursuant to the Advance Agreement and the Holdings Advance Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which USRealty, Holdings or any Holdings Subsidiary is a party or by which any of them is bound obligating USRealty, Holdings or any Holdings Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Holdings or any Holdings Subsidiary or obligating USRealty, Holdings or any Holdings Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and there are no outstanding obligations of USRealty, Holdings or any Holdings Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Holdings or any Holdings Subsidiary.

   (c) Neither Holdings nor any Holdings Subsidiary directly or indirectly owns or has the right to acquire any capital stock of or other equity interests, investment, partnership, joint venture or similar interest in any corporation, partnership or other entity or other Person except for the ownership of the outstanding shares or other equity interests of the Holdings Subsidiaries as set forth in Section 3.2(b) of the USRealty Disclosure Schedule or as set forth in Section 3.2(c) of the USRealty Disclosure Schedule.

   Section 3.3. Financial Statement. (a) USRealty has previously furnished to SCGI true and complete copies of (i) the financial statements of Holdings and each of its subsidiaries, including statements of net assets as of December 31, 1999 and 1998, statements of operations and consolidated statements of cash flows for the fiscal years ended December 31, 1999, 1998 and 1997 (such financial statements being audited and accompanied by the unqualified opinions of PricewaterhouseCoopers (Luxembourg) S.a.r.l.), as applicable, and (ii) unaudited financial statements for Holdings and its subsidiaries as of and for the six-month period ended June 30, 2000 (collectively, the "Holdings Financial Statements"). The audited balance sheet as of

December 31, 1999 is referred to in this Agreement as the "Holdings Balance Sheet". The Holdings Financial Statements (including, in each case, any notes thereto) present fairly in all material respects the financial position and results of operations and cash flows of Holdings and each of its subsidiaries for the respective periods or as of the respective dates set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein and except, in the case of the unaudited Holdings Financial Statements, for changes resulting from normal and recurring year-end adjustments). The Holdings Financial Statements have been prepared from and in accordance with the books and records of Holdings and its subsidiaries.

   (b) USRealty has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC and the CSSF since January 1, 1999 (collectively, including all exhibits thereto, the "USRealty Reports"). As of their respective dates, none of the USRealty Reports (and, if amended or superseded by a filing prior to the date hereof or the Closing Date, then on the date of such filing), contained, and none of the USRealty Reports filed subsequent to the date hereof will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the USRealty Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of USRealty and its subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments. All of such USRealty Reports, as of their respective dates (and as of the date of any amendment to the respective USRealty Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and the applicable rules and regulations of the CSSF, respectively.

   (c) USRealty has no assets or property other than the Holdings Shares, and other than as set forth in Section 3.3(c) of the USRealty Disclosure Schedule (the assets and property set forth in such Section 3.3(c) of the USRealty Disclosure Schedule, the "USRealty Other Assets").

   Section 3.4. Properties; Leases. Except for Permitted Exceptions, at the Purchase and Sale Closing, Holdings or a Holdings Subsidiary will have good and, with respect to real property, marketable title to, or valid leasehold interests in, as the case may be, and hold free and clear of all Encumbrances, all of the material properties reflected in the Holdings Balance Sheet or acquired in the ordinary course of business since the date of the Holdings Balance Sheet other than properties sold in the ordinary course of business consistent with past practice. USRealty has delivered to SCGI or otherwise made available, correct and complete copies of all material leases relating to real property to which Holdings or any of the Holdings Subsidiaries is a party, all of which are identified in Section 3.4 of the USRealty Disclosure Schedule. There are no pending or, to USRealty's knowledge, threatened condemnation proceedings relating to any of such material real property.

   Section 3.5. Absence of Certain Changes. Except as contemplated by this Agreement, since December 31, 1999, there has been no (a) Holdings Material Adverse Effect or (b) action taken by Holdings or any Holdings Subsidiary which, if taken from the date hereof through the Purchase and Sale Closing, would violate Section 5.4(b) through (k).

   Section 3.6. Litigation; Orders. Except as set forth in the USRealty Reports filed prior to the date hereof, or as set forth in Section 3.6 of the USRealty Disclosure Schedule, there are no Actions pending or, to the knowledge of USRealty, threatened or claims asserted against Holdings or any Holdings Subsidiary that would, individually or in the aggregate, have a Holdings Material Adverse Effect. There are no judgments or outstanding orders, injunctions, decrees, stipulations, settlement agreements, citations, investigations, fines or awards against or binding upon Holdings or any Holdings Subsidiary or any of their respective properties or businesses that would, individually or in the aggregate, have a Holdings Material Adverse Effect.

   Section 3.7. Licenses, Approvals, Other Authorizations, Consents, Reports, etc. (a) Holdings and the Holdings Subsidiaries possess or have been granted all registrations, filings, applications, certifications, notices, consents, licenses, permits, approvals, certificates, franchises, orders, qualifications, authorizations and waivers ("Licenses") of any Governmental Authority necessary to conduct their businesses in the manner in which they are presently being conducted, except where the failure to possess or be granted such Licenses would not, individually or in the aggregate, have a Holdings Material Adverse Effect.

   (b) Except (i) as set forth in Section 3.7(b) of the USRealty Disclosure Schedule, (ii) the applicable notification requirements of the HSR Act and the approval of the CSSF, (iii) required filings under the Exchange Act, (iv) any required filings and notices to the NYSE or the Amsterdam Stock Exchange, and
(v) those the failure to make, file, give or obtain which would not, individually or in the aggregate, have a Holdings Material Adverse Effect or prevent the consummation of the Equity Purchase and the other transactions contemplated hereby, there are no Licenses required to be made, filed, given or obtained by USRealty, Holdings or any of the Holdings Subsidiaries with, to or from any Governmental Authority in connection with the consummation of the Equity Purchase and the other transactions contemplated under this Agreement.

   Section 3.8. Compliance with Laws. To the knowledge of USRealty, the conduct of the businesses of Holdings and the Holdings Subsidiaries is in and has been in compliance in all material respects with all material statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto. None of USRealty, Holdings or the Holdings Subsidiaries has received written notice of any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any Governmental Authority applicable to Holdings or any of the Holdings Subsidiaries or to their properties which has not been satisfactorily addressed and which give rise to material fines or other civil penalties or to any criminal liabilities.

   Section 3.9. Insurance. Each of Holdings and the Holdings Subsidiaries is covered by valid and currently effective insurance policies issued in its favor that are customary in scope and amount of coverage for companies of similar size and financial condition in the industry and locale in which it operates. Except as would not, individually or in the aggregate, have a Holdings Material Adverse Effect, all such policies are in full force and effect, all premiums due thereon have been paid and Holdings and the Holdings Subsidiaries have complied with the provisions of such policies.

   Section 3.10. Material Contracts. Section 3.10 of the USRealty Disclosure Schedule sets forth, as of the date hereof, (i) each contract, agreement, arrangement or understanding to which Holdings or any Holdings Subsidiary is a party or by which any of them or any of their properties or assets is bound and which, if Holdings were subject to the periodic reporting requirements under the Exchange Act, would constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) which is not filed as an exhibit to the USRealty Reports filed prior to the date hereof or (ii) any non-competition agreement or any other agreement or arrangement that materially limits or otherwise materially restricts Holdings or any Holdings Subsidiary or any successor thereto or acquiror thereof from engaging or competing in any material line of business or in any geographic area.

   Section 3.11. Brokers, Finders, etc. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of USRealty or any of its subsidiaries, except the USRealty Financial Advisor, whose fees and expenses will be paid by USRealty in accordance with USRealty's agreement with such firm, a copy of which has been provided to SCGI.

   Section 3.12. No Undisclosed Liabilities. Except as and to the extent disclosed in the USRealty Reports and the Holdings Financial Statements, respectively, since December 31, 1999, neither USRealty nor Holdings and the Holdings Subsidiaries, respectively, have incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of, respectively, USRealty or Holdings and the Holdings

Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business or (ii) liabilities that would not, individually or in the aggregate, have a Holdings Material Adverse Effect.

   Section 3.13. Joint Proxy Statement/Prospectus; Form S-4. (a) None of the information supplied or to be supplied by USRealty for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act or at the time of any post-effective amendment thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to USRealty stockholders or SCGI stockholders or at the time of the USRealty Stockholders Meeting or the SCGI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder and with all applicable Luxembourg regulations and requirements.

   (b) Notwithstanding the foregoing provisions of this Section 3.13, no representation or warranty is made by USRealty with respect to statements made or incorporated by reference in the Form S-4 or Joint Proxy
Statement/Prospectus based on information supplied by SCGI or Purchaser for inclusion or incorporation by reference therein.

   Section 3.14. Required Vote. The affirmative vote of the holders of at least 66 2/3% of the USRealty Shares present or represented at a meeting at which at least a majority of the outstanding USRealty Shares are present or represented is the only vote of the holders of any class of capital stock of USRealty necessary to approve this Agreement and the dissolution and liquidation of USRealty in accordance with the Plan of Liquidation (the "Required USRealty Vote").

   Section 3.15. Opinion of USRealty Financial Advisor. USRealty has received the opinion of the USRealty Financial Advisor, dated the date hereof, to the effect that, based on, and subject to, the various assumptions and qualifications set forth in such opinion, as of such date, the consideration to be received by the USRealty stockholders (other than SCGI and its affiliates) pursuant to the transactions contemplated hereby are fair to such stockholders from a financial point of view, a copy of which opinion has been made available to SCGI.

   Section 3.16. Board Approval. The Special Committee by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement is fair to and in the best interests of USRealty and its stockholders other than SCGI and its affiliates, (b) approved this Agreement, the Equity Purchase and the Plan of Liquidation, and (c) recommended that the full USRealty Board approve this Agreement, the Equity Purchase and the Plan of Liquidation. The USRealty Board, based upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement is fair to and in the best interests of USRealty and its stockholders other than SCGI and its affiliates, (ii) approved this Agreement, the Equity Purchase and the Plan of Liquidation, (iii) determined to recommend that the stockholders of USRealty approve this Agreement and the Plan of Liquidation, and (iv) directed that this Agreement and the Plan of Liquidation be submitted for consideration by USRealty's stockholders at the USRealty Stockholders Meeting. To the knowledge of USRealty, no foreign, state or local takeover statute is applicable to the Equity Purchase or the other transactions contemplated by this Agreement.

   Section 3.17. No Dissenters' Rights. The transactions contemplated by this Agreement will not give rise to any right on the part of the stockholders of USRealty to obtain in respect of their USRealty Shares any amount determined by any Governmental Authority under any law or regulation of any Governmental Authority applicable to USRealty.

   Section 3.18. Exemption From Takeover Laws. The transactions contemplated hereby are not subject to the requirements of any "moratorium", "control share", "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the Grand Duchy of Luxembourg.

                                   ARTICLE IV

              Representations and Warranties of SCGI and Purchaser

   Except as set forth in the SCGI Disclosure Schedule delivered by SCGI to USRealty prior to the execution hereof (the "SCGI Disclosure Schedule") (each Section of which qualifies the correspondingly numbered representation and warranty or covenant) SCGI and Purchaser, jointly and severally, hereby represent and warrant to USRealty as follows:

   Section 4.1. Incorporation; Authorization; etc. (a) Each of SCGI, Purchaser and SCGI's subsidiaries has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of SCGI, Purchaser and SCGI's subsidiaries has full corporate power and authority to own its properties and assets and to conduct its business as it is now being conducted and is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be in good standing or so qualified would not, individually or in the aggregate, have an SCGI Material Adverse Effect.

   (b) Each of SCGI and Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SCGI and Purchaser, the performance by SCGI and Purchaser of their obligations hereunder and the consummation by SCGI and Purchaser of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of SCGI and Purchaser and, except for (i) obtaining the Required SCGI Vote for the issuance of the Purchase Price Shares pursuant hereto (the "SCGI Share Issuance") and (ii) the filing of articles supplementary with the Maryland State Department of Assessments and Taxation in connection with the Charter Amendment, no other corporate proceeding or action on the part of SCGI or Purchaser or their respective Boards of Directors and stockholders are necessary therefor.

   (c) The execution, delivery and performance of this Agreement by SCGI and Purchaser will not (i) (assuming the Charter Amendment has become effective), violate or conflict with any provision of the respective charters (or similar organizational documents) of SCGI, Purchaser and SCGI's subsidiaries, (ii) except as set forth in Section 4.1(c) of the SCGI Disclosure Schedule, conflict with, violate or constitute a default under any provision of, or be an event that is (or with the giving of notice or passage of time or both will result in) a violation of or default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any lien upon or the creation of a security interest in any of the Purchase Price Shares or any of the assets or properties of SCGI or any of its subsidiaries pursuant to, or require a consent or create a penalty or increase SCGI's or any such subsidiary's payment or performance obligations under, any material mortgage, lien, lease, instrument, order, arbitration award, judgment or decree, or any material contract, agreement, license or permit, to which SCGI or any of its subsidiaries is a party or by which any of them or any of their property is bound, or (iii) assuming that all consents, approvals, authorizations and other actions described in Section 4.7 have been obtained and all filings and obligations set forth in Section 4.7 have been made, violate or conflict with in any material respect, or result in the imposition of any material lien upon any of the Purchase Price Shares or any of the assets or properties of SCGI and its subsidiaries pursuant to, any provision of law, regulation, rule, writ, injunction, decree, statute, order, judgment or ruling of any Governmental Authority or any other material restriction of any kind or character to which SCGI or any of its subsidiaries is or may be subject or by which any of them or any of their property is or may be bound. This Agreement has been duly executed and delivered by SCGI and Purchaser, and, assuming the due execution hereof by USRealty, this Agreement constitutes the legal, valid and binding obligation of SCGI and Purchaser, enforceable against SCGI and Purchaser in accordance with its terms, except as may be limited or otherwise affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally and principles of equity, whether considered at law or in equity, including concepts of materiality, reasonableness, public policy and unconscionability.

   (d) Upon consummation of the Equity Purchase at the Purchase and Sale Closing, as contemplated by this Agreement, Purchaser will deliver to USRealty good and valid title to the Purchase Price Shares, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or other rights of third parties (except those imposed by any action taken or arrangement made by USRealty or any of its subsidiaries).

   (e) SCGI has made available to USRealty complete and correct copies of the charters (or similar instruments), as amended to date, of SCGI and each of its subsidiaries, and has made available to USRealty the corporate minute books containing the records of meetings of the stockholders and boards of directors of SCGI and each of its subsidiaries. None of SCGI, Purchaser or SCGI's subsidiaries is in default under or in violation of any provision of its charter (or similar instruments).

   Section 4.2. Capitalization. (a) As of August 31, 2000, the authorized capital stock of SCGI consisted of (i) 20,000,000 SCGI Class A Common Shares, of which 1,094,121 shares were issued and outstanding and no shares were held in the treasury of SCGI, 204,484 shares were reserved for issuance upon conversion of SCGI's 6.50% Convertible Subordinated Debentures Due March 29, 2016, 153,135 shares were reserved for issuance upon the exercise of stock options outstanding under the SCGI Incentive Plans and 2,994 shares were reserved for issuance under the 6.5% Debenture Interest Reinvestment Plan, (ii) 229,537,385 SCGI Class B Common Shares, of which 53,157,330 shares were outstanding, no shares were held in the treasury of SCGI, 15,238,483 shares were reserved for issuance upon the exercise of stock options and vesting of RSUs outstanding under the SCGI Incentive Plans or conversion of Class A Common Shares issuable upon their exercise or vesting, 54,706,050 shares were reserved for issuance upon conversion of outstanding Class A Common Shares, 6,606,205 shares were reserved for issuance upon conversion of Series B Preferred Shares, 10,224,189 shares were reserved for issuance upon conversion of Class A Common Shares reserved for issuance upon conversion of SCGI's 6.5% Convertible Subordinated Debentures and 149,700 shares were reserved for issuance upon conversion of Class A Common Shares reserved for issuance under the 6.5% Debenture Reinvestment Plan (iii) 65,973 shares of Series A Junior Participating Preferred Stock, US$.01 par value per share, of which no shares were outstanding and all of which shares were reserved for issuance upon exercise of the Rights issued pursuant to the Rights Agreement, (iv) 139,000 shares of Series A Cumulative Convertible Redeemable Voting Preferred Stock, US$.01 par value per share, of which no shares were issued and outstanding, and
(v) 257,642 SCGI Series B Preferred Shares, of which 257,642 shares were issued and outstanding. Since August 31, 2000, no shares of capital stock of SCGI or options or warrants or other rights to acquire capital stock from SCGI have been issued or reserved for issuance except (x) in respect of the securities described in the foregoing sentence and (y) in respect of the grant or exercise of stock options or RSUs as permitted by Section 5.5. All issued and outstanding shares of capital stock of SCGI are validly issued, fully paid and nonassessable. As a result of the Charter Amendment, the number of authorized Class A Common Shares will be changed to 15,543,012 Class A Common Shares, the number of Class B Common Shares will be changed to 234,133,373 Class B. Common Shares and the Series A Cumulative Convertible Redeemable Voting Preferred Stock will be eliminated.

   (b) Except (i) as set forth in Section 4.2(b) of the SCGI Disclosure Schedule or in the SCGI SEC Reports, (ii) as contemplated by this Agreement,
(iii) as set forth in Section 4.2(a), and (iv) the Rights issued pursuant to the Rights Agreement, (x) there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which SCGI or any of its subsidiaries is a party or by which any of them is bound obligating SCGI or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of SCGI or obligating SCGI or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, (y) there are no outstanding obligations of SCGI or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of SCGI, and (z) no bonds, debentures, notes or other indebtedness of SCGI having the right to vote on any matters on which stockholders may vote are issued or outstanding. The Purchase Price Shares, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable, and will not have been issued in violation of, or be subject to, any preemptive rights.

   (c) All the outstanding shares of capital stock of, or other equity interests in, each SCGI subsidiary have been validly issued and are fully paid and nonassessable and are owned to the extent set forth in Section 4.2(c) of the SCGI Disclosure Schedule directly or indirectly by SCGI, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or restrictions. Except as set forth in the SCGI SEC Reports, neither SCGI nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than SCGI's subsidiaries), that is or would reasonably be expected to be material to SCGI and its subsidiaries taken as a whole.

   Section 4.3. Reports and Financial Statements. SCGI has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1999 (collectively, including all exhibits thereto, the "SCGI SEC Reports"). As of their respective dates, none of the SCGI SEC Reports (and, if amended or superseded by a filing prior to the date hereof or the Closing Date, then on the date of such filing), contained, and none of the SCGI SEC Reports filed subsequent to the date hereof will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the SCGI SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of SCGI and its subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments. All of such SCGI SEC Reports, as of their respective dates (and as of the date of any amendment to the respective SCGI SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

   Section 4.4. Properties; Leases. Except for Permitted Exceptions or as set forth in Section 4.4 of the SCGI Disclosure Schedule, at the Purchase and Sale Closing SCGI or a subsidiary of SCGI will have good and marketable title to, or valid leasehold interests in, as the case may be, and hold free and clear of all Encumbrances, all of the material properties reflected in the SCGI Balance Sheet or acquired in the ordinary course of business since the date of the SCGI Balance Sheet other than properties sold in the ordinary course of business consistent with past practice. SCGI has delivered to USRealty or otherwise made available, correct and complete copies of all material leases relating to real property to which SCGI or any of its subsidiaries is a party. There are no pending or, to SCGI's knowledge, threatened condemnation proceedings relating to any of such material real property.

   Section 4.5. Absence of Certain Changes. Except as contemplated by this Agreement, since December 31, 1999, there has been no (a) SCGI Material Adverse Effect or (b) action taken by SCGI which, if taken from the date hereof through the Closing Date, would violate Section 5.5.

   Section 4.6. Litigation; Orders. Except as set forth in the SCGI SEC Reports, there are no Actions pending or, to the knowledge of SCGI, threatened or claims asserted against SCGI or any of its subsidiaries that would have an SCGI Material Adverse Effect. There are no material judgments or material outstanding orders, injunctions, decrees, stipulations, settlement agreements, citations, investigations, fines or awards against or binding upon SCGI and its subsidiaries or any of their respective properties or businesses.

   Section 4.7. Licenses, Approvals, Other Authorizations, Consents, Reports, etc. (a) SCGI and its subsidiaries possess or have been granted all material Licenses of any Governmental Authority necessary to conduct their businesses in the manner in which they are presently being conducted.

   (b) Except (i) as set forth in Section 4.7(b) of the SCGI Disclosure Schedule, (ii) for the applicable notification requirements of the HSR Act,
(iii) required filings under the Exchange Act and the Securities Act, (iv) the filing of articles supplementary with the Maryland State Department of Assessments and Taxation in connection with the Charter Amendment, (v) any required filings and notices to the NYSE or the Amsterdam Stock Exchange, and
(vi) those the failure to make, file, give or obtain which would not, individually or in the aggregate, have an SCGI Material Adverse Effect or prevent the consummation of the Equity Purchase and the other transactions contemplated hereby, there are no Licenses required to be made, filed, given or obtained by SCGI or any of its subsidiaries with, to or from any Governmental Authority in connection with the consummation of the Equity Purchase and the other transactions contemplated by this Agreement.

   Section 4.8. Compliance with Laws. To the knowledge of SCGI and Purchaser, the conduct of the businesses of SCGI and its subsidiaries is in and has been in compliance in all material respects with all material statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto. Neither SCGI nor any of its subsidiaries has received written notice of any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any Governmental Authority applicable to SCGI or any of its subsidiaries or to their properties which has not been satisfactorily addressed and which give rise to material fines or other civil penalties or to any criminal liabilities.

   Section 4.9. Insurance. Each of SCGI and its subsidiaries is covered by valid and currently effective insurance policies issued in its favor that are customary in scope and amount of coverage for companies of similar size and financial condition in the industry and locale in which it operates. All such policies are in full force and effect, all premiums due thereon have been paid and SCGI and its subsidiaries have complied with the provisions of such policies in all material respects.

   Section 4.10. Material Contracts. As of the date hereof, except as set forth in the SCGI SEC Reports filed prior to the date hereof, neither SCGI nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act), or (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts SCGI or any of its subsidiaries or any successor thereto from engaging or competing in any line of business or in any geographic area, which agreement or arrangement would reasonably be expected to have an SCGI Material Adverse Effect, giving effect to the Equity Purchase.

   Section 4.11. Brokers, Finders, etc. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of SCGI or any of its subsidiaries except the SCGI Financial Advisor, whose fees and expenses will be paid by SCGI in accordance with SCGI's agreement with such firm.

   Section 4.12. No Undisclosed Liabilities. Except as disclosed in the SCGI SEC Reports filed prior to the date hereof, since December 31, 1999, SCGI and its subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of SCGI and its subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business, (ii) liabilities that would not have an SCGI Material Adverse Effect, and (iii) liabilities incurred in connection with the financing for the Equity Purchase, as described in the commitment letter set forth in Section 6.2(b) of the SCGI Disclosure Schedule, and fees and expenses (including fees and expenses of legal counsel and accountants) relating to such financing.

   Section 4.13. Joint Proxy Statement/Prospectus; Form S-4. (a) None of the information supplied or to be supplied by SCGI for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form

S-4 becomes effective under the Securities Act or at the time of any post-effective amendment thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to USRealty stockholders or SCGI stockholders or at the time of the USRealty Stockholders Meeting or the SCGI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC thereunder.

   (b) Notwithstanding the foregoing provisions of this Section 4.13, no representation or warranty is made by SCGI with respect to statements made or incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus based on information supplied in writing by USRealty for inclusion or incorporation by reference therein.

   Section 4.14. Required Vote. The affirmative vote of the holders of at least a majority of the votes cast by the holders of the SCGI Voting Shares voting as a single class, provided that the total vote cast represents over 50% in interest of all SCGI Voting Shares entitled to vote, is the only vote of the holders of any class of capital stock of SCGI necessary to approve the SCGI Share Issuance (the "Required SCGI Vote").

   Section 4.15. Environmental Matters. Except as would not have an SCGI Material Adverse Effect and except as disclosed in the SCGI SEC Reports filed prior to the date hereof, (a) the operations of SCGI and its subsidiaries have been and are in compliance with all Environmental Laws and with all licenses required by Environmental Laws, (b) there are no pending or, to the knowledge of SCGI, threatened, Actions under or pursuant to Environmental Laws against SCGI or any of its subsidiaries or involving any real property currently or, to the knowledge of SCGI, formerly owned, operated or leased by SCGI or any of its subsidiaries, and (c) SCGI and its subsidiaries are not subject to any Environmental Liabilities and, to the knowledge of SCGI, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of SCGI, formerly owned, operated or leased by SCGI or any of its subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities.

   As used in this Agreement, "Environmental Laws" means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Authority, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as in effect on or prior to the Closing Date and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., Section 136 et seq., Occupational Safety and Health Act 29 U.S.C. Section 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws, and
(ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws and which includes petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

   Section 4.16. Taxes. Each of SCGI and its subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not have an SCGI Material Adverse Effect.

   For purposes hereof: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

   Section 4.17. Employee Benefits. (a) With respect to each SCGI Employee Benefit Plan, except for SCGI Employee Benefit Plans the liabilities under which are reflected in the financial statements included in the SCGI SEC Reports or which would not have an SCGI Material Adverse Effect, SCGI has made available to USRealty a true, correct and complete copy of: (i) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any.

   (b) With respect to each SCGI Employee Benefit Plan, SCGI and its subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all other laws and regulations applicable to such SCGI Employee Benefit Plans and each SCGI Employee Benefit Plan has been administered in accordance with its terms, in each case except as would not have an SCGI Material Adverse Effect. Each SCGI Employee Benefit Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions, except as would not have an SCGI Material Adverse Effect.

   (c) To the extent that any entity which, together with SCGI, would be treated as a single employer within the meaning of Code Section 414(b), (c),
(m) or (o) (an "ERISA Affiliate") has or at any time has had an obligation to contribute to a plan subject to Title IV of ERISA, including a multi-employer plan within the meaning of ERISA Section 4001(a)(3) (collectively, the "Title IV Plans"), except in each case as would not individually or in the aggregate have an SCGI Material Adverse Effect or as otherwise disclosed or reflected in the SCGI SEC Reports, there is no liability under Title IV of ERISA that has occurred or is likely to occur in respect of such Title IV Plan.

   Section 4.18. Board Approval. The Board of Directors of SCGI, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement is fair to and in the best interests of SCGI and its stockholders, (b) approved this Agreement, the Equity Purchase, and the SCGI Share Issuance, (c) determined to recommend that the stockholders of SCGI approve the SCGI Share Issuance and directed that the SCGI Share Issuance be submitted for consideration by SCGI's stockholders at the SCGI Stockholders Meeting, and (d) approved an amendment to the Charter of SCGI reclassifying 4,456,988 authorized but unissued Class A Common Shares and 139,000 authorized but unissued shares of Series A Preferred Stock into a total of 4,595,988 Class B Common Shares (the "Charter Amendment").

   Section 4.19. Opinion of SCGI Financial Advisor. SCGI has received the opinion of the SCGI Financial Advisor, as of the date hereof, to the effect that, as of such date, and based upon and subject to the assumptions and matters set forth therein, the consideration (consisting of the Purchase Price Shares and the Purchase Price Cash Amount) to be paid by SCGI pursuant to this Agreement is fair from a financial point of view to SCGI.

   Section 4.20. Exemption From Takeover Laws. SCGI and Purchaser have taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws (a) of the State of Maryland, in the case of SCGI and (b) of the State of Nevada, in the case of Purchaser.

   Section 4.21. Required Financing. SCGI and/or Purchaser have received the commitment letter set forth on Section 6.2(b) of the SCGI Disclosure Schedule, and the funds proposed to be made available thereunder, upon receipt thereof, will be sufficient to consummate the Equity Purchase, including funds sufficient to pay the Purchase Price Cash Amount.

   Section 4.22. No Knowledge of Breaches. As of the date of this Agreement, neither SCGI nor the Operating Advisor has any knowledge of any breach by USRealty of USRealty's representations and warranties hereunder.

                                   ARTICLE V

                   Covenants of SCGI, Purchaser and USRealty

   Section 5.1. Investigation of Business; Access to Properties and
Records. (a) Prior to the Closing Date, USRealty shall and shall cause Holdings and the Holdings Subsidiaries to, and SCGI shall and shall cause its subsidiaries to, afford to representatives of the other party full access to their respective personnel, offices, plants, properties, books and records during normal business hours, in order that USRealty and SCGI may have full opportunity to make such investigations as such party desires of the affairs and assets of SCGI, on the one hand, or Holdings and the Holdings Subsidiaries on the other hand; provided, however, that such investigation by USRealty and SCGI shall not unreasonably disrupt the personnel and operations of SCGI and its subsidiaries, on the one hand, or Holdings and the Holdings Subsidiaries, on the other hand.

   (b) On the Closing Date or as soon thereafter as practicable, USRealty will deliver or cause to be delivered to SCGI all corporate records of Holdings and the Holdings Subsidiaries, and all other original (or copies thereof, if originals are not immediately available) agreements, documents, books and records relating to the businesses of Holdings and the Holdings Subsidiaries.

   (c) Except as required by law or a regulatory body or court having jurisdiction over USRealty and except to the extent such information becomes publicly available other than as a result of any action taken by USRealty, from and after the Closing Date, USRealty shall maintain the confidentiality of non-public information with respect to Holdings and the Holdings Subsidiaries. In the event that USRealty after the Closing Date is requested, or becomes required by law or a regulatory body or court having jurisdiction over USRealty, to disclose any confidential information relating to Holdings and the Holdings Subsidiaries, USRealty will provide SCGI with prompt notice thereof (before such information is disclosed if practicable) so that SCGI may at its expense seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 5.1(c).

   Section 5.2. Efforts; Obtaining Consents. (a) Subject to the terms and conditions herein provided, each of USRealty, SCGI and Purchaser agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using its reasonable efforts (i) to obtain all waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts necessary for the consummation of the transactions contemplated hereby, (ii) to make all required filings and registrations with, and submissions of information requested by, and to obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iii) to lift or rescind any injunction, restraining order, decree or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, and (iv) to fulfill all conditions to this Agreement. Each of USRealty, SCGI and

Purchaser shall use all reasonable efforts to prevent the entry, enactment or promulgation of any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby.

   (b) SCGI and USRealty shall promptly file or cause to be filed with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission pursuant to the HSR Act all requisite documents and notifications in connection with the transactions contemplated by this Agreement. SCGI shall pay the filing fee incurred in connection with such filings under the HSR Act. Each party hereto shall promptly inform the other of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby. If either SCGI or USRealty or any Affiliate thereof receives a request for additional information or documentary material from any such government or Governmental Authority with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each of the parties hereto will advise the other promptly in respect of any understandings, undertakings or agreements (oral or written) which it proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated hereby.

   (c) SCGI shall use all reasonable efforts to cause the financing necessary for the satisfaction of the condition in Section 6.2(b) to be obtained on the terms set forth in the commitment letter attached to Schedule 6.2(b) of the SCGI Disclosure Schedule or on such other terms as may be commercially available at the time of funding.

   (d) SCGI shall file articles supplementary with the Maryland State Department of Assessments and Taxation in connection with the Charter Amendment.

   Section 5.3. Further Assurances. SCGI, Purchaser and USRealty agree that, from time to time, whether before, at or after the Closing Date, each of them will take such other action (including using its reasonable best efforts to cause its subsidiaries to take such action) as may be reasonably necessary to carry out the purposes and intents of this Agreement.

   Section 5.4. Conduct of Business by USRealty. From the date hereof through the Closing Date, except as disclosed in Section 5.4 of the USRealty Disclosure Schedule or otherwise provided for in this Agreement (including pursuant to the Plan of Liquidation or Section 5.14), and, except as advised, recommended or agreed to by the Operating Advisor, or as consented to or approved by SCGI in writing, USRealty covenants and agrees that:

     (a) each of Holdings and the Holdings Subsidiaries shall operate its business in the ordinary and usual course in accordance with past practices;

     (b) none of USRealty, Holdings or the Holdings Subsidiaries shall issue, sell or agree to issue or sell (i) any shares of its capital stock, or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or make any change in its issued and outstanding capital stock or redeem, purchase or otherwise acquire any of its capital stock, other than as required pursuant to obligations set forth in Section 5.4 of the USRealty Disclosure Schedule;

     (c) neither Holdings nor any Holdings Subsidiary shall (i) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or other employees other than increases in compensation in the ordinary course of business and consistent with past practice and which are not material in the aggregate; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer or employee, whether past or present, other than as required by applicable law, contracts or plan documents in effect on the date hereof; (iii) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer or employee or other person other than in connection with any new hires or promotions in the ordinary course and consistent with past practice; or (iv) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or adopt or amend or commit itself to adopt or amend any of such plans, funds or similar arrangements in existence on the date hereof;

     (d) none of USRealty, Holdings nor any of the Holdings Subsidiaries shall (i) amend its articles of incorporation (or similar instruments),
  (ii) declare any dividend or make any distribution with respect to its capital stock (other than any dividend or distribution by Holdings to USRealty as may be necessary to allow USRealty to defray the reasonable costs and expenses of the liquidation of USRealty pursuant to the Plan of Liquidation, and which cannot be satisfied out of the USRealty Other Assets), (iii) assume, incur or guarantee any obligation for borrowed money other than trade payables in the ordinary course of business consistent with past practice, (iv) cancel or compromise, except for compromises of current or former short-term trade receivables or other current assets in the ordinary course of business consistent with past practice, any debts owed to it, or (v) waive or release any rights of material value;

     (e) none of USRealty, Holdings nor any of the Holdings Subsidiaries shall (i) sell, transfer, lease or otherwise dispose of any of its assets other than inventory, accounts receivable or fixtures in the ordinary course of business consistent with past practice, (ii) create or permit to exist any new security interest, lien or encumbrance on any of its properties or assets, other than Permitted Exceptions, (iii) enter into any joint venture, partnership or other similar arrangement, (iv) make any investment in or purchase any securities of any Person other than in connection with the cash management activities of USRealty, Holdings and the Holdings Subsidiaries in the ordinary course of business consistent with past practice, other than as required pursuant to obligations set forth in Section 5.4 of the USRealty Disclosure Schedule, (v) purchase any assets of any Person other than in the ordinary course of business consistent with past practice or (vi) incur any liabilities which are, in the aggregate, in excess of liabilities that can be funded with internally generated cash flows, other than liabilities incurred to fund binding commitments in effect as of the date hereof or liabilities the incurrence of which is necessary to fund the ordinary course business activities of such entities consistent with past practice;

     (f) neither Holdings nor any Holdings Subsidiary shall permit a change in its methods of maintaining its books, accounts or business records or, except as required by GAAP or applicable Luxembourg accounting principles (in which event prior notice shall be given to SCGI), change any of its accounting principles or the methods by which such principles are applied for tax or financial reporting purposes;

     (g) the Holdings Subsidiaries together shall incur capital expenditures only in the ordinary course of business consistent with prior practice and not in excess of the capital budget provided to SCGI prior to the date hereof;

     (h) none of USRealty, Holdings nor any of the Holdings Subsidiaries shall (i) enter into or terminate any material lease, contract or agreement, or make any change in any of their material leases, contracts and agreements, (ii) reclassify any assets or liabilities, or (iii) do any other act that (A) would cause any representation or warranty of USRealty in this Agreement to be or become untrue in any material respect or
  (B) would reasonably be expected to have a Holdings Material Adverse
  Effect;

     (i) USRealty, Holdings and the Holdings Subsidiaries will comply in all material respects with all material laws and regulations applicable to them;

     (j) neither Holdings nor any of the Holdings Subsidiaries shall make any election with respect to Taxes, consent to any waiver or extension of time to assess or collect any Taxes or file any Tax Return other than a Tax Return filed in the ordinary course of business and prepared in a manner consistent with past practice;

     (k) none of USRealty, Holdings nor any of the Holdings Subsidiaries shall agree to take any action prohibited by this Section 5.4;

     (l) None of USRealty, Holdings or any of the Holdings Subsidiaries shall propose, initiate or approve any action to be taken by a Private Investee, if such action if taken by a Holdings Subsidiary would be prohibited by this Section 5.4 or Section 5.7.

   Section 5.5. Conduct of Business by SCGI. From the date hereof through the Closing Date, except as otherwise contemplated in this Agreement or set forth in Section 5.5 of the SCGI Disclosure Schedule, and except as consented to or approved by USRealty in writing, SCGI covenants and agrees that (a) except for
(i) issuances of SCGI Shares (including the related Rights) upon exercise of outstanding stock options or vesting of outstanding RSUs or upon the exercise, conversion or redemption pursuant to their terms of securities outstanding on the date hereof and under the 6.5% Debenture Interest Reinvestment Plan and
(ii) new grants of stock options (and issuances of SCGI Shares and the related Rights upon exercise thereof), SCGI Shares and RSUs in each case pursuant to the terms of the SCGI Incentive Plans, it shall not issue, sell or agree to issue or sell (x) any shares of its capital stock or (y) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or make any change in its issued and outstanding capital stock; (b) except for the filing of articles supplementary with the Maryland State Department of Assessments and Taxation in connection with the Charter Amendment, it shall not amend its charter; (c) it shall not declare any dividend or make any distribution with respect to its capital stock, other than pursuant to the terms of SCGI capital stock outstanding as of the date hereof; (d) it shall not redeem, purchase or otherwise acquire any SCGI Shares other than in open market transactions or in negotiated transactions with third parties or in connection with cashless exercises; and (e) it shall not agree to take any action prohibited by this
Section 5.5.

   Section 5.6. Preservation of Business. From the date hereof through the Closing Date, subject to the terms and conditions of this Agreement, USRealty shall, and shall cause Holdings and the Holdings Subsidiaries to, use all reasonable efforts to preserve the business of Holdings and the Holdings Subsidiaries intact, to preserve the good will of customers, suppliers, employees and others having significant business relations with Holdings and the Holdings Subsidiaries, to retain their key employees, and to maintain insurance in full force and effect.

   Section 5.7. Non-Solicitation. Except as otherwise contemplated in this Agreement or in Section 5.4 of the USRealty Disclosure Schedule, USRealty shall not, and shall not permit Holdings or the Holdings Subsidiaries to, directly or indirectly, (a) solicit any inquiries or proposals for, or enter into or continue or resume any discussions with respect to or enter into any negotiations or agreements relating to the sale or exchange of any Holdings Shares, any shares of capital stock of U.S. Realty, any Holdings Subsidiary or any Private Investee or all, or a substantial part, of the assets of U.S. Realty, Holdings, any Holdings Subsidy or any Private Investee or (b) furnish or cause to be furnished any non-public information concerning the business and operations of any of them to any Person (other than to or at the request of SCGI and its representatives) other than in the ordinary course of business consistent with past practice or as required by applicable law (including applicable laws relating to the duties of the USRealty Board).

   Section 5.8. Financial Statements. Prior to and through the Closing Date, USRealty shall deliver to SCGI promptly after they are prepared such monthly or other financial statements or financial reports of USRealty, Holdings and the Holdings Subsidiaries as are prepared by or relating to USRealty, Holdings and the Holdings Subsidiaries in the ordinary course of business and such other financial information as SCGI may reasonably request, promptly after such request. USRealty shall use its reasonable efforts to have PricewaterhouseCoopers (Luxembourg) S.a.r.l. consent to SCGI's use of and reliance on the Holdings Financial Statements and such other financial statements of USRealty and its subsidiaries and/or Holdings and the Holdings Subsidiaries as may be required in connection with filings under the U.S. federal securities laws.

   Section 5.9. Satisfaction and Discharge of USRealty Notes. Section 401 of the Notes Indenture provides for the satisfaction and discharge of the Notes Indenture with respect to the USRealty Notes under certain circumstances specified in such Section 401 of the Notes Indenture, including among other things, the deposit by USRealty with the Trustee of funds for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the USRealty Notes at a specified redemption date and the entering into of arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of USRealty. Prior to the date hereof, Purchaser, USRealty and the Trustee have arranged (and USRealty and SCGI do hereby agree), for purposes of effecting, at the Purchase and Sale Closing as contemplated by Section 2.1, the satisfaction and discharge of the Notes Indenture with respect to the USRealty Notes pursuant to Section 401 of the Notes Indenture (the "Satisfaction and Discharge"), that, at the Purchase and Sale Closing: (a) Purchaser and USRealty shall enter into an agreement with the Trustee in the form attached as Exhibit B, (b) USRealty shall deliver in trust to the Trustee an amount of cash (the "Notes Payoff Amount") equal to, at SCGI's election, either (i) the Accreted Value (as defined in the Notes Indenture) on the later of May 23, 2001 or such date as is 30 days following the Closing Date (the "Redemption Date" at all USRealty Notes outstanding on the Closing Date plus any interest payments required to be made on such USRealty Notes following the Closing Date through and including the Redemption Date, the "Redemption Amount") or (ii) an amount sufficient to purchase on the Closing Date securities set forth on Exhibit C with face amounts and maturity dates to provide for funds in such trust, on the Redemption Date, equal to the Redemption Amount, provided that in the case of this clause (ii), SCGI shall provide to USRealty for delivery to the Trustee a verified accountant's report thereon, and (c) USRealty shall deliver to the Trustee the Company Order contemplated by Section 401 of the Notes Indenture (which shall specify that the USRealty Notes shall be redeemed on the Redemption Date) and such other documents as may be required by the Notes Indenture, the Trust Indenture Act or the agreement with the Trustee referred to in clause (a) above.

   Section 5.10. Joint Proxy Statement/Prospectus; Form S-4. As promptly as practicable after the execution hereof, SCGI and USRealty shall prepare and file with the SEC proxy materials which shall constitute the Joint Proxy Statement/Prospectus relating to (i) the SCGI Stockholders Meeting and the vote of the stockholders of SCGI with respect to the SCGI Share Issuance pursuant hereto, and (ii) the USRealty Stockholders Meeting and the vote of USRealty Stockholders with respect to this Agreement and the Plan of Liquidation (such proxy materials, together with any amendments thereof or supplements thereto, in the form delivered to the stockholders of USRealty and SCGI, the "Joint Proxy Statement/Prospectus") and SCGI shall prepare and file a registration statement on Form S-4 with respect to the issuance and distribution of the Purchase Price Shares pursuant hereto and the Plan of Liquidation (the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as SCGI's prospectus. Each of SCGI and USRealty shall use reasonable best efforts (i) to have the Form S-4 declared effective by the SEC as promptly as practicable after filing with the SEC and to keep the Form S-4 effective as long as it is necessary to consummate the transactions contemplated by this Agreement (including the Plan of Liquidation), and (ii) to have the Joint Proxy Statement/Prospectus cleared by the CSSF. SCGI and USRealty shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC or the CSSF and shall notify the other of any request by the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement/Prospectus. SCGI and USRealty shall respond promptly to any comments made by the SEC, the CSSF or any other governmental official with respect to the Joint Proxy Statement/Prospectus or the Form S-4. SCGI and USRealty shall each supply the other with copies of all correspondence between such party or any of its representatives and the SEC, the CSSF or any other Governmental Authority with respect to the Form S-4, the Joint Proxy Statement/Prospectus and the transactions contemplated hereby. SCGI shall provide USRealty with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and with a copy of all such filings made with the SEC or the CSSF. SCGI and USRealty shall, to the extent reasonably practicable, each have the opportunity to participate in all communications with the SEC and its staff and the CSSF, including meetings and telephone conferences regarding the Form S-4 and the Joint Proxy Statement/Prospectus and the transactions contemplated therein. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. USRealty will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to USRealty stockholders of record as of the record date for the USRealty Stockholders Meeting (by registered mail, if an available method), and SCGI will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to SCGI's stockholders of record as of the record date for the SCGI Stockholders Meeting, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act, and sufficiently in advance of the USRealty Stockholders Meeting and SCGI Stockholders Meeting so as to allow USRealty's and SCGI's record stockholders reasonably sufficient time to distribute the Joint Proxy Statement/Prospectus to the beneficial holders of the USRealty and SCGI securities entitled to vote at the USRealty Stockholders Meeting and the SCGI Stockholders Meeting, respectively. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Purchase Price Shares issuable in connection with the Equity Purchase and the Plan of Liquidation for offering or sale in any jurisdiction, or any request by the SEC or the CSSF for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Closing Date any information should be discovered by USRealty or SCGI which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and the CSSF and disseminated to the stockholders of SCGI and USRealty. SCGI will also take such actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) as may be required to be taken under the applicable "blue sky" laws in connection with the issuance and distribution of the Purchase Price Shares pursuant hereto and to the Plan of Liquidation. SCGI and USRealty shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the preparation, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus.

   Section 5.11. Stockholders Meetings. (a) SCGI shall, as promptly as reasonably practicable following the execution hereof, duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the "SCGI Stockholders Meeting") for the purpose of obtaining the SCGI Stockholders Approval with respect to the SCGI Share Issuance, and shall take all lawful action to solicit the approval of the SCGI Share Issuance; and the Board of Directors of SCGI shall, subject to its legal and regulatory duties under applicable law, recommend approval of the SCGI Share Issuance by the stockholders of SCGI, and shall not, subject to its legal and regulatory duties under applicable law, withdraw, modify or materially qualify in any manner adverse to USRealty such recommendation or take any action or make any statement in connection with the SCGI Stockholders Meeting materially inconsistent with such recommendation.

   (b) (i) USRealty shall, as promptly as reasonably practicable following the execution hereof, duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the "USRealty Stockholders Meeting") for the purpose of obtaining the USRealty Stockholders Approval with respect to this Agreement and the dissolution and liquidation of USRealty pursuant to the Plan of Liquidation, and shall take all lawful action to solicit the approval of this Agreement and the Plan of Liquidation. The USRealty Board shall recommend approval of this Agreement by the stockholders of USRealty, and shall not withdraw, modify or materially qualify in any manner adverse to SCGI such recommendation or take any action or make any statement in connection with the USRealty Stockholders Meeting materially inconsistent with such recommendation; provided that the USRealty Board shall have no obligation to take any such action or fail to take any such action if taking or failing to take, as the case may be, such action would be inconsistent with its legal and regulatory duties (including its duty to act in the best interests of the USRealty stockholders) under applicable law.

   (ii) The Joint Proxy Statement/Prospectus and the proxy card sent to the stockholders of USRealty in connection with the USRealty Stockholders Meeting shall specify that any USRealty Share the holder of which does not wish to consent to receive SCGI Class B Common Shares upon consummation of the transactions contemplated by the Plan of Liquidation, but instead wishes to receive cash upon consummation of the transactions contemplated by the Plan of Liquidation, and votes against approval of this Agreement and the Plan of Liquidation and who so indicates such wish to receive cash upon consummation of the transactions contemplated by the Plan of Liquidation on a proxy card properly completed and returned in accordance with the instructions and rules relating thereto (each such USRealty Share, a "Cash USRealty Share"), shall not receive SCGI Class B Common Shares upon consummation of the transactions contemplated by the Plan of Liquidation, but instead shall receive the Per Share Cash Amount for each USRealty Share held by such holder. USRealty stockholders who do not so properly indicate their desire to receive cash instead of SCGI Class B Common Shares upon consummation of the liquidation and distribution to stockholders contemplated by the Plan of Liquidation, shall be for all purposes considered to have elected to receive SCGI Class B Common Shares upon consummation of the liquidation and distribution to stockholders contemplated by the Plan of Liquidation. USRealty stockholders who vote in favor of approval of this Agreement and the Plan of Liquidation or abstain from voting, and USRealty stockholders who do not return the proxy card in connection with the USRealty Stockholders Meeting, will be deemed to have consented to receive SCGI Class B Common Shares upon consummation of the liquidation and distribution to stockholders contemplated by the Plan of Liquidation, and prominent disclosure of these matters shall be included the Joint Proxy Statement/Prospectus and the proxy card sent to the stockholders of USRealty in connection with the USRealty Stockholders Meeting.

   (c) SCGI shall vote, or shall cause to be voted, all of the USRealty Shares beneficially owned by it in favor of the approval of this Agreement and the Plan of Liquidation.

   Section 5.12. NYSE Listing. SCGI shall promptly prepare and submit to the NYSE a supplemental listing application covering the Purchase Price Shares, and shall use all reasonable efforts to cause such shares to be approved for listing on the NYSE, subject only to official notice of issuance, prior to the consummation of the Equity Purchase.

   Section 5.13. Public Announcements. Each of the parties hereto agrees, unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange (in which case such party shall use its reasonable efforts to provide the other party the opportunity to review and comment), to consult with each other, and provide each other the opportunity to review and comment, before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. The parties agree that the initial joint press release to be issued with respect to the transactions contemplated hereby will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

   Section 5.14. Takeover Laws. Each of the parties hereto shall take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

   Section 5.15. Certain Actions. (a) At the request of Purchaser and subject to the satisfaction of the applicable conditions set forth in Article VI, prior to the delivery by Purchaser of the Purchase Price Cash Amount and the Purchase Price Shares pursuant to Section 2.1 at the Purchase and Sale Closing, (i) Holdings shall declare and pay a dividend in the amount of, or repay to USRealty, in cash, a portion specified by Purchaser (but in no event more than US$200 million in aggregate of dividends and repayments) of the total amount then owing to USRealty under the Advance Agreement and/or (ii) USRealty shall contribute to

Holdings, by way of a capital contribution in a manner to be determined by Purchaser, all or a portion of the total amount then owing to USRealty under the Advance Agreement.

   (b) At the request of Purchaser, and subject to the satisfaction of the applicable conditions set forth in Article VI, prior to delivery by Purchaser of the Purchase Price Cash Amount and Purchase Price Shares pursuant to Section
2.1 at the Purchase and Sale Closing, (i) Holdings shall cause its wholly owned subsidiaries to declare and pay dividends in the amount of, or repay to Holdings, in cash, a portion specified by Purchaser (but in no event a total of more than US$50 million in aggregate of dividends and repayments) of the total amount owed to Holdings by such wholly owned subsidiaries under the Holdings Advance Agreement and/or (ii) Holdings shall contribute to its wholly owned subsidiaries, by way of a capital contribution in a manner to be determined by Purchaser, all or a portion of the total amount then owing by such subsidiaries to Holdings under the Holdings Advance Agreement and/or (iii) Holdings shall cause certain asset transfers as between it and its wholly owned subsidiaries.

   (c) Immediately prior to the delivery by Purchaser of the Purchase Price Cash Amount and the Purchase Price Shares pursuant to Section 2.1, USRealty shall transfer, convey and otherwise assign to Holdings all of USRealty's assets, if any, other than the Holdings Shares, the Advance Agreement Interests and any cash on hand, and all of USRealty's liabilities, if any, other than with respect to the USRealty Notes or pursuant to the Advance Agreement, and shall cause Holdings to accept such transfer, conveyance and assignment.

   (d) SCGI shall indemnify and hold USRealty harmless from, and shall pay when due, any Taxes for or to USRealty arising from the transactions contemplated by this Section 5.15.

   Section 5.16. Share Option Equivalents. Effective as of the time of the Purchase and Sale Closing, and notwithstanding anything to the contrary in the Share Option Equivalent Grants, and whether or not then vested, the restricted cash payment specified in paragraph 2 of each of the Share Option Equivalent Grants shall be vested, deemed to be exercised as of the last full trading day prior to such time, be due and payable, and shall be paid, but the recipients of such payments shall, notwithstanding the terms of the Share Option Equivalent Grants, have no obligation to apply any such restricted cash payment to any particular purpose.

   Section 5.17. Litigation. SCGI shall have the right to conduct and control, through counsel of its own choosing, in consultation and cooperation with USRealty and the Special Committee and their respective counsel, the defense or settlement of any action or claim brought by any stockholder or purported stockholder of USRealty before any domestic or foreign court of competent jurisdiction which challenges the acquisition in whole or in part the Equity Purchase or the entering into of this Agreement, seeks to restrain or prohibit the consummation of the transactions contemplated hereby or seeks to obtain material damages, and USRealty shall not, and shall cause its subsidiaries and affiliates not to, pay or settle any such claim or action to which it is a party without the prior written consent of SCGI; provided, that the Special Committee shall be permitted to fully participate in such defense or settlement through counsel chosen by it; and provided further, that SCGI shall not, and shall cause its subsidiaries and affiliates not to, settle any such action or claim naming as parties any of the members of the USRealty Board without the consent of such members of the USRealty Board, which consent shall not be unreasonably withheld.

   Section 5.18. Notification of Certain Matters. Each of USRealty, SCGI and Purchaser shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

   Section 5.19. Indemnification. (a) SCGI agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of USRealty, Holdings and the Holdings Subsidiaries as provided in their respective articles, certificates, charter or bylaws or otherwise in effect as of the date hereof with respect to matters occurring prior to the consummation of the last to occur of any of the transactions contemplated hereby shall survive such consummation and shall continue in full force and effect, and no action shall be taken by SCGI during the six year period beginning on the last to occur of any of the transactions contemplated hereby if such action could reasonably be expected to materially reduce any such rights to indemnification or exculpation. To the maximum extent permitted by law, such indemnification shall be mandatory rather than permissive, and SCGI shall advance expenses in connection with such indemnification.

   (b) SCGI shall maintain in effect for not less than six (6) years from the consummation of the last to occur of any of the transactions contemplated hereby, the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by USRealty (provided that SCGI may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the consummation of the last to occur of any of the transactions contemplated hereby to the extent available; provided that in no event shall SCGI be required to expend more than an amount per year equal to 150% of the current annual premiums paid by USRealty (the "Premium Amount") to maintain or procure insurance coverage pursuant hereto, and provided, further, that, if SCGI is unable to obtain the insurance called for by this Section 5.20(b), SCGI will obtain as much comparable insurance as is available for the Premium Amount per year.

   Section 5.20. Certain Agreement Relating to USRealty Investees. USRealty hereby agrees on its own behalf and on behalf of Holdings, effective as of the Purchase and Sale Closing, to the matters set forth in paragraph 1(iv) of the Carr Letter Agreement. USRealty shall, and shall cause Holdings to, prior to the Purchase and Sale Closing, cooperate with SCGI and take all such actions as SCGI may reasonably request in order to afford SCGI from and after the Purchase and Sale Closing the rights and benefits of USRealty and/or Holdings under the agreements, arrangements and understandings with the Persons in which Holdings holds investments.

                                   ARTICLE VI

                              Conditions Precedent

   Section 6.1. Conditions to Each Party's Obligations. The respective obligations of SCGI, Purchaser and USRealty to effect the Equity Purchase and the SCGI Share Issuance are subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. (i) SCGI shall have obtained the Required SCGI Vote in connection with the approval of the SCGI Share Issuance by the stockholders of SCGI, and (ii) USRealty shall have obtained the Required USRealty Vote in connection with the approval of this Agreement and the Plan of Liquidation.

     (b) No Injunction or Restraints; Illegality. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect, (i) having the effect of making the transactions contemplated hereby or by the Plan of Liquidation illegal or otherwise prohibiting consummation of the transactions contemplated hereby; provided, however, that the provisions of this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.2 shall have been the cause of, or shall have resulted in, such order or injunction.

     (c) Required Regulatory Filings. The waiting period (and any extension thereof) applicable to the Equity Purchase under the HSR Act shall have been terminated or shall have expired.

     (d) Other Governmental and Regulatory Approvals. Other than with respect to the matters addressed in Section 6.1(c), all consents, approvals and actions of, filings with and notices to any Governmental Authority required of SCGI, USRealty or any of their subsidiaries to consummate the Equity Purchase, the SCGI Share Issuance and the other transactions contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have a Holdings Material Adverse Effect or an SCGI Material Adverse Effect shall have been obtained; provided, however, that the provisions of this Section 6.1(d) shall not be available to any party whose failure to fulfill its obligations pursuant to Section
  5.2 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval.

     (e) NYSE Listing. The Purchase Price Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance.

     (f) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall be pending before or threatened by the SEC.

   Section 6.2. Additional Conditions to Obligations of SCGI and Purchaser. The obligation of SCGI and Purchaser to effect the Equity Purchase and the SCGI Share Issuance are subject to the satisfaction of, or waiver by SCGI and Purchaser, on or prior to the Closing Date of the following additional conditions:

     (a) Representations, Warranties and Covenants of USRealty. The representations and warranties of USRealty contained in this Agreement shall be true and correct when made and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for such inaccuracies or breaches as would not, individually or in the aggregate, have a Holdings Material Adverse Effect, and also except for such inaccuracies or breaches as have arisen on the advice, recommendation or approval of the Operating Advisor, and the covenants and agreements of USRealty contained in this Agreement to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects, and SCGI shall have received at the Purchase and Sale Closing a certificate to the effect of the foregoing dated the Closing Date and validly executed by an executive officer of USRealty.

     (b) Financing. SCGI and/or its subsidiaries shall have received the proceeds of financing pursuant to the commitment letter set forth on and attached to Section 6.2(b) of the SCGI Disclosure Schedule on terms and conditions set forth therein (or (as modified in accordance with Section 5.2(c)) on such other terms and conditions, or involving such other financing sources, as SCGI shall determine in its discretion) in amounts sufficient to pay the Purchase Price Cash Amount.

     (c) Shares Cash Amount. The Shares Cash Amount shall not exceed US$200,000,000.

   Section 6.3. Additional Conditions to Obligations of USRealty. The obligation of USRealty to effect the Equity Purchase is subject to the satisfaction of, or waiver by USRealty, on or prior to the Closing Date of the following additional conditions:

     (a) Representations, Warranties and Covenants of SCGI and Purchaser. The representations and warranties of SCGI and Purchaser contained in this Agreement shall be true and correct when made and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for such inaccuracies or breaches as would not, individually or in the aggregate, have an SCGI Material Adverse Effect, and the covenants and agreements of SCGI contained in this Agreement to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects, and USRealty shall have received at the Purchase and Sale Closing a certificate to the effect of the foregoing dated the Closing Date and validly executed by an executive officer of SCGI and an executive officer of Purchaser.

                                  ARTICLE VII

                            Termination of Agreement

   Section 7.1. Termination. This Agreement may be terminated at any time prior to the Purchase and Sale Closing:

     (a) by mutual written consent of Purchaser and USRealty;

     (b) by either Purchaser or USRealty, if any Governmental Authority of competent jurisdiction shall have issued an injunction, restraining order or decree that restrains or prohibits the consummation of the Equity Purchase or the transactions contemplated by the Plan of Liquidation, and such injunction, restraining order or decree shall have become final and nonappealable;

     (c) by either Purchaser or USRealty, if the Purchase and Sale Closing has not occurred by the close of business on the Drop Dead Date, unless the failure of the Purchase and Sale Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein;

     (d) by either Purchaser or USRealty, if the SCGI Stockholders Approval shall not have been obtained at the SCGI Stockholders Meeting or the USRealty Stockholders Approval shall not have been obtained at the USRealty Stockholders Meeting; or

     (e) by Purchaser, if (i) the USRealty Stockholder Approval shall have been obtained at the USRealty Stockholders Meeting and (ii) the Shares Cash Amount exceeds US$200,000,000.

   Section 7.2. Procedure and Effect of Termination. (a) In the event of termination of this Agreement by either or both of Purchaser or USRealty pursuant to Section 7.1, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 7.2(b) and Section
8.6 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful breach of this Agreement (other than a breach of a representation, as to which no party shall be liable hereunder).

   (b) In the event that this Agreement is terminated pursuant to Section 7.1(c): (i) by Purchaser, if the failure of the Purchase and Sale Closing to occur by the Drop Dead Date shall be due to the failure of USRealty to perform or observe in all material respects its covenants and agreements set forth herein or (ii) by USRealty, if the failure of the Purchase and Sale Closing to occur by the Drop Dead Date shall be due to the failure of SCGI or Purchaser to perform or observe in all material respects their covenants and agreements set forth herein, the non-terminating party shall pay or cause to be paid to the terminating party, in same day funds, such terminating party's Expenses, upon demand. If this Agreement is terminated by any party on or after the Drop Dead Date and as of such date all conditions to the parties' obligations set forth in Article VI, other than (A) the condition set forth in Section 6.2(b), (B) the delivery at the Purchase and Sale Closing of the certificates referenced in
Section 6.2(a) and 6.3(a), and (C) any condition which has not been or cannot be satisfied as a result of the failure of SCGI or Purchaser to perform or observe in all material respects their covenants and agreements set forth herein, shall have been satisfied or waived, SCGI shall pay or cause to be paid to USRealty, in same day funds, USRealty's Expenses upon demand. For purposes of this Section 7.2(b), "Expenses" of a party means the documented out-of-pocket fees and expenses incurred or paid by or on behalf of USRealty or Holdings, in the case of Expenses of USRealty, or Purchaser or SCGI, in the case of Expenses of Purchaser, in connection with the Equity Purchase or the other transactions contemplated by this Agreement (including fees and expenses of counsel, commercial banks, investment banking firms and accountants), but in any event not to exceed US$2,100,000.

                                  ARTICLE VIII

                                 Miscellaneous

   Section 8.1. Non-Survival of Representations, Warranties and
Agreements. None of the representations, warranties, covenants and other agreements herein or in any instrument delivered pursuant hereto, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Purchase and Sale Closing and the Liquidation Closing, and thereafter there shall be no liability on the part of any of the parties or any of their respective officers, directors or stockholders in respect thereof, except for (a) the covenants of USRealty contained in Sections 2.1 and 2.2 (to the extent not performed at the Purchase and Sale Closing or the Liquidation Closing), (b) those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Purchase and Sale Closing or the Liquidation Closing, which shall survive the Purchase and Sale Closing and the Liquidation Closing until fully satisfied, and (c) the provisions of this
Article VIII.

   Section 8.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

   Section 8.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to principles of conflict of laws; provided, however, that the parties agree that all questions of Luxembourg corporate or securities law and the interpretation thereof (including questions relating to the legal and regulatory duties of the directors of USRealty) shall be governed by the laws of the Grand Duchy of Luxembourg.

   Section 8.4. Jurisdiction; Waiver of Trial by Jury. The parties hereby consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York and any of the courts of the state of New York in any dispute arising under this Agreement and agree further that service of process or notice in any such action, suit or proceeding shall be effective if in writing and delivered in person or sent as provided in Section 8.7. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR IN CONNECTION HEREWITH IS HEREBY WAIVED.

   Section 8.5. Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer and shall not confer upon any Person not a party hereto any rights or remedies hereunder.

   Section 8.6. Expenses. Except as otherwise set forth in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

   Section 8.7. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to USRealty shall be addressed to:

    Security Capital U.S. Realty
    25b, boulevard Royal
    L-2449 Luxembourg
    Attention: Managing Director
    Facsimile Number: 011-352-46-37-56-5555
  with a copy to:

    King & Spalding
    1100 Louisiana
    Houston, Texas 77002-3200
    Attention: Randolph C. Coley, Esq.
    Facsimile Number: (713) 751-3280

  and

    Arendt & Medernach
    8-10 Rue Mathias Hardt
    Boite Postale 39
    Luxembourg L-2010
    Luxembourg
    Attention: Claude Niedner, Esq.
     Facsimile Number: 011-352-40-78-04

  and

     Mayer, Brown & Platt
    190 South LaSalle Street
    Chicago, Illinois 60603
    Attention: Edward J. Schneidman, Esq.
    Facsimile Number: (312) 701-7711

or at such other address and to the attention of such other person as USRealty may designate by written notice to SCGI. Notices to SCGI or Purchaser shall be addressed to:

    Security Capital Group Incorporated
    125 Lincoln Avenue
    Santa Fe, New Mexico 87501
    Attention: Jeffrey A. Klopf, Esq.
    Facsimile Number: (505) 988-8920

   with a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attention: Adam O. Emmerich, Esq.
    Facsimile Number: (212) 403-2000

or at such other address and to the attention of such other person as SCGI may designate by written notice to USRealty.

   Section 8.8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto.

   Section 8.9. Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

   Section 8.10. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

   Section 8.11. Severability. In the event that this Agreement, or any of its provisions, or the performance of any provision, is found to be illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this Agreement as shall be found to be illegal or unenforceable under the applicable laws or regulations without affecting the validity of the remaining provisions of the Agreement; provided that (i) the remaining provisions of the Agreement shall in their totality constitute a commercially reasonable agreement, and (ii) should any method of termination of this Agreement or a portion thereof be found to be illegal or unenforceable, such method shall be reformed to comply with the requirements of applicable law so as, to the greatest extent possible, to allow termination by that method. Nothing herein shall be construed as a waiver of any party's right to challenge the validity of such law.

   Section 8.12. Interpretation; Absence of Presumption. (a) For the purposes hereof, (1) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (2) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified, (3) references to the "transactions contemplated hereby" or "transactions contemplated by this Agreement" shall include the transactions contemplated by the Equity Purchase and Plan of Liquidation, (4) the word "including" and words of similar import when used in this Agreement shall mean "including without limitation" unless the context otherwise requires or unless otherwise specified, (5) the word "or" shall not be exclusive, (6) provisions shall apply, when appropriate, to successive events and transactions, (7) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified and (8) references to a "business day" shall be deemed to be references to any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City are authorized or required by law to remain closed.

   (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

   IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

                                          SECURITY CAPITAL GROUP INCORPORATED

                                                 /s/ C. Ronald Blankenship
                                          By: _________________________________
                                             Name: C. Ronald Blankenship
                                             Title:Vice Chairman and Chief
                                                  Operating Officer

                                          SC REALTY INCORPORATED

                                                   /s/ Jeffrey A. Klopf
                                          By: _________________________________
                                             Name: Jeffrey A. Klopf
                                             Title:Secretary

                                          SECURITY CAPITAL U.S. REALTY

                                                       /s/ C. Kremer
                                          By: _________________________________
                                             Name: C. Kremer
                                             Title:Director

                                                              EXHIBIT A TO
                                                           TRANSACTION AGREEMENT

                              PLAN OF LIQUIDATION

   Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Transaction Agreement, dated as of September 26, 2000, by and among Security Capital Group Incorporated, SC Realty Incorporated and Security Capital U.S. Realty (the "Agreement").

LIQUIDATING DISTRIBUTION TO USREALTY STOCKHOLDERS.

   1. In the liquidation, each holder of USRealty Shares will receive (a) in respect of such holder's Cash USRealty Shares, an amount in cash equal to the number of Cash USRealty Shares held by such holder multiplied by the Per Share Cash Amount and (b) in respect of such holder's Participating USRealty Shares
(x) a number of full SCGI Shares equal to the product of the number of Participating USRealty Shares held by such holder multiplied by the Exchange Ratio, rounded down to the next whole number, and (y) cash in lieu of any fractional share in an amount as set forth in Paragraph (2) below.

   2. No fractional SCGI Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be distributed in the liquidation. In lieu of any such fractional share, each holder of Participating USRealty Shares who would otherwise have been entitled to a fraction of an SCGI Share will receive in the liquidation cash in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Liquidator, on behalf of all such holders, of the aggregate fractional SCGI Shares that would otherwise have been distributed pursuant to clause (a) of Paragraph 1 above, but for the rounding down to a whole number of SCGI Shares. Promptly following the Liquidation Closing, the Liquidator shall determine the excess of (a) the number of Purchase Price Shares over (b) the total number of full SCGI Shares to be distributed by the Liquidator to holders of Participating USRealty Shares (such excess being herein called the "Excess Shares"), and the Liquidator shall sell the Excess Shares at the prevailing prices on the NYSE. Such sale of Excess Shares by the Liquidator shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. SCGI shall pay all commissions, transfer taxes and other out-of-pocket transaction costs incurred in connection with such sale of Excess Shares. As soon as practicable after the determination of the amount of cash to be paid to holders of Participating USRealty Shares in lieu of any fractional share interests, the Liquidator shall distribute in accordance with this Plan of Liquidation such amounts to such holders of Participating USRealty Shares. For purposes of determining the number of full SCGI Shares to be distributed to any holder of Participating USRealty Shares and the fractional share, if any, in lieu of which such holder shall receive cash, all Participating USRealty Shares held by such holder shall be aggregated, and in no event shall any such holder receive an amount of cash in respect of more than one SCGI Share.

   3. The Liquidator shall be entitled to deduct and withhold from the cash otherwise distributed pursuant to this Plan of Liquidation to any holder of USRealty Shares such amounts as the Liquidator is required to deduct and withhold with respect to the making of such distribution under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Liquidator, such withheld amounts shall be treated for all purposes as having been distributed to the holder of the USRealty Shares in respect of which such deduction and withholding was made by the Liquidator.

   4. The Liquidator and/or USRealty may engage and authorize USRealty's transfer agent, or such other bank trust company designated by the Liquidator and reasonably satisfactory to USRealty (the "Distribution Agent"), to assist in the distribution of the SCGI Shares and cash to holders of USRealty Shares in accordance with the Agreement and this Plan of Liquidation. Following the Purchase and Sale Closing, USRealty shall, promptly upon receipt of instructions from the Liquidator, deposit such SCGI Shares and cash with the Distribution Agent.

                                                                      APPENDIX B
[Form of opinion of Merrill Lynch]

                                                              September 26, 2000

Special Committee of the Board of Directors
Security Capital U.S. Realty
25b boulevard Royal
L-2449 Luxembourg

Members of the Special Committee of the Board of Directors:

   Security Capital U.S. Realty (the "Company"), Security Capital Group Incorporated (the "Acquiror") and SC Realty Incorporated, a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into a Transaction Agreement (the "Agreement") pursuant to which the Acquisition Sub will purchase assets from the Company (the "Purchase") and the Company will be liquidated (the "Liquidation" and, together with the Purchase, the "Transactions"). Pursuant to the Transactions, each outstanding share of the Company's common stock, par value $4 per share (the "Company Shares"), other than shares held by the Acquiror and its affiliates, will be entitled to receive 1.15 shares of the Class B common stock of the Acquiror, par value
$.01 per share (the "Acquiror Shares"), or an amount of cash equal to the market value of 1.15 Acquiror Shares, determined as specified in the Agreement.

   You have asked us whether, in our opinion, the consideration to be received by stockholders of the Company, other than the Acquiror and its affiliates, pursuant to the Transactions is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates.

   In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror expected to result from the Transactions furnished to us by the Company and the Acquiror;

     (3) Conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Transactions;

     (4) Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (6) Compared the proposed financial terms of the Transactions with the financial terms of certain other transactions that we deemed to be relevant;

     (7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

     (8) Reviewed the potential pro forma impact of the Transactions;

     (9) Reviewed the Agreement; and

     (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, real estate, market and monetary conditions.

   In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or any direct or indirect subsidiary of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be.

   Our opinion is necessarily based upon market, real estate, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transactions.

   In connection with the preparation of this opinion, we have not been authorized by the Company or the Special Committee of the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. In addition, although we have considered the possible liquidation of the Company, the Acquiror is in a position to block such liquidation and we have been advised and have assumed that the Acquiror would not permit the liquidation of all or any portion of the Company nor would it consider any transaction other than the Transactions.

   We are acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transactions and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transactions. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   This opinion is solely for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transactions and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Transactions or any matter related thereto. We are not expressing any opinion herein as to the prices at which the Company Shares or the Acquiror Shares will trade following the announcement or consummation of the Transactions.

   On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by stockholders of the Company, other than the Acquiror and its affiliates, pursuant to the Transactions is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates.

                                 Very truly yours,

                                 Merrill Lynch, Pierce, Fenner & Smith
                                 Incorporated

                                                                      APPENDIX C

[FORM OF OPINION OF GOLDMAN, SACHS & CO.]

September 26, 2000

Board of Directors
Security Capital Group Incorporated
125 Lincoln Avenue
Santa Fe, NM 87501

Gentlemen:

   You have requested our opinion as to the fairness from a financial point of view to Security Capital Group Incorporated (the "Company") of the consideration, consisting of the Purchase Price Shares and the Purchase Price Cash Amount (each as defined below), to be paid by the Company pursuant to the Transaction Agreement, dated as of September 26, 2000, by and among the Company, SC Realty Incorporated, an indirect wholly owned subsidiary of the Company, and Security Capital U.S. Realty ("US Realty") (the "Transaction Agreement"). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

   Pursuant to the terms of the Transaction Agreement, in exchange for (i) all of the outstanding equity interests of Security Capital Holdings S.A. ("Holdings"), except one share of common stock which is indirectly wholly owned by the Company, and (ii) all of the Advance Agreement Interests and any cash on hand at US Realty, the Company is to deliver to US Realty (1) a number of shares (the "Purchase Price Shares") of Class B Common Stock, par value $.0l per share (the "Company Common Stock"), of the Company equal to the product of
(x) 1.15 multiplied by (y)(A) the number of shares of common stock, par value $4.00 per share (the "US Realty Common Stock"), of US Realty then outstanding less (B) the number of shares of US Realty Common Stock in respect of which the holders thereof duly request to receive the Per Share Cash Amount (as defined below) (each such share, a "Cash US Realty Share") and (2) an amount of cash (the "Purchase Price Cash Amount") equal to (x) the Notes Payoff Amount plus
(y) the product of (A) the Per Share Cash Amount multiplied by (B) the number of Cash US Realty Shares (this product, the "Shares Cash Amount"). The "Per Share Cash Amount" will equal the product of (x) 1.15 multiplied by (y) the average of the high and low sales prices of the Company Common Stock during the regular trading sessions on the New York Stock Exchange for each of the 15 full trading days immediately preceding (but not including) the date that is five business days prior to the date of the US Realty Stockholders Meeting. Following this exchange, US Realty is to distribute the Notes Payoff Amount, the Purchase Price Shares and the Shares Cash Amount in accordance with the Transaction Agreement and the Plan of Liquidation. We understand that it is a condition to the Company's obligation to consummate the transactions contemplated by the Transaction Agreement that the Shares Cash Amount not exceed $200 million. We also understand that the Company holds approximately 40.6% of the outstanding shares of US Realty Common Stock and, pursuant to an advisory agreement, a wholly owned subsidiary of the Company manages US Realty.

   Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as (i) co-manager for the Company's initial public offering of 22,569,710 shares of Company Common Stock in September 1997, (ii) co-manager of the Company's offering in June 1998 of 6.95% Notes due 2005 in the aggregate principal amount of $200 million, 7.15% Notes due 2007 in the aggregate principal amount of $100 million and 6.70% Notes due 2028 in the aggregate principal amount of $200 million, (iii) a named dealer with respect to the Company's medium term note program in the aggregate principal amount of $200 million and (iv) financial advisor to the Company in connection with its merger with an affiliate in August 1994; and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Transaction Agreement. We also have provided certain investment banking services to US Realty from time to time, including having acted as (i) lead manager of US Realty's initial public offering of 22,244,420 shares of US Realty Common Stock in June 1996, (ii) lead manager of US Realty's offering of 16,233,800 shares of US Realty Common Stock in November 1996, (iii) joint lead manager of US Realty's offering of 11,808,367 shares of US Realty Common Stock in December 1997 and (iv) lead manager of US Realty's offering of 2.0% Notes due May 2003 in the aggregate face amount of $450 million in May 1998. In addition, the Company and an affiliate of Goldman, Sachs & Co. invested in a joint venture entity formed for the purposes of acquiring and owning hotel properties. The Company sold its investment back to that entity in June 1999. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or US Realty for its own account and for the accounts of customers.

   In connection with this opinion, we have reviewed, among other things, the Transaction Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 1999; Annual Reports to Shareholders of US Realty for the three years ended December 31, 1999 and the Annual Report on Form 20-F of US Realty for the year ended December 31, 1999; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain interim reports to shareholders and Reports on Form 6-K of US Realty; certain other communications from the Company and US Realty to their stockholders and shareholders, respectively; and certain internal financial analyses and forecasts for the Company and US Realty prepared by the Company's management, including certain forecasts prepared by the Company's management on a pro forma basis that reflect certain cost savings, operating synergies and other transaction-related adjustments projected by the management of the Company to result from the transactions contemplated by the Transaction Agreement (the "Pro Forma Forecasts"). We also have held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the Transaction Agreement and the past and current business operations, financial condition and future prospects of the Company and US Realty. In addition, we have reviewed the reported price and trading activity for the Company's equity securities, the US Realty Common Stock and the US Realty American Depositary Shares, compared certain financial and stock market information for the Company and US Realty with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the real estate industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

   We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the financial forecasts prepared by management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company, and that the Pro Forma Forecasts will be realized in the amounts and time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or US Realty or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the Transaction Agreement will be obtained without any adverse effect on the Company or US Realty or on the contemplated benefits of the transactions contemplated by the Transaction Agreement. With your consent, we have relied upon the advice the Company has received from its legal counsel and tax advisors as to all legal and tax matters in connection with the transactions contemplated by the Transaction Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the

Transaction Agreement and our opinion does not constitute a recommendation as to how any holder of voting stock of the Company should vote with respect to such transactions.

   Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the consideration (consisting of the Purchase Price Shares and Purchase Price Cash Amount) to be paid by the Company pursuant to the Transaction Agreement is fair from a financial point of view to the Company.

                                          Very truly yours,

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Article EIGHTH of the Registrant's Charter provides as follows with respect to the indemnification of directors and officers of the Registrant:

  "The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) and (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

   Article NINTH of the Registrant's Charter provides as follows with respect to limitation of liability of its directors and officers:

  "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a Maryland corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article NINTH, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article NINTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

   Article XIII of the Registrant's Bylaws provides as follows with respect to indemnification of its directors and officers and advances for expenses:

  "To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or
  (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

  "Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or charter of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

   Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by Maryland law.

   Maryland law requires a corporation (unless its charter requires otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director of officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

   As permitted under Maryland law, the Registrant has entered into indemnity agreements with each of its officers and directors which provide for reimbursement of all expenses and liabilities of that officer or director, arising out of any lawsuit or claim against that officer or director due to the fact that he or she was or is serving as an officer or director, except for liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or (c) relating to judicially determined criminal violations.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits.

     See Exhibit Index.

ITEM 22. UNDERTAKINGS

   (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (e) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe, State of New Mexico, on October 13, 2000.

                                                          /s/ C. Ronald Blankenship
                                                 By: _______________________________________
                                                            C. RONALD BLANKENSHIP
                                                  VICE CHAIRMAN AND CHIEF OPERATING OFFICER

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey A. Klopf and Paul E. Szurek, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                            TITLE                  DATE
                 ---------                            -----                  ----

          /s/ William D. Sanders            Chairman, Director and     October 13, 2000
___________________________________________  Chief Executive Officer
            WILLIAM D. SANDERS               (Principal Executive
                                             Officer)

            /s/ Paul E. Szurek              Chief Financial Officer    October 13, 2000
___________________________________________  (Principal Financial
              PAUL E. SZUREK                 Officer)

            /s/ James C. Swaim              Principal Accounting       October 13, 2000
___________________________________________  Officer, Senior Vice
              JAMES C. SWAIM                 President

         /s/ C. Ronald Blankenship          Director, Vice Chairman    October 13, 2000
___________________________________________
           C. RONALD BLANKENSHIP

           /s/ Samuel W. Bodman             Director                   October 13, 2000
___________________________________________
             SAMUEL W. BODMAN

            /s/ Hermann Buerger             Director                   October 13, 2000
___________________________________________
              HERMANN BUERGER

          /s/ John P. Frazee, Jr.           Director                   October 13, 2000
___________________________________________
            JOHN P. FRAZEE, JR.

                 SIGNATURE                            TITLE                  DATE
                 ---------                            -----                  ----

        /s/ Cyrus F. Freidheim, Jr.         Director                   October 13, 2000
___________________________________________
          CYRUS F. FREIDHEIM, JR.

          /s/ H. Laurance Fuller            Director                   October 13, 2000
___________________________________________
            H. LAURANCE FULLER

              /s/ Ray L. Hunt               Director                   October 13, 2000
___________________________________________
                RAY L. HUNT

          /s/ John T. Kelley, III           Director                   October 13, 2000
___________________________________________
            JOHN T. KELLEY, III

           /s/ Peter S. Willmott            Director                   October 13, 2000
___________________________________________
             PETER S. WILLMOTT

                                 EXHIBIT INDEX

  2.1 Transaction Agreement, dated as of September 26, 2000, by and among Security Capital Group, SC Realty Incorporated and Security Capital U.S.
      Realty (included as Appendix A to the joint proxy statement/prospectus forming a part of this registration statement).


  4.1 Security Capital Articles of Amendment and Restatement (incorporated by reference to Exhibit 4.1 to Security Capital's registration statement on Form S-1 (File No. 333-26037)).


  4.2 Security Capital Articles Supplementary--Series B Cumulative Convertible
      Redeemable Voting Preferred Stock (incorporated by reference to Exhibit 3 to Security Capital's Quarterly Report on Form10-Q for the quarterly period ended March 31, 1998).

  4.3 Security Capital Articles Supplementary relating to the reclassification of 4,595,988 shares of Class B common stock.

  4.4 Security Capital Amended and Restated Bylaws (incorporated by reference to Exhibit 4.2 to Security Capital's Registration Statement on Form S-11
      (File No. 333-26037)).

  4.5 Bylaw Amendments (incorporated by reference to Exhibit 3.1 to Security
      Capital's Current Report on Form 8-K, dated December 10, 1998).

  4.6 Bylaw Amendments (incorporated by reference to Exhibit 3.1 to Security
      Capital's Current Report on Form 8-K, dated December 1, 1999).

  4.7 Rights Agreement, dated as of April 21, 1997, between Security Capital and The First National Bank of Boston, as Rights Agent, including form of
      Rights Certificate (incorporated by reference to Exhibit 4.1 to Security
      Capital's Quarterly Report on Form 10-Q for the quarterly period ended
      September 30, 1997).

  4.8 Form of stock certificate for shares of Class B common stock of Security
      Capital (incorporated by reference to Exhibit 4.5 to Security Capital's
      Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-
      26037)).

  5.1 Form of Opinion of Jeffrey A. Klopf with respect to the legality of the securities being registered hereunder (including consent).
  8.1 Form of Opinion of Wachtell, Lipton, Rosen & Katz regarding the federal income tax consequences of the transaction.


  8.2 Form of Opinion of Bonn & Schmitt & Steichen with respect to certain
      Luxembourg tax matters.*


  8.3 Opinion of Arthur Andersen with respect to certain German tax matters.


 10.1 Stockholders Agreement, dated as of April 30, 1996, by and among Carr
      Realty Corporation, Carr Realty, L.P., Security Capital Holdings S.A. and
      Security Capital U.S. Realty (incorporated by reference to Exhibit 2.2 to
      Amendment No. 1 to Schedule 13D with respect to the common stock of CarrAmerica Realty Corporation filed by Security Capital U.S. Realty and
      Security Capital Holdings S.A. on May 7, 1996).


 10.2 Letter Agreement, dated July 28, 2000, among CarrAmerica Realty
      Corporation, Carr Realty, L.P., Security Capital U.S. Realty and Security
      Capital Holdings S.A. (incorporated by reference to Exhibit 12 to
      Amendment No. 13 to Schedule 13D with respect to the common stock of CarrAmerica Realty Corporation filed by Security Capital U.S. Realty and
      Security Capital Holdings S.A. on August 4, 2000).


 10.3 Letter Agreement, dated July 28, 2000, among Security Capital Group
      Incorporated, CarrAmerica Realty Corporation and Carr Realty, L.P.
      (incorporated by reference to Exhibit 14.2 to Amendment No. 14 to
      Schedule 13D with respect to the common stock of CarrAmerica Realty
      Corporation filed by Security Capital U.S. Realty and Security Capital
      Holdings S.A. on September 27, 2000).

 10.4  Stockholders Agreement, dated July 10, 1996, by and among Regency Realty
       Corporation, Security Capital Holdings S.A., Security Capital U.S.
       Realty and The Regency Group, Inc. (incorporated by reference to Exhibit
       2.1 to Amendment No. 1 to Schedule 13D with respect to the common stock of Regency Realty Corporation filed by Security Capital U.S. Realty and
       Security Capital Holdings S.A. on July 15, 1996).


 10.5  Amendment No. 1 to Stockholders Agreement, dated as of February 10,
       1997, by and among Regency Realty Corporation, Security Capital Holdings
       S.A. and Security Capital U.S. Realty (incorporated by reference to
       Exhibit 2.1A to Amendment No. 2 to Schedule 13D with respect to the common stock of Regency Realty Corporation filed by Security Capital
       U.S. Realty and Security Capital Holdings S.A. on July 2, 1997).


 10.6 Amendment No. 2 to Stockholders Agreement, dated as of December 4, 1997, by and among Regency Realty Corporation, Security Capital Holdings S.A.
       and Security Capital U.S. Realty (incorporated by reference to Exhibit
       6.2 to Amendment No. 6 to Schedule 13D with respect to the common stock of Regency Realty Corporation filed by Security Capital U.S. Realty and
       Security Capital Holdings S.A. on December 11, 1997).


 10.7 Amendment No. 3 to Stockholders Agreement dated as of September 23, 1998 between Regency Realty Corporation, Security Capital U.S. Realty and
       Security Capital Holdings S.A. (incorporated by reference to Exhibit 8.2 to Amendment No. 8 to Schedule 13D with respect to the common stock of Regency Realty Corporation filed by Security Capital U.S. Realty and
       Security Capital Holdings S.A. on October 2, 1998).


 10.8  Letter Agreement, dated June 14, 2000, between Security Capital Group
       Incorporated and Regency Realty Corporation (incorporated by reference to Exhibit 10.2 to Amendment No. 10 to Schedule 13D with respect to the common stock of Regency Realty Corporation filed by Security Capital
       U.S. Realty and Security Capital Holdings S.A. et al. on September 27,
       2000).


 10.9  Strategic Alliance Agreement, dated March 19, 1996, by and among Storage
       USA, Inc., SUSA Partnership, L.P., Security Capital Holdings S.A. and
       Security Capital U.S. Realty. (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to Schedule 13D with respect to the common stock of Storage USA, Inc. filed by Security Capital U.S. Realty and Security
       Capital Holdings S.A. on March 21, 1996).


 10.10 Amendment No. 1 to Strategic Alliance Agreement, dated as of June 14,
       1996, by and among Storage USA, Inc., SUSA Partnership, L.P., Storage
       USA Trust, Security Capital U.S. Realty and Security Capital Holdings
       S.A. (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement on Form S-3 of Storage USA, Inc. (File No.
       333-4556) filed August 27, 1996).


 10.11 Second Amendment to Strategic Alliance Agreement, dated as of November
       20, 1997, by and among Storage USA, Inc., SUSA Partnership, L.P.,
       Security Capital U.S. Realty and Security Capital Holdings S.A.
       (incorporated by reference to Exhibit 8 to Amendment No. 8 to Schedule
       13D with respect to the common stock of Storage USA, Inc. filed by Security Capital U.S. Realty and Security Capital Holdings S.A. on
       December 4, 1997).


 10.12 Letter Agreement, dated July 7, 2000, between Security Capital Group
       Incorporated and Storage USA, Inc. (incorporated by reference to Exhibit
       11to Amendment No. 11 to Schedule 13D with respect to the common stock of Storage USA, Inc. filed by Security Capital U.S. Realty and Security
       Capital Holdings S.A. on September 27, 2000).


 15.1 Letter from Arthur Andersen LLP, dated October 9, 2000, regarding unaudited financial statements.


 23.1  Consent of Arthur Andersen LLP.


 23.2  Consent of KPMG LLP.


 23.3  Consent of KPMG.

 23.4  Consent of KPMG LLP.


 23.5  Consent of PricewaterhouseCoopers S.a.r.l.


 23.6  Consent of PricewaterhouseCoopers S.a.r.l.


 23.7  Consent of PricewaterhouseCoopers LLP.


 23.8  Consent of PricewaterhouseCoopers LLP.


 23.9  Consent of PricewaterhouseCoopers LLP.


 23.10 Consent of KPMG LLP.


 23.11 Consent of KPMG LLP.


 23.12 Consent of PricewaterhouseCoopers LLP.


 23.13 Consent of Jeffrey A. Klopf (included in Exhibit 5.1).


 23.14 Consent of Bonn & Schmitt & Steichen (included in Exhibit 8.2).


 23.15 Consent of Arthur Andersen (included in Exhibit 8.3).


 23.16 Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)


 24.1  Powers of Attorney (included in signature page hereto).


 99.1  Form of Consent of Goldman, Sachs & Co.


 99.2  Form of Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.


 99.3  Form of Proxy Card for Security Capital Group Incorporated shareholders.


 99.4  Form of Proxy Card for Security Capital U.S. Realty shareholders.

--------
* To be filed by Amendment